As filed with the Securities and Exchange Commission on June ___, 1997
                                                     Registration No. 333-24743

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C., 20549

                         --------------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                         THE SECURITIES ACT OF 1933

                         --------------------------

                               AEROCENTURY CORP.
                          (Formerly "AeroMax, Inc.")
            (Exact name of Registrant as specified in its charter)

            DELAWARE                              7394                                94-3263974
(State or other jurisdiction of          (Primary Standard Industrial              (I.R.S. Employer
incorporation or organization)            Classification Code Number)            Identification Number)


  1440 CHAPIN AVENUE, SUITE 310, BURLINGAME, CALIFORNIA 94010, (415)-696-3900
    (Address, including ZIP code, and telephone number, including area code of registrant's principal executive office)

                         --------------------------

                           NEAL D. CRISPIN, PRESIDENT
                              AEROCENTURY CORP.
  1440 CHAPIN AVENUE, SUITE 310, BURLINGAME, CALIFORNIA 94010, (415)-696-3900 (Name, address, including ZIP code and telephone number, including area code of agent for service)

                                with a copy to:
                             JAMES E. TOPINKA, ESQ.
                               GRAHAM & JAMES LLP
 ONE MARITIME PLAZA, SUITE 300, SAN FRANCISCO, CALIFORNIA 94111, (415)-954-0200

         Approximate date of proposed sale of securities to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [ ]


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                            CROSS REFERENCE SHEET

             ITEM OF S-4                                 CAPTION IN PROSPECTUS
             -----------                                 ---------------------

A.  INFORMATION ABOUT THE TRANSACTION

    1.   Forepart of Registration Statement and          Facing page of Registration Statement; Outside Front
         Outside Front Cover Page of Prospectus          Cover Page of Prospectus

    2.   Inside Front and Outside Back Cover Pages of    AVAILABLE INFORMATION; TABLE OF CONTENTS; Inside
         Prospectus                                      Front Cover Page of Prospectus

    3.   Risk Factors, Ratio of Earnings to Fixed        VOTING PROCEDURES; SUMMARY; RISK FACTORS; CONFLICTS
         Charges and Other Information;                  OF INTEREST; PRO FORMA FINANCIAL INFORMATION;
                                                         MANAGEMENT OF LIMITED PARTNERSHIP AND CORPORATE
                                                         STRUCTURE; FEDERAL INCOME TAX CONSIDERATIONS;
                                                         SECONDARY MARKET AND OWNERSHIP OF PARTNERSHIP UNITS

    4.   Terms of the Transaction                        SUMMARY; BACKGROUND AND REASONS FOR THE
                                                         CONSOLIDATION; BENEFITS OF THE CONSOLIDATION; THE
                                                         CONSOLIDATION; COMPARISON OF LIMITED PARTNERSHIP AND
                                                         CORPORATE STRUCTURE; FEDERAL INCOME TAX
                                                         CONSIDERATIONS; REPORTS, APPRAISALS AND OPINIONS;
                                                         DESCRIPTION OF COMMON STOCK

    5.   Pro Forma Financial Information                 PRO FORMA FINANCIAL INFORMATION

    6.   Material Contracts with Company Being           THE CONSOLIDATION; MANAGEMENT OF THE COMPANY
         Acquired

    7.   Additional Information Required for             Not Applicable
         Reoffering by Persons and Parties Deemed to
         be Underwriters

    8.   Interest of Named Experts and Counsel           Not Applicable

    9.   Disclosure of Commission Position on            Not Applicable
         Indemnification for Securities Act
         Liabilities

B.  INFORMATION ABOUT THE REGISTRANT

    10.  Information with Respect to S-3 Registrants     Not Applicable

    11.  Incorporation of Certain Information by         Not Applicable
         Reference

    12.  Information with Respect to S-2 or S-3          Not Applicable
         Registrations

    13.  Incorporation of Certain Information by         Not Applicable
         Reference

    14.  Information with Respect to Registrants         THE COMPANY; THE CONSOLIDATION; PROPERTIES OF THE
         Other than S-3 or S-2 Registrants               PARTNERSHIPS

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

    15.  Information with Respect to S-3 Companies       Not Applicable

    16.  Information with Respect to S-2 or S-3          Not Applicable
         Companies

    17.  Information with Respect to Companies other     BACKGROUND AND REASONS FOR THE CONSOLIDATION; THE
         than S-3 or S-2 Companies                       CONSOLIDATION -- Exchange Value and Allocation of
                                                         Shares; SELECTED FINANCIAL INFORMATION REGARDING THE
                                                         PARTNERSHIPS; PROPERTIES OF THE PARTNERSHIPS


D.  VOTING AND MANAGEMENT INFORMATION

    18.  Information if Proxies, Consents or             AVAILABLE INFORMATION; SUMMARY; THE CONSOLIDATION --
         Authorizations are to be Solicited              Vote Required for Approval of the Consolidation;
                                                         VOTING PROCEDURES; MANAGEMENT OF THE COMPANY;
                                                         CONFLICTS OF INTEREST; DISSENTERS' RIGHTS

    19.  Information if Proxies, Consents or             Not Applicable
         Authorizations are not to be Solicited or in
         an Exchange Offer

                             SUBJECT TO COMPLETION
             PRELIMINARY PROSPECTUS/CONSENT SOLICITATION STATEMENT
                               AEROCENTURY CORP.

                        1,464,951 SHARES OF COMMON STOCK


         As described in this Prospectus/Consent Solicitation Statement (this "Prospectus"), CMA Capital Group, Inc. (the "Corporate General Partner"), as corporate general partner, and Neal D. Crispin and Richard D. Koehler, Jr., (collectively, "Individual General Partners"), as individual general partners (all three general partners collectively referred to herein as the "General Partner" of JetFleet Aircraft, L.P. ("JetFleet I") and JetFleet Aircraft II, L.P. ("JetFleet II") (collectively, the "Partnerships") are proposing a consolidation by merger (the "Consolidation") of JetFleet I and JetFleet II, with and into AeroCentury Corp., a newly organized Delaware corporation (the "Company"). Upon completion of the Consolidation, these participating Partnerships ("Participating Partnerships") will merge with and into the Company, the limited partner investors ("Investors") of the Participating Partnerships will have the right to receive Common Stock of the Company ("Common Stock"), and the Company will continue in the aircraft leasing business and will use debt and equity financing to acquire additional aircraft assets on lease.

The Company has applied to have the Common Stock listed as "____________" on the American Stock Exchange ("AMEX"), subject to official notice of issuance. It is anticipated that the Consolidation will occur on or about July 1, 1997.

An Investor who votes "YES" on the enclosed consent card (the "Consent Card") will have the right to receive Common Stock of the Company, if the majority of Investors in the Partnership approves the Consolidation and such Partnership and the Company consummate the Consolidation. Upon completion of the Consolidation, JetFleet I and JetFleet II will receive 134,987 and 1,262,171 shares of Common Stock, respectively, and the Investors will receive the number of shares of Common Stock equal to the product, of the number of limited partnership interests (the "Units") owned by the individual Investor multiplied by .455931 or 1.819989 (the "Conversion Ratios") respectively, rounded to the nearest whole number. The Corporate General Partner will receive 1,364 and 66,429 shares of Common Stock, respectively, for its interest in the JetFleet I and JetFleet II. The Individual General Partners will not receive any Shares for their general partnership interests.

         A "YES" vote will also constitute approval of the following: the Consolidation and the authorization of the General Partner to perform certain obligations in connection with the Consolidation; termination of the partnership; and in the case of JetFleet II, a waiver of the resale fee provisions. See "CONSOLIDATION -- Amendment To Partnership Agreements." For JetFleet II Investors only, a "YES" vote will also constitute approval to amend the JetFleet II Partnership Agreement to change the persons entitled to dissenters' rights. The Partnership Agreement provides that any person who votes "NO" on the Consolidation is entitled to dissenters' rights. To make the dissenters' rights provisions consistent with California law, dissenters' rights will be available to any Investor that does not vote "YES" on the Consolidation.

         An Investor who abstains from voting, fails to return the Consent Card, or votes "NO" will receive Shares of Common Stock if (i) the majority of Investors in the Partnership approve the Consolidation and (ii) all other conditions for the consummation of the Consolidation of the Partnership and the Company are satisfied, unless he or she exercises dissenters' rights. See "DISSENTERS' RIGHTS." If a majority of the Investors of JetFleet II approve the Consolidation, but a majority of the Investors in JetFleet I do not approve the Consolidation, the Consolidation may still be consummated between the Company and JetFleet II only because the asset size of JetFleet II alone (approximately 88% of the combined value of the Partnerships) could still permit the Company to operate according to its business plans. In determining whether to proceed with a Consolidation with JetFleet II only, the Company will determine whether the number of dissenting Investors, the number of Participating Investors and the asset base of JetFleet II alone will provide a sufficient basis for the Company to meet its objectives and satisfy all the conditions for the Consolidation set forth in the Merger
Agreement.   If a majority of the Investors in JetFleet II do not approve the
Consolidation, the Consolidation will not occur. JetFleet II Investors will not be permitted to condition their approval of the Consolidation upon the Participation of JetFleet I.


         THIS PROSPECTUS DESCRIBES THE RISKS AND BENEFITS OF THE CONSOLIDATION. FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH INVESTORS SHOULD CONSIDER BEFORE VOTING FOR OR AGAINST THE CONSOLIDATION, SEE "RISK FACTORS" BEGINNING ON PAGE 10.


THE GENERAL PARTNER REQUESTS THAT EACH INVESTOR COMPLETE AND SIGN THE ENCLOSED CONSENT CARD. Capitalized terms used herein have the meanings set forth in the "GLOSSARY OF TERMS." THE GENERAL PARTNER STRONGLY RECOMMENDS THAT ALL INVESTORS VOTE "YES" IN FAVOR OF THE CONSOLIDATION.

The principal risks and other adverse factors of the Consolidation are:


NO INDEPENDENT PARTY HAS DETERMINED THE FAIRNESS OF THE CONSOLIDATION.

THE GENERAL PARTNER AND ITS AFFILIATES, TOGETHER, HAVE PURCHASED, WILL HAVE THE RIGHT TO PURCHASE AND WILL RECEIVE SHARES OF COMMON STOCK, AND WILL BE COMPENSATED BY THE COMPANY, PURSUANT TO NEGOTIATIONS WHICH WERE NOT AT ARM'S LENGTH, CREATING AN INHERENT CONFLICT OF INTEREST IN THE STRUCTURING OF THE CONSOLIDATION.


THE INVESTORS' RIGHTS AS STOCKHOLDERS OF THE COMPANY WILL DIFFER SUBSTANTIALLY FROM THEIR RIGHTS AS LIMITED PARTNERS IN THE PARTNERSHIPS.

THERE HAS BEEN NO PRIOR MARKET FOR THE COMMON STOCK, THEREFORE IT MAY TRADE AT PRICES BELOW THE ORIGINAL ISSUANCE PRICE AND SUCH PRICES MAY NOT REFLECT THE VALUE OF THE COMPANY'S ASSETS.

THE COMPANY'S PLAN TO BORROW USING THE ASSETS OF THE COMPANY AS COLLATERAL WOULD INCREASE ITS DEBT PAYMENT BURDEN AND THEREBY DIVERT ITS CASH FLOW WHICH WOULD HAVE OTHERWISE BEEN AVAILABLE FOR REINVESTMENT.


                 The date of this Prospectus is ________, 1997.

The Partnerships are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, must file reports and other information with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street N.W., Washington D.C. 20549. In addition, the Company has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder, with respect to the Common Stock offered pursuant to this Prospectus (this "Prospectus"). This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information with respect to the Partnerships and the Company, reference is made to the reports of the Partnerships filed under the Exchange Act and the Company's Registration Statement and such exhibits and schedules, copies of which may be examined upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website containing reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission, including the Company. The address for the website is http://www.sec.gov. Copies of such documents may also be obtained from the Partnerships upon written request to Neal D. Crispin, General Partner, 1440 Chapin Avenue, Suite 310, Burlingame, California 94010.

                               TABLE OF CONTENTS


SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    The Consolidation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    The Partnerships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    The Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    Background and Reasons for the Consolidation  . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    Partnership Participation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    Risks and Other Adverse Factors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
    Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
    Recommendation of the General Partner   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
    Fairness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
    Pro Forma Financial Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
    Determination of the Exchange Values and
       Allocation of Shares between Partnerships  . . . . . . . . . . . . . . . . . . . . . . . . . .  5
    Allocation of Shares Between General Partner and Limited Partner  . . . . . . . . . . . . . . . .  6
    Conversion Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
    Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
    Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    Material Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    Historical Cash Distributions and Assigned Exchange Value   . . . . . . . . . . . . . . . . . . .  8
ORGANIZATIONAL CHART OF PARTNERSHIPS
   AND JETFLEET COMPANIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
    Risks and Other Adverse Factors Relating to Consolidation   . . . . . . . . . . . . . . . . . . . 10
         Changes in Form of Investment Will Change Rights of Participating Investor . . . . . . . . . 10
         Conflicts of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         No Independent Representative for the Partnerships or Investors  . . . . . . . . . . . . . . 11
         No Prior Market for Common Stock; Market Price May
            Decrease After Consolidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         Secondary Market Value Not Reflective of Relative Value of Partnership Assets  . . . . . . . 11
         Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         Uncertain Composition of the Company; Risks of Consolidation if Only
            JetFleet II Participates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         Determination of Exchange Values Based on Appraisals Only  . . . . . . . . . . . . . . . . . 12
         Director Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         Indemnification of Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . 12
         Restrictions on Certain Business Combinations  . . . . . . . . . . . . . . . . . . . . . . . 12
         Dilution of Investor's Voting Power; Different Voting Rights . . . . . . . . . . . . . . . . 13
         Risks Attendant to Additional Debt or Equity Financings  . . . . . . . . . . . . . . . . . . 13
         Contingent or Undisclosed Liabilities May Not Be Reflected in Exchange Value . . . . . . . . 13
         Majority Vote Will Bind All Investors of the Partnership . . . . . . . . . . . . . . . . . . 13
         Investment Policies as Guidelines Only . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    Risks Relating to the Business of the Company and the Partnerships  . . . . . . . . . . . . . . . 14
         Acquisition of Additional Assets by the Company  . . . . . . . . . . . . . . . . . . . . . . 14
         Reliance on JMC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         Government Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Risks of Foreign Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Casualties, Insurance Coverage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Leasing Risks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Risks Related to Regional Air Carriers . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
BACKGROUND AND REASONS FOR THE CONSOLIDATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

    Background of the Partnerships and the General Partner  . . . . . . . . . . . . . . . . . . . . . 17
    The Aircraft Industry Outlook   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    Background of the Consolidation and Alternatives Considered   . . . . . . . . . . . . . . . . . . 19
    Definitive Offers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    Reasons for the Consolidation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    Historical Cash Distributions and Assigned Exchange Value   . . . . . . . . . . . . . . . . . . . 24
THE CONSOLIDATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    Approval and Recommendations of the General Partner   . . . . . . . . . . . . . . . . . . . . . . 25
    Vote Required for Approval of the Consolidation   . . . . . . . . . . . . . . . . . . . . . . . . 26
    Amendments to Partnership Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    Conditions to the Consolidation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    Exchange Value and Allocation of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    Allocation of Shares Between Corporate General Partner and Limited Partners   . . . . . . . . . . 29
    Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    Conversion Ratio; No Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    Effect of the Consolidation on Dissenting Investors   . . . . . . . . . . . . . . . . . . . . . . 30
    Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    Corporate Headquarters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    Legal Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    Amendment, Termination and Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    Dealer Manager  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    Consolidation Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
    Reports, Opinions and Appraisals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    Effect of Consolidation on Nonparticipating Partnerships  . . . . . . . . . . . . . . . . . . . . 33
BENEFITS OF THE CONSOLIDATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
FAIRNESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
    General Partner's Belief as to Fairness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
    No Fairness Opinion Obtained  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
    Material Factors Underlying Belief as to Fairness   . . . . . . . . . . . . . . . . . . . . . . . 38
    Factors Affecting Fairness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
THE COMPANY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
    Competitive Advantages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
    Growth Opportunities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
    Business Objectives and Operating Strategies  . . . . . . . . . . . . . . . . . . . . . . . . . . 41
    Properties of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
    Management's Discussion and Analysis of Financial Condition
       and Results of Operation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
    Borrowing Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
    Equity Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
    Future Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
    Listing, Price, Trading and Holders of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . 43
    Status of the Company under ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
    Beneficial Ownership of Directors, Officers and Principal Shareholders  . . . . . . . . . . . . . 44
    Principal Executive Offices and Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
    Acquisition Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
    Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
    Lessees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
    Remarketing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
    Regulatory Concerns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
VOTING PROCEDURES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
    Time of Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
    Record Date and Outstanding Units   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
    Approval Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
    Consent Card and Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

    Revocability of Consent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
    Solicitation of Votes; Solicitation Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .   52
    Investor Names and Addresses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
    Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
    Amendments to Partnership Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
DISSENTERS' RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
COMPARISON OF LIMITED PARTNERSHIP AND CORPORATE STRUCTURE   . . . . . . . . . . . . . . . . . . . .   55
CONFLICTS OF INTEREST   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
FIDUCIARY RESPONSIBILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
PRO FORMA FINANCIAL INFORMATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
    Management's Discussion and Analysis of Pro Forma Financial Condition
       and Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
COMPARISON OF COMPENSATION PAID TO CORPORATE GENERAL
    PARTNER AND AFFILIATES AND TO MANAGEMENT COMPANY  . . . . . . . . . . . . . . . . . . . . . . .   73
MANAGEMENT OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
    Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
    Board of Directors Compensation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   77
    Committees of the Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   77
    Executive Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   78
    Compensation of Executive Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   78
    Limitation of Directors' Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79
    Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79
    The Management Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   80
SECONDARY MARKET AND OWNERSHIP OF PARTNERSHIP UNITS   . . . . . . . . . . . . . . . . . . . . . . .   82
    Sale Prices of Units  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   82
PROPERTIES OF THE PARTNERSHIPS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   83
REPORTS, OPINIONS AND APPRAISALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   84
DESCRIPTION OF COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86
DILUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
FEDERAL INCOME TAX CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90
    Consolidation of Non-Taxable Event  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   91
    Pre-Consolidation Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   91
    Tax Consequences to the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   91
    Certain Tax Differences Between the Ownership of Units and Shares   . . . . . . . . . . . . . .   92
    State Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   92
EXPERTS  93
LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94
AVAILABLE INFORMATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   95
GLOSSARY OF TERMS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   96
SELECTED FINANCIAL INFORMATION REGARDING THE PARTNERSHIPS
    AND THE COMPANY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  101


APPENDIX A -- MERGER AGREEMENT
APPENDIX B -- APPRAISAL OF PARTNERSHIP ASSETS
APPENDIX C -- CALIFORNIA LIMITED PARTNERSHIP ACT DISSENTERS' RIGHTS APPENDIX D -- FORM OF CONSENT

                                    SUMMARY


    The following Summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Capitalized terms not otherwise defined in this Summary have the meanings set forth in the "GLOSSARY OF TERMS."

THE CONSOLIDATION

    The General Partner is proposing the Consolidation of the Partnerships, JetFleet I and JetFleet II, with and into the Company, subject to approval by the majority of Investors in both Partnerships. Upon completion of the Consolidation, the Partnerships' separate existence will cease, the Company will continue as the surviving entity; and the Company will continue in the aircraft leasing business and will use debt and equity financing to acquire additional aircraft assets.

THE PARTNERSHIPS


    JetFleet I and JetFleet II are each California limited partnerships formed in 1989 and 1991, respectively, to invest in leased aircraft equipment. The general partners of each of the Partnerships are CMA Capital Group, Inc. ("Corporate General Partner"), Richard D. Koehler and Neal D. Crispin; only the Corporate General Partner has an interest in the distributions of the Partnership. The Partnerships collectively own 7 aircraft and 25 aircraft engines.


THE COMPANY

    The Company was organized under the laws of the State of Delaware on February 28, 1997, to facilitate the Consolidation. The Company's principal executive offices are located at 1440 Chapin Avenue, Suite 310, Burlingame, California 94010.


    Upon consummation of the Consolidation, the Company will invest primarily in aircraft equipment. If both of the Partnerships participate in the Consolidation, the Company will initially own approximately $16.4 million in aircraft assets (based on a current value appraisal as of February 4, 1997). See "PROPERTIES OF THE PARTNERSHIPS."


BACKGROUND AND REASONS FOR THE CONSOLIDATION


    CMA Capital Group, Inc., the corporate general partner, was organized in 1989 to sponsor investment limited partnerships which invested primarily in aircraft equipment, and in 1989 and 1991, sponsored JetFleet I and JetFleet II, respectively. From 1989 to 1994, the Partnerships raised an aggregate of $55 million. When the Partnerships were formed, Investors anticipated an investment over the 21 and 25 year life of JetFleet I and JetFleet II, respectively, with a disposition strategy that included the sale of assets and liquidation of the Partnerships. Since inception, the Partnerships' investment objective has been to provide Investors with cash distributions. Increasingly, however, in written and oral communications with the General Partner, Investors have indicated a desire to have liquidity of their investment in the Partnerships. Currently, Investors are able to sell their Units only in the secondary market, which is characterized by a small number of participants and infrequent transactions. See "SECONDARY MARKET AND OWNERSHIP OF PARTNERSHIP UNITS."


    One means to provide liquidity to Investors would be for the General Partner to terminate each Partnership and liquidate all of its assets.
However, an immediate liquidation of the Partnerships' assets is unlikely to return the Investors' original capital investment in the Partnerships. Based on an appraisal of liquidation values of the Partnership's assets in a liquidation occurring over the course of a six month wind-up period, each JetFleet I investor would receive $1.91 per Unit, and each JetFleet II investor would receive $8.95 per Unit. Furthermore, such a liquidation would be undesirable to those Investors who wish to remain invested in aircraft equipment. Consequently, the Consolidation is intended to meet the desire of certain Investors for liquidity in their investment, while enabling those Investors who believe the current market conditions favor continued investments in aircraft assets to maintain their investment in the business of the Partnerships. The Consolidation will have the further benefit of creating an entity that will have more flexibility than the Partnerships to take advantage of market opportunities and use debt and equity financing to promote its growth. See "BACKGROUND OF THE CONSOLIDATION AND ALTERNATIVES CONSIDERED."


    The General Partner believes that the aircraft industry is in the early stages of recovery, with demand for equipment once again on the rise, but prices are depressed relative to the value of the equipment. See "BACKGROUND AND REASONS FOR THE CONSOLIDATION--Aircraft Industry Outlook." The General Partner believes the current market presents a favorable one in which to buy assets that have the capability of generating income while retaining, or possibly even increasing in, value. Those same market conditions that make it favorable to buy make it an inopportune time to sell the Partnerships' assets.

    The proposed Consolidation is the result of the General Partner' review of possible alternatives considered to meet the Investors' objectives of liquidity and return on capital. See "BACKGROUND AND REASONS FOR THE CONSOLIDATION-- Background of the Consolidation and Alternatives Considered."

PARTNERSHIP PARTICIPATION


    A Partnership will participate in the Consolidation with the affirmative vote of holders of more than 50% of the outstanding Units of the Partnership. Upon the completion of the Consolidation, the Partnerships shall cease to exist and shall be merged with and into the Company and the Investors in such Partnerships will cease to be limited partners in the Partnerships and will receive Shares of Common Stock of the Company. The Consolidation is subject to various conditions such as accuracy of representations and warranties contained in the Merger Agreement between the Company and the Participating Partnerships, no material adverse changes in the Partnerships' or the Company's financial condition, and approval of the Consolidation by the majority of the Investors of each of the Partnerships.

     Under the Merger Agreement, if the JetFleet I Investors fail to approve the Consolidation, but the JetFleet II Investors approve the Consolidation, the Company in its sole discretion, may consummate the Consolidation between JetFleet II and the Company only. As of July 1, 1997 (the anticipated date of the consummation of the Consolidation), (the "Anticipated Consummation Date") JetFleet II's net assets would constitute approximately 88% of the aggregate net assets of the two Partnerships. In determining whether to proceed with a Consolidation with JetFleet II only, the Company will determine whether, based on the number of dissenting Investors, the number of Participating Investors and the asset base of JetFleet II alone will provide a sufficient basis for the Company to meet its objectives and satisfy all the conditions for the Consolidation set forth in the Merger Agreement. JetFleet II Investors are urged to review the JetFleet II Supplement accompanying this Prospectus which, among other things, discusses the considerations regarding a Consolidation between the Company and JetFleet II only. Although all of JetFleet I's assets are co-owned with JetFleet II, the General Partner believes that the failure of JetFleet I to participate in the Consolidation will have no material impact on JetFleet I's continued operations as a limited partnership, or the Company's business as successor to JetFleet II's assets.


    If a majority of the Investors in a Partnership do not approve the Consolidation, then that

Partnership ("Nonparticipating Partnership") will continue to operate as a separate legal entity with its own assets and liabilities. There will be no change in its investment objectives, policies and restrictions, and the Nonparticipating Partnership will continue to be operated in accordance with the terms of its Partnership Agreement; however, it is likely, that distributions will not remain at current levels, and may decline due primarily to depreciation of the Partnership's asset base and expiration of leases over the long term. See "THE CONSOLIDATION -- "Background of the Consolidation and Alternatives Considered" and "Effect of Consolidation on Nonparticipating Partnerships."


RISKS AND OTHER ADVERSE FACTORS


    The following is a summary of the potential disadvantages, adverse consequences and risks of the Consolidation. This summary is qualified in its entirety by the more detailed discussion in the section entitled "RISK FACTORS" beginning on page 10 of this Prospectus.


    An independent fairness opinion has not been rendered with respect to the Consolidation nor has an independent representative acted on behalf of the Partnerships or the Investors with respect thereto.

    The General Partner and its affiliates, together, have purchased, will have the right to purchase and will receive shares of Common Stock, and will be compensated by the Company, pursuant to negotiations which were not at arm's length, creating a potential conflict of interest in the structuring of the Consolidation.

    The Investors' rights as stockholders of the Company will differ substantially from their rights as limited partners in the Partnerships.

    There has been no prior market for the Common Stock, therefore it may trade at prices below the original issuance prices and such prices may not reflect the value of the Company's assets.

    The Company's plan to borrow using the assets of the Company as collateral may increase its debt payment burden and thereby divert cash flow that would otherwise been available for reinvestment.

    The Exchange Values assigned to the Partnerships are subject to significant assumptions and limitations. The properties may not actually be sold for the appraised amounts.

    The Company has no current plans to liquidate or redeem the Common Stock. The Partnerships plan to liquidate upon termination in 10-15 years.

BENEFITS

    The following is a summary of the potential benefits of the Consolidation. This summary is qualified in its entirety by the more detailed discussion in the section entitled "BENEFITS OF CONSOLIDATION" contained in this Prospectus.

    The Consolidation will enable the Company to seek additional debt or equity financing, the proceeds of which can be used to acquire additional income producing assets, which may enable it to increase its earnings and thus potentially increase the value of the Company and the price at which the Common Stock of the Company trades.

o The Consolidation enhances the potential liquidity of the Investor's investment due to conversion of illiquid Units into Common Stock that will be listed on the American Stock Exchange.


o The purchase of additional assets by the Company will result in a diversification of assets held by the Company, which may reduce stockholder risks associated with investments concentrated in any specific geographic area, equipment type or air carrier.

o The Consolidation will give the Company access to capital markets not available to the Partnerships. The Company will have the ability to obtain capital through the issuance of its securities, which generally entails a lower cost of capital than other conventional sources. The Company may be able to acquire assets or other companies using cash or its stock.


o The Consolidation will result in simplified federal and state tax reporting. Investors will no longer need to annually reflect Partnership operations on their federal income tax returns. Investors will not be subject to state tax withholding or be required to file individual state tax returns (other than in their state of residence) solely as a result of their investment in the Company.


RECOMMENDATION OF THE GENERAL PARTNER


    CMA Capital Group, Inc., the Corporate General Partner, and the two individual general partners of the Partnerships, Neal D. Crispin and Richard D. Koehler, Jr., have unanimously approved the Consolidation and as explained below, believe that the Consolidation is fair as to each of the Partnerships and as a whole. See "FAIRNESS."

    THE GENERAL PARTNER STRONGLY RECOMMENDS THAT THE INVESTORS IN EACH OF THE PARTNERSHIPS VOTE "YES" IN FAVOR OF THE CONSOLIDATION. See 'THE
CONSOLIDATION--Approval and Recommendation of the General Partner."


FAIRNESS


    The General Partner believes the terms of the Consolidation are fair to the Partnerships and to the Investors in each of the Partnerships and as a whole to the Partnerships. The General Partner has based their determination as to fairness of the Consolidation on a variety of factors, including, but not limited to the following in order of importance as determined by the General
Partner: (i) the independent appraisals with respect to the Partnership assets prepared by the Appraiser (See "FAIRNESS"); (ii) the form and amount of consideration offered to Investors (See "THE CONSOLIDATION--Exchange Value and Allocation of Shares"); (iii) the availability of statutory dissenters' rights for Investors who exercise such dissenter's rights with respect to the Consolidation ("Dissenting Investors") See "DISSENTERS' RIGHTS"; and (iv) the compensation payable to the General Partner and to JMC.


PRO FORMA FINANCIAL INFORMATION

    Unaudited pro forma financial information based on the historical financial statements of each Partnership is set forth under "PRO FORMA FINANCIAL STATEMENTS." The pro forma financial information has been prepared assuming both JetFleet I and JetFleet II participate in the Consolidation ("100% Partnership Participation"). The Supplement for JetFleet II contains a similar pro forma financial information based on the assumption that JetFleet II, but not JetFleet I, participates in the Consolidation.

DETERMINATION OF THE EXCHANGE VALUES AND ALLOCATION OF SHARES BETWEEN
PARTNERSHIPS


    The Exchange Values were determined based on aircraft values as of February 4, 1997 and projected cash and liabilities as of July 1, 1997 (the "Anticipated Consummation Date"), and have been assigned to each of the Partnerships solely to establish a consistent method of allocating Shares for purposes of the Consolidation. The Exchange Values of the Partnerships do not indicate the aggregate price at which Shares may be sold after the Consolidation, nor does the number of Shares to be issued indicate the trading price or volume of the Common Stock. See "RISK FACTORS." The number of Shares to be issued to each Participating Partnership upon consummation of the Consolidation will equal the Exchange Value of the Participating Partnership divided by $10, an arbitrary amount chosen for the sole purpose of determining the number of Shares of Common Stock to be issued to each Partnership. No fractional Shares will be issued by the Company with respect to the Consolidation. There has been no prior market for the Common Stock, and it is possible that the Common Stock will trade at a price substantially below the Exchange Value or the book value of the assets of the Company. There is no assurance that a market for the Common Stock will develop as a result of the Consolidation.

    The Exchange Value for each Partnership is an amount equal to the sum of
(i) the appraised market value of its aircraft assets as of February 4, 1997,
(ii) the present value of rental income owed to the Partnership on a full payout finance lease for a DC-9 aircraft owned jointly by JetFleet I and JetFleet II and a second DC-9 aircraft owned 100% by JetFleet II (discounted at an annual interest rate of 10%) and (iii) projected cash and other assets as of the anticipated date of consummation of the Consolidation, July 1, 1997 (the Anticipated Consummation Date), less (iv) projected total liabilities of each Partnership as of the Anticipated Consummation Date.


                   Market Value        Discounted        Other             Total            Exchange           No of.
                   of Assets(1)       DC-9 Rent(2)      Assets(3)       Liabilities(4)       Value           Shares (5)
                  ---------------     ------------      ---------       --------------    -----------        ----------
JetFleet I         $   1,762,554      $ 144,543         $107,490          $651,080         $1,363,507          136,351

JetFleet II          $13,927,446       $622,178         $731,304        $1,994,932        $13,285,996        1,328,600

_________________________
(1) Based upon the market value of the assets as set forth in the Appraisal of Aircraft Information Services, dated February 4, 1997, for each Partnership, attached as Appendix B.

(2) JetFleet I and JetFleet II hold 50% and 50% interests, respectively, in a DC-9 aircraft, and JetFleet II holds a 100% interest in a second DC-9 aircraft, each on a full-payout finance lease to AeroCalifornia. The amount shown in this column represents the Partnership's portion of the present value of the rent payable to the Partnership, discounted at an annual rate of 10%. The 10% discount rate reflects the Company's assessment of the cost of funds which would be available to the Partnership for borrowing.

(3) Consists mainly of projected cash holdings and miscellaneous receivables.
(4) Consists primarily of deferred tax liabilities, accounts payable, accrued maintenance costs and security deposits and prepaid rents.
(5) Exchange Value divided by $10.


    The Exchange Value for each Partnership is subject to adjustment to the extent that any material change occurs in the assets or actual assets and liabilities differ from the projected amounts if such change is greater than 5% of the Exchange Value of the Partnership. The General Partner reserves the right in its sole discretion to adjust the Exchange Value of a Partnership to compensate for cash payments to dissenting Investors of such Partnership. If such adjustment changes the Exchange Value of the Partnership by an amount in excess of 5% of the original Exchange Value for such Partnership, then the adjustment shall be subject to the approval of the Investors of the affected Partnership.

ALLOCATION OF SHARES BETWEEN CORPORATE GENERAL PARTNER AND LIMITED PARTNER


                    Total Shares         No. of Shares           No. of              Percent of Total
                    Allocated to      Issued to Corporate    Shares Issued             Shares Issued
Partnership        Partnership(1)     General Partner(2)    to Ltd. Partners        to Limited Partners
-----------        --------------     ----------------      ----------------        -------------------
JetFleet I            136,351                 1,364               134,987                   99.0%

JetFleet II         1,328,600                66,429             1,262,171                   95.0%



Assuming 100% Partnership Participation, once the Consolidation is consummated the Corporate General Partner will hold 67,793 Shares or 4.2% of the total outstanding Shares and the Participating Investors, as a group, will hold 1,397,158 Shares or 86.5% of the total outstanding Shares of the Company.


-----------------------

(1) The number of Shares to be issued to each Participating Partnership upon consummation of the Consolidation will equal the Exchange Value of the Participating Partnership (last column of the previous table entitled "Determination of Allocation of Shares Between Partnerships") divided by $10, an arbitrary amount chosen for the sole purpose of allocating Shares and which is not intended to imply that the Shares will trade at a price of $10 per Share.

(2) The number of Shares to be issued to the Corporate General Partner in consideration of its 1% and 5% general partnership interest in the Partnerships represented by the Corporate General Partner's interest (for which the Corporate General Partner paid $750 and $750, respectively), according to the
Partnership Agreement for JetFleet I and JetFleet II respectively.   In
addition to its 5% interest in any distributions made by JetFleet II, the Corporate General Partner of JetFleet II is also entitled to a subordinated disposition fee equal to one half of the industry standard commission ordinarily paid in such transactions, up to a maximum of 3% of the gross sales price of any assets disposed by JetFleet II. The Corporate General Partner will waive this fee in connection with the Consolidation.


CONVERSION RATIO

         At the consummation of the Consolidation, each Participating Investor's limited partnership Units will be automatically converted into the right to receive that number of Shares of Common Stock of the Company equal to the number of Units held by the Investor multiplied by the Conversion Ratio, rounded up to the nearest whole Share. The Conversion Ratio shall equal the quotient obtained by dividing (a) the number of Shares to be issued to the Investors of the Partnership; by (b) the total number of Units of limited partnership outstanding for the Partnership held by Participating Investors. Based upon 100% participation for all Investors in the Consolidation, the Conversation Ratio for JetFleet I Investors will be .455931 Shares per Unit and for JetFleet II Investors will be 1.819989 Shares per Unit.

VOTING

         Each Investor is being asked by the General Partner to consider the following elections with respect to the Consolidation:

                 "YES" I approve of my Partnership's participation in the Consolidation; or

                 "NO" I do not approve of my Partnership's participation in the Consolidation.

         Investors may also abstain from voting. AN INVESTOR WHO RETURNS A CONSENT CARD WITHOUT INDICATING A VOTE, HOWEVER, WILL BE DEEMED TO HAVE VOTED "YES" IN FAVOR OF THE CONSOLIDATION AND RELATED PROPOSALS AND WILL RECEIVE SHARES OF COMMON STOCK OF THE COMPANY IF THE CONSOLIDATION IS CONSUMMATED BETWEEN THE COMPANY AND THE INVESTOR'S PARTNERSHIP.


         An Investor of a Partnership who votes "YES" will receive Common Stock of the Company, if the majority of Investors approve the Consolidation and the Partnership and the Company consummate the Consolidation. An Investor who abstains from voting or votes "NO" on the Consolidation will receive Shares of Common Stock if the majority of Investors approve the Consolidation and the Partnership and the Company consummate the Consolidation, unless he or she exercises dissenters' rights. See "DISSENTERS' RIGHTS." If the majority of Investors of a Partnership do not approve the Consolidation, the Consolidation between the Company and that Partnership will not occur, and such Partnership will continue its existence in its current form. If a majority of JetFleet II Investors do not approve the Consolidation, the Consolidation will not be consummated. If a majority of the Investors of JetFleet II approve the Consolidation, but a majority of the Investors in JetFleet I do not approve the Consolidation, the Consolidation may still be consummated between the Company and JetFleet II only because the asset size of JetFleet II alone (approximately 88% of the combined value of the Partnerships) could still permit the Company to operate according to its business plans. In determining whether to proceed with a Consolidation with JetFleet II only, the Company will determine whether the number of dissenting Investors, the number of Participating Investors and the asset base of JetFleet II alone will provide a sufficient basis for the Company to meet its objectives and satisfy all of the conditions for the Consolidation set forth in the Merger Agreement.


         Investors holding Units of the Partnerships as of May 1, 1997 (the "Record Date") have until _______, 1997, 11:59 p.m. Pacific Daylight Time, unless extended (the "Approval Date") to vote in favor of or against the consolidation. Investors may withdraw or revoke their consent at any time prior to the Approval Date. See "VOTING-- Voting Procedures--Revocability of Consent."

         The General Partner requests that each Investor complete and return the enclosed Consent Card. THE GENERAL PARTNER STRONGLY URGES THE INVESTORS TO VOTE "YES" IN FAVOR OF THE CONSOLIDATION.



DISSENTERS' RIGHTS


         Any Investor of a Partnership that does not vote "YES" on the Consolidation, will be entitled to exercise dissenters' or appraisal rights, if such Partnership participates in the Consolidation and the Investor follows specific procedures set forth under the California Revised Limited Partnership Act (the "California Partnership Act"). See "DISSENTERS' RIGHTS." JetFleet II Investors, see "THE CONSOLIDATION -- Amendment to Partnership Agreements -- JetFleet II Partnership Agreement Amendments," and the JetFleet II Supplement distributed with this Prospectus to JetFleet II Investors.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES


         The Company will receive an opinion from Graham & James LLP, as to the material federal income tax consequences of the Consolidation, the operations of the Company and the transactions related thereto which may affect investors who are individuals and citizens or residents of the United States. Subject to the limitations, qualifications, exceptions and assumptions set forth in "FEDERAL INCOME TAX CONSIDERATIONS," such counsel is of the opinion that

Investors will not recognize gain or loss as a result of the Consolidation and resulting conversion of their Interest and the Partnerships into Common Stock of the Company. However, an Investor who has a tax basis of the original holder of that interest may recognize gain to the extent that the tax base in that Partnership interest is less than the pro rata share of Partnership liabilities. Any Investor subject to federal income tax who exercises dissenter's rights and receives the appraised value of his interest in the Partnership, will recognize gain (or loss) to the extent that the total amount received exceeds (or in the case of loss, is less than) the tax basis in that interest.


HISTORICAL CASH DISTRIBUTIONS AND ASSIGNED EXCHANGE VALUE


         The following table sets forth selected information per $1,000 original investment in the Partnership projected through the Anticipated Consummation Date. The Exchange Value of the Partnerships is based primarily on the independently appraised market value of their assets, and does not necessarily reflect the aggregate price at which Shares may be sold. See "THE CONSOLIDATION--Exchange Values and Allocation of Shares." The table below shows the amount of cash distributions received to date on the Units of JetFleet I and JetFleet II Investors in the first column, the second column shows the value of the Shares to be received per original $1,000 investment in the Partnerships assuming a $10 value per Share), and the third column represents the total cash and share value to be received by Investors in JetFleet I and JetFleet II for each $1,000 investment if the Consolidation is consummated.


                         PER $1,000 ORIGINAL INVESTMENT


                                                                         Total of
                                                                        Cumulative
                                  Cumulative                         Distributions and
                               Distributions to        Assigned          Assigned
Partnership                      Investors(1)      Exchange Value(2)   Exchange Value
-----------                      ---------         ---------------     --------------
JetFleet I
               First             $ 603.40               $ 90.00            $ 693.40
                Last             $ 383.40               $ 90.00            $ 473.40
JetFleet II
               First             $ 641.60              $ 360.00            $ 1001.60
                Last             $ 361.00              $ 360.00            $ 721.00


_________________________
(1) Each of the Partnership offerings lasted approximately two years, during which period limited partners were being admitted to the Partnership on a monthly basis. "First" value represents total cumulative distributions given to Investors who were admitted first to the Partnership; "Last" value represents total cumulative distributions given to Investors who were the last partners admitted to the Partnership. Assumes current distribution level is maintained through July 1, 1997.
(2) The assigned Exchange Value is equal to the number of Shares issuable to an Investor per $1,000 original investment in Units, and does not necessarily reflect the aggregate price at which Shares may be sold. Reflects rounding to nearest whole Share.

                      ORGANIZATIONAL CHART OF PARTNERSHIPS
                             AND JETFLEET COMPANIES




                                     CMA Capital            Richard D. Koehler,
                                     Corporation       President & Director and
                                                          Principal Shareholder

                                           100%
                                    Shareholder

Neal D. Crispin    Richard D.   CMA Capital                    Neal D. Crispin,
                    Koehler       Group       Chief Executive Officer, Director

Individual         Individual     Corporate                  Richard D. Koehler
General            General        General              Executive Vice President
Partner            Partner        Partner                              Director




          JetFleet Aircraft L.P.




                                     CMA Capital            Richard D. Koehler,
                                     Corporation       President & Director and
                                                          Principal Shareholder

                                           100%
                                           Shareholder

Neal D. Crispin    Richard D.    CMA Capital                   Neal D. Crispin,
                    Koehler        Group       Chief Executive Officer,Director

Individual         Individual     Corporate                  Richard D. Koehler
General            General        General              Executive Vice President
Partner            Partner        Partner                              Director


          JetFleet Aircraft II L.P.



                 THE JETFLEET MANAGEMENT/AEROCENTURY COMPANIES


         JetFleet Management               Neal D. Crispin, President, Director,
               Corp.
                                                          Principal Shareholder
                                      Marc J. Anderson, Chief Operating Officer
                                      Toni M. Perazzo, Vice President- Finance,
                    100%                        Director, Principal Shareholder
                    Shareholder              Frank J. Duckstein, Vice President

         AeroCentury Corp.

                                           Neal D. Crispin, Director, President
                            Mark J. Anderson, Chief Operating Officer, Director
                              Toni M. Perazzo, Vice President-Finance, Director

--------------------------------------------------------------------------------

                                  RISK FACTORS

--------------------------------------------------------------------------------

         The Consolidation involves certain risks and other adverse factors. Investors should read this entire Prospectus, including all Appendices and Supplements thereto, and consider carefully the following factors in evaluating the Consolidation, the Company and its business before completing the enclosed form of Consent Card. Although the risks described below are materially similar for the Investors in each of the Partnerships, Investors should carefully review the Supplement regarding their particular Partnership for specific considerations relating to the Investor's Partnership.

RISKS AND OTHER ADVERSE FACTORS RELATING TO CONSOLIDATION


         Changes in Form of Investment Will Change Rights of Participating Investors. Participating Investors will become Stockholders and their rights as such will be substantially different from their rights as Investors of a Partnership. Specifically, Investors currently hold Units in a Partnership which intended to hold properties for nineteen to twenty-five years after commencement of operations, and then depending on market conditions, liquidate the entirety of the Partnerships' assets. Upon liquidation of a Partnership, the Investors in the Partnerships would realize the value of the Partnerships' asset investments, less the expenses of liquidation and liquidation fees payable to the General Partner. After the Consolidation, Participating Investors, as holders of Common Stock of the Company listed on the AMEX would be able to sell such shares received in the Consolidation in the public market to liquidate their investment, but the market value of the Shares may never reflect the fair market value of such assets of the Company. Unlike the Partnerships, which were required to distribute cash flow to the Investors, the Company will not be required to distribute its cash flow to stockholders. Dividends on the Common Stock will be made only when, as and if declared by the Company's Board of Directors. The Company does not intend to pay any dividend on its Common Stock in the near future, and anticipates that income and cash flow will be reinvested in assets to promote growth of the Company. The Company is not required to, nor is it likely that the Company will, at any time in the future dissolve and liquidate its assets. In addition, it is unlikely that the Company will be sold in its entirety to another entity unless the Board of Directors decides to do so. See "COMPARISON OF LIMITED PARTNERSHIP AND CORPORATE STRUCTURE."

         Conflicts of Interest; No Fairness Opinion.   There are a number of
conflicts of interest that arise out of the proposed Consolidation and certain compensation to be paid to affiliates of the General Partner. Specifically, due to financial interests of the General Partner in the Consolidation, conflicts of interests may arise with respect to the following transactions or items of compensation: (i) allocation of the Shares between the Investors and the General Partner; (ii) the founding share issuance of 150,000 shares of Common Stock of the Company to JMC; (iii) the compensation payable by the Company for management and other services rendered by JMC to the Company and
(iv) compensation for the investment banking services with the Dealer Manager, an affiliated of the General Partner. While none of these items of compensation were negotiated at arm's length and no independent third party opinion on fairness of the Consolidation has been obtained by the General Partner, the General Partner, consistent with its fiduciary duties to the Investors and the Partnerships, believes that the terms and condition of these compensation items are fair and reasonable to the Investors and the Company. See "CONFLICTS OF INTEREST"; "FAIRNESS"; "COMPARISON OF COMPENSATION PAID TO CORPORATE GENERAL PARTNER AND AFFILIATES AND TO MANAGEMENT COMPANY"; and "MANAGEMENT OF THE COMPANY."

         The proposed management agreement between the Company and JMC provides that JMC shall receive from the Company 0.25% of the Asset Value of the Company's assets on a monthly basis and ordinary and customary re-lease and re-marketing fees payable on a per transaction basis. See "MANAGEMENT OF THE COMPANY -- The Management Company -- Compensation." JMC will also receive the acquisition, re-lease and re-marketing fees but these will not be widely disparate from those currently payable to the General Partner by the Partnerships. CKS will receive an investment banking fee of $80,000 and warrants to purchase up to 35,000 shares of Common Stock at a purchase price of $3.00 per share. Under the Management Agreement, if it were in effect for calendar year 1996, for the assets held by the Partnerships, the Company would have paid $493,600 in management fees to JMC (JMC will not receive cash distributions or overhead expense reimbursement); this is in contrast to $697,363 in management fees, cash distributions and overhead reimbursement actually paid to the General Partner by the Partnerships. The General Partner and management of the Company believe these fees are no more favorable than could have been obtained from an independent third party. In addition, in connection with JMC's engagement as the management company for the Company and as the founding initial capitalization of the Company, JMC has purchased 150,000 shares of Common Stock of the Company at $1.00 per share. This issuance may have a dilutive impact on the Investors once the Consolidation is consummated. See "DILUTION"

         No Independent Representative for the Partnerships or Investors. The General Partner initiated the Consolidation with the Company and the terms were not the result of arm's length negotiations among the General Partner, JMC, the Partnerships and the Investors and the Company. While the General Partner believes that the Consolidation is fair as between the Partnerships and their respective Investors, on the one hand, and the Company, on the other, no independent representative has acted on behalf of the Partnerships in connection with the Consolidation, nor did the General Partner negotiate the terms of the Consolidation with any Investor. If an independent representative had been retained, the terms and conditions of the Consolidation may have been different for both the Partnerships and the Investors.


         No Prior Market for Common Stock; Market Price May Decrease After Consolidation. There has been no prior market for the Common Stock of the Company and it is possible that the Common Stock may trade at prices substantially below the per Share Exchange Value or the book value of the assets of the Company. The Company has applied for the listing of the Common Stock on the American Stock Exchange, subject to official notice of issuance. The market price of the Common Stock may be subject to significant volatility after the Consolidation and could substantially decrease as a result of increased selling activity following issuance of the Shares, and the fluctuating interest level of investors in purchasing the Common Stock after the Consolidation.


         Secondary Market Value Not Reflective of Relative Value of Partnership Assets. Since the Partnership Units were not listed on any national or regional stock exchange, nor quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), there has been limited liquidity available to Investors. Secondary sales activity for the Units has been limited and sporadic, with less than one percent of all outstanding Partnership Units traded during 1996. As of June, 1997, the Units in JetFleet I and JetFleet II are selling at $______ per Unit as compared to the book value of $______ and $______ respectively per Unit. There is no guarantee that there will be a similar relationship between the trading price of the Common Stock and the book value of the Company assets on a per share basis. See "SECONDARY
MARKET AND OWNERSHIP OF PARTNERSHIP UNITS."   Consequently, while the secondary
market may indicate an objective market value of the Partnership Units, these values were not taken into account when determining the relative values of the Partnerships. There is no assurance that the listing of the Company's Common Stock on the American Stock Exchange will provide greater liquidity to holders thereof or that the price of such Common Stock will accurately reflect the value of the Company's assets.

         Dilution.   At the founding of the Company, JMC was issued 150,000
shares of Common Stock at a purchase price of $1.00 per share. This price was arbitrarily determined since at the founding the Company had no assets and there was no assurance that the Consolidation would be consummated. In addition, in connection with investment banking services to be rendered to the Company by CKS, the Dealer Manager, a warrant to purchase 35,000 Shares at a
price of $3.00 per Share will be issued to CKS.   As a result of the issuance
of the shares to JMC at $1.00 per share the Investors will sustain an immediate dilution of $0.84 per share of Common Stock (assuming 100% Partnership Participation). In addition, upon the exercise of the CKS warrant at $3.00 per share, Investors may sustain additional dilution of $0.13 per Share of Common Stock. See "DILUTION."

         Uncertain Composition of the Company; Risks of Consolidation if Only JetFleet II Participates. Because participation in the Consolidation by each Partnership requires the approval of Investors holding a majority of the outstanding Units of the Partnership, which approval is outside the Company's control, no assurance can be given as to whether JetFleet I and JetFleet II will both participate in the Consolidation. If only JetFleet II participates, then the Company will own two aircraft as tenants-in-common with JetFleet I. This may make financing of these co-owned assets more difficult for the Company, and will result in a smaller capital base for the Company.



         Determination of Exchange Values Base on Appraisals Only. The Exchange Values assigned to the Partnerships are based primarily on the independent appraisals of the Partnership aircraft properties by the Appraiser, dated February 4, 1997, and do not necessarily reflect the aggregate price at which Shares may be traded after the Consolidation. The appraisals are only the Appraiser's opinions of the "current value" of such properties, which opinions are subject to significant assumptions and limitations. There can be no assurance that such properties may actually be sold for the appraised amounts or that another appraiser would reach the same conclusion with respect to appraised values. As of February 4, 1997, the Exchange Values of JetFleet I and JetFleet II were $1,363,507 and $13,285,996, respectively. The current value appraisal of the assets of JetFleet I and JetFleet II were $1,762,554 and $13,927,446, respectively. See "THE CONSOLIDATION- Exchange Value and Allocation of Shares" and "OPINIONS, APPRAISALS and REPORTS."

         Director Liability. The Delaware General Corporation Law (the "Delaware GCL") authorizes the Company to eliminate the personal liability of its directors for monetary damages for a breach of fiduciary duty. The Company's Certificate of Incorporation eliminates such personal liability of the directors of the Company. The elimination of such liability was not available to the General Partners under applicable law and the Partnership Agreements.

         Indemnification of Directors and Officers.   The Delaware GCL provides
that a corporation may indemnify its directors and officers against all liability and expenses (including attorneys' fees) incurred by reason of the fact that he or she is or was its director or officer. The Company's Certificate of Incorporation provides such indemnification of its directors and officers. This indemnification of directors and officers of the Company may make it difficult for stockholders to pursue claims against directors and officers of the Company for a breach of fiduciary duty, because in the event such a claim is asserted the Company will have to pay for the defense of such director or officer. Such indemnification is more expensive than that provided to the General Partner under applicable law and the Partnership Agreements.
See "COMPARISON OF LIMITED PARTNERSHIP AND CORPORATE STRUCTURE", "MANAGEMENT
OF THE COMPANY" and "FIDUCIARY RESPONSIBILITIES."

         Restrictions on Certain Business Combinations. The Delaware GCL also provides that certain business combinations with stockholders owing 15% or more of the Company's outstanding stock (an "interested stockholder") are prohibited for three years after such stockholder becomes an interest stockholder, which may discourage a change in control of the Company or a purchase of the Company at a premium price unless approved by the Company's Board of Directors.


         Dilution of Investor's Voting Power; Different Voting Rights. If the Consolidation is completed, each Stockholder will have an investment in a larger company and will thus lose voting power relative to its power in the Partnership. Investors who, as a group, make up 100% of the limited partners of each Partnership, may currently vote on certain Partnership matters in proportion to their interests in the Partnership relative to the interests of other Investors in the same Partnership. After the Consolidation, Participating Investors who elect to receive Shares will be able to vote as stockholders of the Company, and will hold approximately 86.5% of the 1,614,951 outstanding Shares, assuming both Partnerships participate. Stockholders will have one vote per Share. The Company also grants its stockholders different voting rights than the Partnerships granted the limited partners. Shareholders in corporations generally have the ability to vote on greater number of matters than limited partners. For a detailed discussion of the voting rights of Investors in the Partnerships compared with the voting rights of the Participating Investors as Shareholders of the Company, see "COMPARISON OF LIMITED PARTNER AND CORPORATE STRUCTURE--Voting Rights."

         Risks Attendant to Additional Debt or Equity Financings. The Partnerships' assets were purchased for cash and are all unleveraged. One of the motivations for the Consolidation was to permit the Company to purchase assets using debt financing on existing assets or assets to be purchased. Though the Company anticipates that the revenue generated from such acquired assets will be more than sufficient to meet its obligations under any such debt financing, any such leveraging of assets increases interest expense, exposure to risk relating to resale values of aircraft assets that it holds and increases the risk that the Company may default on its obligations. See "THE COMPANY -- Borrowing Policies." In addition, the Company may sell additional securities to raise capital which would dilute the interests of its current stockholders.

         Contingent or Undisclosed Liabilities May Not Be Reflected in Exchange Value. Under the Agreement and Plan of Merger to be executed by the Company and the Participating Partnerships in connection with the Consolidation (the "Merger Agreement"), the Company will, as of the Closing Date, acquire all assets and liabilities of the Participating Partnerships. Participating Partnerships will deliver to the Company audited financial statements for such entity disclosing all known existing liabilities and reserves, if any, set aside for contingent liabilities as of the Closing Date. The General Partner will represent and warrant that, to the best of the General Partner's knowledge, the financial statements fairly present the financial position of each Participating Partnership, and that there is no liability or obligation to be set forth or reserved against in the financial statements based upon generally accepted accounting principles. If the representations and warranties are found to be incorrect after the Closing, however, the Company will not make any adjustments to reflect discovery of the liability. The accuracy and completeness of these representations are conditions to the closing of the Consolidation and if, on or prior to the Closing Date, these representations and warranties are shown to be inaccurate, there may be adjustments to the consideration paid by the Company or the Company may elect not to proceed to close the Consolidation with the Partnership that failed to fully and accurately disclose its financial position. See "THE CONSOLIDATION--Exchange Value and Allocation of Shares."


         Majority Vote Will Bind All Investors of the Partnership. In accordance with the Partnership Agreements of the Partnerships, upon the affirmative vote of holders of more than 50% of the outstanding Units of a Partnership approve the Consolidation and the related amendments to the Partnership Agreements, the Partnership will be merged with and into the Company and all Investors of the Partnership, excluding Dissenting Investors who comply with the procedure of the California Partnership Act, will participate in the Consolidation and will receive Common Stock of the Company. Dissenting Investors who follow the statutory procedure for perfecting dissenter's rights are entitled to receive the fair market value of their Units in the Partnership as of the date the Consolidation is announced. See "THE CONSOLIDATION--Dissenting Rights." If, however, JetFleet I Investors approve the Consolidation, but JetFleet II Investors do not, the Consolidation will not be consummated. The Company may, however, consummate the Consolidation between the Company and JetFleet II, if the JetFleet II Investors approve the Consolidation, notwithstanding that JetFleet I Investors
fail to approve it.   In determining whether to proceed with a Consolidation
with JetFleet II only, the Company will determine whether the number of dissenting Investors, the number of Participating Investors and the asset base of JetFleet II alone will provide a sufficient basis for the Company to meet its objectives and satisfy all the conditions for the Consolidation set forth in the Merger Agreement.

         Investment Policies as Guidelines Only. The descriptions in this Prospectus of the major policies and the various types of investments to be made by the Company reflect only the current plans of the Company's Board of Directors. In addition, the methods of implementing the Company's investment policies may vary as new investment techniques are developed. See "THE COMPANY--Acquisition Policies." THE COMPANY RESERVES THE RIGHT AT THE SOLE DISCRETION OF THE BOARD OF DIRECTORS TO ALTER THE NATURE AND TIMING OF THE COMPANY'S BUSINESS PLANS IN ORDER TO RESPOND TO CHANGING MARKET CONDITIONS AND OPPORTUNITIES.



RISKS RELATING TO THE BUSINESS OF THE COMPANY AND THE PARTNERSHIPS

         Although Investors already face many of the following risks as holders of Units, they should nevertheless consider carefully the following factors before completing the enclosed form of Consent Card.

         Acquisition of Additional Assets by the Company. Subsequent to the Consolidation, the Company intends to seek debt financing which may be secured by the existing or to-be-acquired assets of the Company. The proceeds will be used by the Company to acquire additional assets for the purpose of generating income for the Company. The Company anticipates it will be able to expend the entire financing proceeds on the acquisition of additional assets on terms favorable to the Company, but the Company has not entered into any contracts and there is no assurance that the Company will be able to purchase assets and sell or lease assets on favorable terms. The Company may thereafter use debt or equity financing to acquire additional assets. Additional debt financing will subject the Company to increased risks of leveraging. See "RISK FACTORS -- Risks and Other Factors Relating to the Consolidation -- Intent to Incur Significant Debt" and "THE COMPANY -- Borrowing Policies." Additional equity financing may dilute the equity holdings of the Investors. See "THE COMPANY -- Equity Financing." In any event, due to the cyclical nature of the aircraft industry, there is no assurance that assets acquired by the Company will retain their anticipated resale value or will generate the income anticipated over their useful life. See "BACKGROUND AND REASONS FOR THE CONSOLIDATION -- Aircraft Industry Outlook."


         Reliance on JMC. Once the Consolidation is consummated, all management of the Company will be performed by JMC pursuant to the terms of the Management Agreement between JMC and the Company. Investors should be prepared to entrust all aspects of management to the Board of Directors of the Company. JMC will not be a fiduciary to the Company or its stockholders. The Board of Directors will, however, have ultimate control and supervisory responsibility over all aspects of the Company and will owe fiduciary duties to the Company and its stockholders. In addition, while JMC may not owe any fiduciary duties to the Company by virtue of the Management Agreement, the officers of JMC are also officers of the Company, and in that capacity owe fiduciary duties to the Company and the stockholders by virtue of holding such offices. There may, however, be conflicts of interest arising from such dual roles.

         The Management Agreement may be terminated upon a default in the obligations of JMC to the Company. The officers of JMC will also be officers of the Company, and certain directors of the Company may also be directors of JMC. Consequently, the directors and officers of JMC may have a conflict of interest in the event of a dispute over obligations of the Company to JMC. See "RISK FACTORS -- Reliance on JMC"; "FIDUCIARY RESPONSIBILITIES" and "CONFLICTS OF INTEREST."

         Government Regulation. As discussed in detail in "THE COMPANY--Regulatory Concerns," there are a number of areas in which government regulation may result in costs to the Company. These include aircraft registration, safety requirements, required equipment modifications, and aircraft noise requirements. Although it is contemplated that the burden of complying with such requirements will fall primarily upon lessees of Equipment, there can be no assurance that the cost of complying with such government regulations will not fall on the Company. Furthermore, future government regulations could cause the value of any non-complying Equipment owned by the Company to substantially decline.


         Competition.  The aircraft leasing industry is highly competitive.
The Company will compete with aircraft manufacturers, distributors, airlines and other operators, equipment managers, leasing companies, equipment leasing programs, financial institutions and other parties engaged in leasing, managing or remarketing aircraft, many of which have significantly greater financial resources and more experience than the Company. The Company, however, believes that it has a competitive advantage in its niche market of financing used turbo-prop aircraft to regional air carriers. The larger competitors in the aircraft industry have largely neglected this market, which is characterized by transaction sizes of less than $10 million and lessee credits that are strong, but generally unrated and more speculative than that of the major air carriers. JMC, the management company for the Company, has developed a reputation as a global participant in this segment of the market, and the Company believes this will benefit the Company. There is no assurance that the lack of significant competition from the larger aircraft leasing companies will continue or that the reputation of JMC will continue to be strong in this market segment and benefit the Company. See "THE COMPANY."


         Risks of Foreign Operations. The Company may enter into leases for equipment which will be operated and/or registered in foreign jurisdictions. Such foreign operations and registration may result in additional risks due to different regulation of aviation equipment, foreign taxes, currency risks and seizure of the asset by the foreign government. See "THE COMPANY--Lessees."

         Casualties, Insurance Coverage. The Company, as owner of transportation equipment could be held liable for injuries or damage to property caused by its assets. Though some protection may be provided by the United States Aviation Act with respect to its aircraft assets, it is not clear to what extent such statutory protection would be available to the Company. Though the Company may carry insurance or require a lessee to insure against a risk, some risks of loss may not be insurable. An uninsured loss with respect to the Equipment or an insured loss for which insurance proceeds are inadequate, would result in a possible loss of invested capital in and any profits anticipated from such Equipment. See "THE COMPANY--Lessees."

         Leasing Risks. The Company's successful negotiation of lease extensions, re-leases and sales may be critical to its ability to achieve its financial objectives, and will involve a number of substantial risks. Demand for lease or purchase of the assets depends on the economic condition of the airline industry. Ability to re-lease or resell Equipment at acceptable rates may depend on the demand and market values at the time of re-lease or resale. The Company anticipates that the bulk of the equipment it acquires will be used aircraft equipment. The market for used aircraft is cyclical, and generally, but not always, reflects economic conditions and the strength of the travel and transportation industry. The demand for and resale value of many types of older aircraft in the recent past has been depressed by such factors as airline financial difficulties, increased fuel costs, the number of new aircraft on order and the number of older aircraft coming off lease; however, the General Partner and the Company believe that just as general economic conditions have improved over the last few years, the aircraft industry is improving, with both demand, asset prices and lease rates strengthening and increasing. See "BACKGROUND AND REASONS FOR THE CONSOLIDATION -- The Aircraft Industry Outlook." There is no assurance that such improvement will continue. The Company's expected concentration in a limited number of airframe and aircraft engine types (generally, turboprop equipment) subjects the Company to economic risks if those aircraft engine types should decline in value.

         Risks Related to Regional Air Carriers. Because the Company intends to concentrate on leases to regional air carriers, it will be subject to certain risks. First, lessees in the regional air carrier market include a number of companies that are start-up, low margin operations. Often, the success of such carriers is dependent upon arrangements with major trunk carriers, which may be subject to termination or cancellation by such major carrier. This market segment is also characterized by low entry costs, and thus, there is strong competition in this industry segment from start-ups as well as major airlines. Thus, leasing transactions with these types of lessees results in a generally higher lease rate on aircraft, but may entail higher risk of default or lessee bankruptcy. The Company will evaluate the credit risk of each lessee carefully, and will attempt to obtain third party guaranties, letters of credit or other credit enhancements, if it deems such is necessary. There is no assurance, however, that such enhancements will be available or that even if obtained will fully protect the Company from losses resulting from a lessee default or bankruptcy. See "THE COMPANY -- Lessees." Second, a significant area of growth of this market is in areas outside of the United States. Leasing to foreign operators entails certain risks. See "-- Risk of Foreign Operations," above.

--------------------------------------------------------------------------------

                 BACKGROUND AND REASONS FOR THE CONSOLIDATION

--------------------------------------------------------------------------------

BACKGROUND OF THE PARTNERSHIPS AND THE GENERAL PARTNER

         The proceeds of the offerings of the Partnership Units were invested in aircraft assets. The following table sets forth additional information concerning the Partnerships and the capital raised by each:

                                             No. Unit            Aggregate
Partnership         Offering Period           Sold            Offering Amount       No. of Investors
-----------         ---------------       ------------        ---------------       ----------------
JetFleet I          6/89 - 6/91              296,069           $14,803,450              1,032

JetFleet II         10/91 - 4/94             693,505           $34,675,250              1,919



         All of the net proceeds from the offerings of the Partnership Units have been invested, except for amounts reserved to meet maintenance obligations not covered by lessees. Since inception, the Partnerships' investment objective has been to provide Investors with cash distributions. Increasingly, however, Investors, have indicated a desire to have liquidity of their investment in the Partnership. Currently, one avenue available to provide liquidity to such an Investor is the secondary market, which is characterized by a small number of participants and infrequent transactions. See "SECONDARY MARKET AND OWNERSHIP OF PARTNERSHIP UNITS." Another way to provide liquidity would be for the General Partner to terminate each Partnership and liquidate all of its assets. However, for reasons as discussed below, the Partnerships may be unable, because of current market conditions which have devalued the assets of the Partnership and the unfavorable bargaining position of a seller in the process of winding up, to liquidate the Partnerships in a way that will allow the Partnerships to return the Investors' original capital investment in the Partnerships. Furthermore, such a liquidation will adversely affect those Investors who desire to remain invested in the aircraft equipment industry. Consequently, the Consolidation is intended to meet demands of certain Investors for liquidity in investment, while enabling those Investors who believe that current market conditions favor growth in their investments in aircraft assets to maintain their investment in the business of the Partnerships. The Consolidation will also have the further benefit of creating an investment entity that will have more flexibility than the Partnerships to invest in market opportunities and use debt and equity financing to promote its growth.


         The General Partner and the Company believe that the aircraft industry is in the early stages of a recovery market, with demand for equipment once again on the rise, but prices depressed relative to the value of the equipment. See "-- Aircraft Industry Outlook," below. The General Partner believes the current market is a favorable one in which to buy assets that have the capability of generating income while retaining, or possibly even appreciating in value. Sale of existing assets, however, would be the only practicable way to raise capital in the Partnerships to make additional purchases at this time, which purchase of additional assets is believed by the General Partner to be an important part of a strategy to return original capital to the Investors.

         The Consolidation will provide Participating Investors with an investment in a new entity that has much greater flexibility than the Partnerships and can best take advantage of the potentially profitable
opportunities available in the current aircraft industry market.   The Company
will not be limited to the strict acquisition policies of the Partnerships and will have the ability to adjust its policies to take advantage of market opportunities. The Company should be able to more easily obtain financing to acquire additional aircraft, and by its status as a listed company on a national exchange should have access to both debt and equity capital at costs lower than that available to the Partnerships.

THE AIRCRAFT INDUSTRY OUTLOOK

         General. According to the 1996 Current Market Outlook Report, (the "1996 Report") published by the Boeing Commercial Airplane Group Marketing (March 1996), the early 1990's can best be characterized by the imbalance between capacity and demand. The slowdown in the world economic growth coincided with the delivery of a record number of airplanes, ordered during the boom years of the late 1980's. By the mid-1990's, airlines had restrained growth, increased load factors, and aggressively reduced costs. A world economic recovery and stable fuel prices also benefitted the airline industry. In the 1996 Report, Ron Woodard, President of the Boeing Commercial Airplane Group states, "The industry appears to have made it through the bottom of the cycle." The 1996 Report projects that leasing companies are expected to continue to play an increasing role in the aircraft industry financing, with lessors continuing the growth shown in the increase in lessor's fleets from 200 aircraft in 1986 to over 1,000 in 1995. Aircraft operators will depend upon operating lease companies to continue to make investment in aircraft, and are expected to benefit from the increased flexibility offered by operating lessors. According to Aviation Week and Space Technology 's "Forecast '97" (March 17, 1997), "Civil aviation is booming, with Asia expected to fuel much of the industry's future growth. Moreover, it appears that the upturn following the worst recession in commercial aviation history may last at least several more years before peaking."

         Regional Air Carrier Segment. The Company believes that it has identified a market niche of leasing used turboprop aircraft to regional air carriers. The Company is one of the few lessors of used aircraft in that market. Although there are many larger competitors, including leasing companies, banks and financial institutions, that engage in financing of leased aircraft, management of the Company has observed that most of those larger competitors have chosen not to finance used aircraft, engage in financing transactions for less than $10 million and/or engage in transactions with the smaller regional carriers and operators. The remaining competitors of the Company in this market are generally captive to a particular aircraft manufacturer, and only finance transactions for aircraft manufactured by that particular company.

         The regional air carrier market is expected to experience high growth in the coming years. According to an article in Aviation Week and Space Technology 's "Forecast '97" (March 17, 1997), entitled "Regionals Poised for Steady Expansion," by 2005, regional airlines in the U.S. will be carrying record numbers of passengers on board larger, faster turboprops and jet aircraft, flying on longer routes, as unprecedented growth in air travel fuels expansion. The article goes on to explain that the regional fleet in the U.S. is expected to grow from 2,100 aircraft today to nearly 3,000 in the next decade, with turbo-prop aircraft, especially those capable of cruise speeds in excess of 300 knots continuing to form the backbone of the regional fleet in the years ahead. According to the article, acquisitions of high speed turbine power transports will increase and is expected to be the most active segment of the market.


         Growth of regional airlines outside of the United States is expected to be even stronger. According to Phillips 1997 Regional Airline Directory's "Regional Market Overview," worldwide traffic forecasts call for regional revenue passenger miles ("RPMs") to continue to increase at rates higher than mainline traffic. While the Federal Aviation Administration's 1996 Outlook projects a 6.7% RPM growth for U.S. regional carriers, Saab's 1995-2010 market forecasts calls for annual worldwide growth ranging from 7.3% in the Pacific
Rim to 4.0% in North America. To accommodate the expected growth in revenue passenger demand, carriers will need to acquire and finance appropriate short-haul regional aircraft. The Company believes that it is well-poised to take advantage of the business opportunities presented by the improving vigor of the aircraft industry and the anticipated growth of the regional carrier market.


BACKGROUND OF THE CONSOLIDATION AND ALTERNATIVES CONSIDERED


         Before deciding to recommend the Consolidation, the General Partner considered numerous alternatives including (i) sales of entire Partnership portfolios, (ii) debt alternatives, and (iii) sales of individual Partnership assets. The General Partner also considered the continued management of the Partnerships as currently structured, but does not believe that it is in the best interest of Investors as the General Partner believes that the level of Partnership cash distributions is likely to decline. This decline would be due to the combination of (i) the anticipated loss of revenue associated with the termination of equipment leases; (ii) depreciation of the Partnership's asset base; and (iii) current Partnership Agreement prohibitions on incurring debt, which precludes the Partnerships from using such debt financing to acquire assets, and thereby increase revenue and cash distributions to Investors. Consequently, the General Partner believes that the Consolidation will have the greater potential likelihood of providing optimal economic benefits for the Investors.


             The following is a summary of the principal alternatives to the Consolidation considered by the General Partner and the reasons for their rejection of such alternatives. A more detailed description follows this summary:



            Alternative                                                       Reason
            -----------                                                       ------
Continued Management of Partnerships as Currently        o        Despite a potentially rising market,
Structured                                                        depreciation of the Partnerships' asset base
                                                                  and the inability to purchase additional
                                                                  assets in this favorable market is
                                                                  anticipated to result in declining
                                                                  Partnership revenue and value.

                                                         o        Fixed expenses will take an increasing
                                                                  proportion of the Partnership's declining
                                                                   revenue base.

Debt Financing                                           o        The Partnership Agreements severely limit or
                                                                  prohibit debt financing and would require
                                                                  amendment by a vote of the limited partners.

                                                         o        Even if a partial debt financing for the
                                                                  purpose of funding cash distributions were
                                                                  permissible, the maximum practicable
                                                                  projected debt financing amount available
                                                                  from lenders would only provide a partial
                                                                  return of capital to the Investors.

                                                         o        In the event of a partial debt financing,
                                                                  the remaining Investors' equity in the
                                                                  Partnership's assets  would be subject to
                                                                  greater risk of loss due to the debt on the
                                                                  assets, and yet would yield a lower rate of
                                                                  return, as servicing the debt would reduce
                                                                  cash available for distribution.


Sale of Individual Properties or the Portfolio           o        Sales during the early stages of the current
of Properties                                                     recovery market are likely to result in less
                                                                  than optimal sales prices for the assets.

                                                         o        High transaction costs may be prohibitive
                                                                  for sales of individual properties to
                                                                  separate buyers.

                                                         o        Pre-existing leases on equipment owned by
                                                                  the Partnerships makes sales to parties
                                                                  desiring immediate use of the Equipment
                                                                  impossible.

                                                         o        There are a limited number of purchasers
                                                                  with the financial capability to purchase
                                                                  individual assets and even fewer purchasers
                                                                  able to acquire the entire portfolio.




         General. Since each Partnership expected to hold its assets for a number of years after investment in order to permit the assets to generate cash flow for the Partnership, the General Partner made no efforts to dispose of the properties in the early years of the Partnership. The General Partner concentrated its initial efforts on making suitable investments for the Partnerships, consistent with the Partnerships' investment policies and restrictions, and on managing the Partnerships efficiently to control operating expenses while maximizing operating revenues.

         Recently, an increasing number of Investors in the Partnerships in written and oral communications with the General Partner have asked the General Partner to provide liquidity of the Investors' investments in the Partnership. The only way in which the General Partner could provide such liquidity, however, would be to terminate the Partnership, liquidate the assets of the Partnership and distribute the cash proceeds to the Investors. However, the General Partner believes that the sale of Partnership assets and liquidation of the Partnerships in the current market would be difficult to maximize value to Investors.


         Significant unanticipated changes occurred in the financial and aircraft leasing markets since the inception of the Partnerships in the early 1990's. These changes, consisting primarily of new government regulations regarding aircraft engine noise and aging airframes, the Gulf War, the general economic recession, and the oversupply of aircraft in the market caused by a record delivery of aircraft ordered during the boom years of the late 1980's, adversely affected asset prices in general and the value of the Partnerships' properties. The aircraft industry appears to be at the beginning of an upturn; the aircraft equipment market has recently showed signs of strengthening, and
equipment prices and lease rates appear to be firming up.   See "-- The
Aircraft Industry Outlook," above. The General Partner believes that this market is potentially an advantageous one for making additional investments in aircraft equipment.


         In response to the inquiries of Investors, the General Partner began to explore the options that would enable the Partnerships to meet the divergent investment objectives of the Investors of a return on original capital through continued investment in the aircraft industry and immediate liquidity of investment in the Partnership investments. The economic factors described above led them to conclude that liquidation of the Partnerships' assets under the current general market conditions would likely result in sales of the Partnerships' assets at prices that would not provide Investors their best return on the investment. Before deciding to recommend the Consolidation, the General Partner considered alternatives to the proposed Consolidation in an effort to achieve maximum investor return while also providing Investors with anticipated liquidity within an earlier time frame than the nineteen to twenty-five year time frame after investment until termination of the Partnership. These alternatives were (i) continued management of the Partnerships as currently structured, (ii) entire portfolio sales, (iii) debt financing, and (iv) sales of individual assets.

         Continued Management of Partnerships As Currently Structured. The General Partner has considered continuing the management of the Partnerships as they are currently structured. JetFleet I and JetFleet II are not required to liquidate and wind up until the year 2014 and 2010, respectively. The General Partner does not believe that this alternative to the Consolidation is in the best interests of the Investors, as it is not likely to enable the Partnerships to return original capital to the Investors. Furthermore, it does nothing to provide current liquidity to Investors, and the only avenue for liquidity for Investors would be the thinly and sporadically traded secondary market.

         As a result of the expiration of initial equipment leases, each Partnership will likely have declining revenue. Furthermore, the Partnership structure prevents the General Partner from making new leveraged investments to maintain cash distributions at an acceptable level, since the use of borrowings to acquire new properties is either not permitted or severely restricted under the current Partnership Agreements. Therefore, the Partnership structure contributes to the difficulty the General Partner has experienced in attempting to meet the Partnership's investment objectives. As a result of these factors, each Partnership generally has and will continue to have fixed expenses allocated over a declining revenue base. Finally, the General Partner believes there is no viable market in which to liquidate the Partnership assets under favorable terms and conditions. Therefore, if the Partnerships were to continue as currently managed, Investors would likely retain an investment without growth or liquidation opportunities in a Partnership which has a declining asset base and the likelihood of a declining income stream for a significant period of time.

         Debt Financing. The Partnership Agreements require that the Partnerships acquire property without the use of debt in most cases. The General Partner began to explore alternatives to the Consolidation that would require the Partnerships to borrow significant amounts of secured and unsecured debt and would require the approval of Investors. The funds borrowed would be returned to the Investors as return of capital.

         Although this debt alternative would have enabled the Partnerships to return a significant portion of an Investor's capital, in order to obtain optimal debt pricing, the General Partner would have had to combine the Partnerships in a manner that would allow cross-collateralization of the largest possible pool of assets of the Partnerships, which would permit one large borrowing, and lower the transaction costs. Second, to secure a rating on the debt transaction sufficient to market the debt to investors, the maximum borrowing would have approximated 70% of the asset value of the Partnership. After receiving this partial return of their capital, Investors would remain holders of the Units for a significant time period, with greater risk on their investment due to the borrowing and yet with a lower return than holders of the senior debt. Third, the use of debt was inconsistent with the General Partner's obligation to develop a long-term strategy for liquidation of investment and maximum investor return because the Investors would remain holders of the Units, and the Partnerships' assets would still have to be sold. Fourth, although the debt alternative provided some tax advantages for certain investors, those Investors that were tax-exempt entities would likely have been required to pay taxes on the unrelated business taxable income that borrowing at the Partnership level would have created. Approximately 15% of Investors of the Partnerships are tax-exempt investors. Finally, a significant roadblock to a debt financing is that while JetFleet II has some restricted ability to incur debt, JetFleet I has no power to do so. Consequently, because significant assets of the Partnership are co-owned, such financing would require the approval of the Investors of both Partnerships.

         Sale of Assets. Other alternatives to the Consolidation considered by the General Partner included selling the Partnerships' assets, either as individual items or as an entire portfolio. These alternatives were rejected by the General Partner for various reasons. Since nearly all of the assets of the Partnerships are subject to leases with third parties, sale of these assets is not possible to purchasers who desire immediate use of the aircraft. The remaining companies that have the financial capability to purchase such assets for investment purposes are limited. There are even fewer potential buyers of an entire portfolio. In addition, the sale of each individual Partnership asset would be more costly and time consuming. Furthermore, because the niche market in which the Partnerships do business is relatively close knit and well informed, knowledge that the Partnerships are liquidating would likely lead to the perception by buyers that the Partnerships are motivated sellers. This would further adversely affect the Partnerships' ability to get a fair value for its assets. Finally, though the General Partner has not made nor solicited any offers regarding sale of any of its assets, it continuously monitors the sales prices of the Partnerships' assets. The General Partner believes there is currently no viable market in which to liquidate all of the assets of the Partnerships at one time under favorable terms and conditions, as demand and prices are now only beginning to recover from their depressed state during the early 1990's.

         The General Partner engaged the Appraiser to determine the potential immediate liquidation value for the Partnerships' assets. (See, "REPORTS, OPINIONS AND APPRAISALS"). Based on an appraisal of liquidation values of the Partnership's assets in a liquidation occurring over the course of less than six months, each JetFleet I Investor would receive $1.91 per Unit, and each JetFleet II investor would receive $8.95 per Unit. This per Unit liquidation value was calculated as follows:



                                                       JetFleet I             JetFleet II
                                                       ----------             -----------
Liquidation Value (1)                                  $1,148,545             $9,056,455
Other Assets/Liabilities, Net                            (399,047)              (641,450)
   Estimated Brokerage Fees (2)                           (34,456)              (543,387)
   Estimated Legal Fees                                   (49,070)              (550,930)
   Corporate General Partnership Interest (3)              (6,660)              (366,034)
   Sales Tax (4)                                          (94,755)              (747,158)
                                                          ------                -------
Total Liquidation Proceeds                              $ 564,557            $ 6,207,495
Per Unit                                                   $ 1.91                 $ 8.95

------------------


(1) Based on the Appraiser's appraisal of liquidation values of the Partnerships' assets as of February 4, 1997.
(2) Based on maximum brokerage fees payable by the Partnership pursuant to the Partnership Agreement by JetFleet I and II of 3% and 6%, respectively.
(3) Represents the general partnership interest of the Corporate General Partner of 1% and 5% in JetFleet I and JetFleet II, respectively.
(4)      At the California rate of 8.25%.



DEFINITIVE OFFERS

         During the 18 months preceding the date of this Prospectus, no offer has been made by a third party or solicited by the Partnership regarding a merger, consolidation or combination of the Partnerships, an acquisition of any of the Partnerships or a material amount of their assets, a tender offer for or other acquisition of securities of any class issued by any of the Partnerships or a change in control of any of the Partnerships.

REASONS FOR THE CONSOLIDATION

         Among the reasons for the General Partner's decision to recommend the Consolidation are the following:


         o The General Partner believes that the Consolidation will result in the Company becoming a broader based, more financially capable aircraft lessor. The Company as successor company to the Partnerships will have flexibility to make investments that take advantage of the current market conditions in a way that the Partnerships could not.


         o The General Partner believes that the Consolidation provides an opportunity to meet the original Partnership investment objectives of providing a return on capital of Investors. Through anticipated Company growth, the Company intends to be able to increase the value of the Investors' equity holdings in the Company.

         o As a result of the Consolidation and the listing of the Company's Common Stock on a national securities exchange, Stockholders will have the potential for greater liquidity of investment.

         o Appreciation in the price of the Shares could result if the Company is successful in taking advantage of growth opportunities based on the Company's anticipated cost of the new capital and the anticipated return from investment in additional properties.

         o The Consolidation will help create a more visible, active leasing company within its market niche. The Company's increased visibility due to its anticipated increased leasing capability and activity and a strong market position within its niche should contribute to its objectives of achieving growth and increased investor value.

         o The Company expects to grow through investments in new and existing assets in the Company's market niche of used turbo-prop equipment for regional air carriers, which industry segment is growing at a fast rate. As a result, the General Partner believes significant growth is attainable.

         o Assuming both Partnerships participate in the Consolidation, the Company will hold a larger portfolio of assets than any single Partnership, and will become even more diverse as additional assets are acquired by the Company using debt and equity financing. The diversification of assets is anticipated to reduce risk for Stockholders by spreading the risk of investment over a broader and more diverse group of assets, and by reducing the dependence of investment on the performance of any particular asset or group of assets, any specific geographic area or any specific lessee.

         o The consolidation will result in simplified federal and state tax reporting for Investors and the Company. Stockholders will receive Form 1099-DIV to report any dividends. This form will be distributed by January 31 of each year following a year in which dividend distributions have been made. The complicated Schedule K-1, which Investors generally receive by March 15 of each year, will not be used. Participating Investors will no longer be subject to state tax withholding, or be required to file individual state tax returns (other than in their state of residence) solely as a result of an investment in the Company.

HISTORICAL CASH DISTRIBUTIONS AND ASSIGNED EXCHANGE VALUE


         The following table sets forth selected information per $1,000 original investment in the Partnership projected through the Anticipated Consummation Date. The Exchange Value of the Partnerships is based primarily on the independently appraised market value of their assets, and does not necessarily reflect the aggregate price at which Shares may be sold. See "THE CONSOLIDATION--Exchange Values and Allocation of Shares." The table below shows the amount of cash distributions received to date on the Units of JetFleet I and JetFleet II Investors in the first column, the second column shows the value of the Shares to be received per original $1,000 investment in the Partnerships assuming a $10 value per Share), and the third column represents the total cash and share value to be received by Investors in JetFleet I and JetFleet II for each $1,000 investment if the Consolidation is consummated.


                         PER $1,000 ORIGINAL INVESTMENT


                                                                            Total of
                                                                           Cumulative
                               Cumulative                              Distributions and
                            Distributions to         Assigned              Assigned
Partnership                   Investors(1)       Exchange Value(2)      Exchange Value
-----------                   ---------          ---------------        --------------
JetFleet I
               First          $ 603.40                  $  90.00              $ 693.40
                Last          $ 383.40                  $  90.00              $ 473.40
JetFleet II
               First          $ 641.60                  $ 360.00              $1001.60
                Last          $ 361.00                  $ 360.00              $ 721.00


-------------------------
(1) Each of the Partnership offerings lasted approximately two years, during which period limited partners were being admitted to the Partnership on a monthly basis. "First" value represents total cumulative distributions given to Investors who were admitted first to the Partnership; "Last" value represents total cumulative distributions given to Investors who were the last partners admitted to the Partnership. Assumes current distribution level is maintained through July 1, 1997.
(2) The Assigned Exchange Value is equal to the number of Shares issuable to an Investor per $1,000 original investment in Units, and does not necessarily reflect the aggregate price at which Shares may be sold. Reflects rounding to nearest whole Share.

--------------------------------------------------------------------------------

                              THE CONSOLIDATION

--------------------------------------------------------------------------------


         The information contained in this Prospectus with respect to the Consolidation is qualified in its entirety by reference to the Agreement and Plan of Merger by and among the Company and the Participating Partnerships (the "Merger Agreement"), a copy of which is attached hereto as Appendix A and incorporated herein by reference.

GENERAL

         The Consolidation is to be effected in accordance with the terms and conditions set forth in the Merger Agreement. The Merger Agreement provides that, in accordance with the Delaware GCL and the California Partnership Law, at the time of filing of a Certificate of Merger with the Delaware Secretary of State, or at such later time thereafter as may be specified in the Certificate of Merger (the "Effective Time"), each of the Participating Partnerships will be merged with and into the Company, their separate existences will cease and the Company will continue as the surviving entity. As of the Effective Time, each Unit of a Participating Partnership will automatically be converted into the right to receive Shares.

         Approval of the Consolidation by a Partnership constitutes consent to the merger of the Partnership with and into the Company pursuant to the terms of the Merger Agreement and to all actions necessary or appropriate to accomplish the Consolidation, including approval of the Amendments to the Partnership Agreements. Immediately after the Effective Time, the officers of the Company shall consist of the persons listed under "MANAGEMENT." The Board of Directors shall consist of the three current directors of the Company, and it is anticipated that two additional outside directors will be appointed immediately after the Consolidation.

         Consummation of the Consolidation is subject to certain conditions. See "THE CONSOLIDATION -- Conditions to the Consolidation."

APPROVAL AND RECOMMENDATIONS OF THE GENERAL PARTNER


         Each general partner of the Partnerships has approved the Consolidation. The General Partner believes that an investment in the Company through the ownership of Common Stock will provide greater benefits to Investors than the benefits derived from an investment in an individual Partnership. See "BACKGROUND AND REASONS FOR THE CONSOLIDATION" and "FAIRNESS." Consequently, the General Partner recommends that the Investors of each Partnership consent to the Consolidation. However, Investors are urged to consider carefully the factors described under "RISK FACTORS" and the comparison of an investment in a limited partnership versus an investment in the Company set forth under "COMPARISON OF LIMITED PARTNERSHIP AND CORPORATE STRUCTURE." Investors are also urged to review the Supplement for their respective Partnership and to consult with their independent financial and tax advisors prior to consenting to the Consolidation.

VOTE REQUIRED FOR APPROVAL OF THE CONSOLIDATION


         Participation in the Consolidation by a Partnership requires the affirmative vote of holders of more than 50% of the outstanding Units of the Partnership. This Prospectus constitutes the solicitation of the approval of the Investors to the Consolidation, including all such actions required by the Partnerships to consummate the Consolidation. Because JetFleet II's anticipated net assets as of the Anticipated Consummation Date constitute over 88% of the aggregate value of the Partnerships' assets, at the discretion of the Company, the Consolidation will be consummated notwithstanding the nonparticipation of JetFleet I, provided that the Consolidation is approved by JetFleet II. In determining whether to proceed with a Consolidation with JetFleet II only, the Company will determine whether the number of dissenting Investors, the number of Participating Investors and the asset base of JetFleet II alone will provide a sufficient basis for the Company to meet its objectives and satisfy all of the conditions for the Consolidation set forth in the Merger Agreement. Such a Consolidation between JetFleet II and the Company alone is subject to certain considerations summarized in the Supplement for JetFleet II. JetFleet II Investors are urged to carefully review the Supplement accompanying this Prospectus when considering the Consolidation.


AMENDMENTS TO PARTNERSHIP AGREEMENTS


         The Partnership Agreements do not specifically address the merger of the Partnerships or the conversion of Partnership Units for equity securities. Therefore, the General Partner is requesting the consent of Investors to amend the Partnership Agreements to include specific provisions regarding the Consolidation. By voting "YES" in favor of the Consolidation, an Investor will also have approved the proposed amendments to his or her Partnership Agreement (the "Amendments"), which expressly authorize all actions necessary to successfully accomplish the Consolidation as described in this Prospectus. The amendments also provide for a uniform dissenters' rights procedures for both JetFleet I and JetFleet II Investors. See "VOTING PROCEDURES--Amendments to Partnership Agreements." A discussion of the substance of each of the amendments and the form of the Amendment to the Partnership Agreement is set forth in the Supplement for the respective Partnership. The Partnership Agreement provides that any person who votes "NO" on the Consolidation is entitled to dissenters' rights. To make the dissenters' rights provisions consistent with California law, dissenters' rights will be available to any Investor that does not vote "YES" on the Consolidation.




CONDITIONS TO THE CONSOLIDATION


         Consummation of the Consolidation is conditioned upon each of the following, any or all of which other than (i), (ii) and (viii) may be waived by the Company and General Partner in whole or in part:


               (i) approval of the Consolidation by Investors holding a majority of the outstanding Units of the Partnerships; provided, however, that at the sole discretion of the General Partner and the Company, the merger of JetFleet II with the Company may be consummated notwithstanding the failure of Investors in JetFleet I to approve the Consolidation;

               (ii) approval of the listing of the Shares on the American Stock Exchange, subject to official notice of issuance;

               (iii) receipt of all necessary consents, waivers, approvals, authorizations or orders required to be obtained and the making of all filings required to be made by any of the parties for the authorization, execution and delivery of the Merger Agreement and the con-summation of the transactions contemplated thereby on or before (and remaining in effect at) the Effective Time;

               (iv) there shall not have occurred or been threatened any material adverse change in the overall business or prospects of the Participating Partnerships or in the tax or other regulatory provisions applicable to the Participating Partnerships, or the Company, and the Company shall not have become aware of any facts that, in the sole judgment of the Company and General Partner, have or may have a material effect, whether adverse or otherwise, on the Participating Partnerships, taken as a whole, the Consolidation, or the value to the Company of the properties of the Participating Partnerships, taken as a whole;

               (v) receipt, on or prior to the Closing Date, by the Company of an opinion from Counsel confirming that in all material respects, as of the Closing Date, the discussion set forth under "FEDERAL INCOME TAX CONSIDERATIONS," including any opinions expressed therein, is accurate and complete;

               (vi) there having been no statute, rule, or regulation enacted or issued by the United States or any State, or by a court, which prohibits or challenges the consummation of the Consolidation;

               (vii) there having been no declaration of suspension of trading in, or limitation on prices for, securities generally on the American Stock Exchange, declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war, armed hostility, or other international or national calamity directly or indirectly involving the United States, which war, hostility or calamity, in the sole judgment of the Company and the General Partner, would have a material adverse effect on the business objectives of the Company, or, in the case of any of the foregoing existing on the date of this Prospectus, any material acceleration or worsening thereof;

               (viii) the Registration Statement having been declared effective and no stop order suspending the effectiveness of the Registration Statement having been issued or proceedings for such purpose having been instituted, and all necessary approvals under state securities or blue sky laws having been received; and


               (ix) if more than 10% of the Investors of either of the Partnerships shall have elected to exercise dissenters' rights available under the California Partnership Act, the Company shall have the option not to consummate the Consolidation with such Partnership.


         If any event shall occur or any matter shall be brought to the attention of the Company and the General Partner that, in their sole judgment, materially affects, whether adversely or otherwise, any of the Participating Partnerships or one or more of their properties, subject to the terms of the Merger Agreement, the Company and the General Partner reserve the right to modify or amend the terms of the Consolidation to take such event or matter into account, or to take such other actions as may be appropriate, including, without limitation, canceling the Consolidation. Any determination of the Company concerning the events and matters set forth above will be final and binding on all parties. All of the foregoing conditions, except for the conditions set forth in (i), (ii) and (viii), are for the sole benefit of the Company and the General Partner and may be waived by the Company and the General Partner in whole or in part. Certain of the conditions to the consummation of the Consolidation are beyond the control of the Company, the General Partner and the Partnerships; consequently, there can be no assurance that the Consolidation will occur.

EXCHANGE VALUE AND ALLOCATION OF SHARES


         General.    The Exchange Values were determined based on appraisals of the Partnerships' assets as of February 4, 1997 and cash and liabilities projections as of the Anticipated Consummation Date of July 1, 1997, and have been assigned to each of the Partnerships solely to establish a consistent method of allocating Shares for purposes of the Consolidation. The Exchange Values of the Partnerships do not indicate the aggregate price at which Shares may be sold after the Consolidation, nor does the number of Shares to be issued indicate the actual or potential trading price of the Company's Common Stock. See "RISK FACTORS." The number of Shares to be issued to each Participating Partnership upon consummation of the Consolidation will equal the Exchange Value of the Participating Partnership divided by $10, an arbitrary amount chosen for the sole purpose of determining the number of Shares of Common Stock to be issued to each Partnership. No fractional Shares will be issued by the Company with respect to the Consolidation. See "-- Conversion Ratio; No Fractional Shares." There has been no prior market for the Common Stock, and it is possible that the Common Stock will trade at a price substantially below the Exchange Value or the book value of the assets of the Company. There is no assurance that a market for the Company's Common Stock will develop as a result of the Consolidation.

               The Exchange Value for each Partnership is an amount equal to the sum of (i) the appraised market value of its assets as of February 4, 1997,
(ii) the present value of rental income owed to the Partnership on a full payout finance lease for a DC-9 aircraft owned jointly by JetFleet I and JetFleet II and a second DC-9 owned 100% by JetFleet II (discounted at an annual interest rate of 10%) and (iii) projected cash and other assets as of July 1, 1997 (the anticipated date of consummation of the Consolidation), less
(x) projected total liabilities of each Partnership as of July 1, 1997. In determining the value of each asset held by the Partnership, the Appraiser used
the "current market value approach."   Current market value is based upon the
value reflective of real market conditions at the time of the appraisal of an asset, and takes into account the status of the economy in which the equipment is used, the status of supply and demand for the particular item of equipment, the value of recent transactions and the opinions of informed buyers and sellers. The current market value approach assumes that there is no short term
time constraint to buy or sell the asset.   See "REPORTS, OPINIONS AND
APPRAISALS."


         As of the date of this Prospectus, the General Partner does not know of any material change in the financial performance of any of the Partnerships which will materially affect the Exchange Value.

         Adjustments to Exchange Value and Allocation of Shares. All determinations of the Exchange Value for purposes of allocating the Shares among the Partnerships, other than the final computation of the expenses of the
Consolidation, were determined in the manner described below.   Each
Partnership will operate and make distributions prior to the Closing Date such that, to the extent possible, its Exchange Value relative to the Exchange Value of the other parties to the Consolidation remains the same, excluding, for these purposes only, the estimated expenses of the Consolidation allocated to each of the Partnerships.


         In the event it is discovered prior to the Effective Time that cash positions or anticipated liabilities differ from those used to calculate the Exchange Values as described below, an adjustment may be made to the Exchange Value of that Partnership. If the required adjustment is in excess of 5% of the Exchange Value for the Partnership, the Partnership's Exchange Value will be redetermined and its allocation of Shares changed and such adjustment shall be submitted for approval of the Investors of the affected Partnership who will be offered the opportunity to change their vote on the Consolidation. If such Investor does not timely indicate an objection to the adjustment, his or her vote will be counted as originally submitted. In the event the amount of the discovered liability is less than the foregoing amount, no adjustment to the Partnership's Exchange Value will be made.

         The Exchange Value for each Partnership is an amount equal to the sum of (i) the appraised market value of its assets as of February 4, 1997, (ii) the present value of rental income owed to the Partnership on a full payout finance lease for a DC-9 aircraft owned jointly by JetFleet I and JetFleet II and a second DC-9 owned 100% by JetFleet II (discounted at an annual interest rate of 10%) and (iii) projected cash and other assets as of the Anticipated Consummation Date of July 1, 1997, less (x) projected total liabilities of each Partnership as of the Anticipated Consummation Date. The method of calculation is shown below. The General Partner reserves the right in its sole discretion, to make adjustments to the Exchange Value of a Partnership, when necessary to take into account the payment of cash to dissenting Investors of a Partnership.


                    Market Value     Discounted         Other          Total         Exchange      No of.
                    of Assets(1)     DC-9 Rent(2)      Assets(3)   Liabilities(4)      Value      Shares(5)
                    -------------    ------------      --------    --------------   -----------   ---------
JetFleet I          $   1,762,554     $ 144,543        $107,490        $651,080      $1,363,507     136,351
JetFleet II           $13,927,446      $622,178        $731,304      $1,994,932     $13,285,996   1,328,600


-------------------------
(1) Based upon the market value of the assets as set forth in the Appraisal of Aircraft Information Services, dated February 4, 1997, for each Partnership, attached as Appendix B.

(2) JetFleet I and JetFleet II hold 50% and 50% interests, respectively, in a DC-9 aircraft, and JetFleet II holds a 100% interest in a second DC-9 aircraft, each on a full-payout finance lease to AeroCalifornia. The amount shown in this column represents the Partnership's portion of the present value of the rent payable to the Partnership, discounted at an annual rate of 10%. The 10% discount rate reflects the Company's assessment of the cost of funds which would be available to the Partnership for borrowing.

(3) Consists mainly of projected cash holdings and miscellaneous receivables.
(4) Consists primarily of deferred tax liabilities, accounts payable, accrued maintenance costs and security deposits and prepaid rents.
(5) Exchange Value divided by $10.

ALLOCATION OF SHARES BETWEEN CORPORATE GENERAL PARTNER AND LIMITED PARTNERS


The following table shows how the allocation of each Partnerships' shares between the Corporate General Partner and the Investors was calculated. The Corporate General Partner's allocation is based upon the percentage interest of the Corporate General Partner in the Partnership as set forth in the respective Partnership Agreements of the Partnerships.



                    Total Shares          Corporate           No. of Shares         No. of Shares
                   Allocated to       General Partners'    Issued to Corporate        Issued to
Partnership        Partnership(1)  Partnership Interest(2)   General Partner       Limited Partners
-----------        --------------  -----------------------   ---------------       -----------------
JetFleet I            136,351            1 .0%                      1,364                 134,987
JetFleet II         1,328,600            5 .0%(3)                  66,429               1,262,171


-------------------------

(1) The number of Shares to be issued to each Participating Partnership upon consummation of the Consolidation will equal the Exchange Value of the Participating Partnership (second to last column of the previous table entitled "Exchange Value and Allocation of Shares") divided by $10, an arbitrary amount chosen for the sole purpose of allocating Shares and which is not intended to imply that the Shares will trade at a price of $10 per Share.
(2) Represents the percentage interest of the Corporate General Partner in the Partnership's distributions, according to the applicable Partnership Agreement.
(3) In addition to its 5% interest in any distributions made by JetFleet II, the Corporate General Partner of JetFleet II is also entitled to a subordinated disposition fee equal to one-half of the industry standard commission ordinarily paid in such transactions, up to a maximum of 3% of the gross sales price of any assets disposed by JetFleet II. The Corporate General Partner will waive this fee in connection with the Consolidation.

Assuming 100% Partnership Participation, once the Consolidation is consummated the Corporate General Partner will hold 67,793 Shares or 4.2% of the total outstanding Shares and the Investors, as a group, will hold 1,397,158 Shares or 86.5% of the total outstanding Shares of the Company. The Individual General Partners will not receive any Shares in the Consolidation.


ACCOUNTING TREATMENT

         In accordance with generally accepted accounting principles, the Consolidation will be accounted for as a reorganization of entities under common control at historical cost in a manner similar to a "pooling-of-interests." Under this accounting method, the assets and liabilities of the combining entities will be carried forward at their recorded historical book values. For a discussion of the accounting adjustments necessary to give effect to the Consolidation, see "PRO FORMA FINANCIAL INFORMATION" and "SELECTED FINANCIAL INFORMATION OF THE PARTNERSHIPS."

CONVERSION RATIO; NO FRACTIONAL SHARES


         At the consummation of the Consolidation, each Participating Investor's Units will be automatically converted into the right to receive that number of Shares of Common Stock of the Company equal to the number of Units held by the Investor multiplied by the Conversion Ratio, rounded up to the nearest whole Share. The Conversion Ratio shall equal the quotient obtained by dividing (a) the number of Shares allocated to be issued to the Investors of the Partnership; by (b) the total number of Units of limited partnership outstanding for the Partnership.


         The Company will not issue fractional Shares in connection with the Consolidation. The number of Shares issuable to an Investor will equal the number of Units held by the Investor multiplied by the Conversion Ratio, rounded up or down to the nearest whole share.

EFFECT OF THE CONSOLIDATION ON DISSENTING INVESTORS

         An Investor of a Participating Partnership who dissents or abstains from voting with respect to the Consolidation will have statutory rights to elect to be paid the appraised value of his or her interest in the Partnership. See "DISSENTERS' RIGHTS," for a summary of statutory dissenters' appraisal rights available to Investors who do not vote in favor of the Consolidation.

EFFECTIVE TIME

         The Effective Time of the Consolidation will be the time when the Certificate of Merger with respect to the merger of the Participating Partnerships are filed with the Secretary of State of Delaware, or at such later time as may be specified in the Certificate of Merger. It is anticipated that such filings will be made as promptly as practicable after the requisite approval of the Investors has been obtained and the other conditions to the Consolidation have been satisfied or waived, if permitted under the Merger Agreement, as the case may be. The General Partner intends that such approvals will be obtained on or about June 30, 1997.

CORPORATE HEADQUARTERS


         The Company's principal place of business will be 1440 Chapin Avenue, Suite 310, Burlingame, California 94010.


LEGAL PROCEEDINGS

         There is no material litigation currently pending or threatened against any of the Partnerships, their properties or the General Partner.

AMENDMENT, TERMINATION AND WAIVER


         Subject to applicable law, the Merger Agreement may be amended by the Company and the Participating Partnerships at any time prior to the filing of the Certificate of Merger with the Delaware Secretary of State, provided that, after approval by Investors holding a majority of the outstanding Units of a Partnership, without the further approval of the Investors of such Partnership and the stockholders of the Company, no amendment may be made which alters or changes (i) the amount or kind of consideration which an Investor of such Partnership shall be entitled to receive for Units in such Partnership, (ii) the Certificate of Incorporation of the Company, or (iii) the terms and conditions of the Merger Agreement if such alteration or change would materially and adversely affect the Participating Investors or the stockholders of the Company.

         The Merger Agreement may be terminated at any time prior to the filing of the Certificate of Merger with the Delaware Secretary of State by mutual consent of the Board of Directors of the Company and the General Partner.
At any time prior to the filing of the Certificate of Merger with the Delaware Secretary of State, any party to the Merger Agreement may extend the time for the performance of any of the obligations or other acts of any other party thereto, or waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent that such obligations, agreements and conditions are intended for its benefit.


DEALER MANAGER


         The Company has engaged Crispin Koehler Securities ("CKS"), an NASD-registered broker dealer to act as Dealer Manager for the Consolidation. CKS acted as Dealer Manager in connection with the offering of limited partnership units of each of the Partnerships. CKS, which acted as Dealer Manager for the JetFleet I and JetFleet II offerings, will be providing such investment banking services to the Company in connection with the solicitation, including rendering advice regarding the preparation of the solicitation documents and solicitation strategy and as acting as liaison between the Company and the broker-dealers who were in the syndicate that sold the Partnership Units and who will be acting on behalf of certain Investors. In consideration of those service in connection with the Consolidation, CKS will receive an investment banking fee of $80,000 and warrants to purchase up to 35,000 shares of Common Stock of the Company at a purchase price of $3.00 per share. Richard D. Koehler, an individual General Partner of each of the Partnerships, is an officer and director of CKS, and a principal shareholder of its parent corporation, Crispin Koehler Holding Corp. ("CK Holding"). Neal D. Crispin is neither a shareholder, officer or director of CKS and is not an officer or director of CK Holding, but does own 9% of the voting common stock of CK Holding. The compensation to be paid to CKS was not negotiated at arm's length by the Company and CKS.

CONSOLIDATION EXPENSES

         General. Assuming 100% Partnership Participation, expenses of the Consolidation are estimated to be as follows:

                                           SOLICITATION/COMMUNICATION EXPENSES
Communication Expenses                             $         30,000
Other                                              $         20,000
         Sub Total                                                           $  50,000

                                                    TRANSACTION COSTS

Investment Banking Fee                             $         80,000
Legal Fees                                         $         50,000
Appraisals and Valuation                           $          3,000
Registration, Listing and Filing Fees              $         20,000
Financial Consulting Fees                          $         19,000
Accounting and Other Fees                          $         10,000
Printing                                           $         20,000
         Sub Total                                                           $ 202,000
                                                                             ---------

Total Costs                                                                  $ 252,000
                                                                             =========

         Solicitation/Communication Expenses. The Solicitation/Communication Expenses related to the Consolidation will be allocated among the Partnerships, the General Partner and the Company depending upon whether the Consolidation is consummated, as described below. For purposes of the Consolidation, the term "Solicitation/Communication Expenses" includes expenses such as telephone calls, broker-dealer fact sheets, legal and other fees related to the solicitation of consents, as well as reimbursement of expenses incurred by brokers and banks in forwarding the Prospectus to Investors.

         If the Consolidation is consummated with both JetFleet I and JetFleet II, all of the Solicitation/Communication Expenses will be payable by the Company. If the Consolidation is consummated only with JetFleet II, all of the Solicitation/Communication Expenses will be paid by the Company or JetFleet II. The Solicitation Communication Expenses of JetFleet I, if it does not participate, will be payable by the Company. If the Consolidation is not consummated, all of the Solicitation/Communications Expenses will be payable by the Company.

         Transaction Costs. The Transaction Costs for the Consolidation will be allocated among the Partnerships and/or the Company depending upon the votes received with respect to the Consolidation and whether the Consolidation is consummated. The term "Transaction Costs" means, for purposes of the Consolidation, the costs of mailing and printing this Prospectus, any supplements thereto or other documents related to the Consolidation, legal fees not related to the solicitation of consents, financial advisory fees, investment banking fees, appraisal fees, accounting fees, independent committee expenses, travel expenses and all other fees related to the preparatory work of the Consolidation, but not including Solicitation/Communication Expenses or costs that would have otherwise been incurred by the Partnerships in the ordinary course of business.

         If the Consolidation is consummated with both JetFleet I and JetFleet II, all of the Transaction Costs will be payable by the Company. If the Consolidation is consummated with just

JetFleet II, the Transaction Costs will be allocated among the Partnerships in proportion to their respective Exchange Values. The Transaction Costs allocated to JetFleet I, as a Nonparticipating Partnership, will be payable by the Company and JetFleet I in such proportion corresponding to the votes to reject the Consolidation and the votes to approve the Consolidation. The Transaction Costs allocated to JetFleet II as a Participating Partnership will be payable by the Company.

REPORTS, OPINIONS AND APPRAISALS


         The General Partner has engaged Aircraft Information Services, Inc., an independent appraisal firm, to appraise the value of the aircraft equipment assets of the Partnerships. The Exchange Value of each of the Partnerships was determined primarily based on these appraised values. The allocation of Shares among the Participating Partnerships was determined primarily based on these appraised values as of February 4, 1997. See "THE CONSOLIDATION--Exchange Value and Allocation of Shares." See "REPORTS, OPINIONS AND APPRAISALS" regarding the parties providing the appraisals, valuations, and any material relationships with these parties and compensation received or expected to be received by them, the determination of the consideration to be received by Investors and summaries of the appraisals and valuations.


EFFECT OF CONSOLIDATION ON NONPARTICIPATING PARTNERSHIPS

         A Nonparticipating Partnership will continue to operate as a separate legal entity with its own assets and liabilities. There will be no change in its investment objectives, policies or restrictions and the Nonparticipating Partnership will remain subject to the terms of its Partnership Agreement. The General Partner anticipates that it will not take any steps to increase liquidity to the Partnerships in the near term, and will re-evaluate the market conditions periodically to determine if liquidation of the Partnerships prior to the termination date of the Partnership set forth in the Partnership Agreement would be advantageous to the Partnerships' Investors.

--------------------------------------------------------------------------------

                        BENEFITS OF THE CONSOLIDATION

--------------------------------------------------------------------------------

         The following is a brief discussion of the potential benefits of the Consolidation.

         Potential for Increasing Value of Investment While Providing Enhanced Liquidity. By combining the Participating Partnerships into the Company, the Consolidation will give the Company the asset base and the flexibility to take advantage of the current upturn in the cyclical aircraft industry, potentially increasing the investment value to Investors, while at the same time creating enhanced investment liquidity.

         Growth Potential. The Company, as successor to the Partnerships' business, believes it will have significant growth opportunities as a result of increased efficiency in existing portfolio management and the fragmented availability of capital for investment in the Partnerships' niche market, regional air carrier turboprop equipment. The Company's management and the General Partner believe there may be attractive investment opportunities in current market and, as a result of its ability to raise additional capital and to reinvest net sale or refinancing proceeds, the Company should be positioned to take advantage of these investment opportunities. The Company believes there is potential for increased total return to Stockholders through potential appreciation in the price of Shares from growth opportunities based upon the Company's anticipated cost of new capital and the anticipated return on the investment in additional properties.

         Substantially Enhanced Liquidity Potential. Stockholders of the Company will have the potential for enhanced liquidity of investment as a result of holding securities listed on a national securities exchange. The Company has applied to list its Common Stock on the American Stock Exchange subject to official notice of issuance. There is expected to be a public market for the Shares following the Consolidation, but there is no assurance that such market will be active and result in greater liquidity for the Investors.

         Common Business Objectives. The Consolidation establishes, through the formation of the Company, a single business enterprise. The assets of the Participating Partnerships will be combined for the purpose of pursuing common business objectives, through an integrated management and operational system. Since the Company will not be operated as a finite-life enterprise, it will have the right to pursue certain business opportunities which cannot be pursued by any of the Partnerships. These opportunities include the opportunity of making new investments, raising additional capital, leveraging assets to acquire additional assets, using equity to purchase additional assets, and combining assets to take advantage of new financing opportunities or resale packages.

         Access of Capital Markets. With a larger base of assets and Stockholders' equity, the Company should be able to issue additional debt and equity securities with greater ease and on more attractive terms than would be available to either of the Partnerships individually.

         Timing of Asset Sales. The Board of Directors of the Company has the discretion to determine when or whether to dispose of the Company's assets or the Company itself, subject to, under certain circumstances, approval of the stockholders of the Company. Unlike the Partnerships, the Company has no established time frame in which the Company's investments are expected to be liquidated and may select the optimum time for disposing of aircraft asset investments.

         Diversification of Assets. By combining the Participating Partnerships into a single ownership entity, the Consolidation will create an investment portfolio larger than the portfolio of either Partnership. For JetFleet I, this increased size and the resulting combination of operations spreads the risk of investment over a broader group of assets and reduces the dependence of investment upon the performance of any particular asset or group of assets, any specific lessee or any particular type of aircraft equipment. For JetFleet II, the Consolidation brings assets it co-owns under the control of one entity.


         Simplification of Business. Each of the Partnerships is subject to the periodic reporting and filing obligations of the Securities Exchange Act of 1934, as amended. As separate legal entities with different investors, the Partnerships must segregate their assets and liabilities (to avoid commingling assets), conduct their operations independently, and maintain separate books and records for the preparation of financial statements, tax returns, investor information and reports and filings to be made to the Securities and Exchange Commission (the "Commission"). By combining the Participating Partnerships into a single ownership entity, the Consolidation eliminates much of the duplication in reporting, filing and other administrative services and simplifies the manner in which the business of the Company are pursued.


         Simplified Tax Reporting. The Consolidation will result in simplified tax administration for many Investors. Stockholders will receive Form 1099-DIV by January 31 of the year following any year in which a distribution has been made. Form 1099-DIV is substantially easier to understand than the more complicated Schedule K-1, which is prepared for the reporting of the tax information of the Partnerships and is generally mailed to Investors by March 15 of each year.

         Benefits to Tax-Exempt Stockholders. Counsel has delivered its opinion that, subject to the conditions described therein, the income to be derived by certain Tax-Exempt Stockholders from the Company will not constitute UBTI. Accordingly, unlike the Partnerships, the Company may incur indebtedness in connection with the acquisition of property and not cause distributions to Tax-Exempt Stockholders to be UBTI. See "FEDERAL INCOME TAX CONSEQUENCES."

--------------------------------------------------------------------------------

                                   FAIRNESS

--------------------------------------------------------------------------------

GENERAL PARTNER'S BELIEF AS TO FAIRNESS


         The General Partner of the Partnerships and the Board of Directors of the Company believe that the terms of the Consolidation are fair as a whole to the Partnerships and to their respective Investors. The material factors underlying the beliefs of the General Partner relating to the fairness of the Consolidation are discussed below. Notwithstanding the potential conflicts of interest to which the General Partner was subject with respect to the Consolidation (See, "CONFLICTS OF INTEREST"), such determination of fairness to each of the Partnerships was made consistent with the General Partner's fiduciary obligations to each of the Partnerships and the Investors therein.
In determining fairness, the General Partner examined the following issues: (i) the fairness of the Consolidation as between the two Partnerships; (ii) the fairness of the Consolidation as between the Investors and the General Partner;
(iii) the fairness of the founding share issuance of the Company to JMC; and
(iv) the fairness of the agreements for investment banking services with the Dealer Manager, an affiliated of the General Partner.

         In reaching the conclusion that the Consolidation is fair, the General Partner considered the similarity of the assets, business and investment objectives of the Partnerships, and determined that so long as the Consolidation accurately valued the assets of the Partnerships relative to each other, each Partnership would be treated fairly in a combination of the two
Partnerships.    No offers to purchase either Partnership have been presented to the General Partner and there is no historic price or market price (other than a thinly traded secondary market price (See" SECONDARY MARKET AND OWNERSHIP OF PARTNERSHIP UNITS")) upon which the Partnership valuations can be based. No Units have been purchased from Investors by the General Partner or
its Affiliates.   In determining the relative values, the General Partner
concluded that such a valuation should be based on the relative value of the Partnerships' assets would be most appropriate, since due to the nature of the partnerships as a sole purpose leasing business, substantially all of the value of the Partnerships and their business is based upon their respective assets. The General Partner believed that the book value, which is based on generally accepted accounting principles, would not accurately reflect the true market value of the Partnerships' assets. Consequently, it engaged an independent appraiser to determine the "current value" of the Partnerships' assets, which valued the assets based on expected sales price of such assets when there is no short term time constraint to buy and sell.. The General Partner also acquired appraisals of immediate liquidation, orderly liquidation and long-term holding of the assets, but chose the current value appraisal since the General Partner believes that this appraisal best reflects the business objectives of the Company; however, because of cross ownership and similarity of the assets, the differences between all four appraisals in the relative valuation of the Partnerships is insignificant anyway.

         The General Partner, notwithstanding its conflict of interest in making such a determination, believes that the Consolidation is fair to the Investors. The Corporate General Partner will receive Shares representing its interest in the Partnerships, which interest was set forth in the Partnership Agreement. In fact, with respect to JetFleet II, it is waiving certain liquidation compensation to which it would otherwise be entitled. Since the allocation of Shares between the General Partner and the limited partners to be followed in the Consolidation is to be based solely on a mechanical application of the current provisions of the respective JetFleet I and JetFleet II Partnership Agreements. The Individual General Partners will receive no compensation in connection with the Consolidation. Consequently, the compensation to the General Partner was not a matter that required arms length
negotiation.   Because the Corporate General Partner is receiving no more that is set forth in the Partnerships' Limited Partnership Agreements, the General Partner has determined that the allocation between the General Partner and the Limited Partners of Shares to be distributed in the Consolidation is fair to the Investors.

         JMC was issued 150,000 shares of Common Stock of the Company at $1.00 at the founding of the Company. The sales proceeds paid by JMC to the Company are being used to pay organizational costs and costs and expenses incurred in connection with the preparation of this Prospectus and solicitation of consents to the Consolidation by the Company. This issuance may be dilutive to the Investors that participate in the Consolidation. See "DILUTION." Although JMC is affiliated with Neal D. Crispin, an Individual General Partner, the General Partner believes that this stock issuance is fair to the Investors for the following reasons: (i) at the time of the purchase there was no assurance (and there is still no assurance) that the Company will acquire the business of the Partnerships; (ii) the Consolidation is not consummated, then JMC's investment in the Company will be worthless; and (iii) even if the Consolidation is consummated, there is no assurance as to the value of the Common Stock purchased by JMC, since the $10 per Share amount assigned to the Shares has been arbitrarily determined (See "THE CONSOLIDATION -- Exchange Value and Allocation of Shares").

         With respect to the fees paid to JMC for management, remarketing, release and other services (See "MANAGEMENT" and "COMPENSATION PAYABLE TO CORPORATE GENERAL PARTNER AND AFFILIATES AND MANAGEMENT COMPANY"), the General Partner and the Company have determined that such fees are fair and reasonable to the Company, and therefore the Investors. Such fees are not disparate from the fees currently paid by the Partnerships to the General Partner, and based upon its analysis of the industry, the General Partner and the Company have determined that such fees are not less favorable than those terms that could be obtained from the Company from an independent third-party management company.

         Finally, the General Partner has determined that the compensation payable to the Dealer Manager, an affiliate of Richard D. Koehler, an Individual General Partner, is fair to the Company and the Investors. The General
Partner believes that the investment banking fee of $80,000 and warrants for 35,000 Shares is no less favorable, and likely substantially less, than the fee that would be charged by any other broker dealer engaged in investment banking. Furthermore, because the Dealer Manager acted as the underwriter for the JetFleet I and JetFleet II offerings, it offers a relationship and/or contact with the Investors that will be valuable in soliciting Investor consents and providing information to Investors.

         The General Partner believes that the Consolidation is fair from a procedural standpoint for the following reasons. Most importantly, all Investors will be afforded the opportunity to vote on the Consolidation. Those that do not vote in favor of the transaction will be given the opportunity to exercise dissenters' rights, whereunder the dissenting Investor will be entitled to receive the fair value of the Units held by him or her. See "DISSENTERS' RIGHTS." The General Partner believes that the Exchange Values upon which the conversion ratios from Units to Shares will be based have been determined according to a process that is fair, because such process is based on appraisals of all properties of the Partnerships by the same nationally recognized independent appraisal firm, which is intended to maximize consistency among the appraisals. In addition, the Exchange Values include adjustments for the Partnership's liabilities. Second, the similarities in the Partnerships and its assets simplifies relative valuation of the Exchange Values for the Partnerships.

NO FAIRNESS OPINION OBTAINED

         The General Partner determined that due to the nature of the Consolidation and the Partnerships as described above, a third party fairness opinion was unnecessary, and that obtaining such an opinion would result in a significant increase in the cost of the transaction without any significant incremental benefit to the Investors, the Partnerships or the Company.

MATERIAL FACTORS UNDERLYING BELIEF AS TO FAIRNESS

         The following is a discussion of the material factors, in order of importance as determined by the General Partner, underlying the General Partner's belief that the terms of the Consolidation are fair to the Investors and as a whole.

         1. Independent Appraisals. The General Partner's belief as to fairness of the Consolidation as a whole and to the Investors, and the General Partner's statements above regarding the material terms underlying their belief as to fairness, are based primarily on the appraisals rendered by the Appraiser. The General Partner attributed significant weight to these appraisals and believes that these independent appraisals support the conclusion that the Consolidation is fair to the Partnerships as a whole and to the Investors. The General Partner does not know of any factors that relate to the conclusions in the appraisals, including developments or trends that have materially affected or are reasonably likely to materially affect such conclusions.

         2. Consideration Offered. The next most important consideration with respect to fairness considered by the General Partner was the form and amount of consideration offered to Investors, including Dissenting Investors. The number of Shares to be issued to each Partnership is based on the same valuation methodology consistently applied to each of the Partnerships. Therefore, the General Partner believes that the Exchange Value adequately takes into account the relative value of each of the Partnerships.

         3. Voting Procedures and Dissenters' Rights. A third factor was the General Partner's belief that the voting process and alternatives presented to Investors, including Dissenting Investors, are fair. Each Investor has the opportunity to make his investment decision by deciding whether to vote "YES," "NO" or "ABSTAIN" with respect to the Consolidation. Those Investors who do not vote "YES" on the Consolidation may be entitled to statutory dissenter's rights to receive the value of their Units as of the time of the announcement of the Consolidation which will be based upon the estimated proceeds of an orderly sale of the Partnerships' assets. The General Partner has proposed to change the dissenters' appraisal rights for JetFleet II Investors in order to make these rights consistent with applicable California law. See "VOTING PROCEDURES," and "DISSENTERS' RIGHTS."

         4.      Compensation Payable to General Partner and JMC.   A fourth
factor considered by the General Partner with respect to fairness is the compensation arrangements with the General Partner and JMC, as sponsor and management company. The Corporate General Partner will receive no more than that to which is entitled under the Partnership's Limited Partnerships Agreement. No compensation will be payable by the Partnerships or the Company to the General Partner once the Consolidation is consummated.

         The compensation payable to JMC by the Company is not widely disparate from that currently payable by the Partnerships to the Corporate General Partner, and is reasonable and customary for the aircraft leasing industry. While JMC did purchase founding stock of the Company at a price of $1.00 per Shares, the pricing of this initial capitalization is fair in light of the risk involved in organizing the Company and the possibility of the loss of JMC's entire investment in the Company if the Consolidation is not approved.

         5. Similarity of Partnerships. The final factor considered by the General Partner was the similarity of the Partnerships. The General Partner does not believe that there are any material differences among the Partnerships which would affect the fairness of the Consolidation. Substantially all of the assets of the Partnerships are aircraft equipment that are similar in nature and no Partnership is leveraged; in fact, approximately $4.1 million of the total $16.4 million of assets (based on current value appraisals as of February 4, 1997 and including the AeroCalifornia DC-9 finance leases) of the Partnerships are owned in joint tenancy by JetFleet I and JetFleet II.

All of the assets of JetFleet I are co-owned with JetFleet II.

         The Consolidation is not a proposal for bringing together investments in different types of aircraft assets. In addition, the investment objectives of each of the Partnerships are substantially similar. The substantially uniform nature of the potential pool of aircraft assets of the Company, the absence of leverage and the similar investment objectives of the Partnerships help ensure that the Investors in each Partnership receive a number of Shares which accurately reflects their proportional ownership of the assets contributed by their Partnership to the Company.

         The differences among the Partnerships are as follows:

                 o Amount of Equipment Owned. Based on appraised values, JetFleet II owns assets with values almost eight times the value of those owned by JetFleet I.

                 o Cash Distributions. There is currently a disparity between the cash distributed by the two Partnerships. JetFleet I currently makes cash distributions at a rate of $2.00 per year per Unit JetFleet II, distributes approximately $5.00 per year per Unit in income to its partners.

                 o Partnership Structure. Although the Partnerships have slightly different provisions with respect to allocations, distributions and fees, the General Partner believes the differences in such provisions are not substantial.

                 o Size and Diversity. JetFleet I has acquired fewer properties and is less diverse with respect to its assets than JetFleet II.

The General Partner believes that the foregoing differences are either not consequential to the allocation of Shares between the Partnerships or are adequately addressed in the formula used to allocate the Shares.

FACTORS AFFECTING FAIRNESS

         Other than as described above and in "RISK FACTORS" and "REPORTS, OPINIONS AND APPRAISALS," the General Partner does not know of any factors that may materially affect (i) the value of the consideration to be received by the Participating Investors in the Consolidation, (ii) the value of the Units for purposes of comparing the potential benefits of the Consolidation to the potential alternatives considered by the General Partner, or (iii) the analysis of the fairness of the Consolidation.

--------------------------------------------------------------------------------

                                 THE COMPANY

--------------------------------------------------------------------------------

GENERAL

         As a result of the Consolidation, the Company would have the potential to raise capital in order to permit growth of the Company's business and potentially increase efficiency. As a result, the Company will be positioned to provide competitive sale-leaseback and other types of financing to the regional air carrier segment of the aircraft finance industry thereby enhancing its market position. The Company believes that critical attributes of providing competitive sale-leaseback and other types of financing include:

         o       the ability to be a source of financing for lessees,

         o the ability to provide commitments for investment opportunities,

         o the ability to tailor investment structures to meet lessee/ borrower needs, and

         o       the ability to offer competitive rates and terms.

COMPETITIVE ADVANTAGES

         The Company believes it will have certain potential competitive advantages which will enable it to be selective with respect to aircraft equipment investment opportunities. These advantages should enhance the Company's ability to meet its investment objective of enhanced Stockholder value. The Company's competitive advantages may include:

         o Size - The Company will be one of the only aircraft leasing companies in the United States specializing exclusively in used turboprop aircraft that is not captive to a particular manufacturer. The capitalization of the Company will permit it to invest in both large and small investments of this type. The Company believes that its significant size relative to each Partnership will permit the Company to obtain capital from various sources at more competitive rates than would a single Partnership.

         o Diversification - If both Partnerships participate in the Consolidation, the Company's equipment investments will be comprised of over 7 aircraft and 25 engines which are diversified by lessee, aircraft type, and geographic location. As the Company grows, it is anticipated that this diversification will have a favorable impact upon the Company's access to, and cost of, capital.

         o Management - The Company believes that Stockholders will benefit from JMC's knowledge and industry relationships. The Company believes that JMC's specialized ability to invest in and manage aircraft assets will decrease investment risk and enhance Stockholders' potential returns.

GROWTH OPPORTUNITIES

         Based upon management's knowledge of the aircraft industry, management believes that current market conditions in the aircraft industry, and in particular, the Company's niche market, regional air carriers, offer the Company an opportunity for potential growth and increased stockholder value.

BUSINESS OBJECTIVES AND OPERATING STRATEGIES

         The Company's principal business objectives are to achieve a stable and increasing asset base along with increased cash flow, which will be reinvested to achieve significant capital growth while also seeking to maintain low investment risk. By achieving these objectives, the Company seeks to enhance Stockholder value. The Company intends to achieve these objectives through the following:

         o The Company seeks to make aircraft investments which would be funded either through the issuance of debt or the sale of equity securities, either for cash or in exchange for desired assets.

         o Through active portfolio management and careful acquisition underwriting, the Company seeks to create a pool of aircraft equipment which provides higher returns with less risk than the aircraft leasing industry experiences as a whole.

         o The Company's management will continue to develop its aircraft industry knowledge through continued research which will be used to lower portfolio investment risk and enhance Stockholders' returns.

         o The Company intends to take advantage of administrative economies of scale which have the potential to increase profitability as the investment portfolio grows.

         o The Company seeks to enhance its market position and existing lessee and industry relationships in order to improve its access to new investment opportunities.


         The financing of additional aircraft equipment by the Company may be funded through public or private offerings of equity securities in the Company, by additional borrowings by the Company through various means, including public or private offerings of convertible or nonconvertible debt securities or loans, or by the use of cash flow from operations or proceeds from the sale or remarketing of equipment (including the properties acquired pursuant to the Consolidation). The Company has authority to offer shares of its capital stock in exchange for equipment which conforms to its investment standards and to repurchase or otherwise acquire its capital stock or other securities. Any issuance of equity securities or convertible debt securities may, however, have a dilutive impact on the stockholders of the Company. Currently, the Company has no plans to invest in the securities of any other entity for the purpose of exercising control. See "Equity Financing," below.

UNDER APPLICABLE LAW AND ITS CERTIFICATE OF INCORPORATION AND BYLAWS, THE COMPANY IS AUTHORIZED TO CONDUCT ANY LAWFUL BUSINESS. THE FOREGOING DESCRIPTION OF THE MAJOR POLICIES AND THE VARIOUS TYPES OF INVESTMENTS TO BE MADE BY THE COMPANY REFLECT ONLY THE CURRENT PLANS OF THE COMPANY'S BOARD OF DIRECTORS. SUCH PLANS AND THE METHODS OF IMPLEMENTING THEM MAY VARY AS NEW INVESTMENT STRATEGIES AND TECHNIQUES ARE DEVELOPED. THE COMPANY RESERVES THE RIGHT AT THE SOLE DISCRETION OF ITS BOARD OF DIRECTORS TO ALTER THE NATURE AND TIMING OF THE COMPANY'S BUSINESS POLICIES IN ORDER TO RESPOND TO CHANGING MARKET CONDITIONS AND OPPORTUNITIES.

PROPERTIES OF THE COMPANY

         The Company was recently formed and therefore does not currently own any equipment assets. The Company's initial portfolio will consist of the equipment of the Participating Partnerships. For information about the properties owned by the Partnerships in which the Company may obtain an interest as a result of the Consolidation, see "PROPERTIES OF THE PARTNERSHIPS."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company was formed on February 28, 1997 and has not yet had any significant operations.


         Results of Operations. The Company has yet to generate a profit due to the fact the Company was recently formed. The Company does not anticipate significant operating activity, other than incurring merger costs in connection with the proposed Consolidation.

         Liquidity and Capital Resources. The Company's cash and temporary investments were $150,000 as of March 5, 1997. The Company estimates that costs associated with the Consolidation will be approximately $250,000. It is anticipated that such offering costs in excess of current cash balances will be financed through short-term payables and paid at the time of the Consolidation. Should the Consolidation not occur, the Company's sole stockholder, JetFleet Management Corp., has committed to pay such costs.


         Competition. Upon Consolidation, the Company will compete with aircraft manufacturers, distributors, airlines and other operators, equipment managers, leasing companies, equipment leasing programs, financial institutions and other parties engaged in leasing, managing or remarketing aircraft, many of which have significantly greater financial resources and more experience than the Company.

         Investment Objective. The Company's investment objective is to maximize the value of the Shares. There can be no assurance that this objective will be realized.

BORROWING POLICIES


         The Company will be permitted to borrow for such purposes as approved by the Board of Directors. Debt financing will subject the Company to risks of leveraging. See "RISK FACTORS -- Risks and Other Factors Relating to Consolidation--Risks Attendant to Additional Debt or Equity Financings.


EQUITY FINANCING


         The financing of additional aircraft equipment by the Company may be funded through public or private offerings of equity securities of the Company. Such equity financings are potentially the most efficient and cost-effective manner of raising capital for the Company. Equity securities sold in such a financing may be Common Stock of the Company or may be shares of a class of Preferred Stock, which Preferred Stock may be authorized and designated by the Board of Directors without the approval of the Stockholders. Such Preferred Stock may carry certain rights and preferences senior to the rights of holders of Common Stock. Any issuance of equity securities would result in dilution of the Investors' interest in the Company.


         The Company has authority to offer shares of its capital stock in exchange for equipment or other assets and to repurchase or otherwise acquire its capital stock or other securities. The Company may also use shares of its capital stock to acquire other companies engaged in aircraft leasing subject to stockholder approval, if required. The Company has an option to purchase the management company, JMC, and the purchase price for JMC may be payable in registered Common Stock of the Company.

FUTURE SALES

         It is not the present intention of the Company to sell any particular asset. However, the Company may consider selling one or more of the assets in the event circumstances should arise which would make the sale advisable and the Company intends to reinvest some or all of the proceeds of such sale rather than distribute them to Stockholders in the form of a taxable dividend.

LISTING, PRICE, TRADING AND HOLDERS OF SHARES

         Listing and Price. The Company has applied to list the Common Stock on the American Stock Exchange under the symbol "________", subject to official notice of issuance. Prior to the Consolidation, there will be no established public trading market for the Shares and the Shares will not be listed on any national securities exchange or quoted on the NASDAQ. Therefore, no sale or bid price information is available with respect to the Shares.

         Trading. Shares received by Participating Investors in the Consolidation will be freely transferable, except for Shares received by persons who may be deemed to be affiliates of the Company under the Securities Act. Persons who may be deemed to be affiliates of the Company after the Consolidation generally include individuals or entities that control, are controlled by, or are under common control with the Company and may include certain principal stockholders of the Company. Persons who are affiliates will be permitted to sell their Shares only pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration under the Securities Act. See "DESCRIPTION OF COMMON STOCK--Restrictions on Ownership and Transfer" for a description of the limitations on the transfer and ownership of the Shares. Due to the unique position of the Company within its market, the Company anticipates that after the Consolidation, it may adopt a shareholder rights plan that could restrict business combinations and similar transactions between the Company and significant shareholders of the Company. Pursuant to Section 203 of the Delaware GCL, certain business combinations with stockholders owning 15% or more of the Company's outstanding stock are prohibited for three years after the stockholder acquires such stock. See "COMPARISON OF LIMITED PARTNERSHIP AND CORPORATE STRUCTURE."


         JMC Shares. As of the date of this Prospectus, JMC is the sole stockholder of the Company, owning 150,000 shares of Common Stock. JMC has been managing the business of the Partnerships since 1994, under a management agreement between the General Partner and JMC. JMC has entered into a management agreement with the Company to act as the management company for the Company upon consummation of the Consolidation. See "MANAGEMENT -- The Management Company." As part of the compensation to JMC for its management services, the Company issued 150,000 shares of its Common Stock at a price of $1.00 per share pursuant to a Restricted Stock Purchase Agreement. The Restricted Stock Purchase Agreement contains an 18-month vesting schedule and grants the Company the right to repurchase shares of unvested Common Stock if the Management Agreement with JMC is terminated prior to the full vesting date. The issuance of such stock was made in reliance on an exemption from the Securities Act provided by Rule 701 thereunder. Since the shares of Common Stock were issued at inception of the Company, and since the Company will not show any net worth other than the stock purchase price paid, and will only have value if the Consolidation is approved, which is not certain at this time, the price of the Common Stock was arbitrarily set at $1.00 per share.

         The proceeds of the purchase of Common Stock by JMC are being used by the Company to fund the organization of the Company and to pay for certain expenses in connection with the consent solicitation and proposed
Consolidation.

         Dividend Policy. The Board of Directors will periodically evaluate its dividend policies, and will not be prohibited from declaring dividends by any organizational corporate document. The Company does not intend to pay dividends, but instead anticipates re-investing earnings into additional assets.

         For a discussion of the tax treatment of distributions to the Stockholders, see "FEDERAL INCOME TAX CONSIDERATIONS--Taxation of the Company."

STATUS OF THE COMPANY UNDER ERISA


         The Company will receive an opinion of Graham & James LLP, as of the Effective Time to the effect that based on certain assumptions concerning the public ownership and transferability of the Common Stock, shares of Common Stock should be "publicly-offered securities" for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and that, consequently, the assets of the Company should not be deemed "plan assets" of an ERISA plan, individual retirement account, or other non-ERISA plan that invests in the Common Stock. If the Company's assets were deemed to be plan assets of any such plan, then, among other consequences, certain persons exercising discretion as to the Company's assets would be fiduciaries under ERISA, transactions involving the Company undertaken at their discretion or pursuant to their advice might violate ERISA, and certain transactions that the Company might enter into in the ordinary course of its business might constitute "prohibited transactions" under ERISA and the Code.


BENEFICIAL OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

         The following table sets forth the number and percentage of Shares of the Company expected to be held upon the Consolidation by persons owning five percent or more of the Shares, each director of the Company and all directors and officers of the Company as a group, assuming both JetFleet I and JetFleet II participate in the Consolidation. The exact percentage of ownership of Shares by such persons will be affected by whether JetFleet I participates in the Consolidation along with JetFleet II and the number of Participating Investors receiving Shares of Common Stock.

                                 ASSUMING 100%
                           PARTNERSHIP PARTICIPATION

                                      Number of
Name and Position                       Shares                  Percent
-----------------                     ----------                -------
JetFleet Management Corp.,              150,000                  9.09%
Principal Shareholder

All Officers and Directors              150,000                  9.09%
of the Company (1) (2)

---------------------------
(1) None of the officers and directors of the Company will hold shares of the Company immediately after the Consolidation. The shares listed represent shares held by JetFleet Management Corp. Mr. Crispin and Ms. Perazzo own 79% and 12%, respectively, of the Common Stock, and are directors and officers, of JetFleet Management Corp.

(2) Does not include 67,793 Shares, (4.2% of the outstanding Common Stock), to be issued to the General Partner, CMA Capital Group, Inc. Richard D. Koehler, an Individual General Partner, and Neal D. Crispin, an Individual General Partner, are 91% and 9% shareholders, respectively, of the parent corporation of CMA Capital Group, Inc. Does not include 35,000 shares issuable under a warrant issued to Dealer Manager, CKS. Richard D. Koehler, an individual general partner, and Neal D. Crispin, an Individual General Partner, are 91% and 9% shareholders, respectively, of the parent corporation of CKS, Crispin Koehler Holding Corp. Mr. Koehler is also a director and officer of CKS and Crispin Koehler Holding Corp.


PRINCIPAL EXECUTIVE OFFICES AND EMPLOYEES


         The Company was organized under the laws of the State of Delaware on February 28, 1997 to facilitate the Consolidation and for all lawful purposes, including financing, acquiring, managing and disposing of aircraft assets. The Company's executive offices are located at 1440 Chapin Avenue, Suite 310, Burlingame, California 94010 and its telephone number is (415) 696-3900. Upon completion of the Consolidation, it is anticipated that the Company will have no employees, as all management will be provided by JMC pursuant to the management agreement.


ACQUISITION POLICIES

THE COMPANY IS AUTHORIZED TO CONDUCT ANY LAWFUL BUSINESS. THE FOLLOWING DESCRIPTION OF THE MAJOR POLICIES AND THE VARIOUS TYPES OF INVESTMENTS TO BE MADE BY THE COMPANY REFLECT ONLY THE CURRENT PLANS OF THE COMPANY'S BOARD OF DIRECTORS. THE METHODS OF IMPLEMENTING THE COMPANY'S INVESTMENT POLICIES MAY VARY AS NEW INVESTMENT TECHNIQUES ARE DEVELOPED. THE COMPANY RESERVES THE RIGHT AT THE SOLE DISCRETION OF THE BOARD OF DIRECTORS TO ALTER THE NATURE AND TIMING OF THE COMPANY'S BUSINESS POLICIES IN ORDER TO RESPOND TO CHANGING MARKET CONDITIONS AND OPPORTUNITIES.

         General. Subsequent to the Consolidation, the Company intends to purchase additional income producing equipment assets ("Equipment"). The Company anticipates that these assets will be equipment, consisting mainly of aircraft, aircraft engines, aircraft parts or other equipment subject to operating or full payout leases with third parties. Though the Company anticipates that it will concentrate on turbo-prop equipment, it may also purchase jet aircraft or helicopter equipment. The Company may also, however, acquire certain financial assets, such as indebtedness secured by Equipment, or income streams from Equipment Leases.

         JMC will select the assets, or interests therein, which the Company will acquire, and will negotiate the terms of acquisition. For these services as well as others performed under the Management Agreement, JMC will receive a monthly Management Fee based upon the book value of the Company's assets. See "MANAGEMENT OF THE COMPANY--The Management Company." JMC may engage one or more third parties, such as third party brokers, to assist it in identifying assets for acquisition, and their fees will be included in the Adjusted Purchase Price to be paid by the Company. In such a case, however, it will be the responsibility of JMC to select from the assets identified by such a third party those specific assets which the Company will purchase.

         Certain Criteria. Among the factors JMC expects to examine in selecting Equipment are the history of the aircraft or aircraft engine model, the size and characteristics of the use base, airworthiness directive and service bulletin compliance, noise requirement compliance, and the age and maintenance history of any particular aircraft or equipment. JMC will attempt to obtain, where possible, from the seller of the Equipment acquired by the Company a residual value guarantee whereunder the Company can require the seller to repurchase, at the Company's option, the

Equipment at a repurchase price, which when added to the lease rentals received from the lessee of the Equipment would result in a return of capital invested in the Equipment.

         Equipment. The Company may acquire aircraft, aircraft engines, aircraft spare parts and equipment inventories as part of its Equipment portfolio. In addition, the Company may purchase appliances, parts, instruments, accessories and other equipment related to aircraft for installation on aircraft previously purchased by the Company.

         Financial Assets. Although the Company anticipates acquiring primarily Equipment subject to Leases, the Company may also acquire certain income-producing assets relating to Equipment such as participation in part or all of a loan secured by Equipment, Equipment lease positions or other rights to rental income from the lease of Equipment.

         Adjusted Purchase Price. The Company will not acquire an interest in an asset without first obtaining an appraisal of the fair market value of the asset from an independent appraiser. Generally, it will be the Company's policy that the Adjusted Purchase Price of any asset purchased by the Company will not exceed its fair market value at the time of purchase as so appraised.

         The Adjusted Purchase Price includes all Chargeable Acquisition Costs incurred in connection with the selection and purchase of the aircraft, such as legal and accounting costs, appraisal costs, travel and communication expenses and the like. JMC or an Affiliate may receive a brokerage fee for locating assets for the Company, provided that such fee is not more than the customary and usual brokerage fee that would be paid to an unaffiliated party for such a transaction; provided further that if the brokerage fee is paid by the Company, the Adjusted Purchase Price plus the brokerage fee shall not exceed the fair market value of the asset at the time of the purchase as Appraised by the Appraiser.

LEASES


         The Company will generally invest in assets subject to triple net leases ("Triple Net Leases"), which require the lessees to pay all costs of aircraft maintenance, insurance and taxes; however, under current market conditions, the allocation of certain costs may be subject to negotiations.

         There are two types of Triple Net Leases: Operating Leases and Full Payout Leases. Operating Leases are leases under which the lessor receives aggregate rental payments in an amount that is less than the purchase price of the Equipment and related acquisition costs. Full Payout Leases are leases under which the non-cancelable rental payments due during the initial term of the lease are at least sufficient to recover the purchase price of the Equipment. There can be no assurance as to the Company's actual mix of Operating Leases and Full Payout Leases.


         The Company anticipates that a lessee of Equipment will insure the Equipment against risk of loss and the Company against third party liability claims, although there is no assurance that all Equipment will be so insured against all risks. There are certain categories of risk of loss which may be or may become either uninsurable or not economically insurable, such as war, earthquakes and floods. The Company may permit a lessee to self-insure against such casualties, upon determination that such lessee has the financial ability to do so without unreasonable risk to the Company. An uninsured loss with respect to the Equipment or an insured loss for which insurance proceeds are inadequate, would result in a possible loss of invested capital in and any profits anticipated, from such Equipment. With respect to third party liability, under common law, the owner of transportation equipment may be held liable for injuries to passengers or damage to property, and the amount of such liability can be substantial. However, with respect to aircraft equipment, the United States Aviation Act provided that a lessor of aircraft will not be liable for any injury, death or property damage caused by the aircraft if the lessor was not in actual possession or control of the aircraft at the time of the accident. Because there is little case law interpreting this federal law, there can be no assurance that the law will fully protect the Company from all liabilities in connection with any injury, death, damage or loss that may be caused by the Equipment. For example, the law may not preempt state law with respect to liability for third party injuries arising from a lessor's or owner's own negligence. Additionally, those provisions of the Aviation Act are not available to any aircraft equipment that is not United States registered.

         In addition, under most aircraft leases, the lessee may (i) subject the aircraft to normal interchange agreements (i.e., temporary borrowing of equipment or components) with other FAA-certified air carriers; (ii) enter into a "wet lease" (i.e., with crew and services provided by the lessee of aircraft to other air carriers in accordance with normal industry practice); (iii) sublease the aircraft to United States air carriers and/or a selected, specified group of foreign air carriers; (iv) transfer possession of the aircraft to any agency of the United States government; or (v) deliver possession of the aircraft to the manufacturer for testing, service, maintenance and repair. Under most aircraft leases, the rights of any permitted transferee are subject and subordinate to all of the lessor's rights under, and all of the terms of, the lease, including the lessor's right to repossess the equipment, and the lessee remains primarily liable for continued rent payments to the lessor under the lease, as well as for the due performance of all of its other obligations under the lease. The lessor's ability to repossess the aircraft from the permitted transferee, however, may be restricted by applicable insolvency and bankruptcy laws, as well as by the laws of a foreign country if the permitted transferee is a foreign air carrier (See "--Lessees" below).

LESSEES


         No Equipment or interests in Equipment will be purchased or financed by the Company unless the lessee under the lease for the asset or the obligor under the financing (the "Payer") (or the parent of the Payer, if the parent is responsible for the Payer's obligations under the lease or if the Payer is a principal operating subsidiary of the parent) is deemed to be creditworthy by the Company's management. Management will evaluate the Payer's (or its parent's) net worth, liquidity, debt burden, credit rating, payment history and other financial factors. Management will use the credit ratings assigned to the Payer by nationally recognized credit rating agencies, to the extent such credit ratings are available. If no ratings by a nationally recognized credit rating agency are available, management will rely upon its own evaluation of the Payer's credit position, using the financial information available as to the Payer and such credit information as is available from banks, industry sources and others. In some circumstances, credit enhancements may be available, such as guarantees by others of the Payer's performance or rent deposits. In order to provide flexibility to allow management to take advantage of attractive acquisition and leasing opportunities, management will not be limited by specific guidelines in approving potential Payers. The Company may even, in some cases, acquire an asset whose Payer may be in bankruptcy or other reorganization proceedings, if the return is sufficiently attractive relative to other available transactions and management deems the risk of default to be reasonable in light of the business circumstances.


          There can be no assurance that the lessee's creditworthiness will not deteriorate or that the lessee will fully perform its payment obligations under the lease. If a lessee enters bankruptcy, it is quite possible that even though the lessee's lease payments cease, the Company may be deprived of the possession of the Equipment. The Company would then have to re-lease or sell the Equipment at a time that might not be opportune, thus resulting in the loss of anticipated revenues, incurring of additional expenses and the inability to recover the Company's investment in the Equipment.

         Because the Company intends to concentrate on leases to regional air carriers, it will be subject to additional risks. First, lessees in the regional air carrier market include a number of companies that are start-up, low margin operations. Often, the success of such carriers is dependent upon arrangements with major trunk carriers, which may be subject to termination or cancellation by such major carrier. This market segment is also characterized by low entry costs, and thus, there is strong competition in this industry segment from start-ups as well as major airlines. Thus, leasing transactions with these types of lessees result in a generally higher lease rate on aircraft, but also entails significantly higher risk of default or lessee bankruptcy. The Company will evaluate the credit risk of each lessee carefully, and will attempt to obtain third party guaranties, letters of credit or other credit enhancements, if it deems such is necessary. There is no assurance, however, that such enhancements will be available or that even if obtained will fully protect the Company from losses resulting from a lessee default or bankruptcy.


         Approximately 14.5% (based on the current value appraisal) of the Partnerships' assets are leased to foreign lessees. Because the regional market is growing worldwide, the Company may purchase assets on lease to foreign lessees to take advantage of market opportunities. It is, however, impossible to predict whether the proportion of foreign lessees to U.S. lessees entering into leases with the Company will be the same, or higher or lower than that for the Partnerships. In any event, leasing equipment to foreign lessees involves additional risks. For example, use of different accounting or financial reporting practices in foreign countries may make it difficult to judge accurately the creditworthiness of lessees from those countries. In addition, it may be difficult or impossible for the Company to obtain or enforce judgements against any foreign lessees in the event they default under the leases. Lessees of the Equipment may operate the Equipment outside the United States, may be foreign carriers or may sublease the Equipment to foreign carriers. In such cases, the Equipment may be subject to the regulations of other countries regarding registration, maintenance, noise control, liability of aircraft owners and lessors and other matters. Compliance with these regulations could be costly. Moreover, foreign jurisdictions may confiscate or appropriate Equipment without paying adequate compensation.


         The use and operation of Equipment in a foreign jurisdiction will be subject to the laws of that jurisdiction, which may impose unanticipated taxes on the ownership of the Equipment or the income derived from the Equipment. Foreign registries may permit the recordation of liens which would cloud title or may omit record liens or charges permitted under the law of such countries. There is also a risk that the records maintained for the Equipment abroad might not be adequate to permit transfer of title registration. The Company may also be subject to risks associated with fluctuations in the value of currencies if Equipment sales and leasing transactions are not denominated for payment in United States dollars. Moreover, many foreign countries have currency and exchange laws regulating the transfer of currencies, and such laws may preclude a foreign lessee from making payments to the Company in United States dollars.

REMARKETING

         General. Following the expiration of each initial lease of Equipment purchased by the Company and any subsequent lease entered into by the Company, the Company will seek to remarket the equipment; that is, the Company will seek either to extend the existing lease (or re-lease the equipment to the same lessee), re-lease the equipment to a new lessee, or sell the equipment.

         The success of the Company will depend on, among other things, the quality of the Equipment it purchases, the quality and level of maintenance and repairs by the lessee, the timing of the purchases by the Company, and the Company's ability to anticipate technological advances and regulatory requirements concerning its Equipment. Further, in order to ensure that equipment is suitable for re-lease or sale, the Company may be required to spend substantial sums to recondition or reconfigure the Equipment and may be required to borrow funds for that purpose.

         The Company's successful negotiation of lease extensions, re-lease and sales may be critical to its ability to achieve its financial objectives, and will involve a number of factors. In the first instance, its ability to re-lease or resell equipment at acceptable rates may depend on the demand and market values at the time of re-lease or resale. The market for used aircraft is cyclical, with the demand for and resale value of many types of older aircraft in the recent past having been depressed by such factors as airline financial difficulties, increased fuel costs, the number of older aircraft coming off lease. Currently, the aircraft industry appears to be on an upturn and demand and equipment prices and rental rates have been strengthening. See "BACKGROUND AND REASONS FOR THE CONSOLIDATION -- Aircraft Industry Outlook." There is no assurance that this improvement will continue. The Company's expected concentration in a limited number of aircraft and aircraft engine types subjects the Company to increased economic risks if those aircraft and aircraft engine types should decline in value. Future changes in oil prices, or in expectations concerning future oil prices, may affect significantly the demand for and value of the Company's assets. The resale value of particular aircraft could also be adversely affected by technological changes, including developments improving fuel consumption, aircraft speed and noise control. In addition to general market factors, the residual value of a specific aircraft will be affected by the past use of the aircraft, particularly its number of cycles (take-offs and landings), and the condition of the aircraft. Due to the Company's intention to acquire used Equipment, the risks involving older aircraft may be applicable to the Company. Due to the uncertainties involving these and other demand factors, there can be no assurance that there will be demand for the Equipment on commercially acceptable terms at the termination of the leases. The Company will attempt, wherever possible, to obtain a residual value guarantee from the seller of Equipment, whereunder the seller guarantees repurchase of the Equipment at a price which, when added to the lease rental revenue received from the lessee, results in a return of the purchase price plus the Company's initial costs therefor.

          The state of the economy, uncertain traffic levels and intense route and fare competition, among other factors, have adversely affected economic conditions in the airline industry. Several commercial airlines in recent years have declared bankruptcy or have been forced to suspend, cease or consolidate operations due to financial difficulties. Liquidation of the fleet of any major commercial airline would have a substantial adverse effect on the residual values of all aircraft and aircraft engines, particularly if that fleet contained a high proportion of turboprop aircraft.

         Remarketing Arrangement. Under the Management Agreement, JMC has overall responsibility for the management and remarketing of the Company's assets. JMC may charge the Company a remarketing fee, provided that such fee is not more than the customary and usual brokerage fee that would be paid to an unaffiliated party for such a transaction. JMC may also use the services of third party brokers in remarketing the Equipment. At this time, no arrangements with such brokers have been entered into with respect to the Company's Equipment.

REGULATORY CONCERNS

         General. The use, maintenance and ownership of certain types of equipment are regulated by federal, state and/or local authorities which may impose restrictions and financial burdens on the Company's ownership and operation of Equipment and, accordingly, affect the profitability of the Company. Changes in government regulations or industry standards, or deregulation, may also affect the ownership, operation and resale of Equipment. Equipment acquired by the Company may be registered in countries other than the United States and will likely operate in international and foreign territories. This would expose the Equipment to the risk of foreign expropriation and risk of loss from war.

         Aircraft Noise Abatement. Pursuant to the Noise Control Act of 1972 and the Aviation Safety and Noise Abatement Act of 1979, the FAA has promulgated a series of regulations designed to control and abate aircraft noise. The FAA regulations referred to above address certification requirements and prescribe operating noise limits and related requirements that apply to operation of civil aircraft in the United States. Noise level restrictions are only applicable to certain types of aircraft initially certified after 1975. Generally, turboprop aircraft comply with the current aircraft noise requirements known as Stage 3 requirements. Though the Company anticipates purchasing equipment that comply with Stage 3 requirements, it will not be restricted from doing otherwise.

         State legislatures and other governmental bodies, as well as some airport authorities, have adopted or considered noise reduction measures, including restrictions on use or operation of, and restrictions on, types of aircraft. The United States Department of Transportation has encouraged airport authorities to develop noise abatement plans and submit them to the FAA for review and consideration of their uniformity, lawfulness and nondiscriminatory nature. In the absence of such a policy, regulations restricting the use of airports or requiring modification of equipment or substitution of aircraft, particularly state or local regulations which vary in uniformity, could increase operating costs or affect the choice of aircraft by operators, and, therefore, could adversely affect the profitability of the operations of the Company.

         Safety Requirements. In addition to registration, the FAA imposes strict requirements governing aircraft inspection and certification, maintenance, equipment requirements, general operating and flight rules (including limits on arrivals and departures), noise levels and certification of personnel and record-keeping in connection with aircraft maintenance. FAA regulations establish standards for repairs, periodic overhauls and alterations and require that the owner or operator of an aircraft establish an airworthiness inspection program to be carried out by certified mechanics qualified to issue an airworthiness certificate. No aircraft of the Company may be operated without a current airworthiness certificate. In addition, United States airlines have recently been subjected to heightened surveillance by the Department of Transportation to determine economic fitness as it relates to airline safety.

         The Company, as the owner of Equipment, will bear the ultimate responsibility for complying with federal regulations, although the Company anticipates that lessees generally will be responsible for compliance under the Triple Net Leases, except that certain items (including compliance with noise abatement standards and increased regulatory requirements, if any, such as those referred to above) may be the subject of negotiation and, therefore, may become the responsibility of the Company (See "--Leases" above). Any increases in those costs, and the uncertainty as to the amounts of future costs in a changing regulatory environment, may decrease the value of the equipment and reduce the amount realized by the Company upon re-lease or sale. Furthermore, if an asset is not leased to a user at the time of such regulatory change, the Company may be required to pay for such modification in order to make the aircraft marketable. Changes in government regulations such as the ones referred to above which occur subsequent to the Company's acquisition of Equipment may increase the cost and other burdens of complying with such regulations, may reduce the Company's cash flow and may adversely affect the re-lease or resale value of its Equipment. The burdens of complying with these regulatory requirements may be lessened in some situations in which aircraft or engines are used in countries with less stringent regulations, although such use may entail other economic risks.

--------------------------------------------------------------------------------

                              VOTING PROCEDURES

--------------------------------------------------------------------------------


         THE VOTE OF EACH INVESTOR IS IMPORTANT. EACH INVESTOR IS URGED TO MARK, DATE AND SIGN THE CONSENT CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

TIME OF VOTING

         The vote of the Investors with respect to the Consolidation will be tabulated on __________, 1997, unless such date is extended by the General Partner in its sole discretion. The votes will be tabulated by D.F. King & Co., Inc. (the "Information Agent"), which is not affiliated with the Company, the Partnerships or the General Partner. See "-- Consent Card and Vote Required."

RECORD DATE AND OUTSTANDING UNITS

         The Consolidation is being submitted for approval to those Persons holding Units as of the Record Date. The Record Date is May 1, 1997, for all Partnerships. At the Record Date, the following number of Units were held of record by the number of Investors indicated below:

                           Number of Units           Number of              Number of Units
         Partnership       Held of Record        Existing Investors       Necessary to Approve
         -----------       ---------------       ------------------       --------------------
         JetFleet I           296,069                 1,051                    148,035
         JetFleet II          693,505                 1,908                    346,753


         Each Investor is entitled to one vote for each Unit held.
Accordingly, the number of Units entitled to vote with respect to the Consolidation is equivalent to the number of Units held of record at the Record Date.


APPROVAL DATE


         The Prospectus and form of Consent Card constitute the General Partner's notice of the Consolidation. Each Investor has until 11:59 p.m. Pacific Time, on_________, 1997, unless extended by the General Partner in its sole discretion (the "Approval Date") to inform the General Partner whether such Investor wishes to approve or disapprove of his Partnership's participation in the Consolidation. The General Partner asks that each Investor vote by completing and returning the form of Consent Card accompanying this Prospectus in the manner described below.


CONSENT CARD AND VOTE REQUIRED

         Investors who wish to vote "YES" for the Consolidation and the related Amendments to the Partnership Agreements should complete, sign and return to the Consent Card relating to the Units which accompanies this Prospectus. A Consent Card and Letter of Instructions have been prepared for each Investor and are enclosed with this Prospectus. Consent Cards must be delivered in person or by mail or other delivery service to the Information Agent at the following address on, or prior to, the Approval Date:

         If in person, to:                     If by mail, to:

         D.F. King & Co., Inc.                 D.F. King & Co., Inc.
         77 Water Street                       Post Office Box 1379
         20th Floor                            New York, New York 10269-0296
         New York, New York 10005              Attn: Tabulation Department

         Approval of the Consolidation by a Partnership requires the vote of Investors holding a majority of the outstanding Units of the Partnership as of the Record Date. The following number of Units must be voted in favor of the Consolidation for it to be approved by the respective Partnerships:

                                                   Number of Units Required
                                                            for
                          Partnership              Approval of Consolidation
                          -----------              -------------------------
                          JetFleet I                        148,036
                          JetFleet II                       346,754

         Investors who wish to vote "NO" against the Consolidation should also complete a Consent Card. Investors who sign and return the Consent Card without indicating a vote will be deemed to have voted "YES" in favor of the Consolidation. The failure to return a Consent Card will be the same as abstaining from voting with respect to the Consolidation.

         Investors of a Partnership which approves and participates in the Consolidation will receive Common Stock of the Company unless the Investor follows the procedure for becoming a Dissenting Investor. See "--DISSENTERS' RIGHTS."

         All questions as to the form of all documents and the validity (including time of receipt) of all approvals will be determined by the General Partner; such determinations shall be final and binding. The General Partner reserves the absolute right to waive any of the conditions of the Consolidation or any defects or irregularities in any approval of the Consolidation or preparation of the form of Consent Card. The General Partner's interpretation of the terms and conditions of the Consolidation will be final and binding.
The General Partner shall be under no duty to give notification of any defects or irregularities in any approval of the Consolidation or preparation of the form of Consent Card and shall not incur any liability for failure to give such notification.

REVOCABILITY OF CONSENT

         Investors may withdraw or revoke their consent at any time prior to the earlier of the Approval Date or the date on which the Consolidation is approved by the holders of more than 50% of the outstanding Units of the Investor's Partnership. TO BE EFFECTIVE, A WRITTEN, FACSIMILE, TELEGRAPHIC OR TELEX NOTICE OF REVOCATION OR WITHDRAWAL OF THE CONSENT CARD MUST BE RECEIVED BY THE INFORMATION AGENT NO LATER THAN THE APPROVAL DATE, ADDRESSED AS
FOLLOWS:_____________________________; PHONE (   ) ________; FACSIMILE (   )
__________. A notice of revocation or withdrawal must specify the Investor's name and the name of the Partnership to which such revocation or withdrawal relates.

SOLICITATION OF VOTES; SOLICITATION EXPENSES

         Votes of Investors may be solicited by the management of the General Partner, assisted by the Dealer Manager. Costs of solicitation will be allocated as set forth in "THE CONSOLIDATION--Consolidation Expenses." No party will receive any compensation contingent upon solicitation of a favorable vote.

INVESTOR NAMES AND ADDRESSES


         The General Partner will supply to any Investor a list of the names and addresses of the general and limited partners of the Investor's Partnership. The right to receive the list is subject to the Investor's payment of the cost of mailing and duplication at a rate of $.25 per page. The list will be mailed within 10 days of the receipt of the request. The list will have the names in alphabetical order, will be on white paper, and will be in a readily readable type size.


DISSENTERS' RIGHTS

         Investors of a Participating Partnership who do not vote in favor of the Consolidation are entitled to dissenters' or appraisal rights under the California Partnership Act. Such rights, give the holders of securities the right to surrender such securities for an appraised value in cash, if they oppose a merger or similar reorganization. See "DISSENTERS' RIGHTS" for an explanation of dissenter's rights procedures.

AMENDMENTS TO PARTNERSHIP AGREEMENTS


         The Partnership Agreements do not specifically address the merger of the Partnerships or the conversion of equity securities for Partnership Units. The General Partner is therefore proposing to amend the Partnership Agreements to include specific provisions regarding the Consolidation and the transactions related thereto, including setting forth dissenters' rights provisions (the "Amendments"). The proposed Amendments, the form of which is set forth in the respective Partnership's Supplement to this Prospectus, expressly authorize all actions necessary to successfully accomplish the Consolidation, including the merger of the Partnership with and into the Company and the distribution of the Shares to Participating Investors, and provide for a uniform dissenters' rights procedure for both JetFleet I and JetFleet II Investors in compliance with California law.


         INVESTORS VOTING IN FAVOR OF THEIR PARTNERSHIP'S PARTICIPATION IN THE CONSOLIDATION WILL ALSO HAVE VOTED IN FAVOR OF THE PROPOSED AMENDMENTS. Since a Partnership's participation in the Consolidation and the approval of the Amendments both require approval of Investors holding a majority of outstanding Units of the Partnership, the Amendments will be effective as to each Partnership participating in the Consolidation.

--------------------------------------------------------------------------------

                              DISSENTERS' RIGHTS

--------------------------------------------------------------------------------

         Since the Partnerships are California limited partnerships, the Consolidation will be subject to the California Partnership Act, including Chapter 7.6 regarding dissenting limited partners' rights. JetFleet II Investors should note that the dissenter's rights provisions set forth here differ from dissenters' rights provisions contained in the JetFleet II Partnership Agreement. As part of the Consolidation, the latter provisions, defining which Investors to have dissenters' rights, have been amended to conform with the procedures set forth herein. See Supplement for JetFleet II.


         Subject to certain conditions summarized below, Investors who do not vote in favor of the Consolidation may be entitled under the provisions of
Section 15679.1, et seq., of the California Partnership Act to receive the fair market value of their Units that are not voted in favor of the Consolidation ("Dissenting Units") based on their pro rata share of the net asset value of their respective Partnership. Such rights to receive the fair market value of the Dissenting Units are referred to herein as "Dissenters' Rights." The fair market value of the Units of a Partnership is determined as of the date before the first announcement of the terms of the Consolidation, excluding any appreciation or depreciation in consequence of the proposed Consolidation. Based on an independent third-party appraisal of the Appraiser of the assets of the Company if sold in an orderly manner over a reasonable period of time, plus or minus other balance sheet items and less the estimated cost of sale or refinancing and in a manner consistent with industry practice, the fair market values (based on such net asset value calculation) of a Unit of JetFleet I and JetFleet II are $2.41 and $10.59, respectively.


         To exercise Dissenters' Rights under the California statutory law with respect to the Units, a Dissenting Investor must meet the following requirements:

         (a) The Investor must not have executed the Consent indicating Investor's approval and consent to the Consolidation;

         (b) Within 30 days after the date on which the Partnership and the Company have given notice of the Approval of the Consolidation by the Investors in the Partnership, the Investor must deliver a written demand ("Demand") to the Company, demanding the purchase of Dissenting Units for cash at the fair market value.

         Thereafter, if the Company and the Dissenting Investor agree on a fair market value for the Dissenting Units, the Dissenting Investor will be entitled to receive from the Company the agreed price for such Dissenting Units in cash. If the Company and the Dissenting Investor cannot agree on the fair market value of the Dissenting Units, at any time within six months after the date of the Notice of Approval, the Dissenting Investor may file a complaint in the California Superior Court seeking a determination that the Units are dissenting limited partnership interests and a determination of the fair market value of those Units.

THIS SUMMARY OF APPRAISAL RIGHTS UNDER THE CALIFORNIA REVISED PARTNERSHIP ACT IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF CHAPTER 7.6 OF THE ACT INCLUDED WITH THIS STATEMENT AS APPENDIX D. INVESTORS ARE URGED TO REVIEW THE APPLICABLE LAW IN ITS ENTIRETY AND REVIEW THE PROVISIONS WITH THEIR LEGAL OR FINANCIAL ADVISORS.

--------------------------------------------------------------------------------

          COMPARISON OF LIMITED PARTNERSHIP AND CORPORATE STRUCTURE

--------------------------------------------------------------------------------

The rights of Limited Partners are governed by the California Partnership Act and the Partnership Agreements; the rights of Stockholders will be governed by the Delaware GCL and the Organizational Documents of the Company. The following summarizes the key material differences between Units and Shares.


                 UNITS                                                    SHARES


                                           FORM OF ORGANIZATION

Each of the Partnerships is a limited partnership        The Company was organized under the Delaware GCL as
formed under the California Partnership Act.  Each       a corporation.
Partnership has been treated as a partnership for
federal income tax purposes.


                                                 BUSINESS


The Partnership Agreements limit the business of the     The Company will invest in aircraft equipment and
Partnerships to unleveraged investments in certain       financial assets related to the aircraft industry
leased qualifying aircraft assets, and re-lease and      and engage in any other business activities
resale of assets purchased during the offering           permitted a corporation organized under the laws of
period for each of the Partnerships.  The                the State of Delaware.  The powers, limitations and
Partnership Agreements do not permit the                 rights with respect to the operations conferred in
Partnerships to raise new capital.                       the Partnership Agreements will not be applicable to
                                                         the business activities of the Company.  The Company
                                                         will be in the position to raise additional capital
                                                         through all available sources, including additional
                                                         equity financing, borrowings from banks,
                                                         institutional investors, public and private debt
                                                         markets or other financing vehicles which will be
                                                         dependent upon the market conditions, interest rates
                                                         and other factors.

                                            DURATION OF EXISTENCE

The Partnership Agreements provide that the              In accordance with the Delaware GCL and the
Partnerships may exist for JetFleet I and JetFleet       Company's Certificate of Incorporation, the Company
II until 2014 and 2010 respectively, and that the        will continue in perpetual existence.  The Company
Partnerships have a limited existence.  If market        has no present intention to sell any substantial
conditions permit, the Partnerships intend to hold       assets, although it may do so at any time in
their respective properties as long-term investments     accordance with the Delaware GCL.
for periods ranging from 19 to 25 years, although
the properties could be sold earlier if economic
conditions permit or later at the discretion of the
respective General Partner based upon its assessment
of prevailing economic factors.

                                      INVESTMENT OBJECTIVES AND POLICIES

The principal investment objectives of the               The investment objective of the Company is to expand
Partnerships are the same: to preserve invested          the capital and asset base of the Company, thereby
capital, and to provide cash distributions               increasing Stockholder value.
throughout a finite life.
                                                         The Company intends to continue its operations for
JetFleet I and JetFleet II will automatically            an indefinite period of time and is not precluded
dissolve in the year 2014 and 2010, respectively         from raising new capital, including senior
unless dissolved earlier.  The Partnerships have no      securities that would have priority over the Common
present intention to liquidate or to sell or finance     Stock as to cash flow, distributions and liquidation
their properties because, in the opinion of the          proceeds, or from reinvesting cash flow or sale or
General Partner, sales under current market              financing proceeds in new properties.  Stockholders
conditions would result in unfavorable prices being      have the ability to liquidate their investment only
received by the Partnership for the assets.              by selling their Shares in the market.


                                               BORROWING POLICIES

JetFleet I is not authorized to incur borrowings for     The Company has broad powers to borrow.  The Company
acquisition purposes, and JetFleet II is restricted      intends to incur in the future both short-term and
in the amount and nature of borrowings.  The             long-term debt to increase its funds available for
Partnerships have not incurred borrowings in the         investment in aircraft-related assets, capital
ordinary course of business.                             expenditures and distributions.


                                         PROPERTIES AND DIVERSIFICATION

JetFleet I owns undivided interests in 2 aircraft        Assuming JetFleet I and JetFleet II participate in
with an appraised value of $1,762,554.  JetFleet II      the Consolidation, the Company will own equity
owns undivided or entire interests in 7 aircraft and     interests in the Partnerships' properties after the
25 engines with an appraised value of $13,927,446.       Consolidation.  This will result in increased asset
                                                         diversification.

                                   MANAGEMENT



The Partnerships are managed by the General Partner      The business and affairs of the Company will be
which has, subject to certain limitations provided       under the control of its Board of Directors elected
in the Partnership Agreements, exclusive authority       by the Stockholders.  Under Delaware law, the
over the Partnership's operations.  The General          directors are accountable to the Company and its
Partner may be removed by a vote of a majority of        Stockholders as fiduciaries and are required to
partnership interests in the respective Partnership.     perform their duties in good faith, in a manner
Under the California Partnership Act, the General        believed to be in the best interests of the Company
Partner is accountable to the Partnerships as a          and its Stockholders and with such care, including
fiduciary and consequently is required to exercise       reasonable inquiry, as an ordinarily prudent person
good faith and integrity in all its dealings with        in a like position would use under similar
respect to partnership affairs and limited partners      circumstances.  The liability of the directors is
may not participate in management of the                 limited pursuant to the provisions of Delaware law
Partnerships.  The General Partner has general           and the Company's Organizational Documents, which
liability for all partnership obligations.  The          limits a director's liability for monetary damages
Partnership Agreements provide generally that the        to the Company or its Stockholders for breach of the
General Partner is indemnified from losses relating      director's fiduciary duty of care, where a director
to acts performed or omitted to be performed in good     fails to exercise sufficient care in carrying out
faith and in the best interests of the Partnerships,     the responsibilities of office.  Those provisions
provided the conduct did not constitute negligence,      would not protect a director for a breach of duty of
misconduct, breach of a fiduciary duty or a breach       loyalty, intentional misconduct or knowing
of obligations under the Partnership Agreements.         violations of law, unlawful dividend payments or
                                                         redemption of stock, or any transaction in which the
                                                         director derived an improper personal benefit, nor
                                                         would they foreclose any other remedy which might be
                                                         available to the Company or the Stockholders.  The
                                                         Certificate of Incorporation requires the Company to
                                                         indemnify its officers and directors under certain
                                                         circumstances for expenses or liability incurred as
                                                         a result of litigation.  The Company intends to take
                                                         full advantage of those provisions and enter into
                                                         separate agreements with the Company's directors and
                                                         officers, indemnifying them to the fullest extent
                                                         permitted by Delaware law.  See "FIDUCIARY
                                                         RESPONSIBILITIES."

                                   OWNERSHIP INTEREST OF GENERAL PARTNER


The General Partner has a 1.0% interest in JetFleet      The General Partner will receive 67,793 Shares of
I, and a 5.0% interest in JetFleet II.                   the Company's Common Stock in the Consolidation,
                                                         which will constitute approximately 4.2% of the
JMC is currently acting as management company for        outstanding Shares assuming both JetFleet I and II
the Partnerships on behalf of the General Partner,       participate in the Consolidation.
but has no interest in the Partnership or its
distributions.                                           JMC, by virtue of its initial capitalization of the
                                                         Company, will hold 150,000 shares, which will
                                                         constitute 9.3% of the outstanding Shares assuming
                                                         both JetFleet I and II participate in the
                                                         Consolidation.



                                    PROPERTY MANAGEMENT COMPENSATION

JetFleet I pays a base management fee of 1.5% of         The Company will pay a fee of 0.25% of the Asset
gross rentals, 3.5% of the lease rentals and an          Value of the assets of the Company each month to JMC
incentive management fee of 3% of cash flow and          in compensation for its management of the Company.
sales proceeds to the General Partner which              JMC may receive an Acquisition Fee in connection
incentive management fee is subordinated to receipt      with the acquisition of an asset which shall in no
by the Investors for the year of a noncompounded         event be greater than the customary charge for such
annual return of 8% on its capital contributions, as     services between unrelated parties.  See "CONFLICTS
adjusted.                                                OF INTEREST."

JetFleet II pays to the General Partner an acquisition fee of 1.5% of the Adjusted Purchase
Price of an asset and a management fee of 3% of gross rentals on operating leases and 2% of gross rentals on full payout leases.



                                          REIMBURSEMENT OF EXPENSES

The Partnership Agreements provide that all of the       JMC will pay its out-of-pocket expenses with respect
Partnerships' expenses, including legal, auditing        to its management services out of the management fee
and accounting expenses, will be billed directly to      it receives from the Company.
and paid by the Partnerships.  Under the Partnership
Agreements, the General Partner is reimbursed for
its expenses for services performed for the
Partnerships, such as legal, accounting, transfer
agent, data processing and duplicating services.

                                            REMARKETING EXPENSES

The Partnership Agreements generally provide for the     JMC may receive a remarketing brokerage fee, which
payment of a disposition fee equal to not more than      shall in no event be greater than the customary
3% of the selling price of the Company's assets to       charge for such services between unrelated parties,
the General Partner, (from which any third party         and shall be reimbursed for out-of-pocket
remarketing fees paid by the General Partner are to      remarketing expenses.
be paid), subordinated to receipt by the Investor of
a non-compounded annual return of 8% of capital
contributions.

                                                VOTING RIGHTS

Under the Partnership Agreements, Investors (but not     Stockholders are entitled to vote with respect to
assignees) can vote only in certain circumstances        more matters than are the Investors.  For instance,
because the General Partner has the authority to         stockholders are entitled to vote in most cases on
make nearly all management decisions affecting the       any merger or consolidation of the Company, the sale
Partnerships.  Investors holding a majority of the       of all or substantially all of the Company's Assets,
Units in a Partnership can generally vote to (i)         and, upon a supermajority vote of 66-2/3% on
amend the Partnership Agreement, (ii) approve the        amendments to the bylaws of the Company.  The
disposition of all or substantially all the              Company will hold annual meetings, with each such
Partnership's assets, (iii) elect to dissolve the        meeting on a date within 13 months of the prior
Partnership, except for certain events causing           annual meeting, at which the Stockholders will elect
dissolution, (iv) remove the General Partner, (v)        the directors.  Since the Company has a classified
approve the incurrence of material indebtedness by       Board of Directors with one class being elected each
the Partnership, (vi) terminate a contract between       year, Stockholders will be entitled to vote on only
the Partnership and General Partner or an affiliate      one class each year.  Stockholders will not be
of the General Partner, and (vii) consent to a           entitled to solicit written consents without the
successor General Partner.  The Investors cannot         approval of the Company's Board of Directors.
elect any directors of the corporate General
Partner.  On substantially all matters on which the
Investors can vote, the General Partner has no vote.

                               TRANSFER RESTRICTIONS/ANTI-TAKEOVER PROVISIONS

While the Units are transferable, subject to certain     Under Section 203 of the Delaware GCL, certain
restrictions, the General Partner under the              business combinations with stockholders owning 15%
Partnership Agreements may under certain                 or more of the Company's outstanding stock (an
circumstances refuse to permit assignees (who are        "interested stockholder") are prohibited for three
not permitted to vote on any partnership matters) to     years after such interested stockholder becomes an
become substitute Investors.                             interested stockholder. Due to the unique position
                                                         of the Company within its market, the Company
                                                         anticipates that after the Consolidation, it may
                                                         adopt a stockholder rights plan that could restrict
                                                         business combinations and similar transactions
                                                         between the Company and significant stockholders of
                                                         the Company.  Notwithstanding such provisions, the
                                                         Company or its assets may be sold at any time in
                                                         accordance with applicable law, including
                                                         stockholder approval, if required.



                                          REVIEW OF INVESTOR LISTS

Under the Partnership Agreements and the California      At the discretion of the Board of Directors, a
Partnership Act, any Investor is entitled, upon          Stockholder may be allowed to inspect and copy the
request and payment of reasonable expense, to obtain     record of stockholders, at any time during usual
a list of the Investors in his or her Partnership.       business hours, for a purpose reasonably related to
See 'VOTING PROCEDURES -- Investors' Names and           his or her interest as a Stockholder.
Addresses."

                                             NATURE OF INVESTMENT

The Units of each Partnership constitute equity          The Shares constitute equity interests in the
interests entitling each Investor to his pro rata        Company.  Each Stockholder will be entitled to his
share of cash distributions made to the Investors of     pro rata share of the dividends made with respect to
the Partnership.  Each of the Partnership Agreements     the Common Stock if any are declared.  Dividends may
specifies how the cash available for distribution is     be in cash or securities of the Company.  The
to be shared among the General Partner and               dividends payable to the Stockholders are not fixed
Investors.  The distributions payable to the             in amount and are only paid when, as and if declared
Investors are not fixed in amount and depend upon        by the Company's Board of Directors.  The Company
the operating results and net sale or refinancing        has no intent to declare or pay dividends in the
proceeds available from the disposition of the           near future.
Partnerships' assets.

                                             POTENTIAL DILUTION

Since the Partnerships are not authorized to issue       The Board of Directors may, in its discretion, issue
additional Units, there can be no dilution of            additional Shares of Common Stock or issue Preferred
distributions to Investors.                              Stock, with such powers, preferences and rights as
                                                         the Board of Directors may at the time designate.
                                                         The issuance of additional Shares of either Common
                                                         Stock or Preferred Stock, beyond the Shares to be
                                                         issued in the Consolidation, would result in the
                                                         dilution of the interests of the Stockholders.  Such
                                                         Preferred Stock may have liquidation and dividend
                                                         preferences that may materially and adversely affect
                                                         the rights of holders of Common Stock.  See
                                                         "DESCRIPTION OF COMMON STOCK."



                                     EXPECTED DISTRIBUTIONS AND PAYMENTS

The Partnerships make quarterly or monthly               The Company does not intend to make any dividend and
distributions.  Amounts distributed to the Investors     distribution payments to its Stockholders in the
are derived from their share of cash flow from           near future.  At some point in the future, the Board
operations or cash flow from sales or financings or      of Directors may decide to declare dividends, taking
constitute a return of the Investors' equity             into account the cash needs of the Company, and
contributions to the Partnerships.  The General          yields available to Stockholders, and ranges in
Partner may, under the Partnership Agreements,           market prices for the Shares.  Unlike the
create reserves which may decrease cash                  Partnerships, the Company is not required to
distributions.  See "SELECTED FINANCIAL INFORMATION      distribute net proceeds from the sale or refinancing
OF THE PARTNERSHIPS" for a presentation of the cash      of properties.
distributions to the Investors of the Partnerships
over the five most recent calendar years.  Given
current market conditions, there is no expectation
that significant distributions of net sale proceeds
will be made to the Investors of any of the
Partnerships within the next 7 - 10 years.

                                     LIQUIDITY AND TRANSFERABILITY

While the Units are transferrable, the General           Although the Company anticipates that the market for
Partner has discretion under the Partnership             the Common Stock should be more active and broader
Agreements to refuse to permit assignees to become       based than the market for the Units, there is no
substituted Investors and the Partnership Agreements     assurance that such will be the case.  The Common
contain various other restrictions on the                Stock may trade at a discount to the Company's book
transferability of Units.  Although limited              value, and the trading price of the Shares may never
secondary sales of Units have occurred, there is         equal or exceed the net proceeds that might be
essentially no established public trading market for     available if the Company's assets were liquidated.
the Units and none is expected to develop.  The
Units are not marginable.  Potential adverse tax
consequences would arise if a Partnership were to be
considered a "publicly traded" partnership and
therefore the partnerships limit trading to less
than 5% of the Units annually.


                                       TAXATION OF TAXABLE INVESTORS

The Partnerships, as partnerships for federal income     The Company will be taxed as a corporation.  Any
tax purposes, are not subject to tax, but the            dividends will be taxed as portfolio income to
Investors report their allocable share of                Stockholders.
partnership income and loss on their respective tax
returns.  Income from the Partnerships generally
constitutes "passive" income to the Investors, which
can generally offset "passive" losses from other
investments.  Generally, by March 15 of each year,
Investors receive annual Schedule K-1 forms with
respect to information for inclusion on their
federal income tax returns.

Investors must file state income tax returns and incur state income tax in most states in which the Partnerships have property.


                                      TAXATION OF TAX-EXEMPT INVESTORS

A portion of income or loss earned by the                See "FEDERAL INCOME TAX CONSIDERATIONS."
Partnerships is generally treated as UBTI unless the
type of income generated by the Partnership would
constitute qualified rental income or other
specifically excluded types of income.

--------------------------------------------------------------------------------

                            CONFLICTS OF INTEREST

--------------------------------------------------------------------------------


         The General Partner and its Affiliates have conflicts of interest with respect to the Consolidation. The General Partner of each of the Partnerships has fiduciary duties to their Partnerships, in addition to the specific duties and obligations imposed upon it under the Partnership Agreements. Subject to the terms of the Partnership Agreements, the General Partner, in managing the affairs of the Partnership, is expected to exercise good faith, to use care and prudence and to act with an undivided duty of loyalty to the Investors. Under these fiduciary duties, the General Partner is obligated to ensure that each Partnership is treated fairly and equitably in transactions with third parties, especially where consummation of such transactions may result in the interests of the General Partner being opposed to, or not aligned with, the interests of the Investors. Accordingly, the General Partner of each Partnership is required to assess whether the Consolidation is fair and equitable, taking into account the unique characteristics of each Partnership (such as the Partnership's revenues and expenses and the prospects for increases or decreases in future cash flow) affecting the value of its assets, and comparing these factors against similar factors affecting the value of the assets held by the other Partnerships and the General Partner. As discussed in "BACKGROUND AND REASONS FOR THE CONSOLIDATION," after consideration of the terms and conditions of the Consolidation, the General Partner recommends that Investors vote in favor of the Partnerships' participation in the Consolidation.

         Lack of Independent Representation. The General Partner has not retained an independent representative to act on behalf of the Investors or the Partnerships in designing the overall structure of the Consolidation and, in particular, in structuring and negotiating the terms and conditions (including the consideration to be received) upon which the Partnerships will participate in the Consolidation. No group of Investors was empowered to negotiate the terms and conditions of the Consolidation or to determine what procedures should be used to protect the rights and interests of the Investors. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Investors. The General Partner and JMC have been the parties responsible for structuring all the terms and conditions of the Consolidation. Legal counsel engaged to assist with the preparation of the documentation for the Consolidation, including this Prospectus, was engaged by the Company and did not serve, or purport to serve, as legal counsel for the Partnerships or Investors. If an independent representative had been retained for the Partnerships, the terms of the Consolidation may have been materially different and possibly more favorable to the Investors. In particular, had separate representation for each of the Partnerships been arranged by the General Partner, issues unique to the value of each of the Partnerships might have been identified, resulting in adjustments to the value assigned to the assets of such partnerships and increasing the number of Shares that would be allocable to such Partnership if participating in the Consolidation. Consistent with its legal obligation as a fiduciary to the Partnership and the Investors, the General Partner has determined that the Consolidation is fair to the Partnerships and the Investors and that independent representation would increase costs of the transaction without material benefit. The consideration offered, the independent appraisals used to value the Partnerships, the similarity of the combining Partnerships' business, the ability of the Investors to vote on the Consolidation and the dissenters' rights granted to those not voting in favor of the Consolidation, all are factors weighed by the General Partner in determining the fairness of this Consolidation. See "FAIRNESS."

         For example, the primary basis for allocating the consideration to be offered by the Company in the Consolidation, consisting of the Shares, was the Exchange Values of the respective Partnerships. Recognizing the inherent conflict of interest in having the General Partner establish these allocations (without active involvement from persons not having a financial interest in the Consolidation), the General Partner engaged the Appraiser to value the portfolios owned by each of the Partnerships. Apart from these general instructions, there were no limitations imposed by General Partner upon the methods, procedures or investigations that might be pursued or undertaken by the Appraiser in performing the requested valuations. The Appraiser was at liberty to (a) conduct such investigations, inquiries and due diligence as deemed necessary or advisable in establishing the requested valuation, (b) select and follow the procedures, techniques and methods deemed to be most appropriate to establish and confirm such valuations; and (c) make such assumptions, and identify such qualifications and limitations, as deemed
necessary in their findings.   See "REPORTS, OPINIONS AND APPRAISALS."


         Substantial Benefits to General Partner. The General Partner has participated in the initiation and structuring of the Consolidation and, in exchange for transferring certain assets to the Company, will realize economic benefits in the form of Shares of the Company in return for its general partnership interest in the Partnerships, if the Company is able to proceed with and consummate the Consolidation with the Partnerships (or JetFleet II alone). The General Partner, however, will no longer receive any fees for management of the Partnership or its assets once the Consolidation is complete. Because the Corporate General Partner and its affiliate JMC, the founding stockholder and the management company of the Company, themselves have a financial interest in the consummation of the Consolidation, there is an inherent conflict of interest in their structuring of the terms and conditions of the Consolidation and the manner in which the Consolidation has been structured might have been different if structured by persons having no financial interest in whether or not the Consolidation proceeded. The number of Shares received by the Corporate General Partner relative to the limited partners of the Partnership, however, was not the subject of negotiation and will be solely based on a mathematical calculation using the percentage interest of the Corporate General Partner in the Partnership. This allocation is set forth in the Partnership Agreement. See "COMPARISON OF COMPENSATION PAID TO GENERAL PARTNERS AND AFFILIATES."

         JMC Founding Shares. JMC, an affiliate of the General Partner, provided the initial capital of $150,000 to organize the Company and cover certain expenses incurred by the Company in connection with the solicitation of consents to the Consolidation. This initial capital funding was in the form of an equity investment in Common Stock of the Company, issued at $1.00 per share pursuant to a stock purchase agreement entered into in connection with the Management Agreement between JMC and the Company. The stock purchase agreement is intended to be part of the compensation package for JMC for management services, and contains a vesting provision, in which the Company has certain repurchase rights that expire with respect to a portion of the shares purchased over time. The valuation of the shares issued to JMC was arbitrarily determined by the Company and JMC, since the Company, at its founding, had no assets. If both JetFleet I and II participate in the Consolidation, the founding shares issued to JMC will represent approximately 9.3% of the
outstanding shares of Common Stock of the Company.   If the Consolidation does
not occur, the shares will likely be worthless. The purchase equity interest of JMC in the post Consolidation Company represented by the 150,000 founding shares was not negotiated at arm's length between the Company and JMC, and their issuance will have an immediately dilutive effect on the shares issued to Investors. See "DILUTION."


         Because JMC will be a significant stockholder of the Company but will also be a service provider to the Company under the Management Agreement, the interests of JMC and the Company will coincide in many respects. There may, however, be certain instances in which the interests of the Company and JMC diverge. For instance, in the event of a dispute between JMC and the Company under the Management Agreement, JMC, as a major stockholder, may be able to exert influence upon the Board of Directors of the Company. All transactions between JMC and the Company must, however, be approved by the Board of Directors, which will after the Consolidation is consummated, include independent directors, and it will be the duty of the Board of Directors to make such decisions for the best interests of the Company and all of its stockholders. Neither the stock purchase transaction nor the management arrangement was negotiated at arms length between the Company and JMC.

         Dealer Manager Compensation. The Company has engaged CKS, a NASD-registered broker dealer to act as Dealer-Manager for the Consolidation. Richard D. Koehler, an individual General Partner of each of the Partnerships, is an officer and director of CKS, and a principal shareholder of its parent corporation, CK Holding. Neal D. Crispin is neither a shareholder, officer or director of CKS and is not an officer or director of CK Holding, but does own 9% of the voting common stock of CK Holding. CKS acted as Dealer Manager in connection with the offering of limited partnership units of each of the Partnerships. CKS, which acted as Dealer Manager for the JetFleet I and JetFleet II offerings, will be providing such investment banking services to the Company in connection with the solicitation, including rendering advice regarding the preparation of the solicitation documents and solicitation strategy and as acting as liaison between the Company and the broker-dealers who were in the syndicate that sold the Units and who will be acting on behalf of certain Investors. In consideration of those services in connection with the Consolidation, CKS will receive an investment banking fee of $80,000 and warrants to purchase up to 35,000 shares of Common Stock of the Company at a purchase price of $3.00 per share. The compensation to be paid to CKS was not negotiated at arm's length by the Company and CKS.


         Features Discouraging Potential Takeovers. Certain provisions in the Bylaws, as well as statutory rights under the Delaware GCL, could be used by the Company's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, the Company. See "COMPARISON OF LIMITED PARTNERSHIP AND CORPORATE STRUCTURE."


         Initial Company Directors and Officers. The persons currently serving as directors of the Company, as well as the anticipated officers of the Company, are presently directors and officers of JMC, and have had long-standing business and professional relationships with the General Partner or its Affiliates. Owing to these relationships, such persons may not exercise the same degree of independence in conducting the Company's business with respect to the Investors as might be expected of persons having no prior business, professional or personal dealings with the General Partner or JMC, when considering transactions in which the General Partner or an Affiliate has an interest. As directors or officers of the Company, however, these persons are required to discharge such duties and responsibilities in a professional and competent manner, consistent with their fiduciary and contractual responsibility to the Company's stockholders, and without regard to whether the General Partner or its Affiliates has an interest in a proposed transaction with the Company.

--------------------------------------------------------------------------------

                          FIDUCIARY RESPONSIBILITIES

--------------------------------------------------------------------------------

         Under the Delaware GCL, the directors and officers of the Company, in exercising their powers and responsibilities of managing the Company, owe the Company and its Stockholders a duty of care and a duty of loyalty. However, the directors and officers of the Company are not liable for errors in judgment or other acts or omissions made in good faith unless their actions are found to be grossly negligent. Under California law, the General Partner is accountable to the Partnership and the Investors as fiduciaries and consequently must exercise good faith and integrity in handling Partnership affairs. Investors who have questions concerning the duties of the directors and officers with respect to the Company or the duties of the General Partner with respect to any of the Partnerships should consult their counsel.

         The liability of the directors is limited pursuant to the provisions of the Delaware GCL and the Company's Organizational Documents, which limit the personal liability of a director to the Company or its Stockholders for monetary damages for breach of fiduciary duty as a director. Those provisions would not protect a director (i) for any breach of the director's duty of loyalty to the Company or its Stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of dividends or unlawful purchase or redemption of the Company's stock, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Company's Organizational Documents provide for mandatory indemnification of the directors and officers by the Company to the full extent permitted under Delaware law. Delaware law generally authorizes Delaware corporations to indemnify their directors, officers, employees or agents against liabilities (including litigation costs) incurred as the result of their service to the corporation if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In accordance with these provisions, the Company has entered into agreements with the Company's directors and executive officers indemnifying them to the fullest extent permitted by Delaware law. To the extent that the foregoing provisions concerning indemnification apply to actions arising under the Securities Act, the Company has been advised that, in the opinion of the Commission, such provisions are contrary to public policy and therefore are not enforceable.

         The Partnership Agreements provide for indemnification of the General Partner for losses arising out of any act or omission, provided that it was determined in good faith that such conduct was in the best interest of the Partnership and that such conduct did not constitute negligence, misconduct or a breach of fiduciary obligations to the Investors.

         The rights of Stockholders against management of the Company in certain circumstances are more limited than the rights of Investors against the General Partner. See " COMPARISON OF LIMITED PARTNERSHIP AND CORPORATE STRUCTURE."


         Once the Consolidation is consummated, all of the management of the Company will be performed by JMC, as the management company, serving at the pleasure of the Board of Directors, subject to the terms and conditions of the Management Agreement. JMC will have responsibility for the day-to-day management of the Company as well as the strategic business planning. As an outside management company, JMC will not owe any fiduciary duties to the stockholders of the Company.

         The Board of Directors will, however, have ultimate control and supervisory responsibility over all aspects of the Company and will owe fiduciary duties to the Company and its stockholders. In addition, while JMC may not owe any fiduciary duties to the Company by virtue of the Management Agreement, the officers of JMC are also officers of the Company, and in that capacity owe fiduciary duties to the Company and the stockholders by virtue of holding such offices. There may, however, be conflicts of interest arising from such dual roles. See "RISK FACTORS--Reliance on JMC."

--------------------------------------------------------------------------------

                       PRO FORMA FINANCIAL INFORMATION

--------------------------------------------------------------------------------

         The following unaudited pro forma financial statements have been prepared by the Company to reflect the Consolidation and related adjustments and assumptions described in the accompanying notes as if the Consolidation occurred on January 1, 1996. Such pro forma financial information is based on the historical financial statements of each Participating Partnership and should be read in conjunction with the financial statements included in this Prospectus. In the opinion of management, all adjustments necessary to reflect the effects of the transactions have been made.

         The pro forma information is unaudited and is not necessarily indicative of the combined results which actually would have occurred if the transactions had been consummated at the beginning of 1996, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or changes in cash flows for future periods.

         The pro forma financial information assumes 100% Partnership Participation and includes the following:

Unaudited pro forma combining:

         o       Balance Sheets as of December 31, 1996
         o       Statements of Operations for the year ended December 31, 1996

MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The pro forma financial statements contained herein assume that the Consolidation takes place with 100% Partnership Participation. Pro forma adjustments reflect the cost of the Management Agreement with JMC (which is partially offset by anticipated savings for professional fees and general and administrative costs) and an adjustment in depreciation expense to reflect individual asset straight-line depreciation to estimated residual value over estimated useful life. (See Notes to Unaudited Pro Forma Financial Statements.)


         Pro Forma Results of Operations. The Company reported pro forma earnings per share of $0.61 per share. Rental income from assets under operating leases accounted for 88% of revenues, with interest income from full financing leases comprising 12% of revenues.


         The Company's single largest expense is depreciation of its aircraft assets. The Company will pay management fees pursuant to a newly entered contract with JMC at the rate of 3% per annum of the net asset value of the assets under management. The cost of the Consolidation approximates $250,000 in offering costs, and $245,000 in estimated expenses associated with the issuance of warrants for 35,000 shares because of the deemed discount in exercise price of the warrants. Taxes of approximately $757,000 reflect an effective tax rate of 40% on earnings as if the Company were in existence as of January 1, 1996.


Pro Forma Liquidity and Financial Condition

         At December 31, 1996, cash totalled $1,362,600 before payment of offering costs approximating $250,000.

See Management's Discussion and Analysis of Financial Condition and Results of Operations of AeroCentury Corp., JetFleet I, and JetFleet II contained in "SELECTED FINANCIAL INFORMATION REGARDING THE PARTNERSHIPS AND THE COMPANY."

                              AEROCENTURY CORP.
                  UNAUDITED PRO FORMA COMBINING BALANCE SHEETS
                               DECEMBER 31, 1996
                         (ASSUMING 100% PARTICIPATION)
                    (Amounts rounded to nearest one-hundred)


                                             AeroCentury     JetFleet          JetFleet
                                                 Corp.     Aircraft, L.P.   Aircraft II, L.P.   Adjustments         Pro Forma
ASSETS
Current assets:
   Cash                                       $ 140,000        30,700       $ 1,191,900       $                    $   1,362,600
   Lease payments receivable                                  180,000           540,000                                  720,000
   Other assets                                                 4,800            29,800                                   34,600
                                              ---------    ----------       -----------       ------------         -------------
     Total current assets                       140,000       215,500         1,761,700                                2,117,200
Aircraft and aircraft engines under/held
   for operating leases, net                                2,328,300        14,435,600                               16,763,900
Lease payments receivable                                                       180,000                                  180,000
Organization costs, net                          10,000                          32,900            (32,900)(a)            10,000
                                              ---------    ----------       -----------       ------------         -------------

                                              $ 150,000     2,543,800       $16,410,200       $    (32,900)        $  19,071,100
                                              =========    ==========       ===========       ============         =============
 LIABILITIES AND PARTNERS' CAPITAL/
   SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                           $   2,800        16,000       $   112,500       $    250,000 (b)     $     381,300
   Deferred taxes                                                                                1,800,000 (c)         1,800,000
   Accrued maintenance costs                                   25,300           501,100                                  526,400
       Security deposits                                            0           143,100                                  143,100
       Prepaid rents                                            8,900            27,600                                   36,500
       Unearned interest income                                14,700            79,200                                   93,900
       Other accrued liabilities                                  700            10,900                                   11,600
                                              ---------    ----------       -----------       ------------         -------------
      Total current liabilities                                65,600           874,400          2,295,000             3,235,000

   Unearned interest income                                         0             8,800                                    8,800
                                              ---------    ----------       -----------       ------------         -------------
     Total current liabilities                    2,800        65,600           874,400          2,050,000             2,992,800
   Unearned interest income                                                       8,800                                    8,800
                                              ---------    ----------       -----------       ------------         -------------
     Total liabilities                            2,800        65,600           883,200          2,050,000             3,001,600
                                              ---------    ----------       -----------       ------------         -------------
Partners' capital/Shareholders' equity
   Partners' capital                                        2,478,200        15,527,000        (18,005,200)(d)
   Common stock                                 150,000                                         14,754,500 (d)        14,904,500
   Paid-in capital:                                                                              3,250,700 (d)         1,167,800
                                                                                                   (32,900)(a)
                                                                                                (2,050,000)(b,c)
   Accumulated deficit                           (2,800)                                                                  (2,800)
                                              ---------    ----------       -----------       ------------         -------------
   Total partners' capital/
      shareholders' equity                      147,200     2,478,200       $15,527,000         (2,082,900)           16,069,500
                                              ---------    ----------       -----------       ------------         -------------

                                              $ 150,000    $2,543,800       $16,410,200       $    (32,900)        $  19,071,100
                                              =========    ==========       ===========       ============         =============



                          See accompanying notes.

                               AEROCENTURY CORP.
            UNAUDITED PRO FORMA COMBINING STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                         (ASSUMING 100% PARTICIPATION)
                (AMOUNTS ROUNDED ROUNDED TO NEAREST ONE-HUNDRED






                                                    AeroCentury      JetFleet          JetFleet
                                                       Corp.      Aircraft, L.P.   Aircraft II, L.P.   Adjustments       Pro Forma
                                                    -----------   --------------   -----------------   ------------     -----------
Revenues
    Rental income                                                  $   578,600          2,658,500                       $ 3,237,100
    Other income                                                        45,700            394,300                           440,000
                                                    -----------    -----------        -----------      ------------     -----------
                                                                       624,300          3,052,800                         3,677,100


Costs and expenses:
    Management fees                                                                       113,700           379,900 (aa)    493,600
    Depreciation                                                     1,041,300          3,260,000        (3,406,100)(bb)    895,200
    Professional fees and general
      and administrative                                               134,400            384,500          (278,900)(aa)    240,000
    Maintenance                                                         35,500            119,300                           154,800
    Amortization                                          2,000          1,600             31,900           (33,500)(cc)      2,000
                                                    -----------    -----------        -----------      ------------     -----------
                                                          2,000      1,212,800          3,909,400        (3,338,600)      1,785,600
                                                    -----------    -----------        -----------      ------------     -----------
Income before taxes and consolidation
  costs                                                  (2,000)      (588,500)           856,600         3,338,600       1,891,500
Provision for income taxes                                  800                                             756,600 (dd)    757,400
                                                    -----------    -----------        -----------      ------------     -----------
Income before consolidation costs                        (2,800)      (588,500)          (856,600)        2,582,000       1,134,100
Consolidation costs                                                                                         297,000 (ee)    297,000
                                                    -----------    -----------        -----------      ------------     -----------

Net income                                            $  (2,800)   $  (588,500)       $  (856,600)     $  2,285,000     $   837,100
                                                    ===========    ===========        ===========      ============     ===========

Earnings per share:
     Net income                                                                                                         $      0.51
                                                                                                                        ===========
     Number of common shares
        outstanding                                                                                                       1,649,951
                                                                                                                        ===========
Ratio of earnings to fixed charges                                                                                              (*)
                                                                                                                        ===========




(*)  AeroCentury Corp. has no fixed charges.

See accompanying notes.

                               AeroCentury Corp.
               Notes to Unaudited Pro Forma Financial Statements



1.       Basis of presentation


         AeroCentury Corp. ("AeroCentury"), a Delaware Corporation, was formed on February 28, 1997. JetFleet Management Corp. ("JMC"), a California corporation formed in 1994, owns all of AeroCentury's 150,000 shares of common stock. CMA Capital Group (the "General Partner") is proposing a consolidation by merger (the "Consolidation") of JetFleet Aircraft, L.P. ("JetFleet I") and JetFleet Aircraft II, L.P. ("JetFleet" II) with and into AeroCentury. JetFleet I and JetFleet II are each California limited partnerships formed in 1989 and 1991, respectively, to invest in leased aircraft equipment. Upon completion of the Consolidation, the Company will continue in the aircraft leasing business and intends to use leveraged financing to acquire additional aircraft assets on lease.

         Upon Consolidation, the General Partner and the limited partners (collectively, the "Partners") will receive stock in AeroCentury in return for their partnership interests in JetFleet I and JetFleet II. The Consolidation will be accounted for as a pooling of interests and, therefore, no adjustment to the historical carrying amount of assets and liabilities will be made.

         Historical information for AeroCentury, JetFleet I, and JetFleet II are based on audited financial statements which are included elsewhere herein. The unaudited pro forma balance sheet and statement of operations have been prepared on the basis of 100% partnership participation. 100% participation results in 1,464,951 additional shares of common stock being issued to the Partners. Warrants to purchase 35,000 shares of common stock at $3.00 per share will be issued to Crispin Koehler Securities in consideration for investment banking services rendered in connection with the Consolidation.


         The unaudited pro forma balance sheet as of December 31, 1996 has been prepared as if the transactions contemplated by the Consolidation had occurred on December 31, 1996, and the accompanying unaudited pro forma statement of operations has been prepared as if the Consolidation had occurred on January 1, 1996.


         The unaudited pro forma financial statements have been prepared by making certain adjustments (as explained in Note 2 below) to the historical financial information of JetFleet I and JetFleet II. The pro forma information presented is not necessarily indicative of the result that would have occurred had the Consolidation occurred and AeroCentury operated as a single entity during the period presented, or of the future operations of the Partnerships.


2.       Pro forma adjustments

         The pro forma balance sheet includes the following adjustments:

         (a) Elimination of unamortized organization costs at December 31, 1996.

         (b) Offering costs, estimated to be $250,000, have been charged directly to 1996 operations. It is anticipated that the offering costs will be short-term payables, paid from cash on hand at the time of the Consolidation.

         (c) A deferred tax liability has been recognized for the difference of $4.5 million between the book value of the assets and liabilities of JetFleet I and JetFleet II at December 31, 1996 and the tax basis due to accelerated depreciation used for tax purposes.


         (d) Reflects the issuance of common stock of AeroCentury in exchange for the Partners' interests in JetFleet I and JetFleet II as well as the estimated cost of $245,000 of issuing warrants to purchase 35,000 shares of common stock at $3 per share.


         The pro forma statement of operations includes the following adjustments:


         (aa) Upon Consolidation, AeroCentury will sign a management agreement with JMC under which JMC will manage AeroCentury's assets. Under this agreement, AeroCentury will pay JMC monthly in arrears 3% per annum of the net asset value of the assets under management. Such fees have been increased to reflect the terms of this agreement. Professional fees and general and administrative have been decreased to reflect anticipated savings.

         (bb) JetFleet I and JetFleet II computed depreciation using the straight-line method over the aircraft's estimated economic life, eight years for the deHavilland DHC-7 aircraft (the "Dash-7's") and twelve years for all other aircraft, to a zero residual value. In contemplation of the Consolidation, AeroCentury obtained a future appraisal of its aircraft assets (Exhibit 99.01) which demonstrated that the current method of depreciation was ultra conservative and that the aircraft market had changed recently, increasing the future value and estimated useful life of used aircraft equipment. In addition, the lessee has recently spent an aggregate of $3.1 million on three of the Dash-7's for an inspection and repair as necessary program ("IRAN") not mandated under the leases. The IRAN program has enhanced both the life and value of these aircraft. Accordingly, AeroCentury intends to depreciate each asset on a straight-line basis over its estimated useful life, generally twelve years, to its estimated residual value at that time. Assuming the Consolidation is effective in mid-1997, under this method, annual depreciation on the existing assets would approximate $450,000.

         (cc) Amortization of JetFleet I and JetFleet II organization costs has been eliminated.

         (dd) Corporate taxes at the estimated federal and state combined rate of 40% have been provided.

         (ee) Offering costs of the Consolidation, estimated to be $250,000, have been expensed. In addition, $245,000 in estimated costs of issuing warrants to purchase 35,000 shares of common stock (see Note 1 above) has been expensed. AeroCentury intends to amortize these costs over fifteen years for tax purposes and a tax benefit of $297,000 has been reflected.


3.       Calculation of number of common shares outstanding

         The number of shares outstanding for the year ended December 31, 1996 used in computing pro forma net income is based on the number of shares and warrants which would be outstanding as a result of the Consolidation assuming 100% acceptance on January 1, 1996.

--------------------------------------------------------------------------------

                  COMPARISON OF COMPENSATION PAID TO CORPORATE
            GENERAL PARTNER AND AFFILIATES AND TO MANAGEMENT COMPANY

--------------------------------------------------------------------------------

The following table describes the items of compensation that currently are payable by each of the Partnerships to the Corporate General Partner and its affiliates, and compensation that would be payable to JMC by the Company following the Consolidation. Currently, the Partnerships pay the Corporate General Partners a share of their cash flow and sales proceeds with respect to its equity interest as General Partner in the Partnerships. In addition, the Partnerships pay a Management Fee based on the percentage of rentals received, a resale fee upon sale of any asset by a Partnership and the Partnerships also reimburse the Corporate General Partner for general and administrative expenses of the Partnership incurred by the Corporate General Partner on behalf of a Partnership. JetFleet I also must pay a re-lease fee to the Corporate General Partner based upon the monthly re-lease rentals received by JetFleet I. JetFleet II is also liable for an acquisition fee based on the purchase price paid for any asset acquired by the Partnership.

After the Consolidation, the Corporate General Partner, like the Investors becomes a stockholder of the Company. As a stockholder it will be entitled to, and will share on an equal per-share basis with the former Investors who are also stockholders of the Company, distributions on the Common Stock, only when, as and if declared by the Company's board of directors (The Company does not intend to declare dividends on the Common Stock in the foreseeable future. See "THE COMPANY -- Listing, Price, Trading and Holders of Shares -- Dividend Policy" and "RISK FACTORS -- Changes in Form of Investment will Change Rights of Participating Investors"). JMC will be entitled to receive a management fee based upon the net asset value of the Company's assets. In addition, it may receive acquisition fees, re-lease fees and resale fees in connection with services rendered to the Company if and when such transactions occur. In no event will such fees be more than the ordinary and customary fees charged in the industry.

In calendar year 1996, the Partnerships paid an aggregate of $697,363 to the General Partner in management fees, administrative overhead reimbursement, and cash distributions. If the Company were in existence over the same period of time with the same assets, $493,600 would have been payable to JMC under the Management Agreement (no cash distributions or overhead reimbursement will be payable). Neither of these amounts include any per-transaction fees paid for acquisition, resale or release of assets by either the Company or the Partnerships. For information regarding historical amounts paid and estimated fees payable by the Company, see "PRO FORMA FINANCIAL INFORMATION."

There are a number of conflicts of interest that arise out of the proposed Consolidation and certain compensation, set forth below, to be paid to Affiliates of the General Partner and to the General Partner, including conflicts of interest arising out of the terms and conditions of, and compensation to be paid for, management services to be rendered to the Company by JMC, the management company and Affiliate of Neal D. Crispin, an individual General Partner of the Partnerships, of compensation were negotiated at arm's length. In order to ensure that these conflicts of interest do not adversely affect the Company, JMC has represented that in no event will any item of compensation for management be more than the ordinary and customary fee charged in the industry for such services. The Company, at the direction of the Board of Directors, which will include independent directors not affiliated with JMC, will have the responsibility to ensure that the Company shall pay no more than the industry standard fees to JMC. See "FAIRNESS."

Type of                      Payable to Corporate        Payable to Corporate         Payable to JMC
Compensation                 General Partner             General Partner              by the Company
------------                 by JetFleet I               by JetFleet II               After Consolidation
                             -------------               --------------               -------------------
Equity Interest              1% of cash flow and         5% of all distributions      General Partner shall
                             sales proceeds, 1% of       of available cash, plus      receive 1% and 5% of the
                             all liquidation             1% of distributions on       Shares issued to
                             distributions               net proceeds of sales of     JetFleet I and JetFleet
                                                         assets until Investors       II.
                                                         have received a
                                                         noncompounded return of      JMC has purchased
                                                         8% (the "Preferred           150,000 shares of Common
                                                         Return"), then 5%,           Stock of the Company at
                                                         payable to General           $1.00 per Share in
                                                         Partner, respectively.       connection with its
                                                                                      engagement as Management
                                                                                      Company.

                                                                                      JMC and General Partner
                                                                                      shall not have any
                                                                                      interest in the revenue
                                                                                      or profits of the
                                                                                      Company other than as
                                                                                      stockholders.

Acquisition Fee              None                        Equal to 1.5% of the         Ordinary and customary
                                                         Adjusted Purchase Price      fee for the industry
                                                         payable to General           payable to JMC per
                                                         Partner per transaction.     transaction.

Management Fee               Equal to 1.5% of gross      3% of gross rentals on       0.25% of the net asset
                             rentals,                    operating leases or 2%       value of the Company's
                                                         of gross rentals on full     assets payable monthly
                             plus                        payout leases payable        to JMC.
                                                         monthly to General
                             3% of cash flow and         Partner.
                             sales proceeds (of which
                             1% is paid to an
                             unaffiliated third party
                             broker, SPLC)

                             subordinated to 8%
                             preferred return
                             ("Preferred Return") of
                             Investors payable
                             monthly  to General
                             Partner.

Re-lease Fee                 3.5% of release or          None                         Ordinary and customary
                             renewal rentals payable                                  re-lease fee for
                             monthly (1.5% of which                                   industry payable per
                             is paid to SPLC).                                        transaction to JMC.


Accountable General          Reimbursement of            Reimbursement of             The Company will not pay
Administrative Expenses      expenses incurred in        expenses incurred in         any reimbursement for
                             management and              management and               general administrative
                             administration of           administration of            expenses to JMC.
                             Partnership.(1)             Partnership.(1)


Resale Fee


3% of contract sales         50% of ordinary and         Ordinary and customary
price (of which 2% is        customary resale            remarketing fees payable
paid to SPLC),               commissions, not to         per transaction to JMC.
subordinated to              exceed 3% of contract
Preferred Return and         sales price,
reduced by fees payable      subordinated to
per transaction to third     Preferred Return.
parties.
----------------------

(1) The Partnerships pay directly all of their respective general and administrative expenses that are payable to third parties for legal, auditing and accounting services, for the renewal of aircraft leases or the re-lease or sale of aircraft, for preparing and distributing reports and for other general and administrative expenses. The General Partner is entitled to receive reimbursement for the general and administrative expenses that the General Partner incurs including:
         (i) actual cost to the General Partner of goods, materials or services obtained from third parties for a Partnership; (ii) general and administrative expenses for services performed by the General Partner for the Partnerships, including but not limited to legal, auditing, accounting, transfer agent, data processing, duplication and other similar services; (iii) expense for services performed by the General Partner in connection with investor communications; and (iv) expenses for administrative services performed by the General Partner that are necessary for the prudent operation of the Partnership. Reimbursement of items (ii) through (iv) can be no greater than the amount the Partnership would have to pay to third parties in the same geographic location for the same service.

--------------------------------------------------------------------------------

                           MANAGEMENT OF THE COMPANY

--------------------------------------------------------------------------------

BOARD OF DIRECTORS

         The Board of Directors of the Company is responsible for the management of the Company, its property and the disposition thereof, and is responsible for the general policies of the Company and the general supervision of the Company's activities conducted by its officers, agents, employees, advisors, managers, or independent contractors as may be necessary in the course of the Company's business. At all meetings of the Board of Directors, a majority of the authorized number of directors shall constitute a quorum for the transaction of business. Actions to be taken by the Board of Directors will require approval of a majority of the directors present at any meeting in which there is a quorum, unless otherwise specified by the Company's Bylaws or by law.


         The Board of Directors of the Company currently consists of Neal D. Crispin, Toni M. Perazzo, and Marc J. Anderson. Following the Consolidation, the Company's Board of Directors will be increased to five directors, with the resulting vacancies to be filled by independent outside directors by a vote of the existing directors. Thereafter, the Board of Directors will consist of not less than five nor more than nine directors. At each annual meeting of stockholders, or at any special meeting of the stockholders called for such purpose, the directors of the Company will be elected by a vote of the holders of Common Stock, with each holder of Common Stock having one vote for each Share held. No cumulative voting will be authorized by the Company's Certificate of Incorporation, Directors may resign at any time and may be removed, with or without cause, by a majority vote of the outstanding Common Stock of the Company.


         The Board of Directors expects to hold meetings at least quarterly, and may take action on behalf of the Company by unanimous written consent without a meeting. Directors may participate in meetings by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

         The Company's Board of Directors currently consists of the following persons:

         NAME                   AGE      ANTICIPATED POSITION WITH THE COMPANY
         ----                   ---      -------------------------------------
         Neal D. Crispin        51       President, Chairman
         Marc J. Anderson       60       Chief Operating Officer
         Toni M. Perazzo        50       Vice President - Finance & Secretary

         The directors of the Company listed above are currently directors of JMC as well. The business experience during the past five years of each of the current directors is as follows:


         MR. NEAL D. CRISPIN, age 51. Mr. Crispin is also President and a Director of CMA Consolidated, Inc. ("CMA") and JetFleet Management Corp. Prior to forming CMA, Mr. Crispin was vice president-finance of an oil and gas company. Previously, Mr. Crispin had been associated with Arthur Young & Co., Certified Public Accountants. Prior to joining Arthur Young & Co., Mr. Crispin served as a management consultant, specializing in financial consulting. Mr. Crispin is the husband of Toni M. Perazzo, a Director and Officer of JMC and the Company. He received a Bachelors Degree in Economics from the University of California at Santa Barbara and a Masters Degree in Business Administration (specializing in Finance) from the University of California at Berkeley. Mr. Crispin, a certified public accountant, is a member of the American Institute of Certified Public Accountants ("AICPA") and the California Society of Certified Public Accountants ("CSCPA").

         MR. MARC J. ANDERSON, age 60. Mr. Anderson is in charge of portfolio management and aircraft marketing and financing for JMC as its Chief Operating Officer. Prior to joining the Company in 1994, Mr. Anderson spent seven years as Senior Vice President Marketing for PLM International, a transportation equipment leasing company which is also the sponsor of syndicated investment programs. While at PLM, he established the company's first aircraft marketing group, closing in excess of 150 aircraft transactions representing over $400 million. He was responsible for the acquisition, modification, leasing and remarketing of all aircraft. During his tenure, Mr. Anderson had an average aircraft on-lease record of 96%. From 1983 until 1985, Mr. Anderson served as Contract Administrator for Fairchild Aircraft Corp., and from 1981 to 1983, he served as Director of Aircraft Sales for Fairchild SAAB Joint Venture. From 1979 until 1981, Mr Anderson was Vice President, Contracts for SHORTS Aircraft USA, Inc. In these positions, he was responsible for customer contracting, negotiation and documentation of sales agreements and leases and obtaining debt and lease financing. Prior to that, Mr. Anderson was with several airlines in various roles of increasing responsibility.


         MS. TONI M. PERAZZO, age 50. Ms. Perazzo is also Vice President - Finance and Secretary of JMC. Prior to joining CMA in 1990, she was Assistant Vice President for a savings and loan, controller of an oil and gas syndicator and a senior auditor with Arthur Young & Co., Certified Public Accountants.
Ms. Perazzo is the wife of Neal D. Crispin, a director and officer of JMC and the Company. She received her Bachelor's Degree from the University of California at Berkeley, and her MBA from the University of Southern California. Ms. Perazzo, a CPA, is a member of the California Society of CPAs and the AICPA.

         Promptly after the Consolidation, the Company anticipates that the Board of Directors will appoint two independent directors to the Board.

BOARD OF DIRECTORS COMPENSATION

         The Company intends to pay an annual fee of $10,000 and a per meeting fee of $1,000 to its directors who are not officers of the Company. Directors who are employees of the Company or JMC will not be paid any directors' fees. The Company will reimburse all directors for travel expenses and other out-of-pocket expenses incurred in connection with their activities on behalf of the Company.

         Each member of a duly authorized committee of the Board of Directors that is not an officer of the Company will receive a fee of $500 for each duly called committee meeting which they attend either in person or by telecommunication.

COMMITTEES OF THE DIRECTORS

         Promptly following the consummation of the Consolidation, the Board of Directors will establish the following committees:

         Audit Committee. The Audit Committee will consist of at least two independent directors. The Audit Committee will be established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

         Executive Committee. The Executive Committee will consist of three directors, which will include Neal D. Crispin, Toni M. Perazzo, and Marc J. Anderson. The Executive Committee will have the authority to acquire, dispose of and finance investments for the Company and execute contracts and agreements, including those related to the borrowing of money by the Company, and generally exercise all other powers of the Board of Directors except for those which require action by all the directors or the independent directors under the Certificate of Incorporation or the Bylaws of the Company, or under applicable law.

         The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company. The Board of Directors initially will not have a nominating committee and the entire Board of Directors will perform the function of such a committee.

EXECUTIVE OFFICERS

         Officers of the Company will be elected by and serve at the discretion of the Board of Directors. Subject to the approval of the Board of Directors, it is anticipated that the following persons will function as executive officers of the Company after the Consolidation. Each person listed below currently serves in a substantially similar capacity as an executive officer of JMC.

         NAME                    AGE        ANTICIPATED POSITION WITH THE COMPANY
         ----                    ---        -------------------------------------
         Neal D. Crispin         51         President, Chairman
         Marc J. Anderson        60         Chief Operating Officer
         Frank Duckstein         44         Vice President
         Toni M. Perazzo         50         Vice President, Finance & Secretary

         Neal D. Crispin, President and Chairman, is expected to devote approximately 50% of his time as a JMC officer to company matters; all other officers are expected to devote approximately 80% of their time as JMC officers to company matters. For biographies of Messrs. Crispin and Anderson and Ms. Perazzo, see "Board of Directors" above.

         MR. FRANK DUCKSTEIN, VICE PRESIDENT, age 44. Mr. Duckstein is in charge of market development and remarketing of aircraft portfolios. Prior to joining the Company, Mr. Duckstein spent five years as Director of Marketing for PLM International, a transportation equipment leasing company. While at PLM, he was responsible for sales and remarketing, market research and development, both domestically and internationally, of PLM's corporate and commuter aircraft, as well as their helicopter fleet. Previously, he was with the following international and regional airlines operating within Europe and the U.S. with responsibility for operation, market development and sales:
Aeroamerica (Berlin, Germany) 1976-1979; Air Berlin (Berlin, Germany) 1980-1983; Direct Air (Berlin, Germany) 1983-1985; and Pacific Air Express (Millbrae, CA) 1986-1996. Mr. Duckstein attended the Technical University of Berlin, majoring in Economics.

         It is anticipated that the foregoing officers will be elected upon consummation of the Consolidation and shall serve a one-year term and until their successors are elected and qualified or until their earlier resignation or removal. There are no arrangements or understandings between or among any of the officers or directors and any other person pursuant to which any officer or director was selected as such.

COMPENSATION OF EXECUTIVE OFFICERS

         The Company was formed on February 28,1997. Accordingly, the Company has not paid any cash compensation to its executive officers for prior years. No compensation will be paid by the Company to its officers as the Company will engage JMC as the management company pursuant to the Management Agreement. The officers of the Company are officers of JMC, and will receive compensation therefor. There are no employment agreements between the Company and any of its officers, and the Company does not expect to enter into any such agreements in the future. JMC is an at-will employer.

         Neal D. Crispin's cash compensation from JMC including bonuses is expected to be $60,000. The only executive officer of JMC whose compensation exceeds $100,000, is Marc J. Anderson, Chief Operating Officer, whose salary and bonus is expected to be $150,000.

LIMITATION OF DIRECTORS' LIABILITY

         Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of a director to the corporation and its stockholders for monetary damages for certain breaches of the director's fiduciary duties as a director, other than for breach of his duty of loyalty to the corporation and its stockholders, or for acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, or for the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits. The Board of Directors believes that such provisions have become commonplace among major corporations and are beneficial in attracting and retaining qualified directors, and the Company's Certificate of Incorporation includes such provisions.

         The director's duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent these limitations, directors are accountable to corporations and/or their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although this provision of Delaware law does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission.

         The Company's Certificate of Incorporation limits the liability of directors of the Company to its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware GCL or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though the action, if successful, might otherwise benefit the Company and its stockholders.

INDEMNIFICATION


         Subject to applicable law, the Company's Certificate of Incorporation and Bylaws require the Company to indemnify its officers and directors against expenses, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made party by reason of being or having been officers or directors.


         It is anticipated that each of the Company's directors and executive officers will enter into an indemnity agreement with the Company following completion of the Consolidation. Pursuant to such agreements, the Company will agree to indemnify the directors and executive officers against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director or executive officer by reason of his position as director or executive officer that are in excess of the coverage provided by any insurance if the indemnitee meets certain standards of conduct.

THE MANAGEMENT COMPANY


         Neal D. Crispin, an individual General Partner of the Partnerships, is a director, officer and significant shareholder of JMC. JMC currently manages the assets of those partnerships on behalf of the General Partner. It also manages the assets of a wholly owned subsidiary, JetFleet III, and by the Effective Time of the Consolidation will have completed an equipment debt syndication program with a special purpose wholly owned subsidiary, AeroCentury IV, Inc. ("ACF"). It is anticipated that JetFleet III's and ACF's offering and acquisition activities will be completed prior to consummation of the Consolidation.

         Immediately prior to the Consolidation, JMC will be the sole holder of the Common Stock of the Company. JMC will also act as the management company for the Company pursuant to a Management Agreement between JMC and the Company, which will have a 15-year initial term. The Management Agreement is terminable in the event of a breach of obligations under the agreement upon 12 months prior notice to the breaching party by the other party. In the event of a breach by the Company which terminates the Management Agreement, the Company will be liable for liquidated damages. Under the Management Agreement, JMC will have ultimate responsibility and authority for the selection of assets to be acquired by the Company and the leasing, re-leasing and/or subsequent sale of the assets. JMC will have control over, among other things, the negotiation and execution of lease agreements for the assets, payment of operating expenses, review of compliance by lessees and obligors under leases or loan agreements, the recovery of equipment in the event of default or foreclosure on an asset, and the exercise of appropriate remedies under such agreements. See "FIDUCIARY RESPONSIBILITIES" and "RISK FACTORS -- Reliance on JMC."

         JMC has the right, under the Management Agreement, to employ such persons, including under certain circumstances, Affiliates of JMC, as it deems necessary for the efficient operation of the Company. The agreement also grants the Company an option to acquire all of the outstanding stock of JMC at any time on or before December 31, 2000, subject to such stockholder approval as required by applicable law, for a purchase price based on the earnings of JMC, in the form of freely tradeable registered stock of the Company. The purchase price would be set at 90% of the product of (i) the earnings of JMC as of the most recent 12-month period prior to the acquisition, multiplied by (ii) the average price to earnings ratio of the Company over the same 12-month period, each as determined according to generally accepted accounting principles; provided, however, that if the purchase price is less than $12 million, JMC would have the right to decline the acquisition.


         In addition to managing the Company's operations, JMC will be involved in other business for its own account. This would include asset management for third parties, brokerage services and other third party remarketing activities. JMC will, however, not compete with the Company in the acquisition and resale and remarketing of leased aircraft equipment, and will not provide third party services that are competitive with that of the Company. All purchases and sales of leased aircraft engaged in by JMC after the Consolidation will be on behalf of the Company.


         Compensation. Under the Management Agreement, JMC will be entitled to receive a monthly management fee from the Company equal to 0.25% of the Asset Value of the Company's assets as of the last day of the month for which such fee is earned. JMC and/or its affiliates may also receive reimbursement for accountable general administrative expense payable to third parties by JMC in connection with the administration and management of the company, and may also receive a brokerage fee in connection with the acquisition of assets by the Company, and/or a remarketing fee in connection with the sale or re-lease of the Company's assets. In no event will any brokerage or remarketing fee be greater than the usual and customary brokerage fee that would have been paid to an unrelated third party broker.
See "COMPARISON OF COMPENSATION TO GENERAL PARTNERS AND ITS AFFILIATES."   See
"PRO FORMA FINANCIAL INFORMATION."

         Officers and Directors of JMC. The two directors of JMC are also directors of the Company: Neal D. Crispin and Toni M. Perazzo. The officers of JMC are also the current officers of the Company: Neal Crispin, President, Marc Anderson, Chief Operating Officer, Toni Perazzo, Vice President - Finance & Secretary, and Frank Duckstein, Vice President. Officers serve at the discretion of the Board of Directors. For biographies of the officers and directors of JMC, see "MANAGEMENT -- Directors" and "-- Executive Officers." See "FIDUCIARY RESPONSIBILITIES" and "RISK FACTORS - - Reliance on JMC."

--------------------------------------------------------------------------------

              SECONDARY MARKET AND OWNERSHIP OF PARTNERSHIP UNITS

--------------------------------------------------------------------------------

SALE PRICES OF UNITS

         The Partnership Units are not listed on any national or regional securities exchange or quoted on the NASDAQ, and there is no established public trading market for the Units. Secondary sales activity for the Units has been limited and sporadic. The General Partner monitors transfers of the Units (a) because the admission of the transferee as a substitute investor requires the consent of the General Partner under each of the Partnership Agreements, and
(b) in order to track compliance with safe harbor provisions to avoid treatment of the Partnerships as "publicly traded partnerships" for federal income tax purposes.

         Set forth in the tables that follow is certain information regarding sale transactions in the Units. Such information was obtained from the sources indicated. The transactions reflected in the tables below represent only some of the sale transactions in the Units. There have been other secondary sale transactions in the Units, although specific information regarding such transactions is not readily available to the General Partner. Because the information regarding sale transactions in the Units included in the tables below is provided without verification by the General Partner and because the information provided does not reflect sufficient activity to cause the prices shown to be representative of the market values of the Units, such information should not be relied upon as indicative of the ability of Investors to sell their Units in secondary sale transactions or as to the prices at which such Units may be sold. Therefore, the information presented should not be relied upon by Investors in determining whether or not to tender their Units in the Consolidation.

         The General Partner does not believe that the secondary market sale prices of the Units accurately reflect the value of the assets of the Partnerships because secondary sale prices are adversely affected by a variety of factors unrelated to the value of the assets of a limited partnership, such as: (i) limited partnerships are currently out of favor in the investment community; (ii) limited partner interests are generally traded on a sporadic basis; (iii) Unit sale prices can vary dramatically based on the number of interests sold at once or over time; and (iv) the Tax Reform Act of 1986 contained provisions which eliminated certain federal income tax advantages associated with investments in limited partnerships and which caused limited partnerships to place restrictions on transfers of interests in order to avoid taxation of income at the partnership and partner levels.

         While the General Partner receives some information regarding the prices of secondary sales transactions of the Units, the General Partner does not receive or maintain comprehensive information regarding all activities of all broker-dealers and others known to facilitate secondary sales of the Units. The General Partner estimates, based solely on the transfer records of the Partnerships, that the number of Units transferred in sale transactions (i.e., excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                 NO. OF UNITS TRANSFERRED    DATE AND PRICE OF MOST
                          IN 1996                RECENT QUOTE           SOURCE OF INFORMATION
                 ------------------------    ----------------------   -------------------------
JetFleet I             2,040                  $____/Unit - ____/97    Chicago Partnership Board
JetFleet II              958                  $____/Unit - ____/97    Chicago Partnership Board

To date in calendar year 1997, there have been ____ and _____ Units transferred of JetFleet I and JetFleet II, respectively.

--------------------------------------------------------------------------------

                        PROPERTIES OF THE PARTNERSHIPS

--------------------------------------------------------------------------------


      The following Table sets forth the assets held by each Partnership as of the date of this Prospectus:



JETFLEET I
----------
                        Percentage                                                Current
Asset                    Interest        Lessee         Year Acquired        Appraised Value***
-----                    --------        ------         -------------       -------------------
DHC-7-102 S/N 57           95.90*       Raytheon              1991             $ 1,294,650
DHC-7-103 S/N 72           24.37*       Air Tindi, Ltd.       1991               $ 467,904

JETFLEET II
-----------
                       Percentage                                              Current
Asset                   Interest        Lessee         Year Acquired       Appraised Value
-----                   --------        ------         -------------       ---------------
DHC-7-102 S/N 57            4.00*       Raytheon              1991                $ 55,350
DHC-7-103 S/N 72           75.53*       Air Tindi, Ltd.       1991             $ 1,452,096
DHC-7-102 S/N 44          100.00        Raytheon              1992             $ 1,350,000
DHC-7-103 S/N 11          100.00        Raytheon              1992             $ 1,860,000
DHC-6-300 S/N 666         100.00        LoganAir              1995               $ 950,000
Metro II, SA-227-AC       100.00        Merlin Express        1995               $ 830,000
Metro II, SA-226           50.00**      Sunbird Air           1996               $ 220,000
                                        Services
Turboprop Engines (24     100.00        Airwork Corp.         1993             $ 6,880,000
PT6A-50 Engine            100.00        (spare)               1993               $ 330,000

-------------------

*      Co-owned by JetFleet I and JetFleet II.

** The other 50% undivided interest is owned by JetFleet III, an affiliated equipment program.

***    As of February 4, 1997.

       JetFleet I and JetFleet II hold 50% and 50% interests, respectively, in a DC-9 Aircraft, and JetFleet II holds a 100% interest in a second DC-9 Aircraft, each on a full-payout finance lease to AeroCalifornia which contains a repurchase option at the end of the lease term. These assets are treated as financing leases, with a current aggregate present value to JetFleet I and JetFleet II of $144,543 and $622,178, respectively.

--------------------------------------------------------------------------------

                       REPORTS, OPINIONS AND APPRAISALS

--------------------------------------------------------------------------------

GENERAL


      Exchange Values were determined as of February 4, 1997 and have been assigned to each of the Partnerships solely to establish a consistent method of allocating the Shares for purposes of the Consolidation. The Exchange Values were determined by the General Partner based in part on the independent appraisal of all assets of the Partnerships (other than two DC-9 Aircraft under a finance lease with AeroCalifornia) by Aircraft Information Services, Inc. (the "Appraiser"). The appraisals and valuations completed by the Appraiser have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The General Partner did not impose any limitations on the scope of the investigations conducted by Appraiser to render its appraisal. The General Partner has not made any contacts, other than as described in this Prospectus, with any outside party regarding the preparation by the outside party, of an opinion as to the fairness of the Consolidation, an appraisal of the Partnerships or their assets, or any other report with respect to the Consolidation.


PARTNERSHIP ASSET APPRAISALS

      General. The Appraiser, Aircraft Information Services, Inc., has prepared and delivered to the Partnerships, the General Partner and the Company an appraisal report dated February 4, 1997, based upon and subject to the matters referenced in the appraisal, containing its opinion regarding the value of each Partnership aircraft asset as of February 4, 1997. Aircraft Information Services, Inc., is a nationally recognized and independent appraisal firm with extensive valuation experience with used aircraft equipment. It is a member of the International Society of Transport Aircraft (ISTAT) and employs an ISTAT-certified Senior Aircraft Appraiser.

      The purpose of the appraisal is to establish the relative values of each Partnership in order to assign Exchange Values and to allocate the Company's Shares, if any, for purposes of the Consolidation. See "PROPERTIES OF THE PARTNERSHIP."

      Current Market Value. In its valuation of the Partnership assets, the Appraiser determined the "current market value" of the equipment. Current market value is based upon the value reflective of real market conditions at the time of the appraisal of an asset, and takes into account the status of the economy in which the equipment is used, the status of supply and demand for the particular item of equipment, the value of recent transactions and the opinions of informed buyers and sellers. The current market value approach assumes that there is no short term time constraint to buy or sell the asset. Under this approach, the aggregate asset values of JetFleet I and II were calculated to be $1,762,554 and $13,927,446, respectively. The compensation paid to the Appraiser was not contingent upon General Partner's approval of the Appraisal or completion of Consolidation.

      Base Valuation. The Appraiser also provided a valuation of assets based on the base value approach. This approach analyzes the value that would be placed on an asset in a transaction between equally willing and informed buyers and sellers not under a compulsion to buy or sell, and desiring to transfer only a single item of equipment for cash, with no hidden liability or value, and with supply and demand roughly in balance. Under this approach, the aggregate aircraft asset values of JetFleet I and II were calculated to be $2,937,590 and $18,097,410, respectively. These base values reflect a somewhat higher valuation than that under the current market value approach. However, since the appraisals are only relevant in determining the relative ownership of the Company between the two Partnerships, and since base value is generally used only to consider historical trends, as a basis for long term future value considerations, the Company and the General Partner decided to use the generally accepted current market value approach in determining Exchange Values for the Partnerships.


      Liquidation Values. For use in determining the pro rata share of the net asset value of the Partnerships in order to set the fair value of the Units for dissenters' rights purposes, the Appraiser also provided a valuation of assets based on an orderly sale of the assets over a six-to-twelve month period.
Under this approach, the aggregate aircraft asset values of JetFleet I and II were calculated to be $1,319,518 and $10,455,482, respectively. See "DISSENTERS' RIGHTS."

      In connection with certain disclosures in this Prospectus regarding the estimated immediate liquidation value of the Partnerships, the Appraiser has provided a valuation of all of the assets assuming a sale in less than six months. Under this approach, the aggregate aircraft asset values of JetFleet I and II were calculated to be $1,148,545, and $9,056,455, respectively. See "BACKGROUND AND REASONS FOR THE CONSOLIDATION--Background of the Consolidation and Alternatives Considered."

      A copy of the current value appraisal is attached as Appendix B to this Prospectus. A copy of the base value appraisal and the liquidation value appraisals of the Partnerships' assets are included as exhibits to the Registration Statement filed with the Commission with this Prospectus, and will be promptly sent to Investors upon written request to CMA Capital Group, Inc., General Partner, 1440 Chapin Avenue, Suite 310, Burlingame, California 94010.

--------------------------------------------------------------------------------

                         DESCRIPTION OF COMMON STOCK

--------------------------------------------------------------------------------

GENERAL

      The Certificate of Incorporation of the Company authorizes the issuance of up to 5,000,000 share of Common Stock with a par value of $.001 per share and 2,000,000 shares of Preferred Stock. There are presently 150,000 shares of Common Stock issued and outstanding, all of which are held by JMC, which purchased the shares at a price of $1.00 per share when the Company was organized. The number of shares of Common Stock to be issued in connection with the Consolidation depends upon the Partnerships that approve and participate in the Consolidation and the number of Dissenting Investors. Assuming both Partnerships participate in the Consolidation and that all Investors receive Shares in connection therewith, 1,614,951 shares of Common Stock will be issued and outstanding after the Consolidation based upon the Exchange Value of the Participating Partnerships divided by $10. See "THE CONSOLIDATION -- Exchange Value and Allocation of Shares." There is currently no established trading market for the Common Stock. The Company has applied to list the Common Stock on the American Stock Exchange under the symbol "____." Subject to official notice of issuance, ________ will act as transfer agent and registrar of the Common Stock.

      Holders of the Company's Common Stock are entitled to receive dividends, when and as declared by the Board of Directors of the Company, out of funds legally available therefor. The holders of Common Stock, upon any liquidation, dissolution or winding-up of the Company, are entitled to receive ratably any assets remaining after payment in full of all liabilities of the Company. The holders of Common Stock have voting rights in the election of directors and with respect to all other corporate matters, each share entitling the holder thereof to one vote. Cumulative voting is not permitted for the election of directors. Holders of shares of Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date.

      The Board of Directors may, in its discretion, issue additional Shares of Common Stock or issue Preferred Stock, with such powers, preferences and rights as the Board of Directors may at the time designate. The issuance of additional Shares of either Common Stock or Preferred Stock, beyond the Shares to be issued in the Consolidation, may result in the dilution of the Stockholders. Such Preferred Stock may have liquidation and dividend preferences that may materially and adversely affect the rights of holders of Common Stock.


      All shares of the Common Stock now outstanding are, and the shares of Common Stock offered hereby will be when issued, fully paid and nonassessable.

      Under Section 203 of the Delaware GCL, certain business combinations with stockholders owning 15% or more of the Company's outstanding stock (an "interested stockholder") are prohibited for three years after such interested stockholder becomes an interested stockholder. Due to the unique position of the Company within its market, the Company anticipates that after the Consolidation, it may adopt a stockholder rights plan that could restrict business combinations and similar transactions between the Company and significant stockholders of the Company.

SHARES ELIGIBLE FOR FUTURE SALE


      Assuming both Partnerships participate in the Consolidation and that all Investors receive Shares in connection with the Consolidation, the Company will have an aggregate of 1,464,951 shares of Common Stock outstanding, all of which will be freely tradeable without restriction under the Securities Act except for any shares owned by Affiliates of the Company. Subject to certain conditions, Rule 144 permits an Affiliate to sell during any three-month period such number of shares equal to one percent of outstanding shares of Common Stock or the average weekly trading volume of Common Stock reported on all exchanges for the four weeks prior to the date of notice of sale, whichever is greater.


      The 150,000 Shares of Common Stock issued to JMC and will become freely transferable under Rule 701 under the Securities Act, 90 days after the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Commission; provided, however, that such sales must comply with the provisions (other than the holding period requirements) of Rule 144.

      The shares issuable under the warrant for 35,000 Shares issued to the Dealer Manager may be resold may be resold in reliance on and pursuant to the provisions of Rule 144 under the Securities Act or any other applicable exemption from registration under the Securities Act.

--------------------------------------------------------------------------------

                                   DILUTION

--------------------------------------------------------------------------------

      The difference between the market price per Share of Common Stock and the net tangible book value per Share of the Company after the Consolidation constitutes dilution to the Investors. Net tangible book value per Share is determined by dividing the net tangible book value of the Company (total assets minus total liabilities) by the applicable number of shares of Common Stock. For the purposes of this discussion, it is assumed that the market price of the Shares after the Consolidation will be equal to the aggregate Exchange Values for the Partnership divided by the total number of Shares of the Company outstanding after the Consolidation.


      On March 5, 1997, the net tangible book value of the Company was $150,000 or $1.00 per Share. After the Consolidation, the net tangible book value of the Company will be $14,649,503. After giving effect to the Consolidation and the issuance of 1,464,951 additional Shares, the net tangible book value per share will be $9.16, representing an immediate increase of $8.16 in the net book value to the existing sole stockholder of the Company, JMC, and an immediate dilution of $0.84 per share to Investors (based upon a $10.00 market price, equal to the aggregate Exchange Values of the Partnerships divided by the total number of Shares issued to the Investors and General Partner in the Consolidation).


      The following Table illustrates the following information with respect to dilution to Investors on a per-Share basis:


             Market Price (1)                                     $ 10.00

             Net Tangible Book Value before Consolidation         $  1.00

             Increase in Net Tangible Book Value
             Attributable to Investors                            $  8.16

             Pro forma Net Tangible Book Value
              after the Offering                                  $  9.16

             Dilution to Investors                                $  0.84


--------------------

(1) Computed by dividing the aggregate Exchange Value of the Partnerships by the number of Shares to be issued to the Investors and General Partners in the Consolidation. This value may not necessarily reflect the price at which the Shares may trade following the Consolidation.

    The following Table sets forth, with respect to the existing Stockholders and the Investors, a comparison of the number of Shares acquired from the Company, the percentage of ownership of such Shares, the total consideration paid, and the average purchase price per Share.

                                                            Total Consideration
                                   Shares Purchased       ----------------------        Average Price
                                  Number     Percent        Amount       Percent          Per Share
                                ---------    -------      -----------    -------        -------------
    Existing Stockholder          150,000       9.28%      $   150,000      1.01%          $  1.00

    Investors(2)                1,397,158      86.51%      $13,971,580(3)  94.41%           $10.00


---------------------
(2) Represents the number of Shares issued to Investors in the Consolidation assuming 100% Partnership Participation.

(3) Represents the pro rata portion of the Partnerships' Aggregate Exchange Value attributable to the Investors' aggregate interest in the Partnerships, calculated by multiplying the aggregate number of Shares issued in the Consolidation to the Partnerships by a fraction, the numerator of which is the number of Shares issued to the Investors and the denominator of which is the total number of Shares issued to the Investors and the Corporate General Partner.



    The foregoing table assumes no exercise of the Dealer Manager warrant for 35,000 Shares at $3.00 per Share. If such warrant is exercised, there would be an immediate dilution of $0.13 per Share. See "THE CONSOLIDATION--Dealer Manager."

--------------------------------------------------------------------------------

                      FEDERAL INCOME TAX CONSIDERATIONS

--------------------------------------------------------------------------------


    The following discussion is the tax counsel's opinion as to the material federal income tax consequences of the Consolidation, the operations of the Company and the transactions related thereto which may affect Investors who are individuals and citizens or residents of the United States. This discussion was prepared by Graham & James LLP, counsel for the Company ("Counsel"), and is based upon the Code, Treasury Regulations promulgated or proposed thereunder and published rulings and court decisions, all of which are subject to changes which could adversely affect the Investors. While the discussion encompasses the material federal tax consequences of the Consolidation to Investors and the Company, each Investor should consult his or her own tax advisor as to the specific consequences of the proposed Consolidation, the receipt and ownership of Shares by Participating Investors, the taxation of the Company and the application and effect of federal, state and local income and other tax laws and of any potential changes in the applicable law after the date hereof. No ruling from the IRS, or from any other taxing authority, will be sought or obtained as to any of the following tax issues, and, neither the IRS nor the courts are bound by the summary below or the opinion of Counsel.


    Subject to the limitations and qualifications described below and assuming the Consolidation and the operations of the Company each are conducted substantially as described in this Prospectus, Counsel is of the opinion that:

    1. General Nonrecognition. Investors will not recognize gain or loss as a result of the Consolidation and resulting conversion of their interest and the Partnerships into Common Stock of the Company, except as set forth below.


    2. Low-Basis Units. An Investor who has a tax basis in his or her interest in the Partnership that is significantly less than the tax basis of the original holder of that interest may recognize gain to the extent that the tax basis in that Partnership interest is less than the pro rata share of Partnership liabilities.

    3. Basis. An Investor will have an aggregate tax basis in all Shares of Common Stock of the Company received in the Consolidation equal to the aggregate basis of that Investors' interests in the Partnerships, as adjusted for operations through the Effective Time; such basis will be pro-rated among all Shares of Common Stock received.

    4. Holding Period. Based upon the assumption that the Partnerships hold no ordinary income assets (such as appreciated inventory) that will be transferred to the Company, the holding period of Common Stock received by an Investor as a result of the Consolidation will include the period for which that Investor held his interest in the Partnership.

    5. Reporting Requirements. Each Investor who receives Common Stock in the Company in the Consolidation will be required to file with his federal income tax return a statement that provides details relating to the property transferred, the stock received, and his or her share of any liabilities assumed by the company in the Consolidation. The Company has represented that it will provide stockholders with information to assist them in preparing such a statement.

    6. Dissenters. Any Investor subject to federal income tax who exercises dissenter's rights and receives the appraised value of his interest in the Partnership, will recognize gain (or loss) to the extent that the total amount received exceeds (or in the case of loss, is less than) the tax basis in that interest.

    7. Tax-Exempt Investors. The Consolidation will not result in the recognition of substantial unrelated business taxable income by any Tax-Exempt Investor which does not hold Units either as a "dealer" or subject to acquisition indebtedness, and is not an organization described in Section 501(c)(7) (social clubs), 501(c)(9) (voluntary employees' beneficiary associations), 501(c)(17) (supplemental unemployment benefit trusts) or 501(c)(20) (qualified group legal services plans) of the Code. In addition, distributions with regard to Shares owned by certain tax-exempt persons should not result in recognition of unrelated business taxable income, unless such Shares are subject to acquisition indebtedness.

CONSOLIDATION AS NON-TAXABLE EVENT

    The Consolidation is intended as a non-taxable transaction under Section 351 of the Code. At the Effective Time, the Investors will effectively transfer their interest in the Partnerships to the Company solely in exchange for Common Stock in the Company. This exchange effectively terminates the Partnerships. The exchange generally has the tax consequences described in paragraphs 1-7, above.

    The above conclusions are based upon the assumption that, immediately after the Effective Time, Investors in the Partnerships own at least 80% of the Common Stock of the Company (which is the only outstanding class of the Company). IF AN INSUFFICIENT NUMBER OF INVESTORS PARTICIPATE IN THE CONSOLIDATION, OR THE CONSOLIDATION PROCEEDS WITH ONLY JETFLEET II, SO THAT INVESTORS DO NOT OWN AT LEAST 80% OF THE COMPANY IMMEDIATELY AFTER THE EFFECTIVE TIME, THEN THE CONSOLIDATION WILL BE A TAXABLE EVENT, AND INVESTORS WILL RECOGNIZE GAIN (OR LOSS) TO THE EXTENT THAT THE FAIR MARKET VALUE OF THE COMPANY'S STOCK RECEIVED EXCEEDS (OR IN THE CASE OF LOSS, IS LESS THAN) THE TAX BASIS IN THAT INVESTOR'S INTEREST IN THE PARTNERSHIP.

    In addition, the above conclusions are based upon the assumption that no contracts have been or will be entered into prior to the Effective Time of the Consolidation, pursuant to which Investors would sell stock in the Company to bring the aggregate ownership of the Investors in the Company below 80% (the "Control Assumption"). None of the Company, the Corporate General Partner, or the individual General Partners is aware of any contracts that have been or will be entered into prior to the Effective Time of the Consolidation which would make the Control Assumptions incorrect. If the Control Assumption was not correct, each Participating Investor would recognize gain or loss on the conversion of interests in the Partnership for Company Stock as if the Investors had sold the interest in the Partnership for an amount equal to the value of the Company Stock received, plus his or her share of the Partnership's nonrecourse liabilities assumed by the Company in the Consolidation. Each Investor's basis in the Company's Common Stock received would be increased (or reduced) by the gain (or loss) recognized, and each Investor's holding period in the Company stock received would being the day after the Effective Time.

PRE-CONSOLIDATION OPERATIONS

    The income and deductions of the Partnerships incurred during 1997 prior to the Effective Time will be allocated among the Investors, and each Investor's basis in his interest in the Partnerships will be adjusted by the allocations, in essentially the same manner as they would have been allocated and adjusted apart from the Consolidation. Each Investor will receive a Schedule K-1 for 1997 reflecting the income and deductions allocated to him during the period in 1997 the Investor owned an interest in the Partnership.

TAX CONSEQUENCES TO THE COMPANY

    The Company will not recognize gain or loss as a result of the Consolidation. The basis of the assets received by the Company from the Partnerships will equal the aggregate tax basis of

Participating Investors' interests in the Partnerships, plus any cash paid by the Company on behalf of the Partnerships to Investors exercising dissenters' rights, and the amount of liabilities of the Partnership assumed by the Company in the Consolidation. The Company's basis in the properties may differ form the Partnerships' basis in such properties, and the properties may be subject to longer depreciable lives as a result of the Consolidation. These factors could result in an overall decrease or increase in the depreciation deductions attributable to the assets of the Partnership.

CERTAIN TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND SHARES

    Unitholders are treated as limited partners of a partnership for federal income tax purposes. As a partnership, each Partnership itself is not subject to taxation, and instead each Investor is required to take into account his share of the income or loss of such Partnership, regardless of whether any cash is distributed to him. Upon consummation of the Consolidation with respect to a Participating Partnership, the Participating Investors therein will receive Shares in liquidation of such Partnership. See "COMPARISON OF LIMITED PARTNERSHIP AND CORPORATE STRUCTURE."

    In contrast to the treatment of partners, Stockholders of the Company will be taxed based on the amount of distributions received from the Company. Each Stockholder will receive a Form 1099-DIV reporting the amount of taxable and nontaxable distributions, if any, paid to him during the preceding year. The taxable portion of such distributions depends on the amount of the Company's earnings and profits. In computing earnings and profits, the Company will have earnings and profits with respect to amounts otherwise treated as a return of principal if the Company acquires loans from a participating partnership at a discount. In addition, the Company may be required to use a slower method of depreciation than that used by certain Participating Partnerships with respect to assets transferred to the Company. Accordingly, under certain circumstances, even if the Company were to make the same level of distributions as the Participating Partnerships, a larger portion of such distributions by the Company could constitute taxable income as compared to the distributions of such Partnerships. In addition, the character of this income to Stockholders is not dependent on its character to the Company, and is generally ordinary dividend income to the Stockholders and classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, should the Company incur a taxable loss, such loss will not be passed through to the Stockholders.

STATE TAX CONSEQUENCES

    The Company and its Stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its Stockholders may not conform to the federal income tax consequences discussed above. The Company does not believe, however, that Participating Investors will be required to file state tax returns, other than in their respective states of residence, as a result of the ownership of Shares. Consequently, prospective Stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

    A copy of such opinion is included as an Exhibit to the Registration Statement of which this Prospectus is a part, and is available upon written request to CMA Capital Group, Inc., General Partner, 1440 Chapin Avenue, Suite 310, Burlingame, California 94010.

--------------------------------------------------------------------------------

                                   EXPERTS

--------------------------------------------------------------------------------

ACCOUNTANTS

    The audited balance sheet of the Company and the audited financial statements of the Partnerships included in this Prospectus have been audited by Vocker Kristofferson and Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

APPRAISER

    The Appraisal of Aircraft Information Services, Inc. included as Appendix B to this Prospectus has been so included in reliance on their authority as experts in valuing aircraft equipment.

--------------------------------------------------------------------------------

                                LEGAL OPINIONS

--------------------------------------------------------------------------------


    Graham & James LLP will deliver an opinion to the effect that the Shares offered by this Prospectus will be validly issued, fully paid and nonassessable. Graham & James LLP will also deliver opinions as to the material federal income tax consequences of the Consolidation, including issues under ERISA. Copies of such opinions are included as Exhibits to the Registration Statement of which this Prospectus is a part, and are available upon written request to CMA Capital Group, Inc., General Partner, 1440 Chapin Avenue, Suite 310, Burlingame, California 94010.

--------------------------------------------------------------------------------

                            AVAILABLE INFORMATION

--------------------------------------------------------------------------------


The Partnerships are subject to the reporting requirements of the Exchange Act, and in accordance therewith, must file reports and other information with the Commission, 450 Fifth Street N.W., Washington D.C. 20549. In addition, the Company has filed a Registration Statement on Form S-4 under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information with respect to the Partnerships and the Company, reference is made to the reports of the Partnerships filed under the Exchange Act and the Company's Registration Statement and such exhibits and schedules, copies of which may be examined without charge via the Internet at the Commission's web site at http://www.sec.gov, or upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents may also be obtained from the Partnerships upon written request to Neal D. Crispin, General Partner, 1440 Chapin Avenue, Suite 310, Burlingame, California 94010.


    A separate supplement has been prepared for each Partnership and will be delivered to each Investor in the Partnership covered thereby. Upon receipt of a written request by an Investor or representative so designated in writing, the General Partner will send to an Investor a copy of the Supplement for the other Partnership without charge. All requests should be directed to CMA Capital Group, Inc., General Partner, 1440 Chapin Avenue, Suite 310, Burlingame, California 94010.

    Statements contained in this Prospectus as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

    Upon consummation of the Consolidation, the Company will be required to file reports and other information with the Commission pursuant to the Exchange Act. In addition to applicable legal or other regulatory requirements, if any, holders of the Common Stock will receive annual reports containing audited financial statements with a report thereon by the Company's independent public accountants, and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

--------------------------------------------------------------------------------

                              GLOSSARY OF TERMS

--------------------------------------------------------------------------------

         Certain capitalized terms used in this Prospectus shall have the following meanings unless the context otherwise requires:


         "ACF" means "AeroCentury IV, Inc.


         "Adjusted Purchase Price" means the seller's purchase price of an asset plus all Chargeable Acquisition Costs. Generally, the Company will not acquire an asset if the Adjusted Purchase Price exceeds the fair market value of the asset at the time of purchase as determined by an appraisal by an independent appraiser.

         "Affiliate" means, with respect to a Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, or any other person owning or controlling 10% or more of the outstanding voting securities of such Person.

         "Amendments" means the proposed amendments to the Partnership Agreements to be adopted by the Investors of the Partnerships in connection with the Consolidation.

         "Anticipated Consummation Date" shall mean the date that the Consolidation is anticipated to be consummated.

         "Appraisal" means the appraisals of the assets of each of the Partnerships prepared by Aircraft Information Services, Inc., to show the fair market value of such assets as of February 4, 1997.

         "Appraised Value" means, with respect to the assets of a Partnership, the appraised value of such assets based upon the current market value appraisal by Aircraft Information Services, Inc., prepared in connection with the Consolidation, reduced, if applicable, by any adverse material events occurring subsequent to the date of the Prospectus but prior to the Closing Date in accordance with the guidelines described in the Prospectus.

         "Appraiser" means Aircraft Information Services, Inc.

         "Approval Date" means the date by which each Investor must inform the General Partner as to whether the Investor wishes to vote in favor of or against the Consolidation, and the date on which the vote of the Investors will be tabulated by the Information Agent.

         "Asset Value" means the original cost of the Company's assets less depreciation, as calculated in accordance with generally accepted accounting principles.

         "Bylaws" means the Bylaws of the Company, as in effect from time to time.

         "California Partnership Act" means the California Revised Limited Partnership Act, as may be amended from time to time.

         "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as in effect from time to time.

         "Certificate of Merger" means the Certificate of Merger to be filed with the Delaware

Secretary of State with respect to the merger of the Participating Partnerships and the Company under the terms and conditions set forth in the Merger Agreement.

         "Chargeable Acquisition Costs" means acquisition expenses that are incurred in connection with the selection and acquisition of assets and that are to be paid by the Company. Chargeable Acquisition Expenses include, without limitation, legal, accounting, brokerage expenses incurred in connection with the acquisition of assets, appraisal costs, title insurance costs, acquisition consultant expenses and any reimbursement that might be payable by the Company to any third party for any out-of-pocket costs incurred in rendering acquisition services for the Company and any other direct out-of-pocket costs incurred in connection with the selection and purchase of assets.


         "CK Holding" means Crispin Koehler Holding Corp.



         "CKS" means Crispin Koehler Securities.


         "Closing Date" means the date on which the Consolidation is to be consummated.

         "Code" means the Internal Revenue Code of 1986, as amended, including successor statutes thereto.

         "Common Stock" means the $.001 par value common stock of the Company.

         "Company" means AeroCentury Corp., a Delaware corporation, a newly-formed corporation and its successors and assigns.

         "Consent Card" means the consent card accompanying the Prospectus which includes a ballot on which the Investor may vote in favor of or against his Partnership's participation in the Consolidation or abstain from voting with respect thereto.

         "Consolidation" means the merger of the Participating Partnerships with and into the Company pursuant to the terms and conditions set forth in the Merger Agreement, as more fully described in the Prospectus.

         "Consolidation Properties" means assets owned by the Company after the Consolidation which were previously owned by a Participating Partnership.

         "Conversion Ratio" means the number of Shares issuable to an Investor per Unit of Partnership Interest, and shall equal the quotient obtained by dividing (a) the number of Shares to be issued to the Participating Investors of the Partnership; by (b) the number of Units of limited partnership to be exchanged for Shares in the Consolidation.


         "Corporate General Partner" means CMA Capital Group, Inc. corporate general partner of JetFleet I and JetFleet II.



         "Counsel" means Graham & James LLP which has served as counsel to the Company in the preparation of the Consolidation.


         "Dealer Manager" means Crispin Koehler Securities.

         "Delaware GCL" means the Delaware General Corporation Law, as may be amended from time to time.

         "Dissenting Investor" means an Investor of a Participating Partnership who does not vote in favor of the Consolidation and complies with certain procedures set forth in the California Partnership Act.

         "Dissenting Units" means Units not voted in favor of the Consolidation held by a Dissenting Investor.

         "Effective Time" means the time at which the Participating Partnerships will be merged with and into the Company in accordance with the Merger Agreement.

         "Equipment" means an item of aircraft equipment acquired by the Company.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Plan" means an employee benefit plan subject to Title I of ERISA.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

         "Exchange Value" means the value attributable to the Partnerships for the purposes of the Consolidation.


         "FAA" means the Federal Aviation Administration.


         "General Partner" means collectively, Neal D. Crispin, Richard D. Koehler, and CMA Capital Group.

         "Independent Directors" means the directors of the Company who are not Affiliated with the Company and do not perform any services for the Company, other than as directors, and are not officers or employees of the Company or any of its affiliates.

         "Individual General Partners" mean Neal D. Crispin and Richard D. Koehler, Jr. individual general partners of JetFleet I and JetFleet II.


         "Information Agent" means D.F. King & Co., Inc., which will provide information to Investors and tabulate consents in connection with the Consolidation.


         "Investor" means a holder of one or more Units of a Partnership as of the Record Date.

         "IRS" means the Internal Revenue Service.

         "JetFleet I" means JetFleet Aircraft, L.P. (a California Limited Partnership).

         "JetFleet II" means JetFleet Aircraft II, L.P. (a California Limited Partnership).


         "JMC" means JetFleet Management Corp., a California corporation, the sole stockholder of the Company.


         "Letter of Instructions" means the letter of instructions to the Investors accompanying the Consent Card and pertaining to the method of voting with respect to the Consolidation and related issues.


         "Management Agreement" means the Management Agreement between the Company and JMC.


         "Merger Agreement" means the Agreement and Plan of Merger among the Participating Partnerships and the Company pursuant to which the Consolidation of such entities is to be consummated.


         "NASDAQ National Market System" means the National Association of Securities Dealers Automated Quotations System National Market System.

         "100% Partnership Participation" means the approval of and participation in the Consolidation by both of the Partnerships.

         "Organizational Documents" means the Certificate of Incorporation and Bylaws of the Company, as amended.

         "Participating Partnership" means a Partnership whose Investors approve, by a majority of outstanding Units, the Partnership's participation in the Consolidation pursuant to the terms and conditions of the Merger Agreement.

         "Participating Investor" means an Investor of a Partnership which participates in the Consolidation under the terms and conditions set forth in the Merger Agreement.

         "Partnership Agreements" means, collectively, the amended and restated certificates and agreements of limited partnership of the Partnerships, the provisions of which govern the rights and obligations of their respective partners.

         "Partnerships" means, collectively, JetFleet I and JetFleet II. Reference to a "Partnership" shall be understood to refer to any one of them.

         "Person" means an individual, partnership, corporation, trust or other entity.

         "Prospectus" means this Prospectus, together with the supplements and appendices thereto, filed with the SEC as it may be further supplemented or amended from time to time.

         "Prospectus Supplement" means, with respect to each of the Partnerships, the Supplement to this Prospectus prepared specifically for the Investors of that Partnership.

         "Qualified Plans" means the following plans: (i) any employee benefit plan subject to Title I of ERISA, including any pension or profit sharing plan that is qualified under Section 401(a) of the Code and exempt from federal income taxation under Section 501(a) of the Code, and (ii) any plan described in Section 4975(e)(1) of the Code, including any IRA.


         "Record Date" means May 1, 1997.


         "Registration Statement" means the Registration Statement on Form S-4 as filed with the SEC by the Company under the Securities Act to register the offering and sale of Shares pursuant to the Consolidation as the same may be amended or supplemented from time to time.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Shares" means shares of the Company's $.001 par value Common Stock proposed to be exchanged for the Units in connection with the Consolidation.

         "Solicitation/Communication Expenses" means the expenses associated with the solicitation of consents from Investors, including such expenses as telephone calls, broker dealer fact sheets, legal and other fees related to the solicitation of consents, as well as reimbursement of expenses incurred by brokers and banks in forwarding the Prospectus to Investors.

         "State" means any state of the United States of America, and the District of Columbia.

         "Stockholder" means a holder of shares of Common Stock of the Company.

         "Taxable Investor" means any Investor subject to federal income taxation.

         "Tax-Exempt Investor" means any Investor whose income is exempt from federal income taxation.

         "Transaction Costs" means, with respect to the Consolidation, the costs of mailing and printing the Prospectus, any supplement thereto or other documents related to the Consolidation, legal fees not related to the solicitation of consents, financial advisory fees, investment fees, banking appraisal fees, accounting fees, independent committee expenses, travel expenses and all other fees related to the preparatory work of the Consolidation, but not including costs that would have otherwise been incurred by the Partnerships in the ordinary course of business or Solicitation/Communication Expenses.

         "UBTI" means unrelated business taxable income under the Code.

         "Unit" means a beneficial ownership of limited partner interest in, or limited partner assignment interest or limited partner depositary interest of, a Partnership.

         "Unitholder" means a holder of Units in a Partnership.

--------------------------------------------------------------------------------

                    SELECTED FINANCIAL INFORMATION REGARDING
                       THE PARTNERSHIPS AND THE COMPANY

--------------------------------------------------------------------------------

                         INDEX TO FINANCIAL INFORMATION


JetFleet Aircraft, L.P.
         Report of Vocker Kristofferson and Co.,
          Independent Auditors      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-1
         Balance Sheets as of December 31, 1995 and 1996  . . . . . . . . . . . . . . . . . . . . .   F-2
         Statements of Operations for the Fiscal Years Ended December 31, 1996
         1995 and 1994      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-3
         Statements of Partners' Capital for Fiscal Years Ended December 31, 1994,
          1995 and 1996     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-4
         Statements of Cash Flows for the Fiscal Years Ended December 31, 1996
          1995, and 1994    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-5
         Notes to Financial Statements .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-6
         Management Discussion and Analysis   . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-14
         Supplementary Financial Information (unaudited)  . . . . . . . . . . . . . . . . . . . . .   F-17

JetFleet Aircraft II, L.P.
         Report of Vocker  Kristofferson and Co., Independent Auditors  . . . . . . . . . . . . . .   F-18
         Balance Sheets as of December 31, 1995 and 1996  . . . . . . . . . . . . . . . . . . . . .   F-19
         Statements of Operations for the Fiscal Years Ended December 31, 1996
          1995 and 1994     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-20
         Statements of Partners' Capital for Fiscal Years Ended December 31, 1994,
          1995 and 1996     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-21
         Statements of Cash Flows for the Fiscal Years Ended December 31, 1996
          1995, and 1994. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-22
         Notes to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-23
         Management Discussion and Analysis . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-35
         Supplementary Financial Information (unaudited)  . . . . . . . . . . . . . . . . . . . . .   F-38

AeroCentury Corp.
         Report of Vocker Kristofferson and Co., Independent Auditors . . . . . . . . . . . . . . .   F-39
         Balance Sheet at March 5, 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-40
         Notes to Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-41
         Management Discussion and Analysis . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-42

                         REPORT OF INDEPENDENT AUDITORS



The Partners
     JetFleet(TM) Aircraft, L.P.


We have audited the accompanying balance sheets of JetFleet(TM) Aircraft, L.P., a California Limited Partnership, as of December 31, 1996 and December 31, 1995, and the related statements of operations, partners' capital and cash flows for the years ended December 31, 1996, December 31, 1995 and December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JetFleet(TM) Aircraft, L.P., at December 31, 1996 and December 31, 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, December 31, 1995 and December 31, 1994, in conformity with generally accepted accounting principles.



VOCKER KRISTOFFERSON AND CO.


February 6, 1997
                             San Mateo, California

                          JetFleet(TM) Aircraft, L.P.
                                 Balance Sheets



                                     ASSETS


                                                             December 31,
                                                             ------------
                                                           1996        1995
                                                           ----        ----
Current assets:

       Cash                                            $   30,728  $   96,184
       Lease payments receivable                          180,000     180,000
       Reserves receivable from lessee                      4,688           -
       Receivable from affiliates                               -      45,856
                                                       ----------  ----------
       Total current assets                               215,416     322,040

Aircraft under operating leases and aircraft
  held for operating leases,
  net of accumulated depreciation of
  $4,055,292 in 1996 and $3,014,002 in 1995             2,328,345   3,369,635

Lease payments receivable                                       -     165,000

Organization costs, net of accumulated
  amortization of $66,615 in 1996 and
  $64,966 in 1995                                               -       1,649
                                                       ----------  ----------
                                                       $2,543,761  $3,858,324

                       LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:

       Accounts payable                                $   16,000  $   28,109
       Accrued maintenance costs                           25,277      58,984
       Payable to affiliates                                  743      45,000
       Prepaid rents                                        8,890           -
       Unearned interest income                            14,674      45,417
                                                       ----------  ----------
       Total current liabilities                           65,584     177,510

Unearned interest income                                        -      14,674
                                                       ----------  ----------

Total liabilities                                          65,584     192,184

Partners' capital

       General partners                                   (51,970)    (40,091)
       Limited partners (1,100,000 authorized
        Units, 296,069 issued Units in 1996 and 1995)   2,530,147   3,706,231
                                                       ----------  ----------
                                                       $2,543,761  $3,858,324
                                                       ==========  ==========

                            See accompanying notes.

                          JetFleet(TM) Aircraft, L.P.
                            Statements of Operations





                                                         Year Ended December 31,
                                                         -----------------------
                                                 1996              1995               1994
                                                 ----              ----               ----
Revenues:

     Rental income, net                       $  578,602        $  561,254         $1,026,322

     Loss on sale of interest
       in aircraft                                     -                 -           (219,885)
     Interest income                              45,705            73,827             16,356
                                               ---------         ---------         ----------

                                                 624,307           635,081            822,793

Costs and expenses:

     Amortization of organization costs            1,649             8,404             12,854
     Professional fees                            22,272            26,240             68,189
     General and administrative                  112,097            75,286             16,701
     Maintenance costs                            35,517            43,464             61,531
     Depreciation of aircraft                  1,041,290         1,041,292            657,088
                                              ----------        ----------         ----------
                                               1,212,825         1,194,686            816,363
                                              ----------        ----------         ----------
Net (loss) income                             $ (588,518)       $ (559,605)        $    6,430
                                              ==========        ==========         ==========

Allocation of net (loss) income:

     General partners                         $   (5,885)       $   (5,596)        $       64
     Limited partners                           (582,633)         (554,009)             6,366
                                              ----------        ----------         ----------
                                              $ (588,518)       $ (559,605)        $    6,430
                                              ==========        ==========         ==========

          Per Limited Partnership Unit        $    (1.97)       $    (1.87)        $     0.02
                                              ==========        ==========         ==========

Limited Partnership Units outstanding            296,069           296,069            296,069
                                              ==========        ==========         ==========



See accompanying notes.

                          JetFleet(TM) Aircraft, L.P.
                        Statements of Partners' Capital
              For the Years Ended December 31, 1994, 1995 and 1996



                                 Limited
                                 Partner      Limited       General
                                  Units       Partners     Partners       Total
                                 -------      --------     --------       -----

Balance, December 31, 1993        296,069    $5,688,190    $(20,090)    $5,668,100
Distributions ($3.01 per
 Limited Partner Unit)                  -      (890,114)     (8,972)      (899,086)
Net income                              -         6,366          64          6,430
                                  -------    ----------    --------     ----------

Balance, December 31, 1994        296,069     4,804,442     (28,998)     4,775,444
Distributions ($1.84 per
 Limited Partner Unit)                  -      (544,202      (5,497       (549,699)
Net loss                                -      (554,009)     (5,596)      (559,605)
                                  -------    ----------    --------     ----------

Balance, December 31, 1995        296,069     3,706,231     (40,091)     3,666,140
Distributions ($2.00 per
 Limited Partner Unit)                  -      (593,451)     (5,994)      (599,445)
Net loss                                -      (582,633)     (5,885)      (588,518)
                                  -------    ----------    --------     ----------

Balance, December 31, 1996        296,069    $2,530,147    $(51,970)    $2,478,177
                                  =======    ==========    ========     ==========



                            See accompanying notes.

                          JetFleet(TM) Aircraft, L.P.
                            Statements of Cash Flows


                                                      Year Ended December 31,
                                                      -----------------------
                                                     1996         1995        1994
                                                     ----         ----       ----
Operating activities:
   Net <loss> income                             $ (588,518)  $ (559,605)   $    6,430
   Adjustments to reconcile net (loss)
    income to net cash provided
    by operating activities:
     Depreciation of aircraft                     1,041,290    1,041,292       657,088
    Loss on sale of
      interest in aircraft                                -            -       219,885
     Amortization of organization costs               1,649        8,404        12,854
     Change in operating assets and liabilities:
       Reserves receivable from lessee               (4,688)           -        18,035
       Accounts payable                             (12,109)     (12,591)       13,600
       Accrued maintenance costs                    (33,707)     (14,847)       73,831
       Prepaid rents                                  8,890            -             -
       Unearned interest income                     (45,417)     (70,019)       (3,140)
       Deferred income                                    -            -       (40,823)
       Receivable from affiliates                    45,856      (45,856)            -
       Payable to affiliates                        (44,257)      32,078       (11,327)
                                                 ----------   ----------    ----------
   Net cash provided by operating activities        368,989      378,856       946,433
                                                 ----------   ----------    ----------

Investing activities:
   Sales of interests in aircraft                         -            -       423,316
   Purchase of interest in aircraft                       -            -      (406,750)
   Payments received on capital lease               165,000      150,000        45,000
                                                 ----------   ----------    ----------
   Net cash provided by
     investing activities                           165,000      150,000        61,566
                                                 ----------   ----------    ----------

Financing activities -
   Distributions                                   (599,445)    (549,699)     (899,086)
                                                 ----------   ----------    ----------

Net (decrease) increase in cash                      (65,456)    (20,843)      108,913
Cash, beginning of period                            96,184      117,027         8,114
                                                 ----------   ----------    ----------
Cash, end of period                              $   30,728   $  96, 184    $  117,027
                                                 ==========   ==========    ==========


Supplemental schedule of noncash investing and financing activities:


JetFleet(TM) entered into a capital lease for its interest in a DC-9 aircraft during 1994. In conjunction with the lease, a liability for unearned interest income was recorded at the beginning of the lease as follows:


             Minimum lease payments receivable        $540,000
             Cost of interest of aircraft leased      (406,750)
                                                      --------
             Unearned interest income                 $133,250
                                                      ========


                            See accompanying notes.

                          JetFleet(TM) Aircraft, L.P.
                         Notes to Financial Statements


1.   Summary of Significant Accounting Policies

     Basis of presentation

     JetFleet(TM) Aircraft, L.P. ("JetFleet(TM)") is a California limited partnership formed on February 16, 1989 for the purpose of acquiring, on a world-wide cash basis, a portfolio of commercial aircraft which are already in service pursuant to triple net leases. The corporate general partner of JetFleet(TM) is CMA Capital Group ("Group"), a California corporation formed in February 1989. The individual general partners, Neal D. Crispin and Richard D. Koehler, are the founding principals of Group. Group is exclusively entitled to manage and control JetFleet's(TM) business. Capital Management Associates ("CMA"), an affiliated California corporation owned by Mr. Crispin, provides certain accounting and investor-related services for Group. JetFleet(TM) Management Corp. ("JMC") an affiliated California corporation formed in January 1994, and owned by the individual general partners and an officer of CMA, has been authorized to perform remarketing duties on behalf of JetFleet(TM). CKS Securities, Incorporated, an affiliated California corporation owned by Messrs. Crispin and Koehler, provides certain administrative and investor-related services for Group. JetFleet(TM) owns interests in certain aircraft in which JetFleet(TM) Aircaft II, L.P. ("JetFleet II(TM)"), an affiliated California limited partnership, also owns interests. JetFleet(TM) has had significant transactions with these affiliates as well as Range Systems Engineering, Aviation Enterprises 1988, Inc. ("AEI"), Eclipse Airlines, Inc. ("Eclipse"), an affiliate of AEI, The AGES Group, L.P., a Limited Partnership ("AGES"), National Airline Commission of Papua New Guinea (trading as Air Niugini) ("Air Niugini") and Air Tindi Limited ("Air Tindi").

     Aircraft under operating leases and aircraft held for operating leases

     The aircraft are recorded at cost. Depreciation is computed using the straight line method over the estimated economic lives of the aircraft. Beginning in 1995, the estimated economic life for the purpose of calculating depreciation of deHavilland Dash-7 aircraft was lowered from 12 to 8 years to reflect technological change. This change had the effect of increasing depreciation by $506,592 and increasing the net loss by $506,592, or $1.71 per Limited Partnership Unit outstanding in 1995.

     Investment in capital lease

     JetFleet's(TM) investment in the McDonnell Douglas DC-9-32 is recorded as an investment in a capital lease. The gross investment is recorded as lease payments receivable while the difference between the gross investment and the acquisition cost of the DC-9-32 is recorded as unearned interest income (see
Note 4).

                          JetFleet(TM) Aircraft, L.P.
                         Notes to Financial Statements


1.   Summary of Significant Accounting Policies (continued)

     Organization and offering costs

     Pursuant to the terms of the Partnership Agreement, a non-accountable organizational and offering expense allowance, in an amount equal to 3% of limited partner capital contributions, was paid to Group for reimbursement of certain organizational and offering expenses incurred in connection with the formation and offering of units in JetFleet(TM). A portion of the allowance was capitalized as organization costs and is being amortized using the straight-line method over 60 months.

     The remaining amount, along with sales commissions, investment banking fees, and due diligence reimbursements, has been reflected as a direct reduction of partners' capital contributions.

     Income taxes

     Income taxes are the liability of the individual partners; accordingly, the financial statements do not include any provision for income taxes. At December 31, 1996, assets and liabilities on a tax basis were approximately $1.5 million lower than on a book basis due to accelerated depreciation methods used for tax purposes.

     Cash balances

     As of December 31, 1996, JetFleet(TM) maintained cash balances of $20,756 in a large open-end money fund, which is not federally insured.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

2.   Allocation of Income, Losses and Distributions

     Pursuant to the Partnership Agreement, all revenues and expenses and income and losses are generally allocated 99% to the limited partners and 1% to the general partners. Cash distributions from JetFleet's(TM) operations are made 99% to the limited partners and 1% to the general partners.

                          JetFleet(TM) Aircraft, L.P.
                         Notes to Financial Statements


3.   Aircraft Under Operating Leases and Aircraft Held for Operating Leases

     Boeing 727-231 aircraft

     In 1989 and 1990, JetFleet(TM) acquired a 100% interest in a Boeing 727-231 aircraft ("Boeing 727") for $6,090,000. Acquisition and legal fees were capitalized to bring the total investment in the Boeing 727 to $6,185,408. In 1991, JetFleet(TM) recorded a provision for impairment in value of the Boeing 727 of $3,740,434 to reduce the recorded value at December 31, 1991 to $1,500,000.

     At the time the Boeing 727 was purchased, it was under an initial lease (the "Initial Lease") to Trans World Airlines, Inc. ("TWA") through January 1994. In two amendments to the Initial Lease in March 1991 and March 1992, JetFleet(TM) agreed to lower monthly rental amounts while maintaining the lease expiration date at January 31, 1994.

     A third amendment provided for rent equal to based on hourly usage, paid monthly, and extended the lease expiration date to April 11, 1994. TWA paid a total of $134,820 over the term of the third amendment.

     On April 18, 1994, JetFleet(TM) sold the Boeing 727 for $445,000 to Amtec Jet, Inc., incurring a loss of $219,885.

     deHavilland aircraft


     In 1991, JetFleet(TM) purchased undivided interests in a deHavilland DHC-7-102 aircraft, serial number 57 ("S/N 57"), for $4,989,693 including acquisition costs of $74,613. As a result of these purchases, JetFleet(TM) held a 99.9% undivided interest in S/N 57, and the seller retained the remaining .1% undivided interest at December 31, 1991. During 1992, an affiliate of the seller purchased an additional undivided interest of 4.0% in S/N 57 for $196,800, the same price for which it was originally sold to JetFleet(TM). JetFleet(TM) recognized a gain of $15,488 in connection with this transaction and reduced its investment in aircraft by $199,587, including a proportionate share of the capitalized acquisition costs. On April 30, 1992, JetFleet II(TM) purchased that 4.0% undivided interest in S/N 57 for $196,800, the same price for which it was originally sold to JetFleet(TM).

                          JetFleet(TM) Aircraft, L.P.
                         Notes to Financial Statements


3. Aircraft Under Operating Leases and Aircraft Held for Operating Leases (continued)

     deHavilland aircraft (continued)

     S/N 57 was subject to a triple net lease with Johnson Controls World Services, Inc. ("JCWS") under an eight year contract, which commenced in 1986, with the United States Army for use in the Marshall Islands at the site of the Army's deep space research center where missile guidance systems are tested. During 1994 the lease was extended, at reduced rent, through September 30, 1995. A new contract with the United States Army commenced on February 15, 1995 for a term of two years with three two-year renewal options. The contract was awarded to Range Systems Engineering, a subsidiary of Raytheon Service Company ("Raytheon"). During 1995 the lease was extended through September 30, 1996. During 1996 the lease was extended, at reduced rent, through September 30, 1998.

     JetFleet(TM) purchased a 24.37% undivided interest in a deHavilland DHC-7-103, serial number 72 ("S/N 72"), on November 15, 1991 for $1,558,320 including acquisition costs of $28,820. JetFleet(TM) purchased its undivided interest from CMA at CMA's cost. CMA purchased a 100% undivided interest in S/N 72 on November 15, 1991, at a cost of $6,277,006, for the purpose of reselling undivided interests to JetFleet(TM) and JetFleet II(TM). JetFleet II(TM) purchased CMA's undivided interests, as funds were raised in the offering of limited partnership units in JetFleet II(TM). JetFleet II(TM) and AEI own the remaining 75.53% and 0.10% undivided interests, respectively, at December 31, 1996.

     At the time the undivided interest in S/N 72 was purchased, S/N 72 was subject to the same United States Army contract as S/N 57.

     Under the terms of the sales agreements for S/N's 57 and 72, AEI, the seller of both aircraft, receives 4% of monthly lease revenues during the first eight years of the lease in return for providing remarketing and certain other services in connection with the lease, release and resale of the aircraft.

     Upon the return of S/N 72 by JCWS, discussed below, a collision-avoidance radar system ("TCAS") was installed on the aircraft in order to comply with FAA regulations regarding commercial airline operations. In connection with the TCAS installation, JetFleet(TM) paid and capitalized $35,211 which represents its pro rata share of the cost. This amount is being depreciated over the remaining useful life of S/N 72.

     In April 1993, JetFleet(TM) was notified that JCWS would not renew the lease of one of the aircraft. As a result of subsequent negotiations, JetFleet(TM), JetFleet II(TM) and AEI (collectively, the "Co-Owners") agreed to terminate the initial lease on S/N 72 as of June 25, 1993, after the airplane had been fully inspected to confirm that it had been returned in the condition required under the lease.

                          JetFleet(TM) Aircraft, L.P.
                         Notes to Financial Statements


3. Aircraft Under Operating Leases and Aircraft Held for Operating Leases (continued)

     deHavilland aircraft (continued)

     AEI was obligated for up to six months of rental payments for the early termination of S/N 72, net of rent payments received on S/N 72 and economic adjustments received during the period. JCWS agreed to pay an economic adjustment totaling $242,893 to the Co-Owners of S/N 72. This payment was based upon the difference between the condition of certain aircraft components at the time of S/N 72's delivery to JCWS and the time of its return to the Co-Owners. JetFleet(TM) received $12,376 from JCWS' payment of the economic adjustment, as well as $9,243 of additional rent from AEI. JCWS paid the economic adjustment during February 1994; AEI's obligation was fulfilled in January 1994.

     On August 13, 1993, S/N 72 was re-leased to Eclipse. The lease (the "Eclipse Lease") was a triple net lease with a term of one year, except that it could be canceled by any party on 30 days' notice. The rental amount, paid monthly, was equal to $400 per hour of usage during the month.

     On October 19, 1993, due to an event of default by Eclipse under the Eclipse Lease, the Co-Owners terminated the Eclipse Lease and repossessed the aircraft. Since Eclipse had no immediate need for S/N 72, Eclipse and the Co-Owners agreed that the Co-Owners would enter into a short-term lease with another party, at the expiration of which the Eclipse lease would be reinstated. At the same time, Eclipse paid all overdue rent and reserve charges. The Co-Owners and Eclipse mutually agreed in June 1994 not to reinstate the Eclipse Lease.

     On December 22, 1993 the Co-Owners entered into a lease (the "AGES Lease") with AGES for a term not to exceed ninety days at a monthly rental rate of $38,800. AGES had subleased S/N 72 to Alas Chiricanas S.A., a corporation conducting business in the Republic of Panama. The lease was subsequently extended until September 1, 1994. JetFleet(TM) collected a total of $78,351 in rents from AGES during the term of the lease.

                          JetFleet(TM) Aircraft, L.P.
                         Notes to Financial Statements

3. Aircraft Under Operating Leases and Aircraft Held for Operating Leases (continued)

     deHavilland aircraft (continued)

     S/N 72 was re-leased on March 22, 1995 to Air Niugini for a term of six months. The lease was subsequently extended until October 31, 1995. JetFleet(TM) collected a total of $53,060 in monthly lease payments from Air Niugini during the term of the lease. In addition, Air Niugini paid JetFleet(TM) its pro-rata share of maintenance costs of $31,710. Upon its return by Air Niugini and at the direction of JetFleet(TM) management, S/N 72 again underwent certain scheduled maintenance and other repair work.

     On April 25, 1996, S/N 72 was leased to Air Tindi for a term of thirty-six months. Air Tindi has provided a letter of credit which serves as a security deposit under the lease. In addition, Air Tindi pays JetFleet(TM) its pro-rata share of maintenance costs per hour of usage, which amount is to be applied for scheduled overhauls and inspections. Air Tindi is a regional airline headquartered in Yellowknife, Northwest Territories, Canada and provides charter and regularly scheduled flights throughout the Northwest Territories. During 1996, JetFleet(TM) collected a total of $104,182 of rent from Air Tindi.

     Future minimum rents

     The following is a schedule of future minimum rental income by year under the existing leases:

                           Year           Amount
                           ----           ------

                           1997         $  581,967
                           1998            471,203
                           1999             34,727
                                        ----------

                           Total        $1,087,897
                                        ==========

     Detail of investment

     The following schedule provides an analysis of JetFleet's(TM) investment in aircraft under operating leases and aircraft held for operating leases as of December 31, 1995, additions during 1996 and as of December 31, 1996:


                  December 31,                         December 31,
                     1995            Additions             1996
----------------  -----------  --------------------  ---------------------

S/N 57            $4,790,106          $         -          $4,790,106
S/N 72             1,593,531                    -           1,593,531
                  ----------          -----------           ----------
                   6,383,637                    -            6,383,637
Less accumulated
 depreciation     (3,014,002)          (1,041,290)          (4,055,292)
                  ----------          -----------           ----------
                  $3,369,635          $(1,041,290)          $2,328,345
                  ==========          ===========           ==========


                          JetFleet(TM) Aircraft, L.P.
                         Notes to Financial Statements

3. Aircraft Under Operating Leases and Aircraft Held for Operating Leases (continued)

     Detail of investment

     The following schedule provides an analysis of JetFleet's(TM) investment in aircraft under operating leases and aircraft held for operating leases and the related accumulated depreciation for the years ended December 31, 1994, 1995 and 1996:



                                   Accumulated
                        Cost       Depreciation       Net
                        ----       ------------       ---
Balance,
 December 31, 1993  $8,828,611     $(3,117,395)    $5,711,216

Additions              406,750 (a)    (657,088)      (250,338)
Sales               (2,851,724)(b)   1,801,773     (1,049,951)
                    ----------     -----------     ----------
Balance,
 December 31, 1994   6,383,637      (1,972,710)     4,410,927

Additions                    -      (1,041,292)    (1,041,292)
                    ----------     -----------     ----------
Balance,
 December 31, 1995   6,383,637      (3,014,002)     3,369,635

Additions                    -      (1,041,290)    (1,041,290)
                    ----------     -----------     ----------
Balance,
December 31, 1996   $6,383,637     $(4,055,292)    $2,328,345
                    ==========      ==========     ==========




(a)  Reflects JetFleet's purchase of the DC-9 discussed in Note 4.
(b) Reflects JetFleet's disposal of the Boeing 727 during April 1994 ($2,444,974) and the reclass of the purchase price of the DC-9 from an investment in aircraft to a capital lease ($406,750).


4.   Investment in Capital Lease
     McDonnell Douglas DC-9-32

     On December 16, 1994, JetFleet(TM) purchased a 50.00% undivided interest in a McDonnell Douglas DC-9-32, serial number 47236 (the "DC-9"), for $400,000. JetFleet II(TM) purchased the remaining 50.00% interest at the same time. The DC-9 was leased back to the seller, Interglobal, Inc. for thirty-six months at a monthly rate of $30,000, of which JetFleet(TM) is entitled to $15,000 (the "DC-9 lease"). The DC-9 is currently sub-leased to and being operated by Aero California S.A. de CV. As part of the sale and leaseback described above, Interglobal, Inc. assigned its rights under the sublease to Aero California S.A. de CV. As discussed in Note 1 above, JetFleet's(TM) investment in the DC-9 is being accounted for as a capital lease. The investment is essentially a financing in which JetFleet(TM) will recover its investment over the term of the lease. Interglobal, Inc. has a purchase option for a nominal amount which may be exercised upon expiration of the DC-9 lease. In 1996, JetFleet(TM) recorded $45,417 of interest income attributable to the DC-9 lease.

                          JetFleet(TM) Aircraft, L.P.
                         Notes to Financial Statements

4.   Investment in Capital Lease

     Future minimum lease payments

     The following is a schedule of maturities of lease payments receivable and recognition of unearned interest income:


                               Collection  Interest
                               on          Income
                         Year  Receivable  Recognition
                         ----  ----------  -----------
                         1997   $ 180,000   $   14,674


5.   Related Party Transactions

     Group is entitled to receive base management, incentive management and re-lease fees in any year in which the annualize rate of distributions is equal to or greater than the Preferred Return. There was no accrual or payment of the base management, incentive management or re-lease fees for 1994, 1995 and 1996 since the annualized rate of distributions in those years did not meet the Preferred Return.

     Group is also entitled to receive a subordinated resale fee with respect to each Aircraft sold by JetFleet(TM). Group and BankAmerica agreed to forego the re-lease and resale fees on the Boeing 727 aircraft for any re-leases or sales of that aircraft subsequent to its return by TWA. Re-lease fees and resale fees, however, were paid to a third party.

     JetFleet(TM) pays for all direct, indirect, administrative and overhead expenses incurred on its behalf by Group and its affiliates. In 1996, 1995 and 1994, $93,794, $63,826 and $53,807, respectively, was reimbursable by JetFleet(TM) to Group or its affiliates in connection with the administration and management of JetFleet(TM).

     All of the above fees payable by JetFleet(TM) to Group were paid to Group which in turn reimbursed CMA or its affiliates, which have incurred all costs in connection with the organization and offering of units in, and the administration and management of, JetFleet(TM).

                            JetFleet Aircraft, L.P.
                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

Capital Resources and Liquidity

                 At the end of 1996, JetFleet(TM) had cash balances of $30,728. This amount was held primarily for the distribution made to the Unitholders in January 1997 and to pay accrued expenses.

                 During the year, JetFleet's(TM) primary sources of liquidity were cash flows from leasing operations and capital lease payments. JetFleet's(TM) liquidity will vary in the future, increasing to the extent cash flows from operations exceed expenses, and decreasing as distributions are made to the Unitholders and to the extent expenses exceed cash flows from leases.

                 JetFleet(TM) uses substantially all its operating cash flow to make cash distributions to its Unitholders. Since JetFleet's(TM) leases are triple net leases (the lessee pays operating and maintenance expenses, insurance and taxes), JetFleet(TM) does not anticipate that it will incur significant operating expenses in connection with ownership of its aircraft as long as they remain on lease.

                 JetFleet(TM) currently has available adequate reserves to meet is immediate cash requirements.

                 During 1996, JetFleet(TM) made distributions at an annualized rate of 4%, as compared to 3% during January 1995 through April 1995 and 4% during May 1995 through December 1995. The increase for 1996 is primarily because of higher monthly rent received for S/N 72 during 1996 compared to the rent received during 1995. Future distributions will depend on the amount of lease revenue received by JetFleet(TM) for its assets.

                 If inflation in the general economy becomes significant, it may affect JetFleet(TM) inasmuch as the residual values and rates on re-leases of its aircraft may increase as the costs of similar assets increase. However, JetFleet's(TM) revenues from existing leases would not increase, as such rates are generally fixed for the terms of the leases without adjustment for inflation. At the same time, any significant inflation in the general economy may cause an increase in professional fees and general and administrative expense reimbursements.

                 If interest rates increase significantly, the lease rates that JetFleet(TM) can obtain on future leases would be expected to increase as the cost of capital is a significant factor in the pricing of lease financing. Leases already in place, for the most part, would not be affected by changes in interest rates.

         1996 versus 1995

                 Cash flows from operations decreased by $9,867 primarily due an increase of approximately $32,000 in general and administrative expenses which was only partially offset by an increase of approximately $17,000 in cash flows from lease-related revenues. Certain other cash expenses increased in 1996 as discussed under "Results of Operations" below. The increased cash flows from leases resulted from the increased rent received for S/N 72 during 1996.

                 Cash flows from investing activities increased $15,000 in 1996 because one less month of revenue from the DC-9 financing lease was received in 1995 as compared to 1996, the result of a prepayment of rent at the lease inception in December 1994.

                 In 1996, there were no financing sources of cash. Cash distributions to Unitholders increased by $49,249, or by $0.16 per weighted average Limited Partnership Unit outstanding. The increased distributions to Unitholders resulted from the increased monthly rent received for S/N 72.

         1995 versus 1994

                 Cash flows from operations decreased by $567,577 primarily due to a decrease of approximately $408,000 in cash flows from lease-related revenues. Certain other cash expenses increased in 1995 as discussed under "Results of Operations" below. The decreased cash flows from leases resulted from reduced rents on S/N 57 as well as S/N 72's off- lease periods during 1995.

                 Cash flows from investing activities increased approximately $88,000 in 1995 primarily because of the capital lease for the DC-9 entered into in December, 1994.

                 In 1995, there were no financing sources of cash. Cash distributions to Unitholders decreased by $345,912, or by $1.17 per weighted average Limited Partnership Unit outstanding. The decreased distributions to Unitholders resulted from reduced rents on S/N 57 as well as S/N 72's off-lease periods during 1995 which were only partially offset by the cash received as a result of the capital lease for the DC-9.

Results of Operations

                 JetFleet(TM) recorded net income of $6,430 and net losses of ($559,605) and ($588,518) in 1994, 1995 and 1996, respectively. The decrease from 1994 to 1995 was primarily a result of the decrease in rent received for the Dash-7s along with increased depreciation expense resulting from a change in the estimated economic life of the Dash-7s. The decrease from 1995 to 1996 was primarily a result of an increase in general and administrative expenses and a decrease in interest income realized from the DC-9 financing lease, which changes were only partially offset by an increase in rental income from S/N 72 and decreased amortization and maintenance expenses.

         1996 versus 1995

                 Rental income increased approximately $17,000. This was due to the higher monthly rent received for S/N 72 during 1996.

                 There was no change in depreciation from 1995 to 1996.

                 There was no accrual or payment of the base management, incentive management or re-lease fees for 1995 or 1996 as the annualized rate of distributions in those years did not meet the Preferred Return as defined in the Prospectus.

                 General and administrative expenses and professional fees increased approximately $32,000 due to increased costs associated with the ongoing management of JetFleet's(TM) portfolio as well as the increased costs of administering investor-related inquiries. As mentioned above, the Corporate General Partner has authorized JMC to perform remarketing duties on behalf of JetFleet(TM). JMC and other third parties who perform such services receive reimbursement for those services regardless of whether or not the base management, incentive management or re-lease fees are paid. If base management, incentive management or re-lease fees are payable within a given year, such fees would be reduced to the extent that any payments are made_to JMC or other third parties performing such remarketing duties.

         1995 versus 1994

                 Rental income decreased approximately $465,000. This was due to reduced rents on S/N 57 beginning in October 1994 as well as receiving no rent in 1995 as a result of the sale of the Boeing 727_in April 1994. In addition, the payments under the DC-9 financing lease, which was acquired in December 1994 with the sales proceeds from the sale of the Boeing 727, are treated as a return of capital with an imputed interest component, rather than as rental income.

                 Depreciation increased approximately $384,000 primarily as a result of JetFleet(TM) reducing its estimate of the useful life of certain aircraft.

                 There was no accrual or payment of the base management, incentive management or re-lease fees for 1994 or 1995 as the annualized rate of distributions in those years did not meet the Preferred Return as defined in the Prospectus.

                 General and administrative expenses and professional fees increased approximately $16,000 due to increased costs associated with the ongoing management of JetFleet's(TM) portfolio as well as the increased costs of administering investor-related inquiries. See discussion above (1996 versus
1995) regarding the treatment of remarketing costs.

         Supplemental Financial Information for JetFleet Aircraft L.P.
                  Required By Regulation SK, Items 301 and 302
                                  (unaudited)

Balance, December 31,                    1996          1995          1994           1993         1992
---------------------                    ----          ----          ----           ----         ----
Earnings to fixed charges(1)

Cash and cash equivalents               30,728         96,184       117,027         8,114        60,993

Aircraft and aircraft
 engines under leases
 or held for lease                   2,328,345      3,369,635     4,410,927     5,711,216     6,575,774

Total assets -
 book value                          2,543,761      3,858,324     5,033,007     5,760,272     6,673,065

Total assets -
 rollup value                        2,014,587

Total liabilities                       65,584        192,184       257,563        92,172       231,819

General partners' equity               (51,970)       (40,091)      (28,998)      (20,090)      (11,468

Limited partners' equity             2,530,147      3,706,231     4,804,442     5,688,190     6,452,714

Per unit data:

 Total assets -
  book value                              8.59          13.03         17.00         19.46         22.54

 Total assets -
  rollup value                            6.80



Year ended December 31,                 1996           1995          1994          1993          1992
-----------------------                 ----           ----         ----           ----          ----
Rental income                          578,602        561,254     1,026,322     1,487,159     1,558,737

Gain/(loss) on sale of
 aircraft                                                          (219,885)                     15,488

Net increase/(decrease)
 in cash                               (65,456)       (20,843)      108,913       (52,879)       (7,297)

Net cash from operations               368,989        378,856       946,433     1,186,644     1,400,826

Distributions                          599,445        549,699       899,086     1,204,312     1,604,923

Per unit data:

 Net income/(loss)                       (1.97)         (1.87)         0.02          1.44          1.48

 Distributions:

  From income                             0.00           0.00          0.02          1.44          1.48

  Return of capital                       2.00           1.84          2.99          2.59          3.89

Weighted average Limited

 Partnership Units
  outstanding                          296,069        296,069       296,069       296,069       296,069

 (1) JetFleet I has no fixed charges

                         REPORT OF INDEPENDENT AUDITORS



The Partners
  JetFleet(TM) Aircraft II, L.P.


We have audited the accompanying balance sheets of JetFleet(TM) Aircraft II, L.P., a California Limited Partnership, as of December 31, 1996 and December 31, 1995, and the related statements of operations, partners' capital and cash flows for the years ended December 31, 1996, December 31, 1995 and December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JetFleet(TM) Aircraft II, L.P., at December 31, 1996 and December 31, 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, December 31, 1995 and December 31, 1994 in conformity with generally accepted accounting principles.



VOCKER KRISTOFFERSON AND CO.

February 6, 1997
San Mateo, California

                         JetFleet(TM) Aircraft II, L.P.
                                 Balance Sheets

                                     ASSETS

                                                                December 31,
                                                          -------------------------
                                                             1996          1995
                                                          -----------   -----------
Current assets

         Cash                                             $ 1,191,914   $ 1,364,593
                  Receivable from affiliates                        -        45,000
            Reserves receivable from lessees                   29,781             -
                   Lease payments receivable                  540,000       960,000
                                                          -----------   -----------
                        Total current assets                1,761,695     2,369,593

Aircraft and aircraft engines under operating
         leases and aircraft held for operating leases,
         net of accumulated depreciation of
         $10,425,030 in 1996 and $7,213,339 in 1995        14,435,613    17,520,291

Lease payments receivable                                     180,000     1,275,000
Organization and offering costs, net of
         accumulated amortization of $123,141 in 1996
         and $91,214 in 1995                                   32,895        64,822
                                                          -----------   -----------
                                                          $16,410,203   $21,229,706
                                                          ===========   ===========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:

         Accounts payable                                 $   112,519   $   119,254
         Accrued maintenance costs                            501,072       410,702
         Payable to affiliates                                 10,933         9,075
         Security deposits                                    143,101       140,415
         Unearned interest income                              79,186       287,373
         Prepaid rent receive                                  27,553        15,000
                                                          -----------   -----------

         Total current liabilities                            874,364     1,021,819

Unearned interest income                                        8,793       174,032
                                                          -----------   -----------

Total liabilities                                             883,157     1,195,851

Partners' capital
         (Limited partners 1,100,000 authorized
         Units, 693,505 issued Units in 1996 and 1995)     15,527,046    20,033,855
                                                          -----------   -----------

                                                          $16,410,203   $21,229,706
                                                          ===========   ===========

See accompanying notes

                         JetFleet(TM) Aircraft II, L.P.
                            Statements of Operations


                                                  Year Ended December 31,
                                        -----------------------------------------
                                            1996           1995           1994
                                        -----------    -----------    -----------
Revenues:

         Rental income                  $ 2,658,450    $ 2,601,541    $ 3,796,913
         Gain on sale of aircraft            94,081              -              -
         Gain / (Loss) on sale of
           aircraft engines                  34,860        (46,090)        (6,868)
         Interest income                    265,359        236,631         33,514
                                        -----------    -----------    -----------

                                          3,052,750      2,792,082      3,823,559
                                        -----------    -----------    -----------

Costs and expenses:

         Management fees                    113,657        102,440        190,137
         Depreciation of aircraft
           and aircraft engines           3,260,014      3,372,163      2,347,282
         Amortization of organization
           and offering costs                31,927         31,927         31,086
         Professional fees                   36,511         50,438         28,242
         Maintenance costs                  119,252        153,096        206,308
         General and administrative         347,971        242,779        175,884
                                        -----------    -----------    -----------
                                          3,909,332      3,952,843      2,978,939
                                        -----------    -----------    -----------
Net (loss) income                       $  (856,582)   $(1,160,761)   $   844,620
                                        ===========    ===========    ===========

Allocation of net (loss) income:

         General partners               $   182,511    $   167,240    $   213,592
         Limited partners                (1,039,093)    (1,328,001)       631,028
                                        -----------    -----------    -----------
                                        $  (856,582)   $(1,160,761)   $   844,620
                                        ===========    ===========    ===========

         Per Limited Partner Unit       $     (1.50)   $     (1.91)   $      0.93
                                        ===========    ===========    ===========

Weighted average Limited
  Partner Units outstanding                 693,505        693,505        675,964
                                        ===========    ===========    ===========


See accompanying notes.

                         JetFleet(TM) Aircraft II, L.P.
                        Statements of Partners' Capital
              For the Years Ended December 31, 1994, 1995 and 1996


                               Limited
                               Partner         Limited         General
                                Units          Partners        Partners         Total
                             ------------    ------------    ------------    ------------
Balance, December 31, 1993        599,757    $ 23,890,926    $          -    $ 23,890,926
Capital contributions              93,748       4,687,400               -       4,687,400
Offering costs                                   (611,706)              -        (611,706)
Distributions ($6.00 per
  weighted average Limited
  Partner Unit)                         -      (4,058,238)       (213,592)     (4,271,830)
Net income                                        631,028         213,592         844,620
                             ------------    ------------    ------------    ------------

Balance, December 31, 1994        693,505      24,539,410               -      24,539,410
Distributions ($4.58 per
  Limited Partner Unit)                 -      (3,177,553)       (167,240)     (3,344,793)
Net loss                                       (1,328,001)        167,240      (1,160,761)
                             ------------    ------------    ------------    ------------

Balance, December 31, 1995        693,505      20,033,856               -      20,033,856
Distributions ($5.00 per
  Limited Partner Unit)                 -      (3,467,715)       (182,511)     (3,650,226)
Net loss                                       (1,039,093)        182,511        (856,582)
                             ------------    ------------    ------------    ------------

Balance, December 31, 1996        693,505    $ 15,527,046    $          -    $ 15,527,046
                             ============    ============    ============    ============

See accompanying notes.

                         JetFleet(TM) Aircraft II, L.P.
                            Statements of Cash Flows


                                                              For the Year Ended December 31,
                                                         -----------------------------------------
                                                            1996           1995           1994
                                                         -----------    -----------    -----------
Operating activities:
         Net (loss) income                               $  (856,582)   $(1,160,761)   $   844,620
         Adjustments to reconcile net (loss) income
         to net cash provided by operating activities:
         (Gain) / loss on sale of aircraft engines           (34,860)        46,090          6,868
         Gain on sale of aircraft                            (94,081)             -              -
         Depreciation of aircraft
           and aircraft engines                            3,260,014      3,372,163      2,347,282
         Amortization of organization
           and offering costs                                 31,927         31,927         31,086
         Change in operating assets
           and liabilities:
           Receivable from affiliates                         45,000        (32,558)       (12,442)
         Rent receivable                                           -         75,000        166,678
         Reserves receivable from lessees                    (29,781)             -              -
         Accounts payable                                     (6,735)        78,572        (93,726)
         Accrued maintenance costs                            90,370        181,575        150,923
         Unearned interest income                           (279,345)      (185,430)        (3,014)
         Payable to affiliates                               (38,142)        37,500        (99,808)
         Security deposits                                     2,686         66,800              -
         Prepaid rent received                                12,553         15,000       (139,153)
                                                         -----------    -----------    -----------
Net cash provided by operating activities                  2,103,024      2,525,878      3,199,314
                                                         -----------    -----------    -----------

Investing activities:
         Proceeds from sale of aircraft engines              211,000      5,089,344        190,000
         Proceeds from sale of aircraft                      735,000              -              -
         Purchase of interests in
           aircraft and aircraft engines                    (351,477)    (3,696,146)    (4,222,146)
         Payments received on capital lease                  780,000        420,000         45,000
         Net cash provided by (used in)
           investing activities                            1,374,523      1,813,198     (3,987,146)
                                                         -----------    -----------    -----------
Financing activities:
         Capital contributions                                     -              -      4,687,400
         Distributions                                    (3,650,226)    (3,344,793)    (4,271,830)
         Offering costs                                            -              -       (611,706)
         Organization costs                                        -              -        (21,093)
                                                         -----------    -----------    -----------
         Net cash used in
         financing activities                             (3,650,226)    (3,344,793)      (217,229)
                                                         -----------    -----------    -----------
Net (decrease) increase in cash                             (172,679)       994,283     (1,005,061)
Cash, beginning of period                                  1,364,593        370,310      1,375,371
                                                         -----------    -----------    -----------
Cash, end of period                                      $ 1,191,914    $ 1,364,593    $   370,310
                                                         ===========    ===========    ===========


Supplemental schedule of noncash investing and financing activities:

JetFleet II(TM) entered into capital leases for its interests in one DC-9 aircraft during 1994 and two DC-9 aircraft during 1995. In conjunction with the leases, a liability for unearned interest income was recorded at the beginning of the lease as follows:

                                                     1994            1995
                                                  ----------      -----------
         Minimum lease payments receivable        $  540,000      $ 2,160,000
         Cost of interest of aircraft leased        (412,851)      (1,637,300)
                                                  ----------      -----------
         Unearned interest income                 $  127,149      $   522,700
                                                  ==========      ===========

See accompanying notes.

                         JetFleet(TM) Aircraft II, L.P.
                         Notes to Financial Statements


1.      Summary of Significant Accounting Policies

        Basis of presentation

        JetFleet(TM) Aircraft II, L.P. ("JetFleet II(TM)") is a California limited partnership formed on June 24, 1991 for the purpose of acquiring, on a world-wide basis, a portfolio of aircraft and aircraft engines, or interests therein, which are subject to triple net leases. The corporate general partner of JetFleet II(TM) (the "Corporate General Partner") is CMA Capital Group ("Group"), a California corporation formed in February 1989. The individual general partners, Neal D. Crispin and Richard D. Koehler (the "Individual General Partners"), are the founding principals of the Corporate General Partner. Group is exclusively entitled to manage JetFleet II's(TM) business. Capital Management Associates ("CMA"), a subsidiary of CMA Consolidated, Inc., an affiliated California corporation owned by Mr. Crispin, provides certain accounting and investor-related services for Group. JetFleet(TM) Management Corp. ("JMC") an affiliated California corporation formed in January 1994 owned by the individual general partners and an officer of CMA has been authorized to perform remarketing duties on behalf of JetFleet II(TM). Crispin Koehler Securities, an affiliated California corporation owned by Messrs. Crispin and Koehler, provides certain administrative and investor- related services for Group. JetFleet II(TM) owns interests in certain aircraft in which JetFleet(TM) Aircraft, L.P. ("JetFleet(TM)"), an affiliated California limited partnership, also owns interests. JetFleet II(TM) has had significant transactions with these affiliates as well as Range Systems Engineering, Aviation Enterprises 1988, Inc. ("AEI"), Eclipse Airlines, Inc. ("Eclipse"), an affiliate of AEI, Airwork Corporation ("Airwork"), The AGES Group, L.P., a Limited Partnership ("AGES"), the National Airline Commission of Papua New Guinea (trading as Air Niugini) ("Air Niugini") and Air Tindi Limited ("Air Tindi"). The Corporate General Partner contributed $750 to the capital of JetFleet II(TM).

        Aircraft and aircraft engines under operating leases and aircraft held for operating leases

        JetFleet II's(TM) interests in aircraft and aircraft engines are recorded at cost, which includes acquisition costs and loan fees. JetFleet II(TM) also pays and capitalizes an acquisition fee equal to 1.5% of the adjusted purchase price of each asset. The capitalization of each asset is discussed in detail in Note 3. Depreciation is computed using the straight-line method over the aircraft's estimated economic life to a zero residual value. Beginning in 1995, JetFleet II(TM) reduced the estimated economic life of the Dash-7 aircraft from 12 to 8 years to reflect technological change. This change had the effect of increasing depreciation by $1,068,972 and increasing the net loss by $1,068,972, or $1.54 per Limited Partnership Unit outstanding in 1995. At the same time, JetFleet II(TM) began using an 8-year estimated economic life for depreciating any newly acquired aircraft.

                         JetFleet(TM) Aircraft II, L.P.
                         Notes to Financial Statements


1.      Summary of Significant Accounting Policies (continued)

        Organization and offering costs

        Pursuant to the terms of the Partnership Agreement, a non-accountable organizational and offering expense allowance, in an amount equal to 3% of limited partner capital contributions, is paid to Group for reimbursement of certain organizational and offering expenses incurred in connection with the formation and offering of units in JetFleet II(TM). A portion of the allowance is capitalized as organization and offering costs and is being amortized using the straight-line method over 60 months. The remaining amount, along with sales commissions, investment banking fees, and due diligence reimbursements, is reflected as a direct reduction of partners' capital contributions.

        Investments in capital leases

        JetFleet II's(TM) investments in the three McDonnell Douglas DC-9 aircraft are recorded as investments in capital leases. The gross investment in each is recorded as lease payments receivable while the difference between the gross investment and the acquisition cost of each respective DC-9 is recorded as unearned interest income (see Note 4).

        Income taxes

        Income taxes are the liability of the individual partners; accordingly, the financial statements do not include any provision for income taxes. At December 31, 1996, assets and liabilities on a tax basis were approximately $3 million lower than on a book basis due to accelerated depreciation used for tax purposes.

        Cash balances

        As of December 31, 1996, JetFleet II(TM) maintained cash balances of $655,039, $226,597, $188,025 and $64,413 in four large open-end money funds, which are not federally insured. JetFleet II(TM) also maintained a cash balance of $231,972 in a regional bank headquartered in San Francisco, $131,972 of which is not federally insured. JetFleet II(TM) has accumulated cash in excess of the federally insured amount as it searches for suitable investments using proceeds from assets previously sold and in order to make quarterly distributions. JetFleet II(TM) is also accumulating maintenance reserves collected from various lessees which will be used to fund certain scheduled maintenance and repairs required for certain aircraft.

        Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                         JetFleet(TM) Aircraft II, L.P.
                         Notes to Financial Statements


2.      Allocation of Income, Losses and Distributions

        Pursuant to the Partnership Agreement, all revenues and expenses and income and losses are generally allocated 95% to the limited partners and 5% to the general partners. In accordance with the Partnership Agreement, during 1994, 1995 and 1996, additional revenues were specially allocated to the general partners to bring their capital account to a zero balance. Cash distributions from JetFleet II's(TM) operations are made 95% to the limited partners and 5% to the general partners.

3. Aircraft and Aircraft Engines Under Operating Leases and Aircraft Held for Operating Leases

        Aircraft

        deHavilland DHC-103, serial number 72 ("S/N 72")

        CMA purchased a 100% undivided interest in S/N 72 on November 15, 1991, at a cost of $6,277,006, for the purpose of reselling the undivided interests to JetFleet II(TM) and JetFleet(TM).

        JetFleet II(TM) agreed to purchase CMA's undivided interest in S/N 72 at a price equal to CMA's cost, including chargeable acquisition costs and loan fees, in one or more installments as funds were raised in the JetFleet II(TM) offering and became available for investment. As a result, JetFleet II(TM) held an undivided interest of 75.53% at December 31, 1996. JetFleet(TM) and AEI own the remaining 24.37% and 0.10% undivided interests, respectively, at December 31, 1996. The total cost of $5,223,047 paid to CMA for JetFleet II's(TM) 75.53% undivided interest included reimbursement of chargeable acquisition and loan fees, and acquisition fees totaling $481,817.

        Upon the return of S/N 72 by Johnson Controls World Services, Inc. ("JCWS") in June 1993, discussed below, a collision-avoidance radar system ("TCAS") was installed on the aircraft in order to comply with FAA regulations regarding commercial airline operations. In connection with the TCAS installation, JetFleet II(TM) paid and capitalized $105,630 which represents its pro rata share of the cost. This amount is being depreciated over the remaining depreciable life of S/N 72.

        deHavilland DHC-7-102, serial number 57 ("S/N 57")

        During 1992, JetFleet II(TM) purchased a 4.00% undivided interest in S/N 57 for $199,752, including an acquisition fee of $2,952. The remaining undivided interests in S/N 57 are held 95.90% by JetFleet(TM) and 0.10% by AEI at December 31, 1996.

                         JetFleet(TM) Aircraft II, L.P.
                         Notes to Financial Statements


3. Aircraft and Aircraft Engines Under Operating Leases and Aircraft Held for Operating Leases (continued)

        Aircraft (continued)

        deHavilland DHC-7-102, serial number 44 ("S/N 44")

        During 1992, JetFleet II(TM) purchased undivided interests totaling 100.00% in S/N 44 for $5,208,656, in a series of monthly installments. The total cost included reimbursement of chargeable acquisition costs and acquisition fees totaling $126,656.

        deHavilland DHC-7-103, serial number 11 ("S/N 11")

        CMA purchased a 100% undivided interest in S/N 11 on October 30, 1992, at a cost of $5,900,000, for the purpose of reselling the undivided interests to JetFleet II(TM). JetFleet II(TM) purchased CMA's undivided interest in S/N 11 at a price equal to CMA's cost, plus chargeable acquisition costs, loan fees and acquisition fees totaling $325,556, in installments as funds were raised in the JetFleet II(TM) offering and became available for investment. As a result, JetFleet II(TM) held an undivided interest of 100.00% at December 31, 1996.

        deHavilland DHC-6-310, serial number 666 ("S/N 666")

        JMC purchased a 100% undivided interest in S/N 666 on January 31, 1995, at a cost of $850,000, for the purpose of reselling the undivided interest to JetFleet II(TM). In April 1995, JetFleet II(TM) purchased JMC's undivided interest in S/N 666 at a price equal to JMC's cost plus chargeable acquisition costs, loan fees and acquisition fees totaling $40,923.

        Fairchild Metro III SA-227-AC, serial number AC-576 ("S/N 576")

        JetFleet II(TM) purchased a 100% undivided interest in S/N 576 on June 30, 1995, at a cost of $1,140,000. In connection with the purchase, JetFleet II(TM) paid $25,750 in chargeable acquisition costs and acquisition fees.

        Fairchild Metro II  SA-226-TC, serial number TC-370 ("S/N 370")

        On February 27, 1996, JetFleet II(TM) purchased a 50% undivided interest in a Fairchild SA226-TC aircraft, serial number TC-370 ("S/N TC-370") at a cost of $341,750. CMA Capital Management, Inc., a subsidiary of CMA Consolidated, Inc., purchased the remaining 50% interest at the same time. During 1996, JetFleet III(TM), an affiliate of JetFleet II(TM), purchased the 50% interest from CMA Capital Management, Inc. In connection with the acquisition, JetFleet II(TM) paid a total of $9,727 to CMA Capital Group in chargeable acquisition costs and acquisition fees.

                         JetFleet(TM) Aircraft II, L.P.
                         Notes to Financial Statements


3. Aircraft and Aircraft Engines Under Operating Leases and Aircraft Held for Operating Leases (continued)

        Aircraft engines

        In March 1993, JetFleet II(TM) agreed to purchase, in monthly installments twenty-five used aircraft engines (the "Airwork Engines"). At December 31, 1996 JetFleet II(TM) held 100.00% undivided interests in all of the Airwork engines, comprised of four Pratt & Whitney PT6A-42 aircraft engines, nine Pratt & Whitney PT6A-41 aircraft engines, five Pratt & Whitney PT6A-41 aircraft engines, two Pratt & Whitney PT6A-28 aircraft engines, one Pratt & Whitney PT6A-65 aircraft engine, one Pratt & Whitney PT6A-45 aircraft engine, one Pratt & Whitney PT6A-65R aircraft engine, and two Allison A-250-C30P aircraft engines.

        The total acquisition cost of $5,498,993 included reimbursement for chargeable acquisition costs and acquisition fees totaling $301,493. During January 1996, Airwork notified JetFleet II(TM) of an event of loss concerning one of the Airwork Engines (the "Lost Airwork Engine"). Rather than replace the Lost Airwork Engine, Airwork chose to pay to JetFleet II(TM) the stipulated loss value as stated in the lease agreement for the Airwork Engines ($211,000). JetFleet II(TM) recognized a gain of $34,860 on the disposition of the Lost Airwork Engine.

        During December 1993, JetFleet II(TM) purchased two Pratt & Whitney PT6A-50 aircraft engines (the "AEI Engines") for $433,608 which included reimbursement of acquisition costs and acquisition fees totaling $13,608. On December 1, 1994, JetFleet II(TM) sold one of the AEI Engines to deHavilland, Inc. for $190,000. JetFleet II(TM) recognized a loss of $6,868 in connection with this transaction.


        In December 1993 and during the first quarter of 1994, JetFleet II(TM) purchased three Pratt & Whitney JT8D-217A aircraft engines (the "AGES Engines") from AGES. The total cost of the three engines including reimbursement of acquisition costs and acquisition fees totaling $173,312 was $5,786,312. During the first quarter of 1995, JetFleet II(TM) and AGES agreed to rescind the AGES Engines purchase transaction. JetFleet II(TM) received a total of $5,089,344 in proceeds from the rescission during the first and second quarters of 1995. Pursuant to an agreement between JetFleet II and AGES, the recission amount was equal to the original purchase price paid by JetFleet II, plus interest thereon from the purchase date, less rent payments received by JetFleet II. There was no gain or loss as a result of the recission.


        The Dash-7 leases

        At the time of purchase, all four Dash-7's were subject to triple net leases with JCWS under an eight year contract, which commenced in 1986, with the United States Army for use in the Marshall Islands at the site of the Army's deep space research center where missile guidance systems are tested.

        Under the terms of the sales agreements for the aircraft, AEI receives 4% of monthly lease revenues during the first eight years of the lease in return for providing remarketing and certain other services in connection with the lease, release and resale of the aircraft.

                         JetFleet(TM) Aircraft II, L.P.
                         Notes to Financial Statements


3. Aircraft and Aircraft Engines Under Operating Leases and Aircraft Held for Operating Leases (continued)

        The Dash-7 leases (continued)

        In April 1993, JetFleet II(TM) was notified that JCWS would not renew the lease of one of the aircraft. As a result of subsequent negotiations, JetFleet II(TM), JetFleet(TM) and AEI (collectively, the "Co-Owners") agreed to terminate the initial lease on S/N 72 as soon as the airplane was fully inspected to confirm that it had been returned in the condition required under the lease. The Co-Owners accepted the return of S/N 72 on June 25, 1993.

        AEI was obligated for up to six months of rental payments for the early termination of S/N 72, net of rent payments received on S/N 72 and economic adjustments received during the period. JCWS agreed to pay an economic adjustment totaling $242,893 to the Co-Owners of S/N 72. This payment is based upon the difference between the condition of certain aircraft components at the time of S/N 72's delivery to JCWS and the time of its return to the Co-Owners. JetFleet II(TM) received $230,517 from JCWS' payment of the economic adjustment, as well as $29,281 of additional rent from AEI. JCWS paid the economic adjustment during February 1994; AEI's obligation was fulfilled in January 1994.

        On August 13, 1993, S/N 72 was re-leased to Eclipse. The lease was a triple net lease with a term of one year, except that it was cancelable by any party on 30 days' notice. The rental amount, paid monthly, was equal to $400 per hour of usage during the month.

        On October 19, 1993, due to an event of default by Eclipse under the Eclipse Lease, the Co- Owners terminated the Eclipse Lease and repossessed the aircraft. Since Eclipse had no immediate need for S/N 72, Eclipse and the Co-Owners agreed that the Co-Owners would enter into a short-term lease with another party, at the expiration of which the Eclipse lease would be reinstated. At the same time, Eclipse also paid all overdue rent and reserve charges. The Co-Owners and Eclipse mutually agreed in June 1994 not to reinstate the Eclipse Lease.

        On December 22, 1993 the Co-Owners entered into a lease (the "AGES Lease") with AGES for a term not to exceed ninety days. AGES had subleased S/N 72 to Alas Chiricanas S.A., a corporation conducting business in the Republic of Panama. The lease was subsequently extended until September 1, 1994. JetFleet II(TM) collected a total of $246,390 in rents from AGES during the term of the lease.

        S/N 72 was re-leased on March 22, 1995 to Air Niugini for a term of six months. The lease was subsequently extended to October 31, 1995. JetFleet II(TM) collected a total of $189,581 in rents from Air Niugini. In addition, Air Niugini paid JetFleet II(TM) its share of maintenance costs of $121,058. Upon its return from Air Niugini and at the direction of JetFleet II(TM) management, S/N 72 underwent certain scheduled maintenance and other repair work.

                         JetFleet(TM) Aircraft II, L.P.
                         Notes to Financial Statements


3. Aircraft and Aircraft Engines Under Operating Leases and Aircraft Held for Operating Leases (continued)

        The Dash-7 leases (continued)

        On April 25, 1996, S/N 72 was leased to Air Tindi Limited ("Air Tindi") for a term of thirty-six months. Air Tindi has provided a letter of credit in the amount of $142,000 which serves as a security deposit under the lease. In addition, Air Tindi pays JetFleet II(TM) its pro-rata share of maintenance costs of $265.00 per hour of usage, which amount is to be applied for scheduled overhauls and inspections. Air Tindi is a regional airline headquartered in Yellowknife, Northwest Territories, Canada and provides charter and regularly scheduled flights throughout the Northwest Territories. JetFleet II(TM) collected a total of $322,891 from Air Tindi during 1996.

        During 1994 the current leases for S/N 57, S/N 44 and S/N 11 were extended, at reduced rent, through September 30, 1995. A new contract with the United States Army commenced on February 15, 1995 for a term of two years with three two-year renewal options. During 1995, the leases for all three aircraft were extended through September 30, 1996. During 1996, the current leases for all three aircraft were extended, at reduced rent, through September 30, 1998.

        Other aircraft leases

        S/N 666 is leased to Loganair Limited, a British Airways franchisee ("Loganair"), for a term expiring on January 30, 1998 (the "Loganair Lease"). As part of the purchase of S/N 666 from JMC, JMC assigned the Loganair Lease to JetFleet II. Loganair also pays, on a monthly basis, maintenance costs based on usage. JetFleet II(TM) holds a security deposit from Loganair of $45,000 in an interest-bearing account (which interest accrues for the benefit of Loganair). Under the Loganair Lease, the lessee holds two extension options for up to an additional 39 months.

        S/N 576 is subject to a lease with Merlin Express, Inc., a subsidiary of Fairchild Aircraft Incorporated ("Merlin"), for a term expiring on July 18, 1999 (the "Merlin Lease"). The Merlin Lease contains a guaranty by Fairchild Aircraft Incorporated for the equivalent of six months of rent. As part of the purchase of S/N 576, the seller assigned the Merlin Lease to JetFleet II(TM). Merlin also pays, on a monthly basis, maintenance costs based on usage. JetFleet II(TM) holds a security deposit from Merlin of $45,000 in an interest-bearing account (which interest accrues for the benefit of Merlin).

                         JetFleet(TM) Aircraft II, L.P.
                         Notes to Financial Statements


3. Aircraft and Aircraft Engines Under Operating Leases and Aircraft Held for Operating Leases (continued)

        The aircraft engine leases

        S/N TC-370 is subject to a lease with Sunbird Air Services, Ltd. for a term expiring September 30, 2000 (the "Sunbird Lease"). The Sunbird Lease contains a guaranty by the seller for basic rent in an amount not to exceed a total aggregate amount of $29,250 (which guaranty is shared equally by JetFleet II(TM) and JetFleet III(TM)). As part of the purchase of S/N TC-370, the seller assigned its interests and obligations under the Sunbird Lease to JetFleet II(TM).

        The Airwork Engines acquired by JetFleet II(TM) are leased back to Airwork pursuant to a master lease (the "Airwork Lease") between Airwork and JetFleet II(TM). The Airwork Lease is a triple net lease, has an initial seven-year term (which expires on April 30, 2000), and Airwork has two two-year renewal options. UNC Incorporated, the parent of Airwork, has guaranteed the obligations of Airwork under the Airwork Lease. Upon the purchase of each engine by JetFleet II(TM), Airwork was required to pay a security deposit equal to one month of rent.

        The remaining AEI Engine is currently off lease. JetFleet II(TM) management is currently negotiating lease and/or sale arrangements for the engine.

        The AGES Engines were leased to GPA Group plc ("GPA") and subleased to Aerovias de Mexico, S.A. de C.V. ("AeroMexico"). As mentioned above, JetFleet II(TM) and AGES agreed during the first quarter of 1995 to rescind the AGES Engines purchase by JetFleet II(TM). JetFleet II(TM) received a total of $150,000 in rental payments during 1995 for the AGES Engines.

        Future minimum rents

        The following is a schedule of future minimum rental income by year under the existing leases:

                  Year                          Amount
                  ----                        -----------
                  1997                        $ 2,634,081
                  1998                          2,219,521
                  1999                          1,050,771
                  2000                            542,686
                                              -----------
                                              $ 6,447,059
                                              ===========

                         JetFleet(TM) Aircraft II, L.P.
                         Notes to Financial Statements


3. Aircraft and Aircraft Engines Under Operating Leases and Aircraft Held for Operating Leases (continued)

        Detail of investment

        The following schedule provides an analysis of JetFleet II's(TM) investment in aircraft under operating leases and aircraft held for operating leases as of December 31, 1995, additions and disposals during 1996, and as of December 31, 1996:

                   December 31,                                    December 31,
                      1995          Additions        Disposals        1996
                   ------------    ------------    ------------    ------------
S/N 72             $  5,328,677    $          -    $          -    $  5,328,677
S/N 57                  199,752               -                         199,752
S/N 44                5,208,656               -                       5,208,656
S/N 11                6,225,556               -                       6,225,556
Airwork Engines       5,498,993               -        (224,464)      5,274,529
AEI Engine              213,150               -                         213,150
S/N 370                       -         351,477               -         351,477
S/N 666                 893,096               -                         893,096
S/N 576               1,165,750               -               -       1,165,750
                   ------------    ------------    ------------    ------------

                     24,733,630         351,477        (224,464)     24,860,643
Less accumulated
  depreciation       (7,213,339)     (3,260,014)         48,323     (10,425,030)
                   ------------    ------------    ------------    ------------
                   $ 17,520,291    $ (2,908,537)   $   (176,141)   $ 14,435,613
                   ============    ============    ============    ============

                         JetFleet(TM) Aircraft II, L.P.
                         Notes to Financial Statements


3. Aircraft and Aircraft Engines Under Operating Leases and Aircraft Held for Operating Leases (continued)

        Detail of investment (continued)

        The following schedule provides an analysis of JetFleet II's(TM) investment in aircraft under operating leases and aircraft held for operating leases and the related accumulated depreciation for the years ended December 31, 1994, 1995 and 1996:


                                                              Accumulated
                            Cost              Depreciation        Net
                        ------------          ------------    ------------
Balance,
  December 31, 1993     $ 24,872,259          $ (2,168,361)   $ 22,703,898
Additions                  4,222,146 (a)        (2,347,282)      1,874,864
Disposals                   (626,001)(b)            16,282        (609,719)
                        ------------          ------------    ------------
Balance,
  December 31, 1994       28,468,404            (4,499,361)     23,969,043

Additions                  3,696,146 (c)        (3,372,163)        323,983
Disposals                 (7,430,920)(d)           658,185      (6,772,735)
                        ------------          ------------    ------------
Balance,
  December 31, 1995     $ 24,733,630          $ (7,213,339)   $ 17,520,291

Additions                    351,477 (e)        (3,260,014)     (2,908,537)
Disposals                   (224,464)(f)            48,323        (176,141)
                        ------------          ------------    ------------
Balance,
  December 31, 1996     $ 24,860,643          $(10,425,030)   $ 14,435,613
                        ============          ============    ============




(a)  Reflects purchase of AGES Engines ($3,809,295) and the DC-9 ($412,851).
(b) Reflects the reclass of the purchase price of the DC-9 from an investment in aircraft to a capital lease ($406,750) and the sale of one of the AEI Engines ($213,150).
(c)  Reflects the purchase of S/N 666 ($893,096), S/N 576 ($1,165,750), S/N
     45702 ($818,450) and S/N 47553 ($818,850).
(d) Reflects the reclassification of the purchase price of S/N 45702 ($818,450) and S/N 47553 ($818,850) from an investment in aircraft to investment in capital leases, the AGES rescission discussed in Note 3 ($5,786,312) and a deduction for acquisition costs associated with the AEI Engine sold during December 1994 ($7,308).
(e)  Reflects the purchase of S/N 370.
(f)  Reflects the loss of and payment for the Lost Airwork Engine.

                         JetFleet(TM) Aircraft II, L.P.
                         Notes to Financial Statements


4.      Investments in Capital Leases

        McDonnell Douglas DC-9-32, serial number 47236 ("First DC-9")

        On December 16, 1994, JetFleet II(TM) purchased a 50% undivided interest in the First DC-9 for $400,000 plus reimbursement of chargeable acquisition costs and acquisition fees totaling $12,851. JetFleet(TM) purchased the remaining 50% interest at the same time. The First DC-9 was leased back to the seller, Interglobal, Inc. for thirty-six months at a monthly rate of $30,000, of which JetFleet II(TM) is entitled to $15,000 (the "First DC-9 Lease"). The First DC-9 is currently sub-leased to and being operated by Aero California S.A. de CV. As discussed in Note 1 above, JetFleet II's(TM) investment in the First DC-9 is being accounted for as a capital lease. The investment is essentially a financing in which JetFleet II(TM) will recover its investment over the term of the lease. Interglobal, Inc. has a purchase option for a nominal amount which may be exercised upon expiration of the First DC-9 Lease. In 1996, JetFleet II(TM) recorded $43,238 of interest income attributable to the First DC-9 Lease.

         McDonnell Douglas DC-9-14, serial number 45702 ("Second DC-9")

         On July 10, 1995, JetFleet II(TM) purchased a 100% undivided interest in the Second DC-9 for $800,000 plus reimbursement of chargeable acquisition costs and acquisition fees totaling $18,850. The Second DC-9 is subject to similar lease terms as the First DC-9 and is accounted for in the same manner. In 1996, JetFleet II(TM) recorded $119,157 of interest income attributable to the lease of the Second DC-9.

         McDonnell Douglas DC-9-32, serial number 47553 ("Third DC-9")

         On August 31, 1995, JetFleet II(TM) purchased a 100% undivided interest in the Third DC-9 for $800,000 plus reimbursement of chargeable acquisition costs and acquisition fees totaling $18,450. The Third DC-9 was also subject to similar lease terms as the First DC-9 and was accounted for in the same manner. During 1996, JetFleet II(TM) agreed to resell the Third DC-9 and reassign the sublease to the original seller, Interglobal, Inc. In 1996, JetFleet II(TM) recorded $71,950 of interest income attributable to the lease of the Third DC-9.

         Future minimum lease payments

         The following is a schedule of maturities of lease payments receivable and recognition of unearned interest income:

                                 Collection              Interest
                                 on                      Income
         Year                    Receivable              Recognition
         ----                    ----------              -----------
         1997                    $  540,000              $   79,186
         1998                       180,000                   8,793
                                 ----------              ----------
                                 $  720,000              $   87,979
                                 ==========              ==========

                         JetFleet(TM) Aircraft II, L.P.
                         Notes to Financial Statements


5.       Related Party Transactions

         In connection with the organization and offering of units in JetFleet II(TM), Group received a non-accountable organizational and offering expense allowance of $140,622 in 1994, for reimbursement of certain organizational and offering expenses, as discussed in Note 1. In addition, CKS Securities, Incorporated, a member of the National Association of Securities Dealers, Inc. and an affiliate of the general partners, received sales commissions, investment banking fees, and due diligence reimbursements of $492,177 in 1994, portions of which were paid to third parties.

         As discussed in Note 3, JetFleet II's(TM) investment in aircraft and aircraft engines includes reimbursements to CMA and Group for chargeable acquisition costs. These amounts, which totaled $4,533, $41,097 and $61,750 in 1996, 1995 and 1994, respectively, included legal and consulting costs in connection with the acquisition of the aircraft, as well as appraisal and title insurance costs. JetFleet II(TM) also reimbursed JMC for loan fees incurred of $16,251 in 1995 and paid Group acquisition fees of $5,194, $54,376 and $62,396 in 1996, 1995 and 1994, respectively.

         Group receives an equipment management fee ($43,249, $48,857 and $93,920 in 1996, 1995 and 1994, respectively) equal to 3% of gross rentals received by JetFleet II(TM) from operating leases and 2% of gross rentals from full payout leases.

         JetFleet II(TM) did not pay a resale fee (normally 3% of the contract sales price of each asset sold) to Group or any third-party in connection with the sale of the AEI Engine or the rescission of the AGES Engines purchase. JetFleet II(TM) paid a resale fee of to Group in connection with the Third DC-9 transaction in the amount of $13,700 in 1995.

         JetFleet II(TM) pays for all direct, indirect, administrative and overhead expenses incurred on its behalf by Group and its affiliates. In 1996, 1995 and 1994, $301,407, $220,361, and $151,430, respectively, was reimbursable by JetFleet II(TM) to Group or its affiliates in connection with the administration and management of JetFleet II(TM).

         All of the above fees payable by JetFleet II(TM) to Group were paid to Group which in turn reimbursed CMA or its affiliates which had incurred costs in connection with the organization and offering of units in, and the administration and management of, JetFleet II(TM).

                           Jetfleet Aircraft II, L.P.
                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

        Capital Resources and Liquidity

                 At the end of 1996, JetFleet II(TM) had cash balances of $1,191,914. This amount was held primarily for the distribution made to the Unitholders in January 1997 and to pay for accrued expenses.

                 During the year, JetFleet II's(TM) primary sources of liquidity were cash flows from leasing operations and capital lease payments. JetFleet II's(TM) liquidity will vary in the future, increasing to the extent cash flows from operations exceed expenses, and decreasing as distributions are made to the Unitholders and to the extent expenses exceed cash flows from leases.

                 JetFleet II(TM) uses substantially all its operating cash flow to make cash distributions to its Unitholders. Since JetFleet II's(TM) leases are triple net leases (the lessee pays operating and maintenance expenses, insurance and taxes), JetFleet II(TM) does not anticipate that it will incur significant operating expenses in connection with its ownership interest in the Aircraft as long they remain on lease.

                 JetFleet II(TM) currently has available adequate reserves to meet its immediate cash requirements.

                 From January 1995 through July 1995, JetFleet II(TM) made distributions at an annualized rate of 10%. From August 1995 through December 1995, JetFleet II(TM) made distributions at an annualized rate of 8% primarily because of the decreased monthly rents on S/N 57, S/N 44 and S/N 11, and because S/N 72, which had come off lease in September 1995, had not been re-leased. In addition, although JetFleet II(TM) has reinvested the net proceeds received as a result of the AGES Engine rescission, it did so on a staged basis which was not completed until early 1996. The level of monthly rent received from these new assets did not equal the rent JetFleet II(TM) had been receiving from the AGES Engines until late 1995. Since January 1996, JetFleet II(TM) has made distributions at an annualized rate of 10% primarily because the rent on the assets purchased using the AGES Engine rescission proceeds is now higher than the rent received prior to the rescission. Future distributions will depend on the amount of lease revenue received by JetFleet(TM) for its assets.

                 If inflation in the general economy becomes significant, it may affect JetFleet II(TM) inasmuch as the residual values and rates on re-leases of its aircraft may increase as the costs of similar assets increase. However, JetFleet II's(TM) revenues from existing leases would not increase, as such rates are generally fixed for the terms of the leases without adjustment for inflation. At the same time, any significant inflation in the general economy may cause an increase in professional fees and general and administrative expense reimbursements.

                 If interest rates increase significantly, the lease rates that JetFleet II(TM) can obtain on future leases with be expected to increase as the cost of capital is a significant factor in the pricing of lease financing. Leases already in place, for the most part, would not be affected by changes in interest rates.

        1996 versus 1995

                 Cash flows from operations decreased approximately $423,000 primarily due to a decrease in unearned interest income as a result of the sale of the Third DC-9 and a decrease in payables. These decreases were only partially offset by an increase in lease related revenue resulting primarily from higher monthly rents for S/N 72 during 1996.

                 Cash flows from investing activities decreased approximately $439,000 in 1996 primarily due to the AGES Engines rescission during 1995. This was partially offset by the funds received from the sale of the Third DC-9 during 1996 which had not been reinvested at December 31, 1996.

                 In 1996, there were no financing sources of cash. Cash distributions to Unitholders increased approximately $305,000, or by $0.42 per weighted average Limited Partnership Unit outstanding. The increased distributions to Unitholders resulted from the additional rent received from the reinvestment of the AGES rescission proceeds, as well as from the higher monthly rent for S/N 72 during 1996. The increased rents were only partially offset by reduced rents on S/N 57, S/N 44 and S/N 11.

        1995 versus 1994

                 Cash flows from operations decreased approximately $673,000 primarily due to a decrease of approximately $1,195,000 in cash flows from lease-related revenues. Certain other cash expenses increased in 1995 as discussed under "Results of Operations" below. The decreased cash flows from leases resulted from reduced rents on S/N 57, S/N 44 and S/N 11, S/N 72's off-lease periods during 1995 and the loss of rent during the period that the AGES Engines rescission proceeds were being reinvested.

                 Cash flows from investing activities increased approximately $5,800,000 in 1995 primarily due to the AGES Engines rescission and staged reinvestment in assets which was not completed until early 1996 and the payments received from the capital leases on the DC-9s.

                 In 1995, there were no financing sources of cash. JetFleet II(TM) raised $4,687,400 during 1994. In connection with these sales, JetFleet II(TM) paid organization and offering costs in the amount of $632,799 to the Corporate General Partner and CKS Securities, Incorporated. Cash distributions to Unitholders decreased approximately $881,000, or by $1.27 per weighted average Limited Partnership Unit outstanding. The decreased distributions to Unitholders resulted from reduced rents on S/N 57, S/N 44 and S/N 11 as well as S/N 72's off-lease periods during 1995 which were only partially offset by the cash received as a result of the reinvestment of the AGES Engines rescission proceeds.

Results of Operations

                 JetFleet II(TM) recorded net income of $844,620 and a net loss of ($1,160,761) and ($856,582) in 1994, 1995 and 1996, respectively. The decrease from 1994 to 1995 was due to the decrease in rents received for S/N 57, S/N 44 and S/N 11, S/N 72's off-lease periods during 1995 and the loss of rent during the period that the AGES Engines rescission proceeds were being reinvested. The increase from 1995 to 1996 was a result of the additional interest income received from the reinvestment of the AGES rescission proceeds in the DC-9 financing leases. There was no related increase in depreciation because the DC-9 financing leases are capital leases.

        1996 versus 1995

                 Rental income increased approximately $57,000. This was due to the higher monthly rent for S/N 72 during 1996, which was only partially offset by reduced rents on S/N 57, S/N 44 and S/N 11 beginning in October 1996.

                 Depreciation decreased approximately $112,000 primarily due to the reinvestment of the AGES rescission proceeds in aircraft subject to financing leases which are not subject to depreciation.

                 Management fees increased approximately $11,000. This was primarily due to the increased rents discussed above. JetFleet II(TM) pays 4% to AEI in connection with the purchases of each of the above aircraft.

                 General and administrative expenses and professional fees increased approximately $92,000 due to increased costs associated with the ongoing management of JetFleet II's(TM) and extensive negotiations with Raytheon regarding the monthly rents for S/N 57, S/N 44 and S/N 11. As mentioned above, the Corporate General Partner has authorized JMC to perform remarketing duties on behalf of JetFleet II(TM). If management fees are payable within a given year, such fees are reduced to the extent that any payments are made to JMC or other third parties performing such remarketing duties.

        1995 versus 1994

                 Rental income decreased approximately $1,195,000. This was due to reduced rents on S/N 57, S/N 44 and S/N 11 beginning in October 1994, S/N 72's off-lease periods during 1995 and the loss of rent during the period that the AGES Engines rescission proceeds were being reinvested. In addition, the payments under the DC-9 financing leases, which were acquired in December 1994, July 1995 and August 1995, are treated as a return of capital with an imputed interest component, rather than rental income.

                 Depreciation increased approximately $1,025,000 primarily due to the additional purchases of interests in aircraft and aircraft engines during 1994 and 1995 and a reduction in the estimate of the useful life of certain aircraft.

                 Management fees decreased approximately $88,000. This was primarily due to the reduced rents discussed above. JetFleet II(TM) pays 4% to AEI in connection with the purchases of each of the above aircraft. Also, JetFleet II(TM) pays a lower rate of management fees on full payout leases such as the leases to which the DC- 9s are subject.

                 General and administrative expenses and professional fees increased approximately $89,000 due to increased costs associated with the ongoing management of JetFleet II's(TM) portfolio, specifically the maintenance, supervision and remarketing of S/N 72 and negotiation of the AGES rescission. As mentioned above, the Corporate General Partner has authorized JMC to perform remarketing duties on behalf of JetFleet II(TM). If management fees are payable within a given year, such fees are reduced to the extent that any payments are made to JMC or other third parties performing such remarketing duties.

        Supplemental Financial Information for JetFleet Aircraft II L.P.
                  Required By Regulation SK, Items 301 and 302
                                  (unaudited)

Balance, December 31,                      1996         1995        1994          1993            1992
---------------------                      ----         ----        ----          ----            ----
Earnings to fixed charges(1)

Aircraft and aircraft
 engines under leases
 or held for lease                     14,435,613    17,520,291   23,969,043    22,703,898     12,820,202

Cash and cash equivalents               1,191,914     1,364,593      370,310     1,375,371        162,423

Total assets - book value              16,410,203    21,229,706   25,018,544    24,427,689     13,045,412

Total assets - rollup
 value                                 15,280,928

Total liabilities                         883,157     1,195,851      479,134       536,763         53,116

General partners' equity                        0             0            0             0              0

Limited partners' equity               15,527,046    20,033,855   24,539,410    23,890,926     12,992,296

Per unit data:

 Total assets - book
  value                                     23.66         30.61        36.08         35.22          18.81

 Total assets - rollup
  value                                     22.03

Year ended December 31,                    1996         1995          1994         1993           1992
-----------------------                    ----         ----          ----         ----           ----

Rental income                           2,658,450     2,601,541    3,796,913     3,260,910      1,291,680

Net increase/(decrease) in cash          (172,679)      994,283   (1,005,061)    1,212,948        135,192

Net cash from operations                2,103,024     2,525,878    3,199,314     3,057,916      1,107,186

Distributions                           3,650,226     3,344,793    4,271,830     2,756,237      1,098,775

Per unit data:

 Net income/(loss)                          (1.50)        (1.91)        0.93          2.52           2.51

 Distributions:

  From income                                0.00          0.00         0.93          2.52           2.51

  Return of capital                          5.00          4.58         5.07          3.47           3.72


(1) JetFleet II has no fixed charges

                         REPORT OF INDEPENDENT AUDITORS



To the Board of Directors and Stockholders of AeroCentury Corp.

We have audited the accompanying balance sheet of AeroCentury Corp., a development stage Delaware corporation, as of March 5, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AeroCentury Corp. at March 5, 1997, in conformity with generally accepted accounting principles.

VOCKER KRISTOFFERSON AND CO.

March 6, 1997

                               AEROCENTURY CORP.
                   (A Development Stage Delaware Corporation)
                                 Balance Sheet
                                 March 5, 1997



                                     ASSETS

Cash                                                                    $150,000
                                                                         -------

Total Assets                                                            $150,000
                                                                        ========


                                                   SHAREHOLDER'S EQUITY


Common Stock, $.001 par value, 3,000,000 shares
   authorized, 150,000 shares issued and outstanding                    $    150
Paid in capital in excess of par                                         149,850
                                                                        --------

Total Shareholder's Equity                                              $150,000
                                                                        ========





See accompanying notes.

                               AEROCENTURY CORP.
                   (A Development Stage Delaware Corporation)
                             Notes to Balance Sheet
                                 March 5, 1997


1.       Organization and Capitalization

         AeroCentury Corp. (The "Company") was incorporated in the state of Delaware on February 28, 1997. All of the Company's outstanding stock is owned by JetFleet Management Corp. ("JMC"), a California corporation formed in January 1994. JMC is an integrated aircraft management, marketing and financing business and also manages, on behalf of their general partners and shareholders, respectively, the aircraft assets of JetFleet Aircraft, L.P. And JetFleet Aircraft II, L.P. (Collectively, the "Partnership"), and JetFleet III.

         The Company was formed solely for the purpose of acquiring the Partnerships in a statutory merger (the "Consolidation"). The Partnerships, formed under California law, invest in leased aircraft equipment. Upon completion of the Consolidation, the Company will continue in the aircraft leasing business and plans to use leveraged financing to acquire additional aircraft assets on lease.

         At March 5, 1997, the Company did not have any significant operations.

         The Company maintains its cash balance of $150,000 in a regional bank headquartered in San Francisco. Of this amount, $50,000 is not federally insured.


2.       Related Party Transactions

         Upon completion of the Consolidation, the Company's portfolio of leased aircraft assets will be managed and administered under the terms of a management agreement with JMC. Under this agreement, JMC will receive a monthly management fee based on the net asset value of the assets under management. In addition, JMC may receive a brokerage fee for locating assets for the Company, provided that such fee is not more than the customary and usual brokerage fee that would be paid to an unaffiliated party for such a transaction, and provided further that the aggregate purchase price including chargeable acquisition costs and any brokerage fee shall not exceed the fair market value of the asset based on appraisal.

3.       Subsequent Events

         The Company was incorporated as AeroMax, Inc. On May 21, 1997, the Company filed amended Articles of Incorporation to change its name to AeroCentury Corp. Subsequent to March 5, 1997, the Company incurred and reimbursed JMC $23,624 and incurred an additional $78,037 in Consolidation costs.

                               AeroCentury Corp.
                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations



The Company was formed on February 28, 1997 and has not yet had any significant operations.

Results of Operations

The Company has yet to generate a profit due to the fact that the Company is recently formed. The Company does not anticipate significant operating activity, other than incurring merger costs in connection with the proposed consolidation of JetFleet Aircraft, L.P. and JetFleet Aircraft II, L.P. with and into the Company (the "Consolidation").


Liquidity and Capital Resources

The Company's cash and temporary investments were $150,000 at March 5, 1997.
The Company estimates that costs associated with the Consolidation will approximate $250,000. It is anticipated that such offering costs in excess of current cash balances will be financed through short-term payables and paid at the time of the Consolidation. Should the Consolidation not occur, the Company's sole shareholder, JetFleet Management Corp., has committed to pay such costs.

Competition

Upon Consolidation, the Company will compete with aircraft manufacturers, distributors, airlines and other operators, equipment managers, leasing companies, equipment leasing programs, financial institutions and other parties engaged in leasing, managing or remarketing aircraft, many of which have significantly greater financial resources and more experience than the Company.

                                   APPENDICES

Appendix A -- Form of Merger Agreement
Appendix B -- Current Value Appraisal of Partnership's Assets
Appendix C -- California Partnership Act Dissenters' Rights Provisions Appendix D -- Forms of Consent

                                   APPENDIX A

                           FORM OF MERGER AGREEMENT

                          AGREEMENT AND PLAN OF MERGER

       This Agreement and Plan of Merger (this "Agreement") dated as of ________, 1997, by and among AeroCentury Corp., a Delaware corporation (the "Company"), JetFleet Aircraft, L.P. ("JetFleet I"), a California limited partnership, and JetFleet Aircraft II, L.P. ("JetFleet II"), a California limited partnership, collectively, the "Partnerships" and individually, a "Partnership").

                                  WITNESSETH:

       WHEREAS, the Company and the Partnerships desire that the Partnerships merge with and into the Company, pursuant to Delaware law, with the Company being the surviving entity (the "Merger"), as part of the merger by consolidation of the Partnerships, and the Company (the "Consolidation") as set forth in the Registration Statement of the Company on Form S-4, No. ________, including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

       WHEREAS, Section 263 of the General Corporation Law of the State of Delaware, 8 Del.C. Section 101, et seq. (the "DGCL") and Section 15678.7 of the California Revised Limited Partnership Act (the "Partnership Act") authorize the merger of a Delaware corporation and California limited partnerships; and

       WHEREAS, the Company's Certificate of Incorporation and Bylaws permit, and resolutions adopted by the Company's Board of Directors authorize, this Agreement and the consummation of the Merger.

       NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement covenant and agree as follows:

                                   ARTICLE I

                                   THE MERGER

       1.01. The Merger; Surviving Corporation. Subject to the terms and conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.02 below), the Partnerships shall each be merged with and into the Company, pursuant to Section 15678.7 of the Partnership Act and Section 263 of the DGCL, and the separate existence of each of the Partnerships shall cease. The Company shall be the surviving entity (the "Surviving Corporation") and shall continue to be governed by the DGCL.

       1.02. Effective Time. In accordance with Section 15678.7 of the Partnership Act and Sections 263, 251 and 103 of the DGCL, the Merger shall become effective (the "Effective Time") upon the filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, or at such later time, not later than five business days thereafter, as may be specified in the Certificate of Merger. All other filings or recordings required by Delaware law in connection with the Merger shall also be made.

       1.03 Effect of the Merger. The Merger shall have the effects set forth in Section 15678.6 of the Partnership Act and Section 263 of the DGCL.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

       2.01   Name.  The name of the Surviving Corporation shall be AeroCentury
Corp.

       2.02. Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Certificate of the Incorporation and Bylaws of the Surviving Corporation unless and until amended in accordance with their terms and applicable law.

       2.03. Officers and Directors. The officers of the Company immediately prior to the Effective Time shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their prior resignation, removal or death. The directors of the Company immediately prior to the Effective Time shall continue as directors of the Surviving Corporation and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.

                                  ARTICLE III

                      CONVERSION OF PARTNERSHIP INTERESTS

3.01   Conversion of Limited Partner Interests.

       At the Effective Time, each limited partner interest ("Unit") in each of the Partnerships shall be converted into the number of shares of Company's Common Stock, $.001 par value per share (the "Common Stock"), as follows:

                                                (Conversion Rate)
                                               Number of Shares of
                                                  Common Stock
                  Partnership                        Per Unit
                  -----------                  -------------------
                  JetFleet I                         ________



                  JetFleet II                        ________


       To determine the the number of shares of Common Stock to be issued as a result of the conversion of Units to a limited partner of the Partnerships ("Existing Investor"), the applicable Conversion Rate as defined on Appendix A shall be multiplied by the number of Units held by the Existing Investor rounding to the nearest whole shares. No fractional shares of Common Stock will be issued. The Conversion Rate shall be calculated as set forth in
Schedule 3.0 hereto.

       3.02 General Partner Interests. In connection with the Consolidation, the General Partners shall receive shares of Common Stock, in consideration of its general partner interests in the Partnerships as set forth on Schedule 3.04 and their general partner interests in the Partnerships shall be deemed canceled.

       3.03.  Issuance of Shares.

       (i) The Company shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing Common Stock pursuant to this Agreement.

       (ii) As soon as practicable after the Effective Time, the Company shall cause the Exchange Agent to distribute to each Existing Investor who is not a "dissenting limited partner" under the Partnership Act certificates representing the number of shares of Common Stock to which such Existing Investor is entitled pursuant to Section 3.01(i) of this Agreement.

       3.03 Characterization of Merger. For federal income tax purposes, the conversion of the Units in the Partnerships pursuant to this Article III shall be deemed a distribution in liquidation of each of the Partnerships pursuant to the terms of each respective Partnership Agreement (individually, a "Partnership Agreement" and collectively, the "Partnership Agreements").


                                   ARTICLE IV

                       TRANSFER AND CONVEYANCE OF ASSETS
                         AND ASSUMPTION OF LIABILITIES

       4.01. Transfer, Conveyance and Assumption. At the Effective Time, the Company shall continue in existence as the Surviving Corporation, and without further action on the part of the Partnerships or the Company, transfer, succeed to and possess all the rights, privileges and powers of the Partnerships, and all the assets and property of whatever kind and character of the Partnerships shall vest in the Company without further act or deed; thereafter, the Company, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of the Partnerships, and any claim or judgement against the Partnerships may be enforced against the Company, as the Surviving Corporation, in accordance with Section 15678.6 of the Partnership Act and Sections 263, 259 and 103 of the DGCL.

       4.02. Further Assurances. If at any time the Company shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or right of the Partnerships, or otherwise to carry out the provisions hereof, the General Partners of the Partnerships as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances, and do all things necessary and proper to vest, perfect or convey title to such property or right in the Surviving Corporation and otherwise to carry out the provisions hereof.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIPS

       The Partnerships each severally represent and warrant the Company and to each other (with respect only to the Partnership making the representation and warranty) as follows:

       5.01. Validity of Actions. Each Partnership (i) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of California, (ii) has the authority to conduct its business as currently conducted and to own and operate the properties which it now owns and operates, (iii) is qualified to do business in all jurisdictions in which such qualification is necessary, and (iv) has full power and authority to enter into this Agreement and to carry out all acts contemplated by it. This Agreement has been duly executed and delivered on behalf of the Partnership, and has received all necessary authorization and is a legal, valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms. The execution and delivery of this Agreement and consummation of the transactions contemplated by it will not violate any provision of the Partnership Agreement nor violate, conflict with or result in any breach of any of the terms, provisions or conditions of, or constitute a default or cause acceleration of, any indebtedness under any agreement or instrument to which any of the Partnerships are a party or by which they or their assets may be bound, or cause a breach of any applicable federal or state law or governmental regulation, or any applicable order, judgment, writ, award, injunction or decree of any court or governmental instrumentality.

       5.02. Partnerships' Financial Statements. The financial statements and schedules of the Partnerships, together with related notes (the "Financial Statements"), set forth in the Registration Statement of the Company, fairly present, on the basis stated in the Registration Statement, the financial position of the Partnerships at the date or for the periods specified in the Registration Statement. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), except to the extent stated therein.

       5.03. No Misstatements. The representations of the Partnerships contained in this Agreement and the information supplied by the Partnerships for inclusion in the Registration Statement and the Prospectus/Consent Solicitation Statement do not contain any untrue statements of a material fact or omit to state any fact necessary to make such representations or information not materially misleading.

       5.04. No Material Adverse Change. Since the respective dates as to which information is given in the Registration Statement and the Prospectus/Consent Solicitation Statement with respect to the Partnerships, and except as described in the Registration Statement or the Prospectus/Consent Solicitation Statement, there have been no changes in the business, operations, properties, assets or the prospects or condition, financial or otherwise, of the Partnerships which would, in the aggregate, have a material adverse effect on the business, properties, prospects, profitability, assets or financial condition of the Partnerships.

       5.05. Title to Assets. Each Partnership has good and marketable title to the assets reflected in the most recent balance sheet (the "Balance Sheet") included in the Financial Statements with respect to such Partnership, and will hold good and marketable title to such assets, and any assets acquired by the Partnership prior to the Effective Time, as of the Effective Time, except for assets disposed of in the ordinary course of business. Such assets, together with the related goodwill and rights of each Partnership as a going concern, tangible and intangible, are collectively referred to as the "Assets." Except as otherwise disclosed in the Balance Sheet or related notes accompanying it, all of the Assets are owned free and clear of any and all adverse claims, security interests, charges or other encumbrances or restrictions of every nature, except liens for current taxes not yet due and payable or landlords' liens as provided for in the relevant leases or by applicable law.

       5.06 Liabilities of the Partnerships. The Partnerships have no material liabilities, contingent or otherwise, without limitation for state or federal income, withholding or other taxes, except to the extent reflected, reserved against, or provided for in the Balance Sheet, and except for any material liabilities disclosed in the Prospectus/Consent Solicitation Statement or any other obligations incurred after ________, 1997 in the ordinary course of business which subsequently incurred obligations are of an amount and nature as to be capable of being discharged from the operations of the Partnerships without requiring additional equity or borrowing.

       5.09 Taxes. Each Partnership has filed timely all federal, state and local tax returns which it is required to file, has provided to its Existing Investors all required Form K-1's and such other tax forms as may be required by federal, state or local authorities, and has no outstanding liability for any federal, state or local taxes or interest or penalties thereon, whether disputed or not, except taxes not yet payable which have been provided for in accordance with GAAP and are disclosed in the Financial Statements.

       5.10. Actions Pending. Except as disclosed in the Prospectus/Consent Solicitation Statement: (i) there are no actions, suits, proceedings or claims pending or threatened against the Partnerships or the general partner of the Partnerships which, if determined adversely to such Partnerships, could (A) have a material adverse effect on the Partnerships, the Assets or the business of the Partnerships when taken as a whole, or (B) prevent or delay the consummation of any of the transactions contemplated by this Agreement; (ii) no Partnership, to the best of its knowledge, is the subject of any pending or threatened investigation relating to any aspect of such Partnership's operations by any federal, state or local governmental agency or authority; and
(iii) each Partnership, to the best of its knowledge, is not and has not been the subject of any formal or informal complaint, investigation or inspection under the Equal Employment Opportunity Act or the Occupational Safety and Health Act (or their state or local counterparts) or by any other federal, state or local authority.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company represents and warrants to the Partnerships as follows:

       6.01. Validity of Actions. The Company (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the authority to conduct its business as currently conducted, (iii) is qualified to do business in all jurisdictions in which such qualification is necessary, and (iv) has full power and authority to enter into this Agreement and to carry out all acts contemplated by it. This Agreement has been duly executed and delivered on behalf of the Company, has received all necessary authorization and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement and consummation of the transactions contemplated by it will not violate any provision of the Certificate of Incorporation or Bylaws of the Company nor violate, conflict with or result in any breach of any of the terms, provisions or conditions of, or constitute a default or cause acceleration of, any indebtedness under any agreement or instrument to which the Company is a party or by which it or its assets may be bound, or cause a breach of any applicable federal or state law or regulation, or any applicable order, judgment, writ, award, injunction or decree of any court or governmental instrumentality.

       6.02. Capital Stock of the Company. The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, and 2,000,000 of Preferred Stock, of which 150,000 shares of common stock are issued and outstanding as of the date of this Agreement. The shares of Common Stock of the Company to be delivered to the General Partners and the Existing Investors pursuant to this Agreement have been duly and validly authorized, and when issued and delivered, will be fully paid and nonassessable.

       6.03. Misstatements. The representations of the Company contained in this Agreement and the information regarding the Company contained in the Registration Statement and the Prospectus/Consent Solicitation Statement do not contain any untrue statements of a material fact or omit to state any fact necessary to make such representations or information not materially misleading.

                                  ARTICLE VII

                            COVENANTS OF THE PARTIES

       7.01. Prohibited Acts. Pending consummation of the Merger or prior to termination of this Agreement, the Partnerships agree that, without prior written consent of the Company, given in a letter which specifically refers to this Section of the Agreement, the Partnerships shall not:

                     (i) perform any act or omit to take any action that would make any of their representations made above or any information pertaining to them in the Registration Statement or the Prospectus/Consent Solicitation Statement inaccurate or materially misleading as of the Effective Time;

                     (ii) enter into any commitment, contract or other transaction in any way affecting any of the Partnership's business, except to carry out its business in the ordinary course, and as contemplated by this Agreement or in the Prospectus/Consent Solicitation Statement;

                     (iii) make any loans or advances to, or investments in, any other corporation, partnership or other legal entity or to any other persons except in the ordinary course of business;

                     (iv) borrow money for any purpose or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person other than in the ordinary course of business; or

                     (v) mortgage, pledge, encumber, sell, lease or transfer any of the Assets other than in the ordinary course of business.

       7.02. Notice. Pending the consummation of the Merger or prior to termination of this Agreement, each party agrees that it will promptly advise the other of the occurrence of any condition or event which would make any of its representations, contained in this Agreement or the Prospectus/Consent Solicitation Statement inaccurate, incorrect, or materially misleading.

       7.03. Additional Documents. At the request of any party, each party will execute and deliver any additional documents and perform in good faith such acts as reasonably may be required in order to consummate the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

       The obligation of the Company, on the one hand, and each of the Partnerships on the other hand, to consummate the Merger shall be subject to compliance with or satisfaction of the following conditions:

       8.01. Bring Down. The representations and warranties set forth in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if then made (except for those representations and warranties made as of a given date, which shall continue to be true and correct as of such given date), as evidenced by a certificate made by the General Partner of each Partnership and the President of the Company, as of the Effective Time.

       8.02. Compliance. The Company and each Partnership shall have complied with all of the covenants and agreements in this Agreement on its part to be complied with as of or prior to the Effective Time.

       8.03. Partnership Approvals. The affirmative vote approving the Consolidation of Existing Investors holding more than 50% of the outstanding Units shall have been obtained; provided however, that at the Company's sole discretion, the Consolidation may occur between JetFleet II and the Company if only the required approval of JetFleet II Existing Investors is obtained.

       8.04. Stock Exchange Listing. At or before the Effective Time, the Common Stock to be issued in the Merger shall be approved for listing on the American Stock Exchange, subject to official notice of issuance.

       8.05. Consents Obtained. All necessary consents, waivers, approvals, authorizations or orders required to be obtained, and the making of all filings required to be made by any party to the Merger for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated thereby on or before (and remain in effect at) the Effective Time shall have been obtained or made.

       8.06. No Material Adverse Change. Since the respective dates as to which information is given in the Registration Statement and the Prospectus/Consent Solicitation Statement, there shall not have occurred or been threatened any material adverse changes in the overall business or prospects of the Partnerships, or in the tax or other regulatory provisions applicable to the Partnerships or the Company, and the Company shall not have become aware of any facts that, in the sole judgment of the Company and the General Partner, have or may have a material effect, whether adverse or otherwise, on the Partnerships, taken as a whole, the Consolidation, or the value to the Company of the properties of the Partnerships, taken as a whole.

       8.07. Opinions and Letters. The Company shall have received, on or prior to the Effective Time, the following opinions and letters, which shall not have been withdrawn as of the Effective Time:

                     (i) the opinion of counsel regarding the legality of the issuance of the Shares;

                     (ii) the opinion of counsel confirming that in all material respects, as of the Effective Time, the discussion set forth in the Prospectus/Consent Solicitation Statement under "Federal Income Tax Considerations" including any opinions expressed therein, is accurate; and

                     (iii) the opinion of counsel regarding the status of the company's Common Stock under ERISA laws.


       8.08. No Statute, Rule or Regulation Effecting. At the Effective Time, there shall be no statute, rule or regulation enacted or issued by the United States or any State, or by a court, which prohibits or challenges the consummation of the Consolidation.

       8.09. No Declarations. At the Effective Time, there shall be no declaration of suspension of trading in, or limitation on prices for, securities generally on the New York Stock Exchange, declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war, armed hostility, or other international or national calamity directly or indirectly involving the United States, which war, hostility or calamity, in the sole judgment of the Company, would have a material adverse effect on the business objectives of the Company, or, in the case of any of the foregoing existing on the date of the Prospectus/Consent Solicitation Statement, any material acceleration or worsening thereof.

       8.10. Effectiveness of Registration Statement. At or prior to the Effective Time, the Registration Statement shall have been declared effective, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no proceedings for such purpose shall have been initiated, and all necessary approvals under state securities or blue sky laws shall have been received.

              8.11. Dissenters' Rights. No more than 10 % of the Units held by limited partners of either Partnership shall be "dissenting interests" as defined under Section 15679.2 of the Partnership Act.


              8.12. Prospectus/Consent Solicitation Statement. All other conditions to the Merger set forth in the Prospectus/Consent Solicitation Statement shall have been satisfied.

                                   ARTICLE IX

                              OTHER AGREEMENTS

       9.01. Waiver by General Partners. Immediately prior to the Effective Time, the General Partners of the Partnerships shall waive all rights to (i) any fees not accrued to the Effective Time, and (ii) any proceeds from the sale or liquidation of any property of a Partnership to which the General Partners would have been entitled pursuant to the Partnership Agreement of such Partnership.

       9.02.  Indemnification.

                            (i) To the fullest extent permitted by law, the Partnerships, jointly and severally, agree to defend, indemnify and hold harmless the Company and its directors, officers, employees and agents from and against any losses, claims, damages or liabilities (including, without limitation, attorneys' fees and disbursements) to which the Company may become subject under the Act, the Securities Exchange Act of 1934, as amended, or otherwise, insofar as such losses, claims, damages or liabilities (or actions with respect thereof arise out of or are based upon an untrue statement or an alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus/Consent Solicitation Statement, or any amendment or supplement to such documents, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or to the extent that such losses, claims, damages or liabilities (including, without limitation, attorneys' fees and disbursements) result from a breach by the Partnerships of the representations and warranties of the Company contained in Article V of this Agreement. For the purposes of this subsection (i), the word "Company" shall be deemed to include the Company and its officers, directors, employees and agents of the Company.

                            (ii) To the fullest extent permitted by law, the Company, agrees to defend, indemnify and hold harmless each of the Partnerships from and against any losses, claims, damages or liabilities (including, without limitation, attorneys' fees and disbursements) to which the Partnership may become subject under the Act, the Securities Exchange Act of 1934, as amended, or otherwise, insofar as such losses, claims, damages or liabilities (or actions with respect thereof arise out of or are based upon an untrue statement or an alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus/Consent Solicitation Statement, or any amendment or supplement to such documents, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or to the extent that such losses, claims, damages or liabilities (including, without limitation, attorneys' fees and disbursements) result from a breach by the Company of the representations and warranties of the
                     Company contained in Article VI of this Agreement.   For
                     the purposes of this subsection (i), the word "Partnership" shall be deemed to include the Partnership, its general partners and their respective officers, directors, employees and agents.

                            (iii)  A party entitled to indemnification
                     hereunder (an "Indemnifed Party") shall give (or cause to be given) to the indemnifying party (the "Indemnifying Party") notice of claim or matter for which indemnity is (or will be) sought under this Section 9.02; such notice shall be given promptly after the Indemnified Party receive actual notice or knowledge of the claim or matter that is subject to indemnification. With respect to any claim asserted by a third party against any

                     Indemnified Party for which indemnity is sought, the relevant Indemnifying Party shall have the right to employ counsel reasonably acceptable to the relevant Indemnified Party to defend against such assertion, and such Indemnifying Party shall have the right to compromise or otherwise settle any such action or claim only with the prior written consent of the relevant Indemnified Party, which shall not be unreasonably withheld.

                            (iv) This Section 9.02 shall survive the Merger for a period of three (3) years from the Effective Time.


                                   ARTICLE X

                         TERMINATION; AMENDMENT; WAIVER

       10.01. Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (i) by mutual consent of the Board of Directors of the Company and the General Partner of the Partnerships, (ii) by action of the Board of Directors of the Company in the event of a failure of a condition to the obligations of the Company set forth in Article VIII of this Agreement, (iii) by action of the General Partners of the Partnerships in the event of a failure of a condition to the obligations of the Partnerships set forth in Article VIII of this Agreement, or (iv) by action of the Board of Directors of the Company or of the General Partners of the Partnerships in the event that the Merger is not consummated prior to ________, 1997 or such later date as the parties shall mutually agree in writing.

       10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, subject to the provisions of Section 9.02, this Agreement shall become void and of no effect with no liability on the part of any party hereto.

       10.03. Amendment. The parties hereto may, by written agreement, amend this Agreement at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, such amendment to be approved by the General Partner of each of the Partnerships agreeing to such amendment with the Company; provided that, after the approval of the Merger by the Existing Investors holding a majority of the Units of each Partnership or the shareholders of the Company, no amendment shall be made which alters or changes (i) the amount or kind of consideration which the Existing Investors of each Partnership are entitled to receive upon conversion of the Units of each Partnership, (ii) the Certificate of Incorporation of the Company, or (iii) the terms and conditions of this Agreement if such alteration or change would have an adverse effect on the Existing Investors of each Partnership or the shareholders of the Company; provided further, that after the execution of this Agreement the parties hereto may amend this Agreement without the necessity of approval of the Existing Investors to make it internally consistent or consistent with the terms set forth in the Prospectus/Consent Solicitation Statement.

       10.04. Waiver. At any time prior to the Effective Time, any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of any other party or with any condition to the obligations hereunder, in each case only to the extent that such obligations, agreements and conditions are intended for its benefit.

                                   ARTICLE XI

                                 MISCELLANEOUS

       11.01. Expenses. If the Merger becomes effective, and all of the Partnerships participate, all of the expenses incurred in connection with the Merger shall be paid as specified in the Prospectus/Consent Solicitation Statement.

       11.02. Notices. All notices or other communications required or permitted under the terms of this Agreement by any party shall be made in writing and shall be delivered by first class mail or by personal delivery, postage or fees prepaid, to the other parties at __________________, or to such other address as any of the parties hereto may designate by notice to the others.

       11.03. Non-Assignability. This Agreement shall not be assignable by any of the parties to this Agreement.

       11.04. Entire Agreement. This Agreement contains the parties' entire understanding and agreement with respect to its subject matter, and any and all conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the parties or their representatives that are not incorporated in this Agreement shall be null and void and are merged into this Agreement.

       11.05. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute a single agreement.

       11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles.

       11.07. Headings. The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

       11.08. Gender; Number. All references to gender or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context requires.

       11.09. Severability. The provisions of this Agreement shall be severable, and any invalidity, unenforceability or illegality of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, and each term and provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

       11.10. Authorization. The General Partner (a) shall be authorized, at such time in its full discretion as they deem appropriate, to execute, acknowledge, verify, deliver, file and record, for and in the name of the Partnerships and, to the extent necessary, the General Partners and the Existing Investors, any and all documents and instruments, and (b) shall do and perform any and all acts required by applicable law or which the General Partner deems necessary or advisable to effectuate the Merger.

       IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by an officer duly authorized to do so, all as of the day and year first above written.

                                        AEROCENTURY CORP.


                                        By: __________________________________
                                                  Neal D. Crispin, President


                                           JETFLEET AIRCRAFT, L. P.

                                           By:    CMA Capital Group, Inc.
                                           Its:   General Partner

                                                  By:  _______________________

                                                  Its: _______________________


                                           JETFLEET AIRCRAFT II, L. P.

                                           By:    CMA Capital Group, Inc.
                                           Its:   General Partner

                                                  By: ________________________

                                                  Its:  ______________________

                                  SCHEDULE 3.0


Method of Calculation of Conversion Ratio





Allocation between General and Limited Partners of the Partnerships

                                  APPENDIX A
                        FORM OF PARTNERSHIP AMENDMENT





Prospectus/Consent Solicitation - JFI

                                  APPENDIX B
               CURRENT VALUE APPRAISAL OF PARTNERSHIP'S ASSETS

AIRCRAFT INFORMATION SERVICES, INC.


04 February 1997
Mr. Frank Duckstein
CMA Capital Group, Inc.
JetFleet Aircraft, L.P.
JetFleet Aircraft II, L.P.
1440 Chapin Avenue, Suite 310
Burlingame, CA 94010

Subject:         AISI Report No. A7D008BVO
                 AISI Short Form Sight Unseen Base Value Appraisal
                 Fleet of Seven Selected Aircraft and Seven Engine Types

Reference:       Jetfleet Fax Message, 14 January 1997

Dear Mr. Duckstein:

As requested, Aircraft Information Services, Inc. (AISI) is pleased to offer Jetfleet Management Corporation our opinion of the sight unseen half-life current market value of your seven aircraft and the 'zero time since overhauled' current market value of your seven bare engine types as identified in Table I of this report.

1.       METHODOLOGY AND DEFINITIONS

The historical standard term of reference for commercial aircraft or engine value has been 'half-life fair market value' of an 'average' aircraft or engine. However, 'fair market value' could mean a fair value in the given market or a value in a hypothetical 'fair' or balanced market, and the two definitions are not equivalent. Recently, the term 'base value' has been created to describe the theoretical balanced market condition and to avoid the potentially misleading term 'fair market value' which has now become synonymous with the term 'current market value' or a 'fair' value in the actual current market. AISI value definitions are consistent with those of the International Society of Transport Aircraft Trading (ISTAT) of 01 January 1994; AISI is a member of that organization and employs an ISTAT Certified Senior Aircraft Appraiser.

AISI defines a 'base value' as that of a transaction between equally willing and informed buyer and seller, neither under compulsion to buy or sell, for a single unit cash transaction with no hidden value or liability, and with supply and demand of the sale item roughly in balance. Base values are typically given for aircraft or engines in 'new' condition, 'average half-life' condition, or in a specifically described condition unique to a single aircraft or engine at a specific time. An 'average' aircraft or engine is an operable airworthy aircraft or engine in average physical condition and with average accumulated flight hours and cycles, with clear title and, for aircraft, a standard unrestricted certificate of airworthiness and registered in an authority which does not represent a penalty to aircraft value or liquidity; with no damage history and with inventory configuration and level of modification which is normal for the aircraft or engine's intended use and age. AISI assumes average condition unless otherwise specified in this report. 'Half-life' condition assumes that every component or maintenance service which has a prescribed interval that determines its service life, overhaul interval or interval between maintenance services, is at a condition which is one- half of the total interval. AISI defines engine 'zero time since overhaul' condition to be that of an engine fresh from an engine heavy maintenance shop visit which overhauled all engine modules or all engine compressor and combustor/turbine stages as appropriate, with all life-limited components at half-life.

AISI defines a 'current market value' or 'fair market value' as that value which reflects the real market conditions, whether at, above or below the base value conditions. Definitions of aircraft or engine condition, buyer/seller qualifications and type of transaction remain unchanged from that of base value. Current market value takes into consideration the status of the economy in which the aircraft or engine is used, the status of supply and demand for the particular aircraft or engine type, the value of recent transactions and the opinions of informed buyers and sellers. Current market value assumes that there is no short term time constraint to buy or sell.

AISI encourages the use of base values only to consider historical trends, as a basis for long term future value considerations, or to consider how actual market values vary from theoretical base values. Base values are inappropriate to determine near term values. AISI encourages the use of current market values to consider the probable near term value of an aircraft or engine.

AISI determines an 'adjusted market value' by determining the value of known deviations from half-life condition, which may be better or worse than half-life condition, and to account for better or worse than average physical condition, and the inclusion of additional equipment, or absence of standard equipment.

Given the relatively thin used engine market and the relatively broad range of values for transactions for an engine type, the meaning of 'base value' for used engines is open to broad interpretation. Normally base value is derived from historical normalized current market values with manufacturer's list price as a start point, while current market value is deduced directly from recent transactions. For used engines there are seldom sufficient historical transactions to permit the same derivation of engine base values as is possible for aircraft base values. In our opinion the used engine market is currently a relatively hard market, and base value will be close to current market values for most engine types.

AISI defines a BARE ENGINE as an engine without accessories, but complete with all air, hydraulic and electrical lines which are not directly part of accessories. For turboprop engines, a bare engine includes the gas generator and power or gearbox sections but not the propellor.

AISI defines a BASIC QEC engine as the bare engine plus all accessories, connecting lines and engine mounts but not including engine inlet cowl, fan cowl or thrust reverser.

AISI defines a FULL QEC engine as a basic QEC engine plus inlet cowl, fan cowl and thrust reverser. There will be some variation in full QEC inventory from engine type to type, and from position to position.

2.       VALUATION

The aircraft half-life base values and bare engine zero time since overhaul base values are presented below in Table I subject to the assumptions, definitions and disclaimers herein.

                                    Table I

================================================================================

  AIRCRAFT/        S/N           DATE OF           CONFIGURATION        AIRCRAFT         ENGINE ZERO
  ENGINE                         MANUFACTURE                            HALF LIFE        TIME SINCE OVERHAUL
  TYPE                                                                  CURRENT          CURRENT MARKET
                                                                        MARKET           VALUE
                                                                        VALUE 1997       1997 MUSD
                                                                        MUSD

------------------------------------------------------------------------------------------------------------
  DHC-7-103        11            1979              Combi                1.86             -
------------------------------------------------------------------------------------------------------------
  DHC-7-102        44            1981              Passenger            1.35             -
------------------------------------------------------------------------------------------------------------
  DHC-7-102        57            1981              Passenger            1.35             -
------------------------------------------------------------------------------------------------------------
  DHC-7-103        72            1982              Combi                1.92             -
------------------------------------------------------------------------------------------------------------
  DHC-6-300        666           1980              Passenger            0.95             -
------------------------------------------------------------------------------------------------------------
  Metro III        AC576         1983              Passenger            0.83             -
------------------------------------------------------------------------------------------------------------
  Metro II         TC370         1980              Passenger            0.44             -
------------------------------------------------------------------------------------------------------------
  PT6A-28          -             -                 Bare                 -                0.20
------------------------------------------------------------------------------------------------------------
  PT6A-41          -             -                 Bare                 -                0.29
------------------------------------------------------------------------------------------------------------
  PT6A-42          -             -                 Bare                 -                0.30
------------------------------------------------------------------------------------------------------------
  PT6A-45R         -             -                 Bare                 -                0.29
------------------------------------------------------------------------------------------------------------
  PT6A-50          -             -                 Bare                 -                0.33
------------------------------------------------------------------------------------------------------------
  PT6A-65R         -             -                 Bare                 -                0.34
------------------------------------------------------------------------------------------------------------
  A250-C30P        -             -                 Bare                 -                0.27
============================================================================================================


This report is offered as a fair and impartial assessment of subject aircraft and engines based on data supplied by others, with no physical inspection or verification by AISI. AISI has no past, present nor contemplated future interest in subject aircraft and engines. This report is an opinion and is for the sole use of the client/addressee and AISI shall not be liable to any party for damages arising out of reliance or alleged reliance on it, or for any parties action or failure to act as a result of reliance or alleged reliance on this report.

Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.


/s/ Fred E. Bearden

Fred E. Bearden
President

                                   APPENDIX C

            CALIFORNIA PARTNERSHIP ACT DISSENTERS' RIGHTS PROVISIONS

                   CALIFORNIA REVISED LIMITED PARTNERSHIP ACT
                         DISSENTERS' RIGHTS PROVISIONS

SECTION 15679.2. LIMITED PARTNERS' RIGHT TO REQUIRE PARTNERSHIPS TO PURCHASE DISSENTING INTEREST.

         (a) If the approval of outstanding limited partnership interests is required for a limited partnership to participate in a reorganization, pursuant to the limited partnership agreement of the partnership, or otherwise, then each limited partner of the limited partnership holding those interests may by complying with this article, require the limited partnership to purchase for cash, at its fair market value, the interest owned by the limited partner in the limited partnership, if the interest is a dissenting interest as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization, excluding any appreciation or depreciation in consequence of the proposed reorganization.

         (b) As used in this article, "dissenting interest" means the interest of a limited partner that satisfies all of the following conditions:

         (1)     Either:

         (A) The interest was not, immediately prior to the reorganization, either (i) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, or (ii) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, provided that in either of such instance, the limited partnership whose outstanding interests are so listed provides, in its notice to limited partners requesting their approval of the proposed reorganizations, a summary of the provisions of this section and Sections 15679.3, 15679.4., 15679.5, and 15679.6.

         (B) Demands for payment are filed with respect to 5 percent or more of the outstanding interests of any class of interests described in clause
(i) or (ii) of subparagraph (A).

         (2) Which was outstanding on the date for the determination of limited partners entitled to vote on the reorganization.

         (3)      (i) Which was not voted in favor of the reorganization, or
(ii) if the interest is described in clause (i) or (ii) of subparagraph (A) of paragraph (1), was voted against the reorganization; provided, however, that clause (i) rather than clause (ii) of this paragraph applies in any event where the approval for the proposed reorganization is sought by written consent rather than at a meeting.

         (4) Which the limited partner has demanded that the limited partnership purchase at its fair market value in accordance with Section 15679.3.

         (5) Which the limited partner submits for endorsement, if applicable, in accordance with Section 15679.4.

         (c) As used in this article, "dissenting limited partner" means the record holder of a dissenting interest, and includes an assignee of record of such an interest.

SECTION 15679.3.  PURCHASE OF DISSENTING INTERESTS -- NOTICE OF
REORGANIZATION.

         (a) If limited partners have a right under Section 15679.2, subject to compliance with paragraphs (4) and (5) of subdivision (b) thereof, to require the limited partnership to purchase their limited partnership interests for cash, such limited partnership shall mail to each such limited partner a notice of the approval of the reorganization by the requisite vote or consent of the limited partners, within 10 days after the date of such approval, accompanied by a copy of this section and Sections 15679.2, 15679.4, 15679.5 and 15679.6, a statement of the price determined by the limited partnership to represent the fair market value of its outstanding interests, and a brief description of the procedure to be followed if the limited partner desires to exercise the limited partner's rights under such sections. The statement of price constitutes an offer by the limited partnership to purchase at the price stated any dissenting limited partnership interests as defined in subdivision (b) of Section 15679.2, unless they lose their status as dissenting interests under Section 15679.11.

         (b) Any limited partner who has a right to require the limited partnership to purchase the limited partner's interest in cash under Section 15679.2, subject to compliance with paragraphs (4) and (5) of subdivision (b) thereof, and who desires the limited partnership to purchase such interest, shall make written demand upon the limited partnership for the purchase of such interest and the payment to the limited partner in cash of its fair market value. The demand is not effective for any purpose unless it is received by the limited partnership or any transfer agent thereof (1) in the case of interests described in clause (i) or (ii) of subparagraph (A) of paragraph (1) or subdivision (b) of Section 15679.2, not later than the date of the limited partners meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which notice of approval of the reorganization by the requisite vote or consent of the limed partners is mailed by the limited partnership to the limited partners.

         (c) The demand shall state the number or amount of the limited partner's interest in the limited partnership and shall contain a statement of what such limited partner claims to be the fair market value of that interest on the day before the announcement of the proposed reorganization. The statement of fair market value constitutes an offer by the limited partner to sell the interest at such price.

SECTION 15679.4 PURCHASE OF DISSENTING INTERESTS -- SUBMISSION OF LIMITED PARTNERSHIP INTEREST.

         Within 30 days after the date on which notice of the approval of the outstanding interests of the limited partnership is mailed to the limited partner pursuant to subdivision (a) of Section 15679.3, the limited partner shall submit to the limited partnership at its principal office or at the office of any transfer agent thereof, (a) if the interest is evidenced by a certificate, the limited partner's certificate representing the interest which the limited partner demands that the limited partnership purchase, to be stamped for endorsed with a statement that the interest is a dissenting interest or to be exchanged for certificates of appropriate denominations so stamped or endorsed, or (b) if the interest is not evidenced by a certificate, written notice of the number or amount of interest which the limited partner demands that the limited partnership purchase. Upon subsequent transfers of the dissenting interest on the books of the limited partnership, the new certificates or other written statement issued thereof shall bear a like statement, together with the name of the original holder of the dissenting interest.

SECTION 15679.5.  AGREEMENT ON PURCHASE OF DISSENTING LIMITED PARTNERSHIP
INTEREST.

         (a) If the limited partnership and the dissenting limited partner agree that such limited partner's interest is a dissenting interest and agree upon the price to be paid for he dissenting interest, the dissenting limited partner is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of consummation of the reorganization. All agreements fixing the fair market value of any dissenting limited partner's interest as between the limited partnership and such limited partner shall be in writing and filed in the records of the limited partnership.

         (b) Subject to the provisions of Section 15679.8, payment of the fair market value for a dissenting interest shall be made in writing 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of dissenting interests evidenced by certificates of interest, subject to surrender of such certificate of interest, unless provided otherwise by agreement.

15679.6.  DISAGREEMENT OF PURCHASE OF DISSENTING LIMITED PARTNERSHIP INTEREST
 -- JUDICIAL RELIEF.

         (a) If the limited partnership denies that a limited partnership interest is a dissenting interest, or the limited partnership and a dissenting limited partner fail to agree upon the fair market value of a dissenting interest, then such limited partner or any interested limited partnership, within six months after the date on which notice of the approval of the reorganization by the requisite vote or consent of the limited partners was mailed to the limited partner, but not thereafter, may file a complaint in the superior court to determine whether the interest is a dissenting interest, or the fair market value of the dissenting interest, or both, or may intervene in any action pending on such a complaint.

         (b) Two or more dissenting limited partners may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

         (c) On the trial of the action, the court shall determine the issues. If the status of the limited partnership interest as a dissenting interest is in issue, the court shall first determine that issue. If the fair market value of the dissenting interest is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the dissenting interest.

                                  APPENDIX D
                               FORMS OF CONSENT

                            JETFLEET AIRCRAFT, L.P.

                       SOLICITATION OF REVOCABLE CONSENT

The undersigned hereby votes his/her units as follows:

       TO APPROVE THE CONSOLIDATION OF JETFLEET AIRCRAFT, L.P., A CALIFORNIA LIMITED PARTNERSHIP, WITH AND INTO AEROCENTURY CORP., A NEWLY ORGANIZED DELAWARE CORPORATION INCLUDING THE AGREEMENT AND PLAN OF MERGER DATED AS OF _______________, 1997, AND THE RELATED AMENDMENTS TO THE JETFLEET AIRCRAFT, L.P. PARTNERSHIP AGREEMENT AS SET FORTH IN THE PROSPECTUS DATED __________, 1997.

          YES [ ]                    NO [ ]                    ABSTAIN [ ]

                (To be completed and signed on the reverse side)

================================================================================

(Continued from other side)

       INVESTORS WHO SIGN AND RETURN THE CONSENT CARD WITHOUT INDICATING A VOTE WILL BE DEEMED TO HAVE VOTED "YES" IN FAVOR OF THE PROPOSAL SET FORTH. Please sign exactly as your name appears. When partnership units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please provide full corporate name and name and capacity of the authorized officer signing on behalf of such corporation. If a partnership, please provide partnership name and name and capacity of the person signing on behalf of such partnership.

                                            Dated:__________________, 1997

                                            ____________________________
                                            Signature (and Title, if applicable)

                                            ____________________________
                                            Signature, if held jointly



THE GENERAL PARTNER REQUESTS THAT EACH INVESTOR COMPLETE AND SIGN THE ENCLOSED CONSENT CARD.

                               AEROCENTURY CORP.


                                   SUPPLEMENT
                                       TO
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                          DATED ________________, 1997
                                      FOR

                            JETFLEET AIRCRAFT, L.P.




         As described in detail in the Prospectus/Consent Solicitation Statement (this "Prospectus") which this Supplement accompanies, CMA Capital Group, L.P. (the "Corporate General Partner"), as corporate general partner, and Neal D. Crispin and Richard D. Koehler, Jr., as individual general partners (all three general partners collectively referred to herein as the "General Partner") of JetFleet Aircraft, L.P. ("JetFleet I") and JetFleet Aircraft II, L.P. ("JetFleet II") (collectively, the "Partnerships") are proposing a consolidation by merger (the "Consolidation") of JetFleet I and JetFleet II, with and into AeroCentury Corp., a newly organized Delaware corporation (the "Company"). Upon completion of the Consolidation, JetFleet I will have been merged with and into the Company and the limited partner investors ("Investors") of JetFleet I will receive Common Stock of the Company ("Common Stock"). The number of Shares issuable to each Partnership shall be calculated using an exchange value (the "Exchange Value") assigned to the Partnerships
based primarily upon an independent appraisal of JetFleet I's assets.   The
Company has applied to have the Common Stock listed on the American Stock Exchange ("Amex"), subject to official notice of issuance.


         The General Partner believes the Consolidation will give JetFleet I Investors the opportunity to own securities with potentially greater liquidity than the limited partnership interests ("Units"") held by Investors and to participate in a significantly larger company with a more diverse asset base, potentially greater access to capital and a greater ability to respond to the demand for equipment financing in the Partnerships' existing niche market, used turboprop aircraft leased by the regional air carriers than the Partnerships. Upon completion of the Consolidation, the Company will continue in the aircraft leasing business and will use debt and equity financing to acquire additional aircraft assets on lease.

         A JetFleet I Investor who votes "YES" will receive Common Stock of the Company, if the majority of JetFleet I Investors approve the Consolidation and JetFleet I and the Company consummate the Consolidation. A "YES" vote will also constitute approval of certain amendments to the JetFleet I's Partnership Agreement necessary to effect the Consolidation on the terms set forth in the form of Amendment attached as Appendix A to this Supplement. An Investor who abstains from voting or votes "NO" will receive Shares of Common Stock if (i) the majority of JetFleet I Investors approve the Consolidation and (ii) all other conditions for the consummation of the Consolidation of JetFleet I and the Company are satisfied, unless he or she exercises dissenters' rights. See "DISSENTERS' RIGHTS". If the majority of JetFleet I Investors do not approve the Consolidation, the Consolidation between the Company and JetFleet I will not occur, and JetFleet I will continue its existence in its current form. If the Investors of JetFleet II approve the Consolidation, but the Investors in JetFleet I do not approve the Consolidation, the Consolidation may be consummated between the Company and JetFleet II only. If, however, a majority of JetFleet II Investors do not approve the Consolidation, the Consolidation will not be consummated, regardless of the approval or non-approval of the Consolidation by JetFleet I Investors.

         This Supplement has been prepared to highlight for the Existing Investors in JetFleet, the effects and fairness of the Consolidation with respect to their Units and to provide information on the Partnership. A supplement has also been prepared for JetFleet II and will be provided promptly without charge to each JetFleet I Investor upon written request by such Existing Investor or by his or her representative who has been so designated in writing. All such requests should be directed to CMA Capital Group, Inc., General Partner, 1440 Chapin Ave., Suite 310, Burlingame, California 94010.

         Capitalized terms not defined herein shall have the meaning set forth in the Prospectus/Consent Solicitation Statement.

RISK FACTORS

         The Consolidation involves certain risks and other adverse factors which are discussed in detail in the Prospectus dated __________, 1997, which accompanies this Supplement. See "RISK FACTORS" in the Prospectus. Because all of the risks and adverse factors described in the Prospectus apply to the effect of the Consolidation on each of the Partnerships, Investors in JetFleet I should carefully review the section entitled "RISK FACTORS" therein. There are no material differences in the manner in which JetFleet I or any other Partnership will be affected by any of the risks or adverse factors discussed in such "RISK FACTORS" section.

JETFLEET I CONSIDERATIONS


         JetFleet I currently owns approximately aircraft assets with an appraised value as of February 4, 1997, of $1.9 million, consisting of undivided interests in two Dash-7 aircraft and a 50% interest in a finance lease on a DC-9 aircraft. Each of these assets is already co-owned with JetFleet II. By combining with JetFleet II, which has aircraft assets with an appraised value of approximately $14.5 million, into the Company, Investors will become equity owners in a significantly larger business, with a broader and more diverse group of assets. In addition, the Shares of the Company will have potentially greater liquidity than the Units, as the Company has applied
to list the Common Stock of the Company on the American Stock Exchange.   The
General Partner believes that the Consolidation will provide JetFleet I Investors with an opportunity to diversify their asset holdings while at the
same time increasing the potential liquidity of their investment.   THE GENERAL
PARTNER STRONGLY RECOMMENDS THAT ALL INVESTORS VOTE "YES" IN FAVOR OF THE CONSOLIDATION.


DETERMINATION OF THE EXCHANGE VALUES AND ALLOCATION OF SHARES BETWEEN
PARTNERSHIPS

         The number of shares to be issued to JetFleet I Investors in the Consolidation will be based upon an exchange value assigned to JetFleet I. The Exchange Value was determined based on the value of aircraft asset held by JetFleet I, as determined by an independent appraisal as of February 4, 1997, and the projected cash, other asset and liability positions of JetFleet I as of July 1, 1997 (the anticipated date of consummation of the Consolidation). An Exchange Value was similarly determined for JetFleet II. The Exchange Values have been assigned solely to establish a consistent method of allocating Shares for purposes of the Consolidation. The Exchange Values of the Partnerships do not indicate the aggregate price at which Shares may be sold after the Consolidation, nor does the number of Shares to be issued indicate the trading price of the Common Stock. See "RISK FACTORS" in the Prospectus. The number of Shares to be issued to JetFleet I upon consummation of the Consolidation will equal the Exchange Value of the JetFleet I divided by $10, an arbitrary amount chosen for the sole purpose of determining the number of Shares of Common Stock to be issued to each Partnership. No fractional Shares will be issued by the Company with respect to the Consolidation.

         The Exchange Value for JetFleet I is an amount equal to the sum of (i) the appraised market value of its aircraft assets as of February 4, 1997, (ii) the present value of rental income owed to the Partnership on a full payout finance lease for a DC-9 aircraft owned jointly by JetFleet I and

JetFleet II and (iii) projected cash and other assets as of the anticipated date of consummation of the Consolidation, July 1, 1997 (the "Anticipated Consummation Date"), less (iv) projected total liabilities of each Partnership as of the Anticipated Consummation Date.

             Market Value       Discounted        Other       Total            Exchange       No of.
                of Assets(1)    DC-9 Rent(2)      Assets(3)   Liabilities(4)     Value        Shares (5)
               ----------       ---------         ------      -----------        -----        -------
JetFleet I     $   1,762,554    $ 144,543        $107,490     $651,080         $1,363,507     136,351

_________________________
(1) Based upon the market value of the assets as set forth in the Appraisal of Aircraft Information Services, dated February 4, 1997, for each Partnership.

(2) JetFleet I holds a 50% interests in a DC-9 aircraft, on a full-payout finance lease to AeroCalifornia. The other 50% interest is owned by JetFleet
II. The amount shown in this column represents the Partnership's portion of the present value of the rent payable to the Partnership, discounted at an annual rate of 10%, which reflects the Company's assessment of the cost of funds which would be available to the Partnership for borrowing.

(3) Consists mainly of projected cash holdings and miscellaneous receivables.
(4) Consists primarily of deferred tax liabilities, accounts payable, accrued maintenance costs and security deposits and prepaid rents.
(5) Exchange Value divided by $10.


         If a material difference in any of the asset or liability positions of either Partnership used to calculate the Exchange Value of the Partnership as set forth above is discovered on or before the Effective Time of the Consolidation, the General Partner and such difference exceeds 5% of the Exchange Value, then the General Partner shall adjust the Exchange Value to take such difference into account. The General Partner may, in its sole discretion, adjust the Exchange Value of a Partnership to take into account the cash-out of dissenting Investors in that Partnership. Any adjustment in excess of 5% of the Partnership's Exchange Value will require the consent of the Participating Investors who will be notified and given a reasonable time period to revoke his or her approval of the Consolidation. If a Participating Investor fails to indicate a change of vote in the allotted time period, and his or her approval vote on the Consolidation will be unchanged.


ALLOCATION OF SHARES BETWEEN GENERAL PARTNER AND LIMITED PARTNER

         The table below shows how the Shares to be distributed to JetFleet I are to be allocated between the General Partner and the limited partner Investors.


                    Total Shares        No. of Shares            No. Of               Percent of Total
                   Allocated to            Issued          to         Shares Issued            Shares Issued
Partnership        Partnership(1) Corporate General Partner(2)to Ltd. Partners                  to Ltd. Partner
-----------        -------------- --------------------------  ----------------                  ----------------
JetFleet I            136,351                 1,364               134,987                   99.0%



_________________________
(1) The number of Shares to be issued to JetFleet I upon consummation of the Consolidation will equal the Exchange Value of JetFleet I (last column of the previous table entitled "Determination of Allocation of Shares Between Partnerships") divided by $10, an arbitrary amount chosen for the sole purpose of allocating Shares and which is not intended to imply that the Shares will trade at a price of $10 per Share.

(2) Represents the Corporate General Partner's 1% general partnership interest in JetFleet I, for which the Corporate General Partner paid $750 in cash at the organization of JetFleet I, according to the Partnership Agreement for JetFleet I and JetFleet II respectively.


CONVERSION RATIO

         At the consummation of the Consolidation, each Participating Investor's limited partnership Units will be automatically converted into the right to receive that number of Shares of Common

Stock of the Company equal to the number of Units held by the Investor multiplied by the Conversion Ratio, rounded to the nearest whole Share. The Conversion Ratio shall equal the quotient obtained by dividing (a) the number of Shares allocated to be issued to the Investors of the Partnership; by (b) the total number of Units of limited partnership outstanding for the Partnership held by Participating Investors. The Conversion Ratio for JetFleet I shall be ____ Shares per Unit.

VOTING

         Participation in the Consolidation by JetFleet I requires the approval of Investors holding a majority of the outstanding Units of JetFleet I. The Prospectus along with this Supplement constitutes the solicitation of the approval of the JetFleet I Investors to the Consolidation, including all such actions required by JetFleet I to consummate the Consolidation. Each Investor is being asked by the General Partner to consider the following elections with respect to the Consolidation:

                 "YES" I approve of my Partnership's participation in the Consolidation; or

                 "NO" I do not approve of my Partnership's participation in the Consolidation.

         Investors may also abstain from voting. Upon completion of the enclosed Consent Card, an Investor should send it to the General Partner at
____________________________.

AN INVESTOR WHO RETURNS A CONSENT CARD WITHOUT INDICATING A VOTE, HOWEVER, WILL BE DEEMED TO HAVE VOTED "YES" IN FAVOR OF THE CONSOLIDATION AND RELATED PROPOSALS AND WILL RECEIVE SHARES OF COMMON STOCK OF THE COMPANY IF THE CONSOLIDATION IS CONSUMMATED BETWEEN THE COMPANY AND THE INVESTOR'S PARTNERSHIP.

         An Investor of a Partnership who votes "YES" will receive Common Stock of the Company, if the majority of Investors in JetFleet I and JetFleet II approve the Consolidation and the Partnerships and the Company consummate the Consolidation. An Investor who abstains from voting or votes "NO" on the Consolidation will receive Shares of Common Stock if the majority of Investors in JetFleet I and JetFleet II approve the Consolidation and the Partnership and the Company consummate the Consolidation, unless he or she exercises dissenters' rights.See "Dissenters' Rights". If the majority of Investors of JetFleet I do not approve the Consolidation, the Consolidation between the Company and JetFleet I will not occur, and such Partnership will continue its existence in its current form. Notwithstanding the nonapproval of the Consolidation between JetFleet I and the Company, if the JetFleet II Investors approve the Consolidation, then the Company may consummate the Consolidation without JetFleet I. The Consolidation, however, will not be consummated between the Company and JetFleet I without the participation of JetFleet II.

         Investors holding Units of the Partnerships as of May 1, 1997 (the "Record Date") have until June 30, 1997, 11:59 p.m. Pacific Standard Time, unless extended (the "Approval Date") to vote in favor of or against the consolidation. Investors may withdraw or revoke their consent at any time prior to the Approval Date. See "VOTING--Voting Procedures--Revocability of Consent."

AMENDMENTS TO PARTNERSHIP AGREEMENTS

         The JetFleet I Partnership Agreement does not specifically address the merger of the Partnerships or the conversion of equity securities for Units. Therefore, the General Partner is requesting the consent of Investors to amend the Partnership Agreements to include specific provisions regarding the Consolidation. Because the JetFleet I Partnership Agreement also does not address dissenters' rights, the amendments memorialize the dissenters' rights set forth in the Prospectus, which must be in compliance with the California Partnership Act. The amendments also provide for a uniform dissenters' rights procedures for both JetFleet I and JetFleet II Investors.
By voting "YES" in favor of the Consolidation, an Investor will also have approved the proposed amendments to JetFleet I Partnership Agreement (the "Amendment") attached in the form of Appendix A hereto.

DISSENTERS' RIGHTS

         Any JetFleet I Investor that does not vote "YES" on the Consolidation, will be entitled to exercise dissenters' or appraisal rights, if JetFleet I participates in the Consolidation and the Investor follows specific procedures set forth under the California Revised Limited Partnership Act ("California Partnership Act"). See "DISSENTERS' RIGHTS" in the Prospectus.

APPENDICES

         Appendix A - Form of Partnership Amendment.

                                   APPENDIX A
                         FORM OF PARTNERSHIP AMENDMENT

                                  AMENDMENT TO
                   AMENDED AND RESTATED PARTNERSHIP AGREEMENT

         This Amendment to Amended and Restated Partnership Agreement is entered into as of __________, 1997, by and among CMA Capital Group, Inc., a California corporation ("Managing General Partner"), Neal D. Crispin and Richard D. Koehler as individual general partners (the Managing General Partner and the individual general partners collectively, the "General Partners"), and CMA Capital Group, Inc, as attorney-in-fact for the limited partners listed on Appendix A, who constitute holders of a majority of the outstanding Units, to amend that certain Amended and Restated Partnership Agreement of JetFleet Aircraft, L.P. ("JetFleet I"), made and executed as of May 19, 1989 between the parties hereto (the "Partnership Agreement"). Capitalized terms not otherwise defined herein, shall have the meaning as set forth in the Partnership Agreement.

                                    RECITALS

         Pursuant to the Partnership Agreement, JetFleet I was organized under California law in May 1989.

         The General Partner has proposed a consolidation (the "Consolidation") of JetFleet I and its affiliated partnership, JetFleet Aircraft II, L.P. ("JetFleet II") with and into a newly-formed successor Delaware corporation, AeroMax, Inc., pursuant to the terms and conditions of a certain Merger Agreement by and between AeroMax, JetFleet I and JetFleet II. The General Partner has solicited the requisite approval of the limited partners of JetFleet I to participate in the Consolidation as more fully described in that certain Prospectus/Consent Solicitation Statement, dated _____, 1997 (the "Prospectus"). As part of the approval, the limited partners approved amendments to the Partnership Agreement to enable the Consolidation.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Approval of the Consolidation. Upon receipt of the approval of holders of a majority of the outstanding Units of limited partnership interest of JetFleet I, the General Partner is authorized to executed, deliver and perform all obligations of the Partnership under the Merger Agreement and all other documents and agreements required to be delivered by the Partnership in connection therewith. Any inconsistent provisions of the Partnership Agreement are hereby amended to permit the Consolidation to be consummated.

         2. Dissenters' Rights. Notwithstanding anything to the contrary contained in the Partnership Agreement, limited partners that did not vote in favor of the Consolidation and follow certain procedures set forth in the Prospectus shall have the dissenters' rights as set forth in the Prospectus, which dissenters' rights shall comply with the requirements of the California Partnership Act.

         3. Termination of the Partnership. Upon the effectiveness of the Consolidation, the separate existence of the JetFleet I shall cease, and the limited partners of the Partnership shall have the right to receive Common Stock of AeroMax, Inc., all as set forth in the Prospectus.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first-above written:

CMA CAPITAL GROUP, INC.
                                            ------------------------------
                                                   Neal D. Crispin
By:
   ------------------------------
         Richard D. Koehler
                                            ------------------------------
                                                  Richard D. Koehler

LIMITED PARTNERS listed on
Appendix A

By: CMA Capital Group, Inc.
    Attorney-in-fact


----------------------------------
  Richard D. Koehler, President

                                   APPENDIX A

List of Approving Limited Partners                           No. of Units Held
----------------------------------                           -----------------





                                           Total Units:
                                                                  ==========

                               AEROCENTURY CORP.


                                   SUPPLEMENT
                                       TO
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                          DATED ________________, 1997
                                      FOR

                           JETFLEET AIRCRAFT II, L.P.



         As described in detail in the Prospectus/Consent Solicitation Statement (this "Prospectus") which this Supplement accompanies, CMA Capital Group, L.P. (the "Corporate General Partner"), as corporate general partner, and Neal D. Crispin and Richard D. Koehler, Jr., as individual general partners (all three general partners collectively referred to herein as the "General Partner") of JetFleet Aircraft, L.P. ("JetFleet I") and JetFleet Aircraft II, L.P. ("JetFleet II") (collectively, the "Partnerships") are proposing a consolidation by merger (the "Consolidation") of JetFleet I and JetFleet II, with and into Aerocentury Corp., a newly organized Delaware corporation (the "Company"). Upon completion of the Consolidation, JetFleet II will have been merged with and into the Company and the limited partner investors ("Investors") of JetFleet II will receive Common Stock of the Company ("Common Stock"). The number of Shares issuable to each Partnership shall be calculated using an exchange value (the "Exchange Value") assigned to the Partnerships
based primarily upon an independent appraisal of JetFleet II's assets.   The
Company has applied to have the Common Stock listed on the American Stock Exchange ("Amex"), subject to official notice of issuance.

         The General Partner believes the Consolidation will give JetFleet II Investors the opportunity to own securities with potentially greater liquidity than the limited partnership interests ("Units"") held by Investors and to participate in a company with a greater ability to respond to the demand for equipment financing in the Partnerships' existing niche market, used turboprop aircraft leased by the regional air carriers than the Partnerships. Upon completion of the Consolidation, the Company will continue in the aircraft leasing business and will use debt and equity financing to acquire additional aircraft assets on lease.

         A JetFleet II Investor who votes "YES" will receive Common Stock of the Company, if the majority of JetFleet II Investors approve the Consolidation and JetFleet II and the Company consummate the Consolidation. A "YES" vote will also constitute approval of certain amendments to the JetFleet II's Partnership Agreement necessary to effect the Consolidation on the terms set forth in the form of Amendment attached as Appendix A to this Supplement. An Investor who abstains from voting or votes "NO" will receive Shares of Common Stock if (i) the majority of JetFleet II Investors approve the Consolidation and (ii) all other conditions for the consummation of the Consolidation of JetFleet II and the Company are satisfied, unless he or she exercises dissenters' rights. See "DISSENTERS' RIGHTS".

         If the JetFleet II Investors approve the Consolidation, but the Investors in JetFleet I do not approve the Consolidation, the Consolidation may
be consummated between the Company and JetFleet II only.   In determining
whether to proceed with a Consolidation with JetFleet II only, the Company will determine whether the number of dissenting Investors, the number of Participating Investors and the asset base of JetFleet II alone will provide a sufficient basis for the Company to meet its objectives and satisfy all the conditions for the Consolidation set forth in the Merger

        Agreement. If, however, a majority of JetFleet II Investors do not approve the Consolidation, the Consolidation will not be consummated, regardless of the approval or non-approval of the Consolidation by JetFleet I Investors. JetFleet II Investors will not be able to condition their approval of the Consolidation on the participation of JetFleet I.



         This Supplement has been prepared to highlight for the Investors in JetFleet the effects and fairness of the Consolidation with respect to their Units and to provide information on the Partnership. A supplement has also been prepared for JetFleet I and will be provided promptly without charge to each JetFleet II Investor upon written request by such Existing Investor or by his or her representative who has been so designated in writing. All such requests should be directed to CMA Capital Group, Inc., General Partner, 1440 Chapin Ave., Suite 310, Burlingame, California 94010.


         Capitalized terms not defined herein shall have the meaning set forth in the Prospectus/Consent Solicitation Statement.

RISK FACTORS

         The Consolidation involves certain risks and other adverse factors which are discussed in detail in the Prospectus dated __________, 1997, which accompanies this Supplement. See "RISK FACTORS" in the Prospectus. Because all of the risks and adverse factors described in the Prospectus apply to the effect of the Consolidation on each of the Partnerships, Investors in JetFleet I should carefully review the section entitled "RISK FACTORS" therein. Except as set forth herein, there are no material differences in the manner in which JetFleet II or JetFleet I will be effected by any of the risks or adverse factors discussed in such "RISK FACTORS" section.

JETFLEET II CONSIDERATIONS


         JetFleet II currently owns approximately aircraft assets with an appraised value as of February 4, 1997, of $14.5 million. Of those assets, undivided interests in aircraft assets with an approximate appraised value of $4.1 are co-owned with JetFleet I, including two Dash-7 Aircraft. By combining with JetFleet I, which has aircraft assets with an appraised value of approximately $1.9 million (consisting entirely of assets co-owned with JetFleet II), into the Company, Investors will become equity owners in a slightly larger business, which will have total control and ownership over all of its assets. In addition, the Shares of the Company will have potentially greater liquidity than the Units, as the Company has applied to list the Common
Stock of the Company on the American Stock Exchange.   The General Partner
believes that the Consolidation will provide JetFleet II investors with an opportunity to diversify and gain total control of its asset holdings while at the same time increasing the potential liquidity of their investment in the
aircraft industry.   THE GENERAL PARTNER STRONGLY RECOMMENDS THAT ALL INVESTORS
VOTE "YES" IN FAVOR OF THE CONSOLIDATION.


PRO FORMA FINANCIAL STATEMENTS FOR A JETFLEET II - ONLY CONSOLIDATION

         The General Partner believes that the Consolidation would still benefit JetFleet II Investors and be fair to JetFleet II and its Investors even if JetFleet I does not participate. Attached as Appendix B to this Supplement are Pro-forma financial statements showing the effect of a combination of JetFleet II and the Company only.

DETERMINATION OF THE EXCHANGE VALUES AND ALLOCATION OF SHARES BETWEEN
PARTNERSHIPS

         The number of shares to be issued to JetFleet II Investors in the Consolidation will be based upon an exchange value assigned to JetFleet II.
The Exchange Value was determined based on the value of aircraft asset held by JetFleet II, as determined by an independent appraisal as of February 4, 1997, and the projected cash, other asset and liability positions of JetFleet II as of July 1, 1997 (the anticipated date of consummation of the Consolidation).
An Exchange Value was similarly determined for JetFleet II. The Exchange Values have been assigned solely to establish a consistent method of allocating Shares for purposes of the Consolidation. The Exchange Values of the Partnerships do not indicate the aggregate price at which Shares may be sold after the Consolidation, nor does the number of Shares to be issued indicate the trading price of the Common Stock. See "RISK FACTORS" in the Prospectus. The number of Shares to be issued to JetFleet II upon consummation of the Consolidation will equal the Exchange Value of the JetFleet II divided by $10, an arbitrary amount chosen for the sole purpose of determining the number of Shares of Common Stock to be issued to each Partnership. No fractional Shares will be issued by the Company with respect to the Consolidation.

         The Exchange Value for JetFleet II is an amount equal to the sum of
(i) the appraised market value of its aircraft assets as of February 4, 1997,
(ii) the present value of rental income owed to the Partnership on a full payout finance lease for two DC-9 aircraft, one owned jointly by JetFleet I and JetFleet II and one owned entirely by JetFleet I and (iii) projected cash and other assets as of the anticipated date of consummation of the Consolidation, July 1, 1997 (the "Anticipated Consummation Date"), less (iv) projected total liabilities of each Partnership as of the Anticipated Consummation Date.

             Market Value       Discounted        Other       Total            Exchange       No of.
                of Assets(1)    DC-9 Rent(2)      Assets(3)   Liabilities(4)     Value        Shares (5)
             ------------       ---------         ------      -----------        -----        -------
JetFleet II   $13,927,446       $622,178         $731,304     $1,994,932       $13,285,996    1,328,600

_________________________
(1) Based upon the market value of the assets as set forth in the Appraisal of Aircraft Information Services, dated February 4, 1997, for each Partnership.

(2) JetFleet II holds one DC-9 aircraft and a 50% interests in another DC-9 aircraft, on a full-payout finance lease to AeroCalifornia. The other 50% interest in the second aircraft is owned by JetFleet II. The amount shown in this column represents the Partnership's portion of the present value of the rent payable to the Partnership, discounted at an annual rate of 10%. The 10% discount rate reflects the Company's assessment of the cost of funds which would be available to the Partnership for borrowing.

(3) Consists mainly of projected cash holdings and miscellaneous receivables.
(4) Consists primarily of deferred tax liabilities, accounts payable, accrued maintenance costs and security deposits and prepaid rents.
(5) Exchange Value divided by $10.


         If a material difference in any of the asset or liability positions of either Partnership used to calculate the Exchange Value of the Partnership as set forth above is discovered on or before the Effective Time of the Consolidation, the General Partner and such difference exceeds 5% of the Exchange Value, then the General Partner shall adjust the Exchange Value to take such difference into account. The General Partner may, in its sole discretion, adjust the Exchange Value of a Partnership to take into account the cash-out of dissenting Investors in that Partnership. Any adjustment in excess of 5% of the Partnership's Exchange Value will require the consent of the Participating Investors who will be notified and given a reasonable time period to revoke his or her approval of the Consolidation. If a Participating Investor fails to indicate a change of vote in the allotted time period, and his or her approval vote on the Consolidation will be unchanged.

ALLOCATION OF SHARES BETWEEN GENERAL PARTNER AND LIMITED PARTNER


      The table below shows how the Shares to be distributed to JetFleet I are to be allocated between the Corporate General Partner and the limited partner Investors.



                    Total Shares        No. Of Shares            No. Of              Percent of Total
                   Allocated to           Issued to          Shares Issued            Shares Issued
Partnership        Partnership(1) Corporate General Partner(2)to Ltd. Partners       to Ltd. Partner
-----------        -------------- --------------------------  ----------------       ----------------
JetFleet II         1,328,600                66,429             1,262,171                   95.0%



-------------------------
(1) The number of Shares to be issued to JetFleet II upon consummation of the Consolidation will equal the Exchange Value of JetFleet II (last column of the previous table entitled "Determination of Allocation of Shares Between Partnerships") divided by $10, an arbitrary amount chosen for the sole purpose of allocating Shares and which is not intended to imply that the Shares will trade at a price of $10 per Share.

 Represents the Corporate General Partner's 5% general partnership interest in JetFleet I, for which the Corporate General Partner paid $750 in cash at the organization of JetFleet II, according to the Partnership Agreement for JetFleet II respectively. In addition to its 5% interest in any distributions made by JetFleet II, the Corporate General Partner of JetFleet II is also entitled to a subordinated disposition fee equal to one half of the industry standard commission ordinarily paid in such transactions, up to a maximum of 3% of the gross sales price of any assets disposed by JetFleet II. The Corporate General Partner will waive this fee in connection with the Consolidation.


CONVERSION RATIO


         At the consummation of the Consolidation, each Participating Investor's limited partnership Units will be automatically converted into the right to receive that number of Shares of Common Stock of the Company equal to the number of Units held by the Investor multiplied by the Conversion Ratio, rounded to the nearest whole Share. The Conversion Ratio shall equal the quotient obtained by dividing (a) the number of Shares allocated to be issued to the Investors of the Partnership; by (b) the total number of Units of limited partnership outstanding for the Partnership held by Participating Investors. Assuming 100% participation for all Investors in the Consolidation, the Conversion Ratio for JetFleet II shall be ____ Shares per Unit.


VOTING

         Participation in the Consolidation by JetFleet II requires the approval of Investors holding a majority of the outstanding Units of JetFleet
II. The Prospectus along with this Supplement constitutes the solicitation of the approval of the JetFleet II Investors to the Consolidation, including all such actions required by JetFleet I to consummate the Consolidation. Each Investor is being asked by the General Partner to consider the following elections with respect to the Consolidation:

                 "YES" I approve of my Partnership's participation in the Consolidation; or

                 "NO" I do not approve of my Partnership's participation in the Consolidation.

         Investors may also abstain from voting. Upon completion of the enclosed Consent Card, an Investor should send it to the General Partner at
____________________________.

AN INVESTOR WHO RETURNS A CONSENT CARD WITHOUT INDICATING A VOTE, HOWEVER, WILL BE DEEMED TO HAVE VOTED "YES" IN FAVOR OF THE CONSOLIDATION AND RELATED PROPOSALS AND WILL RECEIVE SHARES OF COMMON STOCK OF THE COMPANY IF THE CONSOLIDATION IS CONSUMMATED BETWEEN THE COMPANY AND THE INVESTOR'S PARTNERSHIP.

         An Investor of a Partnership who votes "YES" will receive Common Stock of the Company, if the majority of Investors in JetFleet I and JetFleet II approve the Consolidation and the Partnerships and the Company consummate the Consolidation. An Investor who abstains from voting or votes "NO" on the Consolidation will receive Shares of Common Stock if the majority of Investors in JetFleet I and JetFleet II approve the Consolidation and the Partnership and the Company consummate the Consolidation, unless he or she exercises dissenters' rights. If the majority of Investors of JetFleet II do not approve the Consolidation, the Consolidation between the Company and JetFleet II will not occur, and JetFleet II will continue its existence in its current form. Notwithstanding the nonapproval of the Consolidation between JetFleet I and the Company, if the JetFleet II Investors approve the Consolidation, then the Company may consummate the Consolidation without JetFleet I. The Consolidation, however, will not be consummated between the Company and JetFleet I without the participation of JetFleet II.

AMENDMENTS TO PARTNERSHIP AGREEMENT


      The JetFleet II Partnership Agreement does not specifically address the merger of the Partnerships or the conversion of equity securities for Units. Therefore, the General Partner is requesting the consent of Investors to amend the Partnership Agreements to include specific provisions regarding the Consolidation. The amendments also provide for a uniform dissenters' rights procedures for both JetFleet I and JetFleet II Investors. By voting "YES" in favor of the Consolidation, an Investor will also have approved the proposed amendments to JetFleet II Partnership Agreement (the "Amendment") attached in the form of Appendix A hereto.


         The Amendment changes certain amendments to the Partnership Agreement made by the General Partner in 1993 in response to certain blue sky regulatory requirements ("Rollup Provisions"). The Amendment amends the rollup provisions of the Partnership Agreement to make their dissenters' rights provisions consistent with the statutory dissenters' rights provisions under the California Partnership Act (to which JetFleet I investors will be subject).
The Partnership Agreement provides that any person who votes "NO" on the Consolidation is entitled to dissenters' rights. To make the dissenters' rights provisions consistent with California law, dissenters' rights will be available to any Investor that does not vote "YES" on the Consolidation.




DISSENTERS' RIGHTS

         Any JetFleet II Investor that does not vote "YES" on the Consolidation, will be entitled to exercise dissenters' or appraisal rights, if JetFleet II participates in the Consolidation and the Investor follows specific procedures set forth under the California Revised Limited Partnership Act ("California Partnership Act"). See "DISSENTERS' RIGHTS" in the Prospectus" and "Amendment to Partnership Agreement," above.

APPENDICES

         Appendix A -- Form of Partnership Amendment

         Appendix B -- Pro Forma Financial Information

                                   APPENDIX A
                         FORM OF PARTNERSHIP AMENDMENT

                                  AMENDMENT TO
                         LIMITED PARTNERSHIP AGREEMENT

         This Amendment to Limited Partnership Agreement is entered into as of __________, 1997, by and among CMA Capital Group, Inc., a California corporation ("Managing General Partner"), Neal D. Crispin and Richard D. Koehler as individual general partners (the Managing General Partner and the individual general partners collectively, the "General Partners"), and CMA Capital Group, Inc, as attorney-in-fact for the limited partners listed on Appendix A, who constitute holders of a majority of the outstanding Units, to amend that certain Amended and Restated Partnership Agreement of JetFleet Aircraft II, L.P. ("JetFleet II"), made and executed as of June 21, 1991, between the parties hereto (the "Partnership Agreement"). Capitalized terms not otherwise defined herein, shall have the meaning as set forth in the Partnership Agreement.

                                    RECITALS

         Pursuant to the Partnership Agreement, JetFleet I was organized under California law in May 1989.

         The General Partner has proposed a consolidation (the "Consolidation") of JetFleet II and its affiliated partnership, JetFleet Aircraft, L.P. ("JetFleet I") with and into a newly-formed successor Delaware corporation, AeroMax, Inc., pursuant to the terms and conditions of a certain Merger Agreement by and between AeroMax, JetFleet I and JetFleet II. The General Partner has solicited the requisite approval of the limited partners of JetFleet I to participate in the Consolidation as more fully described in that certain Prospectus/Consent Solicitation Statement, dated _____, 1997 (the "Prospectus"). As part of the approval, the limited partners approved amendments to the Partnership Agreement to enable the Consolidation.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Approval of the Consolidation. Upon receipt of the approval of holders of a majority of the outstanding Units of limited partnership interest of JetFleet II, the General Partner is authorized to executed, deliver and perform all obligations of the Partnership under the Merger Agreement and all other documents and agreements required to be delivered by the Partnership in connection therewith. Any inconsistent provisions of the Partnership Agreement are hereby amended to permit the Consolidation to be consummated.

         2. Dissenters' Rights. Notwithstanding anything to the contrary contained in the Partnership Agreement, limited partners that did not vote in favor of the Consolidation and follow certain procedures set forth in the Prospectus shall have the dissenters' rights as set forth in the Prospectus, which dissenters' rights shall comply with the requirements of the California Partnership Act. Section 13.9 of the Partnership Agreement is hereby deleted in its entirety.

         3. Waiver of Resale Fee. General Partner hereby waives the fee set forth in 5.6(f)ith respect to the Consolidation transactions.

         4. Termination of the Partnership. Upon the effectiveness of the Consolidation, the separate existence of the JetFleet II shall cease, and the limited partners of the Partnership shall have the right to receive Common Stock of AeroMax, Inc., all as set forth in the Prospectus.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first-above written:



CMA CAPITAL GROUP, INC.                          -------------------------------
                                                 Neal D. Crispin
By:
   -------------------------------------         -------------------------------
   Richard D. Koehler                            Richard D. Koehler



LIMITED PARTNERS listed on
Appendix A

By:      CMA Capital Group, Inc.
         Attorney-in-fact

----------------------------------------
         Richard D. Koehler, President

                                   APPENDIX A



List of Approving Limited Partners                           No. of Units Held
----------------------------------                           -----------------





                                           Total Units:
                                           ------------      -----------------

                                  APPENDIX B
                       PRO FORMA FINANCIAL INFORMATION





Prospectus/Consent Solicitation - Jet II

                               AEROCENTURY CORP.
                  UNAUDITED PRO FORMA COMBINING BALANCE SHEETS
                               DECEMBER 31, 1996
                   (Assuming Only JetFleet II Participation)
                    (Amounts rounded to nearest one-hundred)



                                                      AEROCENTURY      JETFLEET
                                                         CORP.     AIRCRAFT II, L.P.  ADJUSTMENTS                PRO FORMA
                                                      -----------  -----------------  ------------              -----------
ASSETS

Current assets:
 Cash                                                  $140,000       $1,191,900      $                         $
 Lease payments receivable                                               540,000
 Other assets                                                            229,800
                                                       --------      -----------      ------------              -----------
   Total current assets                                 140,000        1,761,700
Aircraft and aircraft engines
 under/held for operating leases, net                                 14,435,600
Lease payments receivable                                                180,000
Organization costs, net                                  10,000           32,900           (32,900)(a)               10,000
                                                       --------      -----------      ------------              -----------
                                                       $150,000      $16,410,200      $    (32,900)             $16,527,300
                                                       ========      ===========      ============              ===========
LIABILITIES AND PARTNERS' CAPITAL/
 SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                      $  2,800      $   112,500      $    250,000 (b)          $   365,300
 Deferred taxes                                                                          1,200,000 (c)            1,200,000
 Accrued maintenance costs                                               501,100                                    501,100
 Security deposits                                                       143,100                                    143,100
 Prepaid rents                                                            27,600                                     27,600
 Unearned interest income                                                 79,200                                     79,200
 Other accrued liabilities                                                10,900                                     10,900
                                                       --------      -----------      ------------              -----------
   Total current liabilities                              2,800          874,400         1,450,000                2,327,200
Unearned interest income                                                   8,800                                      8,800
                                                       --------      -----------      ------------              -----------
 Total liabilities                                        2,800          883,200         1,450,000                2,336,000
                                                       --------      -----------      ------------              -----------
Partners' capital/Shareholders' equity
 Partners' capital                                                    15,527,000       (15,527,000)(d)
 Common stock                                           150,000                         13,391,000 (d)           13,541,000
 Paid-in capital:                                                                        2,136,000 (d)              653,100
                                                                                           (32,900)(a)
                                                                                        (1,450,000)(b,c)
 Accumulated deficit                                     (2,800)                                                     (2,800)
                                                       --------      -----------      ------------              -----------
 Total partners'capital/shareholders' equity            147,200       15,527,000        (1,482,900)              14,191,300
                                                       --------      -----------      ------------              -----------
                                                       $150,000      $16,410,200      $    (32,900)             $16,527,300
                                                       ========      ===========      ============              ===========


See accompanying notes.

                               AEROCENTURY CORP.
             UNAUDITED PRO FORMA COMBINING STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                   (ASSUMING ONLY JETFLEET II PARTICIPATION)

                    (AMOUNTS ROUNDED TO NEAREST ONE-HUNDRED)



                                            AEROCENTURY       JETFLEET
                                               CORP.      AIRCRAFT II, L.P.   ADJUSTMENTS            PRO FORMA
                                            -----------   -----------------   ------------           ----------
Revenues:
 Rental income                              $                $2,658,500       $                      $2,628,500
 Other income                                                   394,300                                 394,300
                                            ----------       ----------       ------------           ----------
                                                     0        3,052,800                               3,052,800

Costs and expenses:
 Management fees                                                113,700            314,700 (aa)         428,400
 Depreciation                                                 3,260,000         (2,690,500)(bb)         569,500
 Professional fees and general
   and administrative                                           384,500           (266,400)(aa)         118,100
 Maintenance                                                    119,300                                 119,300
 Amortization                                    2,000           31,900            (31,900)(cc)           2,000
                                            ----------       ----------       ------------           ----------
                                                 2,000        3,909,400         (2,674,100)           1,237,300
                                            ----------       ----------       ------------           ----------
Income before taxes and consolidation costs     (2,000)        (856,600)         2,674,100            1,815,500
Provision for income taxes                         800                             726,200 (dd)         727,000
                                            ----------       ----------       ------------           ----------
Income before consolidation costs               (2,800)        (856,600)         1,947,900            1,088,500
Consolidation costs                                                                294,000 (ee)         297,000
                                            ----------       ----------       ------------           ----------
Net income                                  $   (2,800)      $ (856,600)      $  1,650,900           $  791,500
                                            ==========       ==========       ============           ==========
Earnings per share
 Net income                                                                                          $     0.63
 Number of common shares
   outstanding                                                                                        1,262,171
 Ratio of earnings to fixed charges                                                                         (*)



(*) AeroCentury Corp. has no fixed charges.


See accompanying notes.

                               AeroCentury Corp.
               Notes to Unaudited Pro Forma Financial Statements



1.       Basis of presentation


         AeroCentury Corp. ("AeroCentury"), a Delaware corporation, was formed on February 28, 1997. JetFleet Management Corp. ("JMC"), a California corporation formed in 1994, owns all of AeroCentury's 150,000 shares of common stock. CMA Capital Group (the "General Partner") is proposing a consolidation by merger (the "Consolidation") of JetFleet Aircraft, L.P. ("JetFleet I") and JetFleet Aircraft II, L.P. ("JetFleet II") with and into AeroCentury. JetFleet I and JetFleet II are each California limited partnerships formed in 1989 and 1991, respectively, to invest in leased aircraft equipment. Upon completion of the Consolidation, the Company will continue in the aircraft leasing business and intends to use leveraged financing to acquire additional aircraft assets on lease.



         The unaudited pro forma balance sheet and statement of operations have been prepared on the basis that only JetFleet II participates in the Consolidation. Upon Consolidation, the General Partner and the limited partners (collectively, the "Partners") will receive stock in AeroCentury in return for their partnership interests in JetFleet II. The Consolidation will be accounted for as a pooling of interests and, therefore, no adjustment to the historical carrying amount of assets and liabilities will be made. Historical information for AeroCentury and JetFleet II are based on audited financial statements which are included elsewhere herein. JetFleet II participation results in 1,328,601 additional shares of common stock being issued to the Partners. Warrants to purchase 35,000 shares of common stock at $3.00 per share will be issued to Crispin Koehler Securities in consideration for investment banking services rendered in connection with the Consolidation.


         The unaudited pro forma balance sheet as of December 31, 1996 has been prepared as if the transactions contemplated by the Consolidation had occurred on December 31, 1996, and the accompanying unaudited pro forma statement of operations has been prepared as if the Consolidation had occurred on January 1, 1996.


         The unaudited pro forma financial statements have been prepared by making certain adjustments (as explained in Note 2 below) to the historical financial information of JetFleet II. The pro forma information presented is not necessarily indicative of the result that would have occurred had the Consolidation occurred and AeroCentury operated as a single entity during the period presented, or of the future operations of the Partnership.


2.       Pro forma adjustments

         The pro forma balance sheet includes the following adjustments:

         (a) Elimination of unamortized organization costs at December 31, 1996.

         (b) Offering costs, estimated to be $250,000, have been charged directly to 1996 operations. It is anticipated that the offering costs will be short-term payables, paid from cash on hand at the time of the Consolidation.

         (c) A deferred tax liability has been recognized for the difference of $3 million between the book value of the assets and liabilities of JetFleet II at December 31, 1996 and the tax basis due to accelerated depreciation used for tax purposes.

         (d) Reflects the issuance of common stock of AeroCentury in exchange for the Partners' interests in JetFleet II as well as the estimated cost of $245,000 of issuing warrants to purchase 35,000 shares of common stock at $3 per share.


The pro forma statement of operations includes the following adjustments:

         (aa) Upon Consolidation, AeroCentury will sign a management agreement with JMC under which JMC will manage AeroCentury's assets. Under this agreement, AeroCentury will pay JMC monthly in arrears 3% per annum of the net asset value of the assets under management. Such fees have been increased to reflect the terms of this agreement. Professional fees and general and administrative have been decreased to reflect anticipated savings.


         (bb) JetFleet II computed depreciation using the straight-line method over the aircraft's estimated economic life, eight years for the deHavilland DHC-7 aircraft (the "Dash-7's") and twelve years for all other aircraft, to a zero residual value. In contemplation of the Consolidation, AeroCentury obtained a future appraisal of its aircraft assets (Exhibit 99.01) which demonstrated that the current method of depreciation was ultra conservative and that the aircraft market had changed recently, increasing the future value and estimated useful life of used aircraft equipment. In addition, the lessee has recently spent an aggregate of $3.1 million on three of the Dash-7's for an inspection and repair as necessary program ("IRAN") not mandated under the leases. The IRAN program has enhanced both the life and value of these aircraft. Accordingly, AeroCentury intends to depreciate each asset on a straight-line basis over its estimated useful life, generally twelve years, to its estimated residual value at that time. Assuming the Consolidation is effective mid-1997, under this method, annual depreciation on the existing assets would approximate $400,000.



         (cc) Amortization of JetFleet II organization costs has been eliminated.



         (dd) Corporate taxes at the estimated federal and state combined rate of 40% have been provided.



         (ee) Offering costs of the Consolidation, estimated to be $250,000, have been expensed. In addition, $245,000 in estimated costs of issuing warrants to purchase 35,000 shares of common stock (see Note 1 above) has been expensed. AeroCentury intends to amortize these costs over fifteen years for tax purposes and a tax benefit of $297,000 has been reflected.



3.       Calculation of number of common shares outstanding

         The number of shares outstanding for the year ended December 31, 1996 used in computing pro forma net income is based on the number of shares and warrants which would be outstanding as a result of the Consolidation assuming JetFleet II acceptance on January 1, 1996.

                               AeroCentury Corp.
               Management's Discussion and Analysis of Pro Forma
                 Financial Condition and Results of Operations



The pro forma financial statements contained herein assume that the Consolidation takes place with only JetFleet II participation.

Pro forma adjustments reflect the cost of a management contract with JMC (which is partially offset by anticipated savings for professional fees and general and administrative costs) and an adjustment in depreciation expense to reflect individual asset straight-line depreciation to estimated residual value over estimated useful life. (See Notes to Unaudited Pro Forma Financial Statements.)

Pro Forma Results of Operations

The Company reported pro forma earnings per share of $0.75 per share. Rental income from assets under operating leases accounted for 88% of revenues, with interest income from full financing leases comprising 12% of revenues.


The Company's single largest expense is depreciation of its aircraft assets. The Company will pay management fees pursuant to a newly entered contract with JMC at the rate of 3% per annum of the net asset value of the assets under management. The cost of the Consolidation approximates $250,000 in offering costs and $245,000 in estimated expenses associated with the issuance of 35,000 of warrants. Taxes of approximately $756,600 reflect an effective tax rate of 40% on earnings as if the Company were in existence as of January 1, 1996.


See Management's Discussion and Analysis of Financial Condition and Results of Operations of AeroCentury, JetFleet I, and JetFleet II elsewhere herein.

Pro Forma Liquidity and Financial Condition

At December 31, 1996, cash totalled $1,331,900 before payment of offering costs approximating $250,000.

See Management's Discussion and Analysis of Financial Condition and Results of Operations of AeroCentury and JetFleet II elsewhere herein.

--------------------------------------------------------------------------------

                                    PART II

               INFORMATION NOT REQUIRED IN PROSPECTUS/CONSENT
                           SOLICITATION STATEMENT

--------------------------------------------------------------------------------

Item 20.         Indemnification of Directors and Officers

                 The General Corporation Law of the State of Delaware permits a Delaware corporation to indemnify its officers or directors under certain circumstances. Such statue provides that, in actions which the corporation is not a party, a corporation may indemnify its officers or directors for losses incurred by them if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. In actions in which the corporation is a party, the statue provides the same standard but prohibits indemnification if the director or officer is adjudged liable to the corporation.

                 The Company has implemented such indemnification provisions in its Certificate of Incorporation which provides that officers and directors shall be entitled to be indemnified by the corporation to the fullest extent permitted by law against expenses (including attorney's fees), judgements, fines and amounts paid in settlement incurred in connection with any action, suit or proceeding by reason of the fact that he is or was an officer or director of the Company.

Item 21.         Exhibits and Financial Statement Schedules

                 (a) The following is a complete list of exhibits filed as part of the Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.

         Exhibit No.                           Description

         1.01* Form of Dealer Manager Agreement to be entered into by and between the Company and Crispin Koehler Securities.

         2.01 Form of Agreement and Plan of Merger to be entered into between and among the Company and each of the Participating Partnerships is incorporated by reference to Appendix A to the Prospectus/Consent Solicitation
                                  Statement.

         3.01*                    Certificate of Incorporation of the Company.

         3.02*                    Form of Bylaws of the Company

         3.03* Limited Partnership Agreement of JetFleet Aircraft, L.P. ("JetFleet I")





S-4 Part II                           1

         3.04*                    Form of Amendment to Partnership Agreement of
                                  JetFleet I

         3.05* Limited Partnership Agreement of JetFleet Aircraft II, L.P. ("JetFleet II")

         3.06*                    Form of Amendment to Partnership Agreement of
                                  JetFleet II

         3.07 Form of Certificate of Amendment of Certificate of Incorporation of the Company effecting name change

         5.01 Opinion of Graham & James LLP as to the Legality of the Shares of Common Stock.

         8.01 Opinion of Graham & James LLP as to certain tax matters.

         10.01* Form of Stock Purchase Agreement between Registrant and Jetfleet Management Corp ("JMC")

         10.02*                   Form of Management Agreement between
                                  Registrant and JMC.

         10.03*                   Form of Indemnity Agreement

         23.01                    Consent of Graham & James LLP

         23.02                    Consent of Vocker Kristofferson & Co.

         23.03                    Consent of Aircraft Information Services, Inc.

         99.01                    Appraisal reports of Aircraft Information
                                  Services, Inc.

-------------

         * Incorporated herein by reference to the original S-4 Registration Statement filed with the Commission on April 8, 1997.

Item 22.         Undertakings

A.       The Company hereby undertakes the following:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                 (c) To include any material information with respect to the plan of distribution





S-4 Part II                           2
                 not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       (1)     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2)     The undersigned Registrant undertakes that every prospectus
(i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Consent Solicitation Statement pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the Request.

E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.





S-4 Part II                           3

                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Burlingame, state of California on June 5, 1997.


                                        AEROCENTURY CORP.




                                        By: /s/ Neal D. Crispin
                                            -----------------------------------
                                            Neal D. Crispin, President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Name                                 Title                        Date
         ----                                 -----                        ----
/s/ Neal D. Crispin              President, Chairman of the Board       June 5, 1997
---------------------------
Neal D. Crispin


/s/ Marc J. Anderson             Chief Operating Officer, Director      June 5, 1997
---------------------------
Marc J. Anderson


/s/ Toni M. Perazzo              Vice President-Finance, Secretary      June 5, 1997
---------------------------      Director
Toni M. Perazzo


/s/ Frank Duckstein              Vice President                         June 5, 1997
---------------------------
Frank Duckstein





S-4 Part II                           4

                               INDEX TO EXHIBIT


Exhibits                                                                            Sequential Page Number
--------                                                                            ----------------------
1.01*                     Form of Dealer-Manager Agreement

2.01                      Form of Agreement and Plan of Merger
                          (incorporated by reference to Appendix A to Prospectus)

3.01* Form of Amended and Restated Certificate of Incorporation

3.02*                     Form of Bylaws of the Registrant

3.03*                     JetFleet I Limited Partnership Agreement

3.04*                     JetFleet I Partnership Agreement Amendment

3.05*                     JetFleet II Parnership Agreement

3.06*                     JetFleet II Parnership Agreement Amendment

3.07 Form of Certificate of Amendment of Certificate of Incorporation effecting name change

5.01                      Opinion of Graham & James LLP Regarding
                          Legality

8.01                      Opinion of Graham & James LLP Regarding
                          Certain Tax Matters

10.01*                    Form of JMC Stock Purchase Agreement

10.02*                    Form of Management Agreement

10.03*                    Form of Indemnity Agreement

23.01                     Consent of Graham & James LLP

23.02                     Consent of Vocker Kristofferson & Co.

23.03                     Consent of Aircraft Information Services, Inc.

99.01                     Appraisals of Aircraft Information Services, Inc.



-------------

         * Incorporated herein by reference to the original S-4 Registration Statement filed with the Commission on April 8, 1997.